              As filed with the Securities and Exchange Commission
                                                  Registration No. 333-
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                        ---------------------------------

                                    Form S-4
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                        ---------------------------------

                       HUNTINGTON BANCSHARES INCORPORATED
             (Exact name of Registrant as specified in its charter)

            Maryland                         6711                   31-0724920
  (State or other jurisdiction    (Primary Standard Industrial   (I.R.S. Employer
of incorporation or organization)  Classification Code Number)  Identification No.)

                        ---------------------------------

                                Huntington Center
                              41 South High Street
                              Columbus, Ohio 43287
                                 (614) 480-8300
          (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                        ---------------------------------

                             Ralph K. Frasier, Esq.
                          General Counsel and Secretary
                       Huntington Bancshares Incorporated
                                Huntington Center
                              41 South High Street
                              Columbus, Ohio 43287
                                 (614) 480-4647
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                        ---------------------------------

                          Copies of Correspondence to:
    Jeffrey T. Hayes, Esq.                      Donald L. Johnson, Esq.
Porter, Wright, Morris & Arthur        Varnum, Riddering, Schmidt & Howlett, LLP
     41 South High Street                           P.O. Box 352
     Columbus, Ohio  43215                Grand Rapids, Michigan  49501-0352

                        ---------------------------------

   Approximate date of commencement of proposed sale of the securities to the public:
   As soon as practicable after this Registration Statement becomes effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General
                  Instruction G, check the following box. [ ]

                       CALCULATION OF REGISTRATION FEE

-----------------------------------------------------------------------------------------------------------
                                                      Proposed Maximum    Proposed Maximum      Amount of
     Title of Each Class of           Amount to be     Offering Price    Aggregate Offering   Registration
  Securities to be Registered          Registered        Per Share**           Price**            Fee**
-----------------------------------------------------------------------------------------------------------
Common stock, without par value.....   34,000,000*        $29.4375          $847,431,148        $256,798
-----------------------------------------------------------------------------------------------------------

* Adjusted to give effect to the 10% stock dividend payable on shares of Huntington common stock on July 31, 1997, to shareholders of record on July 15, 1997.
** Estimated solely for the purpose of calculating the registration fee based on the market value on June 20, 1997, of the 20,787,470 shares of common stock of First Michigan Bank Corporation (which includes 976,835 shares which may be issued upon exercise of stock options prior to the Merger) to be canceled in the Merger, in accordance with Rule 457(f)(1).

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A) MAY DETERMINE.

                              CROSS REFERENCE SHEET

        Form S-4 Item                                         Prospectus Caption
        -------------                                         ------------------
 1.   Forepart of Registration Statement and
      Outside Front Cover Page of Prospectus ....   Facing Page of Registration Statement; Cross
                                                    Reference Sheet; Cover Page of Prospectus.

 2.   Inside Front and Outside Back Cover
      Pages of Prospectus .......................   Available Information; Information
                                                    Incorporated by Reference; Table of
                                                    Contents.

 3.   Risk Factors, Ratio of Earnings to
      Fixed Charges and Other Information .......   Introduction; Summary Information; Selected
                                                    Financial Data.

 4.   Terms of the Transaction ..................   Information Incorporated by Reference;
                                                    Summary Information; The Merger; Effect of
                                                    the Merger on Shareholders' Rights.

 5.   Pro Forma Financial Information ...........   Selected Financial Data; Pro Forma
                                                    Consolidated Financial Statements
                                                    (Unaudited)

 6.   Material Contracts with the Company
      Being Acquired ............................   The Merger.

 7.   Additional Information Required for
      Reoffering by Persons and Parties
      Deemed to Be Underwriters .................   Not Applicable.

 8.   Interests of Named Experts and Counsel ....   The Merger - Opinion of Morgan Stanley, and
                                                    - Opinion of Merrill Lynch; Experts; Legal
                                                    Opinions.

 9.   Disclosure of Commission Position on
      Indemnification for Securities Act
      Liabilities ...............................   Not Applicable.

 10.  Information with Respect to S-3
      Registrants ...............................   Not Applicable.

 11.  Incorporation of Certain Information
      by Reference ..............................   Information Incorporated by Reference -
                                                    Huntington

 12.  Information with Respect to S-2 or S-3
      Registrants ...............................   Not Applicable.

 13.  Incorporation of Certain Information
      by Reference ..............................   Not Applicable.

 14.  Information with Respect to Registrants
      Other Than S-3 or S-2 Registrants. ........   Not Applicable.

 15.  Information with Respect to S-3
      Companies  ................................   Information Incorporated by Reference - First Michigan.

 16.  Information with Respect to S-2 or S-3
      Companies .................................   Not Applicable.

 17.  Information with Respect to Companies
      Other than S-3 or S-2 Companies ...........   Not Applicable.

 18.  Information if Proxies, Consents or
      Authorizations are to be Solicited ........   Information Incorporated by Reference;
                                                    Introduction; Summary Information; The
                                                    Merger; Huntington Bancshares Incorporated;
                                                    First Michigan Bank Corporation.

        Form S-4 Item                              Prospectus Caption
        -------------                              ------------------

19.      Information if Proxies, Consents or
         Authorizations are not to be Solicited
         or in an Exchange Offer ................  Not Applicable.

               [For Huntington Bancshares Incorporated Letterhead]

                              ______________, 1997

Dear Fellow Shareholder:

         You are cordially invited to attend the Special Meeting of Shareholders of Huntington Bancshares Incorporated ("Huntington"), which will be held on ____________, ______________, 1997, at ________ __.m. local time. The Special
Meeting will be held at ___________________, which is located at _______________________, Ohio.

         At the Special Meeting, shareholders of Huntington will be asked to consider and vote on the approval of the merger of First Michigan Bank Corporation ("First Michigan") into Huntington (the "Merger"), pursuant to a certain Agreement and Plan of Merger and related Supplemental Agreement, each dated May 5, 1997 (collectively, the "Merger Documents"). Under the terms of the Merger Documents, First Michigan's shareholders will receive 1.155 shares of Huntington common stock (such conversion ratio having been adjusted for the 10% stock dividend payable with respect to the shares of Huntington common stock on July 31, 1997, to shareholders of record on July 15, 1997) in exchange for each of their shares of First Michigan common stock, subject to certain limitations.

         First Michigan is a $3.6 billion multi-bank holding company headquartered in Holland, Michigan, with 91 banking offices, principally in the Grand Rapids, Holland, and Muskegon, Michigan areas. First Michigan has a significant market share in western Michigan, which is one of the fastest growing areas in the United States. The Merger, if approved and consummated, would give Huntington a total of 134 branches and approximately $6 billion in assets in Michigan, and 446 branches system-wide and in excess of $25 billion in total assets.

         THE BOARD OF DIRECTORS OF HUNTINGTON HAS UNANIMOUSLY APPROVED THE PROPOSED MERGER AS BEING IN THE BEST INTERESTS OF HUNTINGTON'S SHAREHOLDERS AND RECOMMENDS THAT YOU VOTE IN FAVOR OF THE APPROVAL OF THE MERGER.

         Additional information regarding the proposed Merger is set forth in the attached Joint Proxy Statement, which also serves as the Prospectus regarding the common stock of Huntington to be issued to the shareholders of First Michigan in connection with the Merger. Please carefully read these materials and consider the information contained in them.

         The affirmative vote of the holders of two-thirds of the outstanding shares of Huntington common stock is required to approve the Merger. Accordingly, your vote is important no matter how large or how small your holdings may be. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, YOU ARE URGED TO COMPLETE, SIGN, AND PROMPTLY RETURN THE ENCLOSED PROXY CARD TO ASSURE THAT YOUR SHARES WILL BE VOTED AT THE SPECIAL MEETING. If you attend the Special Meeting, you may vote in person if you wish and your proxy will not be used.

                                          Very truly yours,


                                          Frank Wobst
                                          Chairman and Chief Executive Officer

                [For First Michigan Bank Corporation Letterhead]

                              ______________, 1997

Dear Fellow Shareholder:

      You are cordially invited to attend the Special Meeting of Shareholders of First Michigan Bank Corporation ("First Michigan"), which will be held on ___________, ___________, 1997, at ______ __.m. local time. The Special Meeting will be held at ___________________, which is located at __________________,
Michigan.

      At the Special Meeting, shareholders of First Michigan will be asked to consider and vote on the approval of a certain Agreement and Plan of Merger, dated May 5, 1997, between Huntington Bancshares Incorporated ("Huntington") and First Michigan, and the related Supplemental Agreement, dated May 5, 1997, between Huntington and First Michigan (collectively, the "Merger Documents"), pursuant to which First Michigan would be merged into Huntington (the "Merger"). The Merger Documents provide that First Michigan shareholders will receive 1.155 shares of Huntington common stock (such conversion ratio having been adjusted for the 10% stock dividend payable with respect to the shares of Huntington common stock on July 31, 1997, to shareholders of record on July 15, 1997) in exchange for each of their shares of First Michigan common stock, subject to certain limitations. Cash will be paid for any fractional shares. Except in certain unusual circumstances, the receipt of Huntington common stock in the Merger will not result in the recognition of any gain or loss for federal income tax purposes.

      Huntington, headquartered in Columbus, Ohio, is the fourth largest bank holding company in Ohio in terms of total assets at March 31, 1997. Huntington, through its affiliates, conducts a full-service commercial and consumer banking business, provides a variety of trust and fiduciary services, engages in mortgage banking, lease financing, discount brokerage activities, underwriting credit life and disability insurance, and issuing commercial paper guaranteed by Huntington, and provides other financial products and services. As of March 31, 1997, Huntington affiliates operated 355 banking offices in Ohio, Florida, Indiana, Kentucky, Michigan, and West Virginia, including 43 offices in Michigan. Huntington common stock is actively traded in the over-the-counter market under the symbol "HBAN".

      THE BOARD OF DIRECTORS OF FIRST MICHIGAN HAS UNANIMOUSLY APPROVED THE PROPOSED MERGER AS BEING IN THE BEST INTERESTS OF FIRST MICHIGAN'S SHAREHOLDERS AND RECOMMENDS THAT YOU VOTE IN FAVOR OF THE APPROVAL OF THE MERGER DOCUMENTS AND THE TRANSACTIONS CONTEMPLATED THEREIN.

      Additional information regarding the proposed Merger and the parties thereto is set forth in the attached Joint Proxy Statement, which also serves as the Prospectus regarding the common stock of Huntington to be issued in connection with the Merger. Please carefully read these materials and consider the information contained in them.

      Also attached is a separate two-page document containing some of the most frequently asked questions regarding the Merger and brief answers to those questions. These questions and answers do not include all of the detailed information contained in the Joint Proxy Statement/Prospectus and you should read that document carefully before deciding how to vote on the proposed Merger.

      The affirmative vote of the holders of two-thirds of the outstanding shares of First Michigan common stock is required to approve the Merger Documents. Accordingly, your vote is important no matter how large or how small your holdings may be. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, YOU ARE URGED TO COMPLETE, SIGN, AND PROMPTLY RETURN THE ENCLOSED PROXY CARD TO ASSURE THAT YOUR SHARES WILL BE VOTED AT THE SPECIAL MEETING. If you attend the Special Meeting, you may vote in person if you wish and your proxy will not be used.

                                          Very truly yours,


                                          David M. Ondersma
                                          Chairman and Chief Executive Officer

                     QUESTIONS AND ANSWERS ABOUT THE MERGER
                                     BETWEEN
                         FIRST MICHIGAN BANK CORPORATION
                                       AND
                       HUNTINGTON BANCSHARES INCORPORATED


      The following are some of the most frequently asked questions regarding the proposed merger with Huntington and brief answers to those questions. THESE QUESTIONS AND ANSWERS DO NOT INCLUDE ALL OF THE DETAILED INFORMATION CONTAINED IN THE JOINT PROXY STATEMENT/PROSPECTUS RELATING TO THE MERGER. YOU SHOULD READ THAT DOCUMENT CAREFULLY BEFORE DECIDING HOW TO VOTE ON THE PROPOSED MERGER.


Q: WHY ARE THE TWO COMPANIES PROPOSING TO MERGE?  HOW WILL I BENEFIT?

A: The merger would give you a stake in a much larger company, with the opportunity to participate in the anticipated growth of the combined entities. We believe that the merger will result in greater dividends and an increased opportunity for long-term appreciation of your investment. The merger will give the combined companies a significantly larger banking presence in the State of Michigan, with over $6 billion in assets in the state and with coverage in both the eastern and western Michigan markets. It will also expand the scope of the financial products and services available to the customers of First Michigan and offer the possibility of increased operating efficiencies.

Q: WHAT WILL I RECEIVE FOR MY SHARES OF FIRST MICHIGAN STOCK?

A: You will receive 1.155 shares of Huntington stock for each of your shares of First Michigan stock. Huntington will pay cash in lieu of issuing fractional shares in the merger.

Q: ARE THE TERMS OF THE MERGER FAIR?

A: We believe that the terms of the merger are fair to the First Michigan shareholders. While the conversion ratio in the merger represented only a slight premium over the market price of First Michigan stock at the time the merger agreement was signed, we believe that the record high prices for First Michigan stock at that time already included a "takeover premium" and that it would have been difficult for First Michigan to maintain that price level if it had elected to remain independent. We have received an opinion from Merrill Lynch, Pierce, Fenner & Smith Incorporated as our financial advisor, that the proposed conversion ratio in the merger is fair to the shareholders of First Michigan from a financial point of view. For more information on this subject, please refer to the sections in the Joint Proxy Statement/Prospectus under the headings "THE MERGER - BACKGROUND OF THE MERGER; - REASONS FOR THE MERGER; AND - OPINION OF MERRILL LYNCH."

Q: WILL I SHARE IN THE 10% STOCK  DIVIDEND  TO BE PAID TO  SHAREHOLDERS  OF
   HUNTINGTON ON JULY 31, 1997?

A: Yes. The original conversion ratio provided under the terms of the Merger
   Agreement was 1.05 shares of Huntington stock for each share of First Michigan stock. This original conversion ratio was adjusted automatically for the 10% stock dividend payable to Huntington's shareholders on July 31, 1997. The new conversion ratio is 1.155 shares of Huntington stock for each share of First Michigan stock.

Q: WHAT IS EFFECT OF THE PROPOSED MERGER ON FUTURE DIVIDENDS?

A: You will continue to receive a regular quarterly dividend from First Michigan until the merger becomes effective, which we expect to be in the amount of $.18 per share. After the merger becomes effective, you will receive dividends from Huntington. Huntington has announced that it intends to continue to pay a quarterly dividend of $.20 per share after the issuance of the 10% stock dividend, which is the equivalent of approximately $.23 per First Michigan share, or an increase of approximately 35% over the dividends paid by First Michigan during the previous two quarters and an increase of approximately 28% over the dividends expected to be paid by First Michigan until the closing of the Merger.

   Huntington has issued either a stock dividend or a stock split every year for 24 straight years. It has increased its cash dividend every year since the company was founded in 1966. For more information on this subject, please refer to the sections in the Joint Proxy Statement/Prospectus under the headings "HUNTINGTON BANCSHARES INCORPORATED - DIVIDENDS AND PRICE RANGE OF HUNTINGTON COMMON STOCK" AND "FIRST MICHIGAN BANK CORPORATION - DIVIDENDS AND PRICE RANGE OF FIRST MICHIGAN COMMON STOCK."

Q: WHAT ARE THE TAX CONSEQUENCES OF THE PROPOSED MERGER TO THE SHAREHOLDERS OF
   FIRST MICHIGAN?

A: Except in certain unusual circumstances, the exchange of your shares of First
   Michigan stock for shares of Huntington stock will be tax-free to you, except for taxes on cash received in lieu of the issuance of fractional shares.

Q: WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

A: We expect that the merger will be completed by the end of September 1997.

Q: WHAT DO I NEED TO DO NOW?

A: Just sign and mail in your proxy card in the enclosed return envelope as soon as possible, so that your shares will be represented at the special shareholders' meeting and your vote will be counted. The meeting will be held on ________, 1997.

Q: SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A: No. After the merger is complete, we will send you written instructions for exchanging your share certificates.

Q: WHO SHOULD I CALL IF I HAVE ANY  QUESTIONS OR IF I HAVE NOT RECEIVED A COPY
   OF THE JOINT PROXY STATEMENT/PROSPECTUS?

A: Please call Sharron Reynolds, Vice President - Investor Relations, of First
   Michigan, at (616) 355-9263, if you have any questions or if you did not receive a copy of the Joint Proxy Statement/Prospectus.


            THE BOARD OF DIRECTORS OF FIRST MICHIGAN HAS UNANIMOUSLY
               RECOMMENDED THAT YOU VOTE IN FAVOR OF THE MERGER.

                       HUNTINGTON BANCSHARES INCORPORATED
                              41 South High Street
                              Columbus, Ohio 43287

                           __________________________


                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                               ____________, 1997

                           __________________________


      Notice is hereby given that a Special Meeting of Shareholders (the "Special Meeting") of Huntington Bancshares Incorporated ("Huntington") has been called by the Board of Directors and will be held at _______________________, which is located at _____________________, ___________, Ohio, on ______________,
______________, 1997, at _______ __.m., local time, for the following purposes:



      1. To consider and vote upon the approval of the merger of First Michigan Bank Corporation ("First Michigan") into Huntington, pursuant to the terms of a certain Agreement and Plan of Merger, dated May 5, 1997, between Huntington and First Michigan, and the related Supplemental Agreement, dated May 5, 1997, between Huntington and First Michigan, as more fully described in the accompanying Joint Proxy Statement/Prospectus; and

      2. To transact any other business which may properly come before the meeting or any adjournments or postponements thereof. (The Board of Directors is not currently aware of any other business to come before the Special Meeting.)

      Only shareholders of record at the close of business on _____________, 1997, the record date for the Special Meeting, are entitled to notice of and to vote at the Special Meeting and any adjournments or postponements thereof.

      We urge you to execute and return the enclosed proxy as soon as possible in order to ensure that your shares will be represented at the Special Meeting. Your proxy may be revoked in the manner described in the accompanying Joint Proxy Statement/Prospectus at any time before it has been voted at the Special Meeting. If you attend the Special Meeting, you may vote in person, and your proxy will not be used.

Dated:  __________, 1997                     By Order of the Board of Directors



                                             Ralph K. Frasier
                                             General Counsel and Secretary



             WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING,
                 PLEASE SIGN AND MAIL THE ENCLOSED PROXY IN THE
                      ACCOMPANYING ENVELOPE. NO POSTAGE IS
                    NECESSARY IF MAILED IN THE UNITED STATES.

                         FIRST MICHIGAN BANK CORPORATION
                               One Financial Plaza
                               10717 Adams Street
                             Holland, Michigan 49423

                           __________________________


                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                              ______________, 1997

                           __________________________


      Notice is hereby given that a Special Meeting of Shareholders (the "Special Meeting") of First Michigan Bank Corporation ("First Michigan") has been called by the Board of Directors and will be held at ___________________, which is located at _________________, ____________, Michigan, on _____________,
_____________, 1997, at _______ __.m., local time, for the following purposes:

      1. To consider and vote upon the approval of the Agreement and Plan of Merger, dated May 5, 1997, between Huntington Bancshares Incorporated ("Huntington") and First Michigan, and the related Supplemental Agreement, dated May 5, 1997, between Huntington and First Michigan, pursuant to which First Michigan would be merged into Huntington and the shareholders of First Michigan would receive shares of the common stock of Huntington, as more fully described in the accompanying Joint Proxy Statement/Prospectus; and

      2. To transact any other business which may properly come before the meeting or any adjournments or postponements thereof. (The Board of Directors is not currently aware of any other business to come before the Special Meeting.)

      Only shareholders of record at the close of business on ____________, 1997, the record date for the Special Meeting, are entitled to notice of and to vote at the Special Meeting and any adjournments or postponements thereof.

      We urge you to execute and return the enclosed proxy as soon as possible in order to ensure that your shares will be represented at the Special Meeting. Your proxy may be revoked in the manner described in the accompanying Joint Proxy Statement/Prospectus at any time before it has been voted at the Special Meeting. If you attend the Special Meeting, you may vote in person, and your proxy will not be used.

Dated:  __________, 1997                    By Order of the Board of Directors



                                            David M. Ondersma
                                            Chairman and Chief Executive Officer



             WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING,
                 PLEASE SIGN AND MAIL THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. NO POSTAGE IS NECESSARY
                  IF MAILED IN THE UNITED STATES. PLEASE DO NOT SEND IN YOUR STOCK CERTIFICATES AT THIS TIME.

PROSPECTUS

                       HUNTINGTON BANCSHARES INCORPORATED

                                  COMMON STOCK
                               (WITHOUT PAR VALUE)
                              AND ASSOCIATED RIGHTS


         This Joint Proxy Statement/Prospectus relates to up to 34,000,000 shares of common stock, without par value, of Huntington Bancshares Incorporated ("Huntington"), which may be issued in connection with the merger (the "Merger") of First Michigan' Bank Corporation ("First Michigan") into Huntington. This Joint Proxy Statement/Prospectus also serves as the Joint Proxy Statement for
(i) the special meeting of shareholders of Huntington to be held on _____________, 1997, for the purpose of approving the Merger (the "Huntington Special Meeting"), and (ii) the special meeting of shareholders of First Michigan, to be held on _________________, 1997, for the purpose of approving the Agreement and Plan of Merger, dated May 5, 1997, between Huntington and First Michigan (the "Merger Agreement"), and the related Supplemental Agreement between Huntington and First Michigan, dated May 5, 1997 (the "Supplemental Agreement"), thereby approving the Merger (the "First Michigan Special Meeting"). (The Merger Agreement and the Supplemental Agreement are sometimes hereinafter collectively referred to as the "Merger Documents.") A description of the Merger is included herein. A copy of the Merger Agreement is attached as Exhibit A hereto and a copy of the Supplemental Agreement is attached as Exhibit B hereto.

         At such time as the Merger becomes effective (the "Effective Time"), each issued and outstanding share of common stock, $1.00 par value, of First Michigan (the "First Michigan Common Stock") will be converted into the right to receive 1.155 shares of common stock, without par value, of Huntington ("Huntington Common Stock") (such conversion ratio having been adjusted for the 10% stock dividend payable with respect to the shares of Huntington Common Stock on July 31, 1997, to shareholders of record of Huntington on July 15, 1997 (the "1997 Huntington 10% Stock Dividend")), subject to certain limitations as described herein. Cash will be paid for any fractional shares. Huntington and First Michigan Common Stock are traded on the Nasdaq National Market under the symbols "HBAN" and "FMBC," respectively. See "THE MERGER - Terms of the Merger."

                        _______________________________

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
          COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR
            ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY
               OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.
                        _______________________________

          THE SHARES OF HUNTINGTON COMMON STOCK OFFERED HEREBY ARE NOT
             SAVINGS ACCOUNTS OR DEPOSITS AND ARE NOT INSURED BY THE
               FEDERAL DEPOSIT INSURANCE CORPORATION, THE SAVINGS
                 ASSOCIATION INSURANCE FUND, THE BANK INSURANCE
                     FUND, OR ANY OTHER GOVERNMENTAL AGENCY.
                        _______________________________

         NO PERSON IS AUTHORIZED IN CONNECTION WITH THE OFFERING AND SOLICITATION OF PROXIES MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN AS CONTAINED IN THIS JOINT PROXY STATEMENT/PROSPECTUS AND ANY INFORMATION OR REPRESENTATION NOT CONTAINED HEREIN MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY HUNTINGTON OR FIRST MICHIGAN. THIS JOINT PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY OF THE SECURITIES OFFERED BY THIS JOINT PROXY STATEMENT/PROSPECTUS IN ANY JURISDICTION OR TO ANY PERSON TO WHOM IT WOULD BE UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION. THE DELIVERY OF THIS JOINT PROXY STATEMENT/PROSPECTUS AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.
                        _______________________________


      The Date of this Joint Proxy Statement/Prospectus is _________, 1997.

                                TABLE OF CONTENTS


                                                                            Page
AVAILABLE INFORMATION ....................................................     3
INFORMATION INCORPORATED BY
  REFERENCE ..............................................................
   Huntington ............................................................
   First Michigan ........................................................
SPECIAL NOTE REGARDING FORWARD-
  LOOKING STATEMENTS .....................................................
HUNTINGTON BANCSHARES INCORPORATED
  AND FIRST MICHIGAN BANK CORPORATION
  JOINT PROXY STATEMENT ..................................................
INTRODUCTION .............................................................
SUMMARY INFORMATION ......................................................
   Huntington ............................................................
   First Michigan ........................................................
   The Huntington Special Meeting ........................................
   The First Michigan Special Meeting ....................................
   The Merger ............................................................
   Recommendations of the Boards of Directors ............................
   No Dissenting Shareholders' Rights ....................................
   Interests of Management ...............................................
   Federal Income Tax Consequences .......................................
   Accounting Treatment ..................................................
   Regulatory Approvals ..................................................
   Comparative Per Share Information .....................................
SELECTED FINANCIAL DATA ..................................................
   Selected Financial Data of Huntington .................................
   Selected Financial Data of First Michigan .............................
   Unaudited Pro Forma Selected Financial Data ...........................
THE HUNTINGTON SPECIAL MEETING ...........................................
   General ...............................................................
   Huntington Record Date; Voting Rights .................................
   Proxies ...............................................................
THE FIRST MICHIGAN SPECIAL MEETING .......................................
   General ...............................................................
   First Michigan Record Date; Voting Rights .............................
   Proxies ...............................................................
THE MERGER ...............................................................
   General ...............................................................
   Background of the Merger...............................................
   Reasons for the Merger ................................................
   Opinion of Morgan Stanley .............................................
   Opinion of Merrill Lynch ..............................................
   Effective Time of the Merger ..........................................
   Terms of the Merger ...................................................
   Exchange of Certificates ..............................................
   Terms of the Warrant ..................................................
   The Subsidiary Mergers ................................................
   Covenants of the Parties ..............................................
   Conditions to Consummation of the Merger ..............................
   Amendment .............................................................
   Termination and Termination Fee .......................................
   No Dissenting Shareholders' Rights ....................................
   Interests of Management ...............................................
   Federal Income Tax Consequences .......................................
   Accounting Treatment ..................................................
   Regulatory Approvals ..................................................
   Resales of Huntington Common Stock ....................................
EFFECT OF THE MERGER ON
  SHAREHOLDERS' RIGHTS ...................................................
   Capital Stock .........................................................
   Nomination, Election, and Removal of Directors ........................
   Shareholder Proposals .................................................
   Special Voting Requirements for Certain
     Transactions ........................................................
   Evaluation of Mergers and Consolidations ..............................
   Special Meetings ......................................................
   Directors' and Shareholders' Right to Adopt,
     Alter, or Repeal the Bylaws .........................................
   Personal Liability of Officers and Directors ..........................
     to Shareholders .....................................................
   Rights Plans ..........................................................
HUNTINGTON BANCSHARES INCORPORATED .......................................
   General ...............................................................
   The Huntington National Bank ..........................................
   Dividends and Price Range of Huntington
     Common Stock ........................................................
   Other Information .....................................................
FIRST MICHIGAN BANK CORPORATION ..........................................
   General ...............................................................
   Dividends and Price Range of First Michigan
     Common Stock ........................................................
   Other Information .....................................................
GOVERNMENT REGULATION ....................................................
   General ...............................................................
   Holding Company Structure .............................................
   Dividend Restrictions .................................................
   FDIC Insurance ........................................................
   Capital Requirements ..................................................
   Federal Deposit Insurance Corporation
     Improvement Act of 1991 .............................................
   Interstate Branching and Consolidations ...............................
   Other Applicable Regulations ..........................................
EXPERTS ..................................................................
LEGAL OPINIONS ...........................................................
OTHER MATTERS ............................................................
INDEX TO FINANCIAL INFORMATION ...........................................
PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS ..............................   F-1
EXHIBITS
  Exhibit A - Agreement and Plan of Merger ...............................   A-1
  Exhibit B - Supplemental Agreement .....................................   B-1
  Exhibit C - Opinion of Morgan Stanley ..................................   C-1
  Exhibit D - Opinion of Merrill Lynch ...................................   D-1


         THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. COPIES OF THESE DOCUMENTS RELATING TO HUNTINGTON ARE AVAILABLE WITHOUT CHARGE UPON REQUEST FROM CHERI GRAY, INVESTOR RELATIONS ANALYST, HUNTINGTON BANCSHARES INCORPORATED, HUNTINGTON CENTER, 41 SOUTH HIGH STREET, COLUMBUS, OHIO 43287, (614) 480-3803. COPIES OF DOCUMENTS INCORPORATED BY REFERENCE HEREIN THAT RELATE TO FIRST MICHIGAN ARE AVAILABLE WITHOUT CHARGE UPON REQUEST FROM SHARRON REYNOLDS, VICE PRESIDENT, FIRST MICHIGAN BANK CORPORATION, ONE FINANCIAL PLAZA, 10717 ADAMS STREET, HOLLAND, MICHIGAN 49423, (616) 355-9263. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY __________, 1997.

                              AVAILABLE INFORMATION


      Huntington and First Michigan are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith file reports, proxy statements, and other information with the Securities and Exchange Commission (the "Commission"). Copies of such reports, proxy statements, and other information filed by Huntington and First Michigan can be inspected and copied at the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 or at the public reference facilities of the regional offices of the Commission at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511; and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material also can be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of the fees prescribed by the rules and regulations of the Commission. In addition, the Commission maintains a site on the World Wide Web at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding Huntington and First Michigan and other registrants that file electronically with the Commission.

      This Joint Proxy Statement/Prospectus does not contain all of the information set forth in the Registration Statement and exhibits thereto which Huntington has filed with the Commission under the Securities Act of 1933, as amended (the "Registration Statement"), and to which reference is hereby made. Statements contained in this Joint Proxy Statement/Prospectus concerning the provisions of certain documents filed as exhibits to the Registration Statement are necessarily brief descriptions thereof and are not necessarily complete, and each such statement is qualified in its entirety by reference to the full text of such document.

      All information contained herein with respect to Huntington and Morgan Stanley & Co. Incorporated, Huntington's financial advisor, was supplied by Huntington and all information contained herein with respect to First Michigan and Merrill Lynch, Pierce, Fenner & Smith Incorporated, First Michigan's financial advisor, was supplied by First Michigan. Although neither Huntington nor First Michigan has any knowledge that would indicate that any statements or information relating to the other party contained herein is inaccurate or incomplete, neither Huntington nor First Michigan can warrant the accuracy or completeness of such statements or information as they relate to the other party.



                      INFORMATION INCORPORATED BY REFERENCE


HUNTINGTON

      The following documents previously filed with the Commission by Huntington pursuant to Section 13(a), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, are hereby incorporated herein by reference:

      1.    Annual Report on Form 10-K for the fiscal year ended December 31,
            1996;

      2.    Quarterly Report on Form 10-Q for the quarter ended March 31, 1997;

      3. Current Reports on Form 8-K dated January 15, April 9, May 5, 1997, and June 19, 1997, to report annual and/or quarterly earnings and certain developments; and

      4. Proxy Statement for the Annual Meeting of Shareholders held on April 24, 1997; except that the information referred to in Item 402(a)(8) of Regulation S-K promulgated by the Commission shall not be deemed to be specifically incorporated by reference herein.

      In addition, the description of the rights issued under a certain Rights Agreement, dated February 22, 1990, as amended August 16, 1995, between Huntington and The Huntington Trust Company, National Association, which rights are attached to all shares of Huntington Common Stock, that is contained in Huntington's Forms 8-A filed with the Commission pursuant to Section 12 of the Securities Exchange Act of 1934, and Huntington's Current Report on Form 8-K dated August 16, 1995, and as the same may be updated in any amendment or report filed for the purpose of updating such description, is hereby incorporated by reference.

      All documents filed by Huntington pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this Joint Proxy Statement/Prospectus and prior to the Huntington Special Meeting shall be deemed to be incorporated by reference in this Joint Proxy Statement/Prospectus and to be a part hereof from the date of filing of such documents. Any statement incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Joint Proxy Statement/Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Joint Proxy Statement/Prospectus.


FIRST MICHIGAN

      The following documents previously filed with the Commission by First Michigan pursuant to Section 13(a), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, are hereby incorporated herein by reference:

      1.    Annual Report on Form 10-K for the fiscal year ended December 31,
            1996;

      2.    Quarterly Report on Form 10-Q for the quarter ended March 31, 1997;

      3. Current Report on Form 8-K dated May 5, 1997, to report the execution of the Merger Documents; and

      4. Proxy Statement for the Annual Meeting of Shareholders held on April 15, 1997; except that the information referred to in Item 402(a)(8) of Regulation S-K promulgated by the Commission shall not be deemed to be specifically incorporated by reference herein.

      All documents filed by First Michigan pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this Joint Proxy Statement/Prospectus and prior to the First Michigan Special Meeting shall be deemed to be incorporated by reference in this Joint Proxy Statement/Prospectus and to be a part hereof from the date of filing of such documents. Any statement incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Joint Proxy Statement/Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Joint Proxy Statement/Prospectus.



        SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS


      Certain of the statements contained under the captions "THE MERGER - REASONS FOR THE MERGER," "- OPINION OF MORGAN STANLEY," and "- OPINION OF MERRILL LYNCH" and elsewhere in this Prospectus that are not historical facts, including without limitation, statements of future expectations, projections of results of operations and financial condition, statements of future economic performance and other forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, are subject to certain assumptions, uncertainties, risks, and other factors which may cause the actual results, performance, or achievements of Huntington and First Michigan to differ materially from those contemplated in such forward-looking statements. In addition to the specific matters referred to herein, important factors which may cause actual results to differ from those contemplated in such forward-looking statements include: (i) changes in economic conditions; (ii) movement in interest rates; (iii) the cost of Huntington's and First Michigan's capital, which may depend in part on Huntington's and First Michigan's portfolio quality, ratings, prospects, and outlook; (iv) the results of Huntington's and First Michigan's efforts to implement their respective business strategies; (v) actions of Huntington's and First Michigan's competitors and Huntington's and First Michigan's ability to respond to such actions; (vi) the performance of borrowers from Huntington and First Michigan; (vii) changes in laws, governmental regulation, tax rates, and similar matters; and (viii) other risks detailed in Huntington's and First Michigan's other filings with the Commission.

                       HUNTINGTON BANCSHARES INCORPORATED

                                       AND

                         FIRST MICHIGAN BANK CORPORATION

                            ________________________

                              JOINT PROXY STATEMENT
                            ________________________


                                  INTRODUCTION


      This Joint Proxy Statement/Prospectus and the accompanying proxy are being furnished to: (i) the shareholders of Huntington in connection with the solicitation of proxies by the Board of Directors of Huntington for the Huntington Special Meeting to be held at ______ __.m., local time, on __________, _________, 1997, at ___________________, which is located at
___________________, Ohio, and any adjournments or postponements thereof, for the purpose of considering and voting upon the approval of the Merger; and (ii) the shareholders of First Michigan in connection with the solicitation of proxies by the Board of Directors of First Michigan for the First Michigan Special Meeting to be held at ______ __.m., local time, on ___________, ___________, 1997, at __________________, which is located at
___________________, Michigan, and any adjournments or postponements thereof, for the purpose of considering and voting upon the approval of the Merger Documents, thereby approving the Merger. (The Huntington Special Meeting and the First Michigan Special Meeting are sometimes hereinafter collectively referred to as the "Shareholder Meetings" and individually as a "Shareholder Meeting.")

      This Joint Proxy Statement/Prospectus and accompanying proxies will be first sent or given to the shareholders of Huntington and First Michigan on or about ________________, 1997.



                               SUMMARY INFORMATION


      The following is a brief summary of certain information with respect to the Merger and the Merger Documents. This summary is not intended to be complete and is qualified in its entirety by reference to, and should be read in conjunction with, the detailed information and financial statements contained or incorporated by reference herein and in the exhibits hereto.


HUNTINGTON

      Huntington, a multi-state bank holding company incorporated under the laws of the State of Maryland in 1966, is headquartered in Columbus, Ohio. At March 31, 1997, Huntington had total assets of approximately $21.6 billion and total deposits of approximately $13.9 billion. Huntington, through its affiliates, conducts a full service commercial and consumer banking business, engages in mortgage banking, lease financing, trust services, discount brokerage services, underwriting credit life and disability insurance, and issuing commercial paper guaranteed by Huntington, and provides other financial products and services. At March 31, 1997, Huntington's affiliates had 202 banking offices in Ohio and Northern Kentucky, 43 banking offices in West Virginia, 43 banking offices in Michigan, 43 banking offices in Florida, 24 banking offices in Indiana, and 1 foreign office in the Cayman Islands. In addition, Huntington's mortgage company affiliate has loan origination offices throughout the Midwest and East Coast. The principal executive offices of Huntington are located at Huntington Center, 41 South High Street, Columbus, Ohio 43287 (telephone number 614-480-8300). See "HUNTINGTON BANCSHARES INCORPORATED."

      Effective as of June 30, 1997, all but one of Huntington's banking subsidiaries were merged into its wholly owned principal banking subsidiary, The Huntington National Bank ("HNB"), which is headquartered in Columbus, Ohio (the "Huntington Reorganization"). As of March 31, 1997, after giving effect to the Huntington Reorganization, HNB operated 43 banking offices in Michigan, with total assets in Michigan of $2.1 billion, and total deposits in its Michigan banking offices of $1.9 billion. The principal executive offices of HNB are located at Huntington Center, 41 South High Street, Columbus, Ohio 43287 (telephone number 614-480-8300). The principal executive offices of the Huntington Michigan Region are located at 801 West Big Beaver Road, Troy, Michigan 48099-5823 (telephone number 248-362-5000). See "HUNTINGTON BANCSHARES INCORPORATED - THE HUNTINGTON NATIONAL BANK."


FIRST MICHIGAN

      First Michigan, a bank holding company incorporated under the laws of the State of Michigan in 1973, is headquartered in Holland, Michigan. At March 31, 1997, First Michigan had total assets of $3.6 billion and total deposits of $3.0 billion. First Michigan owns, either directly or indirectly, all of the outstanding stock of 15 Michigan state-chartered banks, including: FMB-First Michigan Bank, FMB-First Michigan Bank-Grand Rapids, FMB-Lumberman's Bank, FMB-Northwestern Bank, FMB-State Savings Bank, FMB-Commercial Bank, FMB-Sault Bank, FMB-Security Bank, FMB-Community Bank, FMB-Oceana Bank, FMB-Reed City Bank, FMB-Maynard Allen Bank, FMB-Old State Bank, FMB-Arcadia Bank, and FMB-Trust (the "First Michigan Banking Subsidiaries"). First Michigan, through the First Michigan Banking Subsidiaries, conducts a full-service commercial and retail banking business, provides trust and brokerage services, engages in mortgage banking, operates a title insurance agency, and underwrites credit life and disability insurance. The First Michigan Banking Subsidiaries operate 91 full-service offices in 21 counties in western Michigan, including 18 offices in the Grand Rapids area, 17 offices in the Holland area, 9 offices in the Muskegon area, and 2 offices in the Kalamazoo area. The principal executive offices of First Michigan are located at One Financial Plaza, 10717 Adams Street, Holland, Michigan 49423 (telephone number 616-355-9200). See "FIRST MICHIGAN BANK CORPORATION."


THE HUNTINGTON SPECIAL MEETING

      The Huntington Special Meeting will be held at ______ _.m., local time, on ____________, _____________, 1997, at ______________________, which is located at ____________________, Ohio. The close of business on ______________, 1997
(the "Huntington Record Date") has been set as the record date for determining the shareholders of record of Huntington entitled to notice of and to vote at the Huntington Special Meeting and any adjournments or postponements thereof. Shareholders of record of Huntington at the close of business on the Huntington Record Date will be entitled to vote at the Huntington Special Meeting.

      A majority of the outstanding shares of Huntington Common Stock, represented in person or by proxy, will constitute a quorum at the Huntington Special Meeting. Each share of Huntington Common Stock entitles the holder thereof to one vote. Abstentions and broker non-votes will be counted for purposes of determining the presence or absence of a quorum at the meeting. The affirmative vote of the holders of two-thirds of the outstanding shares of Huntington Common Stock is required to approve the Merger. Because the approval of the Merger requires the affirmative vote of a particular percentage of the outstanding shares of Huntington Common Stock, an abstention or a broker non-vote with respect to such matter will have the same effect as a vote against the matter.

      As of the Huntington Record Date, Huntington had ____________ shares of Huntington Common Stock outstanding and entitled to vote on all matters requiring a vote of the shareholders of Huntington. The shares of Huntington Common Stock outstanding on the Huntington Record Date were held by approximately _________ holders of record. Each share of Huntington Common Stock entitles the holder to one vote, exercisable in person or by properly executed proxy, on each matter that comes before the shareholders at the Huntington Special Meeting. As of the Huntington Record Date, the directors and executive officers of Huntington and their affiliates beneficially owned ___________ shares of Huntington Common Stock (excluding shares subject to stock options), which represent _____% of the total issued and outstanding shares of such stock entitled to vote at the Huntington Special Meeting.

      The shares of Huntington Common Stock represented by the accompanying proxy with respect to the Huntington Special Meeting will be voted as directed if the proxy is properly signed and received by Huntington prior to the Huntington Special Meeting. The proxy will be voted FOR the approval of the Merger if no direction is made to the contrary on a duly executed and returned proxy. The proxy may also be used to grant discretionary authority to vote on other matters which may arise at the Huntington Special Meeting, however, no proxy that is voted against the approval of the Merger will be voted in favor of any adjournment or postponement of the Huntington Special Meeting for the purpose of soliciting additional proxies. A person giving the enclosed proxy has the power to revoke it at any time prior to the Huntington Special Meeting by filing with the Secretary of Huntington written notice of revocation or a subsequent proxy relating to the same shares, or by attending the Huntington Special Meeting and voting in person (although attendance at the Huntington Special Meeting will not in and of itself constitute revocation of a proxy). See "THE HUNTINGTON SPECIAL MEETING."


THE FIRST MICHIGAN SPECIAL MEETING

      The First Michigan Special Meeting will be held at ______ _.m., local time, on ____________, _____________, 1997, at ______________________, which is located at ____________________, Michigan. The close of business on the ___________, 1997 (the "First Michigan Record Date"), has been set as the record date for determining the shareholders of record of First Michigan entitled to notice of and to vote at the First Michigan Special Meeting and any adjournments or postponements thereof. Shareholders of record of First Michigan at the close of business on the First Michigan Record Date will be entitled to vote at the First Michigan Special Meeting.

      A majority of the outstanding shares of First Michigan Common Stock, represented in person or by proxy, will constitute a quorum at the First Michigan Special Meeting. Each share of First Michigan Common Stock entitles the holder thereof to one vote. Abstentions and broker non-votes will be counted for purposes of determining the presence or absence of a quorum at the meeting. The affirmative vote of the holders of two-thirds of the outstanding shares of First Michigan Common Stock is required to approve the Merger Documents and thereby to approve the Merger. Because the approval of the Merger Documents requires the affirmative vote of a particular percentage of the outstanding shares of First Michigan Common Stock, an abstention or a broker non-vote with respect to such matter will have the same effect as a vote against the matter.

      As of the First Michigan Record Date, First Michigan had _____________ shares of First Michigan Common Stock outstanding and entitled to vote on all matters requiring a vote of the shareholders of First Michigan. The shares of First Michigan Common Stock outstanding on the First Michigan Record Date were held by approximately _______ holders of record. Each share of First Michigan Common Stock entitles the holder to one vote, exercisable in person or by properly executed proxy, on each matter that comes before the shareholders at the First Michigan Special Meeting. As of the First Michigan Record Date, the directors and executive officers of First Michigan and their affiliates beneficially owned __________ shares of First Michigan Common Stock (excluding shares subject to stock options), which represent _____% of the total issued and outstanding shares of such stock entitled to vote at the First Michigan Special Meeting.

      The shares of First Michigan Common Stock represented by the accompanying proxy with respect to the First Michigan Special Meeting will be voted as directed if the proxy is properly signed and received by First Michigan prior to the First Michigan Special Meeting. The proxy will be voted FOR the approval of the Merger Documents if no direction is made to the contrary on a duly executed and returned proxy. The proxy may also be used to grant discretionary authority to vote on other matters which may arise at the First Michigan Special Meeting, however, no proxy that is voted against the approval of the Merger Documents will be voted in favor of any adjournment or postponement of the First Michigan Special Meeting for the purpose of soliciting additional proxies. A person giving the enclosed proxy has the power to revoke it at any time prior to the First Michigan Special Meeting by filing with the Secretary of First Michigan written notice of revocation or a subsequent proxy relating to the same shares, or by attending the First Michigan Special Meeting and voting in person (although attendance at the First Michigan Special Meeting will not in and of itself constitute revocation of a proxy). See "THE FIRST MICHIGAN SPECIAL MEETING."


THE MERGER

      The Merger Documents set forth the terms of the Merger, as well as certain representations, warranties, conditions, and covenants made by Huntington and First Michigan as an inducement to the other party to execute and deliver the Merger Documents and to consummate the Merger. The consummation of the Merger is conditioned on the satisfaction of certain conditions, including obtaining the approval of the shareholders of Huntington and First Michigan and obtaining various regulatory approvals. Upon the effectiveness of the Merger, First Michigan will be merged into Huntington and the separate existence of First Michigan will cease. It is anticipated that, as soon as practicable after the consummation of the Merger, all of the First Michigan Banking Subsidiaries will be merged with and into HNB under the charter of HNB (the "Subsidiary Mergers").

      At the Effective Time, the shares of First Michigan Common Stock issued and outstanding immediately prior to the Effective Time (other than shares held by First Michigan, Huntington, or any subsidiary of Huntington or First Michigan, in each case other than in a fiduciary capacity or as a result of debts previously contracted, which shares will be canceled and retired at the Effective Time) will be converted into the right to receive 1.155 shares of Huntington Common Stock (such conversion ratio having been adjusted for the 1997 Huntington 10% Stock Dividend) (the "Conversion Ratio"), subject to certain limitations. Cash will be paid in lieu of the issuance of any fractional shares of Huntington Common Stock. See "THE MERGER - TERMS OF THE MERGER."

      If both (i) the average of the closing sale prices per share of Huntington Common Stock as reported on the Nasdaq National Market (the "Average Closing Sale Price") for the five trading days (the "Determination Period") immediately preceding the date that is five trading days prior to the date on which the Effective Time occurs (the "Effective Date"), is less than $20.78 (such amount having been adjusted for the 1997 Huntington 10% Stock Dividend) (the "Huntington Floor Price"), and (ii) the quotient obtained by dividing the average of the Standard & Poors Regional Bank Stock Index (the "S&P Index") for the Determination Period by 355.87 is greater than the quotient obtained by dividing the Average Closing Sale Price by $25.98 (such amount having been adjusted for the 1997 Huntington 10% Stock Dividend) (the "Huntington Base Price"), and the difference between such quotients is greater than 0.15, then Huntington and First Michigan are required to use their best efforts to renegotiate the Conversion Ratio, and if they are unable to agree on a revised Conversion Ratio, then the Merger Documents will be terminated and the Merger will be abandoned.

      In addition, if the sum of the number of shares of First Michigan Common Stock outstanding at the Effective Time plus the number of shares of First Michigan Common Stock that are subject to outstanding stock options previously granted by First Michigan (the "First Michigan Stock Options") as of the Effective Time differs from 28,848,791 shares, the Conversion Ratio will be automatically adjusted (to the nearest hundredth of a share of Huntington Common Stock) by multiplying the original Conversion Ratio by the quotient obtained by dividing 28,848,791 by the sum of the number of shares of First Michigan Common issued and outstanding on the Effective Date plus the number of shares subject to the outstanding First Michigan Stock Options on the Effective Date.

      At the Effective Time, each outstanding option to purchase shares of First Michigan Common Stock shall be converted into an option to acquire the same number of shares of Huntington Common Stock as the holder would have been entitled to receive pursuant to the Merger in exchange for such shareholder's shares of First Michigan Common Stock if such holder had exercised such option in full prior to the Effective Time. The per share exercise price for each such option will be adjusted appropriately.

      Huntington has received an opinion of Morgan Stanley & Co. Incorporated ("Morgan Stanley"), Huntington's financial advisor, that, as of the date of such opinion and subject to the considerations set forth therein, the Conversion Ratio is fair, from a financial point of view, to Huntington. See "THE MERGER - BACKGROUND OF THE MERGER," "- Opinion of Morgan Stanley," and "- CONDITIONS TO CONSUMMATION OF THE MERGER" and the opinion of Morgan Stanley, which is attached hereto as Exhibit C.

     First Michigan has received an opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated, ("Merrill Lynch"), First Michigan's financial advisor, that the Conversion Ratio is fair to the shareholders of First Michigan from a financial point of view. See "THE MERGER - BACKGROUND OF THE MERGER," "- OPINION OF MERRILL LYNCH," and "- CONDITIONS TO CONSUMMATION OF THE MERGER" and the opinion of Merrill Lynch, which is attached hereto as Exhibit D.

      It is contemplated that the Merger will be consummated as soon as practicable after the satisfaction of various conditions, including the receipt of required regulatory approvals. See "THE MERGER - EFFECTIVE DATE OF THE MERGER," and "- CONDITIONS TO CONSUMMATION OF THE MERGER."

      The Supplemental Agreement provides that First Michigan shall pay to Huntington a termination fee in the amount of the sum of $22,000,000 plus the direct costs and expenses incurred by or on behalf of Huntington in connection with the transactions contemplated under the Merger Documents, but in no event to exceed $1,000,000, if any of certain specified events occurs. See "THE MERGER
- TERMINATION AND TERMINATION FEE."

      As an inducement to Huntington to enter into the Merger Documents, First Michigan has issued to Huntington a Warrant, dated May 5, 1997 (the "Warrant"), to purchase up to 5,534,317 shares of First Michigan Common Stock (such number of shares having been adjusted for the 5% stock dividend paid with respect to the shares of First Michigan Common Stock on May 30, 1997), which represents 19.9% of the outstanding shares of First Michigan Common Stock, under certain specified circumstances, at an exercise price of $29.275 per share, pursuant to the terms of the Warrant and a certain Warrant Purchase Agreement, dated May 5, 1997, between Huntington and First Michigan (the "Warrant Purchase Agreement"). See "THE MERGER - TERMS OF THE WARRANT."


RECOMMENDATIONS OF THE BOARDS OF DIRECTORS

      The Board of Directors of Huntington unanimously recommends that the shareholders of Huntington vote in favor of the approval of the Merger and the Board of Directors of First Michigan unanimously recommends that the shareholders of First Michigan vote in favor of the approval of the Merger Documents. See "THE MERGER - BACKGROUND OF THE MERGER" and "- REASONS FOR THE MERGER."


NO DISSENTING SHAREHOLDERS' RIGHTS

      Under applicable law, neither the holders of Huntington Common Stock nor the holders of First Michigan Common Stock are entitled to dissenting shareholders' rights in connection with the consummation of the Merger.


INTERESTS OF MANAGEMENT

     First Michigan has entered into certain Management Continuity Agreements (the "Continuity Agreements") with each of ten senior officers of First Michigan, which provide for salary and benefit continuation for terms of one to three years in the event of a termination of employment, reduction in salary, change in location, and certain other events occurring following a change of control of First Michigan. The consummation of the Merger will constitute such a change of control for purposes of the Continuity Agreements. Huntington has agreed to assume the obligations of First Michigan under the Continuity Agreements. In addition, Huntington has agreed to offer employment to David Ondersma, Stephen Stream, Larry Fredricks, and Merle Prins, all of whom are currently executive officers of First Michigan (collectively, the "Executives") until December 31, 1999, on such terms as are agreed between such Executives and Huntington. Huntington has also agreed that, if the employment of any of the Executives with Huntington is terminated for any reason prior to December 31, 1999, such Executive will be entitled to the benefits under his respective Continuity Agreement. Huntington and First Michigan have agreed that the amounts payable under the terms of the Continuity Agreements are $3,465,089 for Mr. Ondersma, $2,296,471 for Mr. Stream, $2,075,052 for Mr. Prins, and $1,983,463 for Mr. Fredricks.

      Upon consummation of the Merger, it is Huntington's intention to appoint Mr. Ondersma to serve as Chairman of the Huntington Michigan Region and Mr. Stream to serve as President of the Huntington Western Michigan Region.

      Upon consummation of the Merger, Huntington has agreed to provide generally to the officers and employees of First Michigan who become officers or employees of any Huntington affiliate after the Effective Time employee benefits under Huntington benefit plans, including stock option plans, currently provided generally by Huntington and its affiliates to their similarly situated officers and employees. Huntington has also agreed to provide severance benefits consistent with Huntington's Transition Pay Plan as in effect as of the Effective Time, which benefits will not be less than those provided under such plan as of the date of the Merger Documents, to all persons who are employed by First Michigan immediately prior to the Effective Time and whose employment is subsequently terminated by Huntington or an affiliate of Huntington at any time after the Effective Time; provided, however, that (i) Huntington will assume the obligations of First Michigan under the Continuity Agreements, and (ii) for a period of one year following the Effective Date, Huntington has agreed to provide severance benefits in accordance with First Michigan's severance benefits in effect as of the date of the Merger Documents to all First Michigan Subsidiary Bank presidents and certain key First Michigan corporate and affiliate department heads (a total of 31 persons in all).

      Huntington has also agreed that, for a period of six years after the Effective Date, Huntington and its affiliates will indemnify the present and former directors, officers, employees, and agents of First Michigan and its affiliates against certain liabilities arising at or prior to the Effective Time to the fullest extent permitted under applicable law or by such companies' Articles of Incorporation or Bylaws, in accordance with the terms of the Merger Documents. Huntington has also agreed, for a period of six years after the Effective Date, to use reasonable efforts to procure and maintain that portion of director's and officers' liability insurance that serves to reimburse the persons who are serving as officers or directors of First Michigan on the date of the Merger Documents with respect to claims against such persons arising from facts or events which occurred prior to the Effective Time, with the same coverages and amounts, and terms no less advantageous, as that coverage currently provided by First Michigan to such persons; provided, however, that Huntington will not be required to expend more than $300,000 to procure and maintain such insurance. See "THE MERGER - INTERESTS OF MANAGEMENT."


FEDERAL INCOME TAX CONSEQUENCES

      It is anticipated that the Merger will be a tax-free reorganization for federal income tax purposes and that no gain or loss will be recognized for federal income tax purposes by the shareholders of First Michigan, except to the extent that cash is received in lieu of the issuance of fractional shares. See "THE MERGER - FEDERAL INCOME TAX CONSEQUENCES." All shareholders should consult with their own tax advisors as to the particular tax consequences of the Merger, including the applicability and effect of state, local, and foreign tax laws and possible changes in the tax laws.


ACCOUNTING TREATMENT

      Huntington intends to treat the Merger as a pooling-of-interests for accounting purposes. See "THE MERGER - ACCOUNTING TREATMENT."


REGULATORY APPROVALS

      In order to consummate the Merger and the Subsidiary Mergers, the approval of various regulatory agencies is required. Huntington filed the required notice with the Federal Reserve Bank of Cleveland (the "Reserve Bank") on

________, 1997, seeking the approval of the Merger by the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") on an expedited basis. Under the Federal Reserve Board's expedited procedures, action may be expected within five business days following a 30-day public comment period. Huntington filed an application relating to the Subsidiary Mergers with the Office of the Comptroller of the Currency (the "OCC") on __________, 1997. Action by the OCC under its streamlined procedures may be expected within forty-five days of filing. Huntington also filed an application with the Federal Deposit Insurance Corporation (the "FDIC") on __________, 1997, in connection with the merger of FMB-Trust into HNB, because of FMB-Trust's status as an uninsured entity. FDIC approval is expected within a time frame similar to that of the OCC. The Michigan Financial Institutions Bureau (the "Michigan FIB") requires only that notice of the proposed transactions be provided to it at the time of filing of the required federal applications. Huntington filed the required notice with the Michigan FIB on _________, 1997. See "THE MERGER - REGULATORY APPROVALS."


COMPARATIVE PER SHARE INFORMATION

      The following summary presents unaudited selected comparative per share information, adjusted as appropriate for the 1997 Huntington 10% Stock Dividend and the 1997 First Michigan 5% Stock Dividend, for (i) Huntington and First Michigan on an historical basis; (ii) Huntington and First Michigan on a pro forma combined basis; and (iii) First Michigan on an equivalent pro forma basis.

      The data presented below are based upon and should be read in conjunction with the historical financial statements and related notes thereto of Huntington and First Michigan incorporated by reference herein (adjusted for stock splits and stock dividends, as appropriate, including the 1997 Huntington 10% Stock Dividend and the 1997 First Michigan 5% Stock Dividend). The Huntington pro forma data set forth below are based upon unaudited pro forma consolidated financial statements giving effect to the Merger, included herein under "FINANCIAL STATEMENTS." First Michigan equivalent pro forma amounts were computed by multiplying Huntington's pro forma amounts by the Conversion Ratio of 1.155 shares of Huntington Common Stock for each share of First Michigan Common Stock. See "THE MERGER - TERMS OF THE MERGER." Results for the three months ended March 31, 1997, are not necessarily indicative of results expected for the entire year, nor are pro forma amounts necessarily indicative of results that would have been or will be obtained on a combined basis.

                                             HUNTINGTON          FIRST MICHIGAN
                                        --------------------- ---------------------
                                                      PRO                EQUIVALENT
                                        HISTORICAL  FORMA(1)  HISTORICAL PRO FORMA
                                        ---------- ---------- ---------- ----------
Book Value Per Common Share:
   As of March 31, 1997 .............    $ 9.83     $ 9.53     $ 10.07     $ 11.01
   As of December 31, 1996 ..........      9.64       9.34        9.93       10.79
Cash Dividends Declared Per
  Common Share(2):
   For the three months ended
    March 31, 1997 ..................    $ 0.18     $ 0.18     $  0.17     $  0.21
   For the years ended December 31,
    1996 ............................      0.68       0.68        0.62        0.79
    1995 ............................      0.62       0.62        0.52        0.72
    1994 ............................      0.56       0.56        0.45        0.65

Net Income Per Common Share:
     For the three months ended .......   $0.42   $0.41   $0.38   $0.47
       March 31, 1997
     For the years ended December 31, .    1.63    1.58    1.50    1.82
       1996
       1995 ...........................    1.47    1.42    1.33    1.64
       1994 ...........................    1.47    1.40    1.21    1.62

----------
(1) The pro forma per share data, except for information regarding book value, do not reflect anticipated expenses and nonrecurring charges attributable to the Merger. The pro forma data also do not reflect estimated expense reductions and revenue enhancements expected to result from the Merger.

(2) Pro forma cash dividends represent historical cash dividends per share declared by Huntington, adjusted for stock dividends and stock splits, as appropriate, including the 1997 Huntington 10% Stock Dividend.


      Both Huntington Common Stock and First Michigan Common Stock are traded on the Nasdaq National Market. The following table sets forth the last sale prices per share of Huntington Common Stock and First Michigan Common Stock, respectively, on the Nasdaq National Market, on an historical basis (adjusted for the 1997 Huntington 10% Stock Dividend), and the equivalent price per share of First Michigan Common Stock (computed by multiplying the price of Huntington Common Stock by the Conversion Ratio of 1.155 shares of Huntington Common Stock for each share of First Michigan Common Stock, see "THE MERGER - TERMS OF THE MERGER") as of May 2, 1997, the last trading day prior to the public announcement of the proposed Merger (see "THE MERGER - BACKGROUND OF THE MERGER"), and as of __________, 1997.

                                                      First Michigan
                                                  --------------------------
                                    Huntington                   Equivalent
                                    Historical     Historical    Pro Forma
                                   ------------   ------------  ------------
      May 2, 1997 ..............      $27 1/4       $30 3/4       $31 1/2
      _________, 1997 ..........



                             SELECTED FINANCIAL DATA


      The following tables present selected financial data for each of Huntington and First Michigan on an historical basis and unaudited pro forma selected financial data of Huntington reflecting the consummation of the Merger. The unaudited pro forma selected financial data have been prepared giving effect to the Merger using the "pooling of interests" method of accounting. See "THE MERGER - ACCOUNTING TREATMENT."


SELECTED FINANCIAL DATA OF HUNTINGTON

      The following selected financial data of Huntington for the five years ended December 31, 1996, have been derived from Huntington's audited consolidated financial statements. The selected financial data of Huntington for the three months ended March 31, 1997 and 1996, have been derived from unaudited consolidated financial statements and reflect all adjustments, consisting only of normal recurring adjustments, that, in the opinion of management, are necessary for a fair and consistent presentation of such data. Operating results for the three months ended March 31, 1997, are not necessarily indicative of results expected for the entire year. This data should be read in conjunction with the consolidated financial statements, related notes, and other financial information of Huntington incorporated in this document by reference. All per share data have been adjusted for stock dividends and stock splits, as appropriate, including the 1997 Huntington 10% Stock Dividend.


CONSOLIDATED INCOME STATEMENT DATA
(IN THOUSANDS OF DOLLARS, EXCEPT PER SHARE AMOUNTS)

                                     THREE MONTHS
                                    ENDED MARCH 31,                            YEAR ENDED DECEMBER 31,
                                 --------------------    ------------------------------------------------------------------
                                   1997        1996         1996          1995          1994          1993          1992
                                 --------    --------    ----------    ----------    ----------    ----------    ----------
Total interest income .......    $405,184    $374,296    $1,510,464    $1,461,896    $1,219,721    $1,236,311    $1,202,286
Total interest expense ......     193,664     189,578       751,640       737,333       463,671       440,111       504,846
Net interest income .........     211,520     184,718       758,824       724,563       756,050       796,200       697,440
Securities gains ............       1,977       7,090        17,703         9,056         2,594        27,189        36,332
Provision for loan losses ...      18,892      11,823        65,050        28,721        15,284        79,294        81,562
Net income ..................      66,450      62,825       262,101       244,489       242,593       236,912       161,046
Per common share:
      Net income ............    $   0.42    $   0.38    $     1.63    $     1.47    $     1.47    $     1.45    $     1.00
      Cash dividends declared    $   0.18    $   0.16    $     0.68    $     0.62    $     0.56    $     0.46    $     0.40


CONSOLIDATED BALANCE SHEET DATA
(IN MILLIONS OF DOLLARS, EXCEPT PER SHARE AMOUNTS)

                                    THREE MONTHS
                                       ENDED
                                     MARCH 31,                        YEAR ENDED DECEMBER 31,
                                  -----------------     ---------------------------------------------------
                                    1997       1996       1996       1995       1994       1993       1992
                                  -------    -------    -------    -------    -------    -------    -------
Actual balances at period end:
  Total assets ...............    $21,603    $20,138    $20,852    $20,255    $17,771    $17,619    $16,247
  Long-term debt .............      1,910      1,986      1,556      2,103      1,214        762        479
  Shareholders' equity .......      1,569      1,503      1,512      1,519      1,412      1,325      1,130
  Shareholders' equity
   per common share ..........       9.83       9.34       9.64       9.44       8.53       8.04       6.98
Average balances during
  the period:
  Total assets ...............    $21,062    $19,984    $20,049    $19,048    $16,750    $16,851    $15,165
  Long-term debt .............      1,790      2,016      1,819      1,424        928        641        300
  Shareholders' equity .......      1,518      1,577      1,513      1,503      1,403      1,216      1,074


SELECTED FINANCIAL DATA OF FIRST MICHIGAN

      The following selected financial data of First Michigan for the five years ended December 31, 1996, have been derived from First Michigan's audited consolidated financial statements. The selected financial data of First Michigan for the three months ended March 31, 1997 and 1996, have been derived from unaudited consolidated financial statements and reflect all adjustments, consisting only of normal recurring adjustments, that, in the opinion of management, are necessary for a fair and consistent presentation of such data. Operating results for the three months ended March 31, 1997, are not necessarily indicative of results expected for the entire year. This data should be read in conjunction with the consolidated financial statements, related notes, and other financial information of First Michigan incorporated in this document by reference. All per share data have been adjusted for stock dividends and stock splits, as appropriate, including the 1997 First Michigan 5% Stock Dividend.

CONSOLIDATED INCOME STATEMENT DATA
(IN THOUSANDS OF DOLLARS, EXCEPT PER SHARE AMOUNTS)

                                THREE MONTHS
                                   ENDED
                                 MARCH 31,                            YEAR ENDED DECEMBER 31,
                             ------------------    ------------------------------------------------------------
                              1997       1996         1996         1995         1994         1993        1992
                             -------    -------    ---------     --------    ---------     --------    --------
Total interest income ...    $71,353    $64,771    $ 269,471     $248,597    $ 200,241     $176,119    $179,454
Total interest expense ..     34,659     31,413      129,091      119,527       83,209       74,700      83,745
Net interest income .....     36,694     33,358      140,380      129,070      117,032      101,419      95,709
Securities gains (losses)        121         16          (84)         324         (297)         127         219
Provision for loan losses      3,488      2,372       11,321        7,991        6,670        5,388       6,651
Net income ..............     10,729      9,579       42,168       37,312       33,727       30,013      26,096
Per common share:
  Net income ............    $  0.38    $  0.34    $    1.50     $   1.33    $    1.21     $   1.07    $   0.93
  Cash dividends declared    $  0.17    $  0.14    $    0.62     $   0.52    $    0.45     $   0.35    $   0.27


CONSOLIDATED BALANCE SHEET DATA
(IN MILLIONS OF DOLLARS, EXCEPT PER SHARE AMOUNTS)

                                    THREE MONTHS
                                        ENDED
                                      MARCH 31,                  YEAR ENDED DECEMBER 31,
                                  ----------------    ----------------------------------------------
                                   1997      1996      1996      1995      1994      1993      1992
                                  ------    ------    ------    ------    ------    ------    ------
Actual balances at period end:
  Total assets ...............    $3,564    $3,245    $3,520    $3,241    $2,918    $2,596    $2,407
  Long-term debt .............        30         5        30         6         8        10        11
  Shareholders' equity .......       279       257       274       254       223       208       190
  Shareholders' equity
    per common share .........     10.07      9.27      9.93      9.16      8.12      7.55      6.79
Average balances during
  the period:
  Total assets ...............    $3,537    $3,227    $3,326    $3,051    $2,749    $2,490    $2,300
  Long-term debt .............        30         5        13         7         9        10        12
  Shareholders' equity .......       280       258       263       240       218       199       180


UNAUDITED PRO FORMA SELECTED FINANCIAL DATA

      The following unaudited pro forma selected financial data combine Huntington's and First Michigan's historical results for the years ended December 31, 1996, 1995, and 1994, and for the three months ended March 31, 1997 and 1996, each having been adjusted for stock dividends and stock splits, as appropriate, including the 1997 Huntington 10% Stock Dividend and the 1997 First Michigan 5% Stock Dividend, giving effect to the Merger as if it had occurred on January 1, 1994. This data should be read in conjunction with the pro forma consolidated financial statements included herein.

CONSOLIDATED INCOME STATEMENT DATA
(IN THOUSANDS OF DOLLARS, EXCEPT PER SHARE AMOUNTS)

                              THREE MONTHS ENDED
                                   MARCH 31,                 YEAR ENDED DECEMBER 31,
                             --------------------    --------------------------------------
                               1997        1996          1996          1995          1994
                             --------    --------    ----------    ----------    ----------
Total interest income ...    $476,537    $439,067    $1,779,935    $1,710,493    $1,419,962
Total interest expense ..     228,323     220,991       880,731       856,860       546,880
Net interest income .....     248,214     218,076       899,204       853,633       873,082
Securities gains (losses)       2,098       7,106        17,619         9,380         2,297
Provision for loan losses      22,380      14,195        76,371        36,712        21,954
Net income ..............      77,179      72,404       304,269       281,801       276,320
Per common share:
  Net income ............    $   0.41    $   0.37    $     1.58    $     1.42    $     1.40
  Cash dividends declared    $   0.18    $   0.16    $     0.68    $     0.62    $     0.56


CONSOLIDATED BALANCE SHEET DATA
(IN MILLIONS OF DOLLARS, EXCEPT PER SHARE AMOUNTS)

                                  THREE MONTHS ENDED
                                        MARCH 31,          YEARS ENDED DECEMBER 31,
                                  ------------------    -----------------------------
                                   1997       1996       1996       1995       1994
                                  -------    -------    -------    -------    -------
Actual balances at period end:
  Total assets ...............    $25,167    $23,383    $24,372    $23,496    $20,689
  Long-term debt .............      1,940      1,991      1,586      2,109      1,222
  Shareholders' equity .......      1,825      1,737      1,763      1,750      1,612
  Shareholders' equity
    per common share .........       9.53       9.00       9.34       9.07       8.17
Average balances during
the period:
  Total assets ...............    $24,599    $23,211    $23,375    $22,099    $19,499
  Long-term debt .............      1,820      2,021      1,832      1,431        937
  Shareholders' equity .......      1,798      1,835      1,776      1,743      1,621


                         THE HUNTINGTON SPECIAL MEETING


GENERAL

      The Huntington Special Meeting will be held at ______ _.m., local time, on ____________, _____________, 1997, at ______________________, which is located at ____________________, Ohio. At the Huntington Special Meeting, the shareholders of Huntington will be asked to consider and vote upon the approval of the Merger.


HUNTINGTON RECORD DATE; VOTING RIGHTS

      Shareholders of record of Huntington at the close of business on ___________, 1997, will be entitled to vote at the Huntington Special Meeting. Each share of Huntington Common Stock entitles the holder to one vote, exercisable in person or by properly executed proxy, on each matter that comes before the shareholders at the meeting. A majority of the outstanding shares of Huntington Common Stock, represented in person or by proxy, will constitute a quorum at the Huntington Special Meeting. Abstentions and broker non-votes will be counted for purposes of determining the presence or absence of a quorum at the meeting. The affirmative vote of the holders of two-thirds of the outstanding shares of Huntington Common Stock is required to approve the Merger. Because the approval of the

Merger requires the affirmative vote of a particular percentage of the outstanding shares of Huntington Common Stock, an abstention or a broker non-vote with respect to such matter will have the same effect as a vote against the matter.

      As of the Huntington Record Date, Huntington had ____________ shares of Huntington Common Stock outstanding and entitled to vote on all matters requiring a vote of the shareholders of Huntington. The shares of Huntington Common Stock outstanding on the Huntington Record Date were held by approximately _________ holders of record. As of the Huntington Record Date, the directors and executive officers of Huntington and their affiliates owned ________ shares of Huntington Common Stock (excluding shares subject to stock options), which represent _____% of the total issued and outstanding shares of such stock entitled to vote at the Huntington Special Meeting.


PROXIES

      The shares of Huntington Common Stock represented by the accompanying proxy with respect to the Huntington Special Meeting will be voted as directed if the proxy is properly signed and received by Huntington prior to the Huntington Special Meeting. The proxy will be voted FOR the approval of the Merger if no direction is made to the contrary on a duly executed and returned proxy. The proxy may also be used to grant discretionary authority to vote on other matters which may arise at the Huntington Special Meeting. While management of Huntington is presently unaware of any such matters, the person or persons designated to vote the shares will cast votes according to their best judgment if any such matters properly come before the Huntington Special Meeting, however, no proxy that is voted against the approval of the Merger will be voted in favor of any adjournment or postponement of the Huntington Special Meeting for the purpose of soliciting additional proxies. A person giving the enclosed proxy has the power to revoke it at any time prior to the Huntington Special Meeting by filing with the Secretary of Huntington written notice of revocation or a subsequent proxy relating to the same shares, or by attending the Huntington Special Meeting and voting in person (although attendance at the Huntington Special Meeting will not in and of itself constitute revocation of a proxy).

      Huntington will bear the cost of the solicitation of proxies from Huntington shareholders, including the charges and expenses of brokerage firms and others, if any, for forwarding solicitation material to beneficial owners of stock. Representatives of Huntington may solicit proxies by mail, telegram, telephone, meetings, or personal interview. Huntington has retained Morrow & Co., Inc. ("Morrow") to assist in the solicitation of proxies for the Huntington Special Meeting and will pay such firm fees of approximately $________ plus expenses in connection with such solicitation.

     Maryland General Corporation Law permits proxies to be signed on behalf of a shareholder by such shareholder's authorized agent. Huntington may authorize Morrow to contact certain Huntington shareholders by telephone in order to obtain the authority to sign and deliver proxies on their behalf. Morrow would be required to follow certain specified procedures to authenticate the identity of the shareholder. The Morrow representative would confirm that the shareholder has received and reviewed a copy of this Joint Proxy Statement/Prospectus. This telephone authorization procedure would be entirely voluntary on the part of each individual shareholder.



                       THE FIRST MICHIGAN SPECIAL MEETING


GENERAL

      The First Michigan Special Meeting will be held at ______ _.m., local time, on ____________, _____________, 1997, at ______________________, which is located at ____________________, Michigan. At the First Michigan Special Meeting, the shareholders of First Michigan will be asked to consider and vote upon the approval of the Merger Documents, thereby approving the Merger.

FIRST MICHIGAN RECORD DATE; VOTING RIGHTS

      Shareholders of record of First Michigan at the close of business on ___________, 1997, will be entitled to vote at the First Michigan Special Meeting. Each share of First Michigan Common Stock entitles the holder to one vote, exercisable in person or by properly executed proxy, on each matter that comes before the shareholders at the meeting. A majority of the outstanding shares of First Michigan Common Stock, represented in person or by proxy, will constitute a quorum at the First Michigan Special Meeting. Abstentions and broker non-votes will be counted for purposes of determining the presence or absence of a quorum at the meeting. The affirmative vote of the holders of two-thirds of the outstanding shares of First Michigan Common Stock is required to approve the Merger Documents. Because the approval of the Merger Documents requires the affirmative vote of a particular percentage of the outstanding shares of First Michigan Common Stock, an abstention or a broker non-vote with respect to such matter will have the same effect as a vote against the matter.

      As of the First Michigan Record Date, First Michigan had ____________ shares of First Michigan Common Stock outstanding and entitled to vote on all matters requiring a vote of the shareholders of First Michigan. The shares of First Michigan Common Stock outstanding on the First Michigan Record Date were held by approximately _________ holders of record. As of the First Michigan Record Date, the directors and executive officers of First Michigan and their affiliates owned ________ shares of First Michigan Common Stock (excluding shares subject to stock options), which represent _____% of the total issued and outstanding shares of such stock entitled to vote at the First Michigan Special Meeting.


PROXIES

      The shares of First Michigan Common Stock represented by the accompanying proxy with respect to the First Michigan Special Meeting will be voted as directed if the proxy is properly signed and received by First Michigan prior to the First Michigan Special Meeting. The proxy will be voted FOR the approval of the Merger Documents if no direction is made to the contrary on a duly executed and returned proxy. The proxy may also be used to grant discretionary authority to vote on other matters which may arise at the First Michigan Special Meeting. While management of First Michigan is presently unaware of any such matters, the person or persons designated to vote the shares will cast votes according to their best judgment if any such matters properly come before the First Michigan Special Meeting, however, no proxy that is voted against the approval of the Merger Documents will be voted in favor of any adjournment or postponement of the First Michigan Special Meeting for the purpose of soliciting additional proxies. A person giving the enclosed proxy has the power to revoke it at any time prior to the First Michigan Special Meeting by filing with the Secretary of First Michigan written notice of revocation or a subsequent proxy relating to the same shares, or by attending the First Michigan Special Meeting and voting in person (although attendance at the First Michigan Special Meeting will not in and of itself constitute revocation of a proxy).

      First Michigan will bear the cost of the solicitation of proxies from First Michigan shareholders, including the charges and expenses of brokerage firms and others, if any, for forwarding solicitation material to beneficial owners of stock. Representatives of First Michigan or Huntington may solicit proxies by mail, telegram, telephone, meetings, or personal interview. First Michigan has retained Corporate Investor Communications, Inc. to assist in the solicitation of proxies for the First Michigan Special Meeting and will pay such firm fees of approximately $________ plus expenses in connection with such solicitation.



                                   THE MERGER


      The following information concerning the Merger, insofar as it relates to matters contained in the Merger Documents, is qualified in its entirety by reference to the Merger Agreement, which is attached hereto as Exhibit A, and the Supplemental Agreement, which is attached hereto as Exhibit B.

GENERAL

      The Merger Documents set forth the terms of the Merger, as well as certain representations, warranties, conditions, and covenants made by Huntington and First Michigan as an inducement to the other party to execute and deliver the Merger Documents and to consummate the Merger. The consummation of the Merger is conditioned on the satisfaction of certain conditions, including obtaining the approval of the shareholders of Huntington and First Michigan and obtaining various regulatory approvals. Upon the effectiveness of the Merger, First Michigan will be merged into Huntington and each outstanding share of First Michigan Common Stock will be converted into the right to receive 1.155 shares of Huntington Common Stock, subject to certain limitations.


BACKGROUND OF THE MERGER

      The past several years have been a period of substantial and rapid change in the banking industry in general and in the principal markets served by First Michigan. In light of the general consolidation of banking institutions and the need for advanced technology, expertise, and other resources required in today's banking environment, the Board of Directors of First Michigan concluded that First Michigan, in order to maintain its strategy of independence, would have to make substantial investments to remain competitive, to continue to be able to provide its customers with state-of-the-art services and products, and to attract and retain talented officers and employees. First Michigan has grown internally and through carefully selected acquisitions. The First Michigan Board also concluded that First Michigan's ability to continue to grow through acquisitions at prices that would enhance the value of First Michigan Common Stock was limited. These factors raised concerns for the directors as to First Michigan's ability to continue its favorable growth pattern without undue risk to maintaining and enhancing shareholder value. The Board was also concerned with the difficulty of First Michigan continuing to reduce operating costs in order to maintain and improve historically favorable earnings levels. In light of the foregoing, and in light of an approach made in August 1996 by a regional bank holding company to the management of First Michigan inquiring as to possible interest in an affiliation, the Board authorized management, with the assistance of Merrill Lynch, to explore the possibilities of an affiliation with another major banking organization.

      During the last quarter of 1996, representatives of Merrill Lynch, on behalf of First Michigan, entered into conversations with representatives of several regional bank holding companies known to be interested in expanding their banking operations in the Midwest and, in particular, in Michigan. A number of holding companies expressed interest but at levels which were not deemed to be acceptable from management's or the Board's perspective. However, one expression of interest was at a tentative price and on terms that management and the Board believed had to be pursued in the best interests of First Michigan's shareholders. Preliminary due diligence investigations of First Michigan's operations were conducted and discussions were held with that party. However, the interested party did not make a firm offer at a level acceptable to the Board and those discussions were terminated in mid-January 1997.

      Huntington has been an active acquiror of banking institutions for the purpose of entering new markets and enhancing its market share position in existing markets. In the past ten years Huntington has acquired over 20 banking institutions (including both commercial banks and thrifts) and has broadened its product line and product capabilities through acquisitions of and investments in non-bank financial institutions. In particular, Huntington has focused on expanding its banking franchise in its primary markets of Ohio, Michigan, West Virginia, Indiana, and northern Kentucky and has expanded in Florida as interstate regulatory acquisition restrictions were relaxed. Huntington initially entered Michigan in 1986 with the acquisition of Kasco Financial Corporation, headquartered in Warren, Michigan, a suburb of Detroit. This transaction was followed by the acquisitions of United Midwest Bancorporation of Troy, Michigan, in 1987 and First Macomb Bancorp, Inc. of Mt. Clemens, Michigan, in 1989. Those acquisitions provided the base of Huntington's core franchise in Michigan which has been expanded by de novo branching.

      In February of 1997, Huntington contacted Merrill Lynch and indicated a strong interest in a possible transaction with First Michigan. Thereafter, several conversations and discussions were held between representatives of Huntington, First Michigan, and Merrill Lynch. Those discussions resulted in a preliminary offer from Huntington which was reviewed in depth at a meeting of the First Michigan Board of Directors held April 23, 1997, and at a meeting of the Board of Directors of Huntington on April 24, 1997. After due deliberation and a careful evaluation of the terms of the preliminary offer and other factors, the First Michigan Board determined that the proposed affiliation with Huntington was sufficiently attractive, not only to First Michigan's shareholders, but also its employees, communities, and other constituencies it serves, that the Board authorized management to proceed to determine if the details of an affiliation could be negotiated to the satisfaction of management and the Board. At the April 24 meeting, the Huntington Board authorized management to proceed to negotiate a possible acquisition of First Michigan.

      Thereafter, due diligence was conducted by Huntington with respect to First Michigan's operations and First Michigan conducted due diligence with respect to Huntington's operations. The Merger Documents were then negotiated by senior management and its legal and financial advisors. Drafts of the Merger Documents and other information were distributed to the members of the First Michigan Board of Directors on May 3, 1997. The Boards of Directors of both Huntington and First Michigan met on May 5, 1997, and reviewed the terms of the proposed Merger in detail with the assistance of their respective financial advisors, legal counsel, and senior management. At the meeting of the Board of Directors of First Michigan, the Board received and reviewed the written opinion of Merrill Lynch to the effect that the Conversion Ratio was fair to the shareholders of First Michigan from a financial point of view. Based in part on that opinion, the Board concluded that the terms of the Merger were fair to First Michigan's shareholders and that the consummation of the Merger was in the best interest of First Michigan and its shareholders and unanimously approved the Merger and the Merger Documents. At the meeting of the Board of Directors of Huntington, the Huntington Board determined that the terms of the Merger were fair to Huntington and unanimously approved proceeding with the Merger.

      The Merger Documents were entered into on May 5, 1997.


REASONS FOR THE MERGER

      Huntington.

      While Huntington's presence in Michigan has centered on suburban Detroit locations, opportunities to expand by acquisition have consistently been reviewed and prospective acquisition opportunities have been evaluated. As part of its evaluation of expansion opportunities in Michigan, Huntington was familiar with First Michigan and the banking market served through the First Michigan Banking Subsidiaries. In particular, the western Michigan banking market has been viewed by Huntington as an attractive market extension because of the good economic and demographic characteristics of the area. First Michigan was viewed by Huntington as a good prospective merger partner because of its strong deposit market share position in western Michigan and its good historical operating performance.

      In the first quarter of 1997, Huntington became aware that First Michigan was having discussions regarding a possible affiliation with another major banking organization. Because of those discussions and after preliminary financial analysis, Huntington contacted Merrill Lynch and indicated an interest in initiating discussions with First Michigan regarding a possible transaction. After initial meetings with representatives of First Michigan and on the basis of the evaluation of additional information on the financial performance and operating characteristics of First Michigan, Huntington submitted a preliminary offer to First Michigan's management that was subsequently reviewed by the Board of Directors of First Michigan. Further negotiations resulted in the finalization of the terms of the transaction, as reflected in the Merger Documents.

      In reaching its decision to proceed with a merger with First Michigan, Huntington considered a variety of factors, including the following:

      -  Economic and demographic characteristics of First Michigan's markets

      -  First Michigan's strong deposit market share position

      -     The similar operating strategies of Huntington and First Michigan:

            - retail and small business banking orientation, with emphasis on customer service

            -     development of alternative distribution vehicles

            -     use of a common system-wide operating platform

      -     An experienced management team

      -     Consistent operating performance

      -     Complementary market coverage in Michigan

      -     Favorable opinion of Morgan Stanley

      -     The likelihood of regulatory approval

      THE BOARD OF DIRECTORS OF HUNTINGTON BELIEVES THAT THE PROPOSED MERGER IS IN THE BEST INTERESTS OF HUNTINGTON'S SHAREHOLDERS AND THEREFORE UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE APPROVAL OF THE MERGER.

      First Michigan.

      In reaching its determination to approve the Merger and the Merger Documents, the Board of Directors of First Michigan considered a number of factors, including, without limitation, those referenced above and the following:

      The Financial Terms of the Merger. The Board considered the financial terms of the Merger in detail, including the fixed Conversion Ratio which enables the First Michigan shareholders to benefit from any increases in the trading prices of Huntington Common Stock prior to the Merger while subjecting First Michigan shareholders to possible declines in such trading price prior to the Merger, subject to First Michigan's right to renegotiate the Conversion Ratio or terminate the Merger if Huntington's stock trading price drops below certain levels prior to the Merger. See "THE MERGER - TERMS OF THE MERGER." The Board also considered that the Merger Documents provided for First Michigan to grant Huntington, as a condition to Huntington's willingness to enter into the Merger Documents, the Warrant to purchase First Michigan Common Stock and also to pay Huntington a termination fee and reimburse Huntington for a certain amount of expenses related to the Merger. The Board recognized the risk that the existence of the Warrant and the termination fee and expense reimbursement obligations might inhibit other offers from being made but concluded that these mechanisms to compensate Huntington as a result of competing proposals were reasonable given the size of the transaction in relation to the size of Huntington and Huntington's focus on this transaction as opposed to other opportunities that it might otherwise have had. See "THE MERGER - TERMS OF THE WARRANT" AND "- TERMINATION AND TERMINATION FEE."

      Advice of Financial Advisor and Fairness Opinion. The First Michigan Board considered the advice of its financial advisor and reviewed detailed financial analyses, pro forma results, and other information presented by Merrill Lynch. The First Michigan Board considered the opinion of Merrill Lynch, including the assumptions and financial information and projections relied upon by Merrill Lynch in arriving at such opinion, that, as of May 5, 1997, and based upon the matters set forth in its written opinion as of that date, the Conversion Ratio in the Merger was fair to the shareholders of First Michigan from a financial point of view. See "THE MERGER - OPINION OF MERRILL LYNCH."

      Information Concerning First Michigan. The Board was familiar with and reviewed First Michigan's business, operations, financial condition, and prospects.

      Information Concerning Huntington. The First Michigan Board reviewed, based in part on Merrill Lynch's presentation and information provided by First Michigan senior management, the business, operations, financial condition, and earnings of Huntington on a historical and prospective basis and of the combined company on a pro forma basis.

      Certain Financial and Other Information Concerning First Michigan and Huntington. The financial and other information concerning First Michigan and Huntington considered by First Michigan's Board also included, but was not limited to, information with regard to recent and historical stock performance, valuation analyses, pro forma analyses, comparative financial and operating performance, and comparable merger and acquisition transactions as presented by Merrill Lynch. See "THE MERGER - OPINION OF MERRILL LYNCH."

      Effect on Shareholder Value. In considering the effect of the Merger on shareholder value, the Huntington offer was deemed, by the Board, (a) to reflect one of the highest prices as a multiple of earnings and book value when compared to other mergers or acquisitions of banking institutions in First Michigan's size range (See "THE MERGER - OPINION OF MERRILL LYNCH") and (b) to be more favorable than any other expression of interest which had been received by management or the Board, including the one as to which discussions terminated in January of 1997. While the Conversion Ratio based on the closing stock prices of Huntington and First Michigan on May 2, 1997 (the last trading day prior to execution of the Merger Documents), reflected only a slight premium over the trading price of First Michigan Common Stock, in the opinion of the Board, First Michigan's stock price at that time reflected not only First Michigan's solid historical performance but also a certain amount of takeover speculation or takeover premium already built into the pricing. The Board concluded that it would be difficult for a holding company of First Michigan's size to maintain independent financial performance which would continue to support a stock price at that level of multiple to earnings and book value. Based on the advice and information available to the Board, it concluded that providing First Michigan shareholders an opportunity to participate, as Huntington shareholders, in the anticipated growth of the combined company's business would provide First Michigan's shareholders with a greater opportunity for long term appreciation than if First Michigan had remained independent. The Board also considered the fact that the Conversion Ratio and Huntington's continuation to pay dividends at its rate per share then in effect would result in a substantial increase in cash dividends paid to First Michigan shareholders.

      Effect on First Michigan Constituencies. The First Michigan Board also considered the general effects the Merger would have on various constituencies served by First Michigan, including its customers, employees, and others. The First Michigan Board took into account that the combined entity would be able to offer a more extensive range of products and banking services to First Michigan's customers and communities.

      Economic and Competitive Environment. The First Michigan Board took into account the current and prospective economic and competitive environment facing the financial services industry generally, and the respective capacities of First Michigan and Huntington to compete effectively given the rapid changes in the financial services industry. The Board concluded that with the increasing competition in the financial services industry and the need for substantially increased investments to remain competitive, it was in the best interest of First Michigan shareholders not to take the financial and performance risk of making those investments alone in order to maintain forward momentum. The conclusion of the directors was that with Huntington, First Michigan would have access to technology, expertise, and other resources for competitive effectiveness in the current banking environment.

      Tax Treatment of the Merger. The First Michigan Board considered the benefits derived from the expectation that the Merger will be a tax-free reorganization for federal income tax purposes and that the First Michigan shareholders will not recognize gain or loss for federal income tax purposes upon the conversion of their shares of First Michigan Common Stock into shares of Huntington Common Stock. See "FEDERAL INCOME TAX CONSEQUENCES."

      Regulatory Approvals. The First Michigan Board believed, based on the advice of legal counsel, that the requisite regulatory approvals necessary to complete the Merger would be obtained. See "REGULATORY APPROVALS."

      Other Matters. The Board also considered the interests of certain members of First Michigan's management and the First Michigan Board in the Merger. See "INTERESTS OF MANAGEMENT."

      The foregoing discussion of the information and factors considered by the First Michigan Board is not intended to be exhaustive, but is believed to include the material factors considered by the First Michigan Board. In reaching its determination to approve the Merger, the First Michigan Board did not assign any relative or specific weight to any of the foregoing factors, and individual directors may have given different weights to different factors.

After deliberating with respect to the Merger and the Merger Documents and considering, among other things, the opinion of Merrill Lynch referred to above and the other matters discussed above, the First Michigan Board unanimously approved the Merger Documents and the Merger as being in the best interest of First Michigan and its shareholders and consistent with the interests of all other First Michigan constituencies.

      THE BOARD OF DIRECTORS OF FIRST MICHIGAN BELIEVES THAT THE PROPOSED MERGER IS IN THE BEST INTERESTS OF FIRST MICHIGAN'S SHAREHOLDERS AND THEREFORE UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE APPROVAL OF THE MERGER DOCUMENTS.


OPINION OF MORGAN STANLEY

      Huntington retained Morgan Stanley to provide Huntington with a fairness opinion in connection with the Merger based upon Morgan Stanley's qualifications, expertise, and reputation, as well as Morgan Stanley's prior investment banking relationship and familiarity with Huntington. On May 5, 1997, Morgan Stanley delivered a written opinion to the Board of Directors of Huntington stating that, as of the date of such opinion, the Conversion Ratio pursuant to the Merger Documents was fair from a financial point of view to Huntington. Morgan Stanley subsequently confirmed its May 5, 1997, opinion by delivery to the Huntington Board of a substantially identical written opinion dated as of the date of this Joint Proxy Statement/Prospectus.

      THE FULL TEXT OF MORGAN STANLEY'S OPINION, DATED AS OF THE DATE OF THIS JOINT PROXY STATEMENT/PROSPECTUS, WHICH SETS FORTH, AMONG OTHER THINGS, ASSUMPTIONS MADE, PROCEDURES FOLLOWED, MATTERS CONSIDERED, AND LIMITATIONS ON THE REVIEW UNDERTAKEN, IS ATTACHED AS EXHIBIT C TO THIS JOINT PROXY STATEMENT/PROSPECTUS. HUNTINGTON STOCKHOLDERS ARE URGED TO, AND SHOULD, READ THE MORGAN STANLEY OPINION CAREFULLY AND IN ITS ENTIRETY. MORGAN STANLEY'S OPINION IS DIRECTED TO THE HUNTINGTON BOARD AND TO THE FAIRNESS OF THE CONVERSION RATIO IN THE AGREEMENT FROM A FINANCIAL POINT OF VIEW TO HUNTINGTON, AND IT DOES NOT ADDRESS ANY OTHER ASPECT OF THE MERGER NOR DOES IT CONSTITUTE A RECOMMENDATION TO ANY HOLDER OF HUNTINGTON COMMON STOCK AS TO HOW TO VOTE AT THE HUNTINGTON SPECIAL MEETING. THE SUMMARY OF THE OPINION OF MORGAN STANLEY SET FORTH IN THIS JOINT PROXY STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.

      In connection with rendering its written opinion dated as of the date of this Joint Proxy Statement/Prospectus, Morgan Stanley, among other things: (i) reviewed certain publicly available financial statements and other information of First Michigan and Huntington, respectively; (ii) reviewed certain internal financial statements and other financial and operating data concerning First Michigan and Huntington prepared by the managements of First Michigan and Huntington, respectively; (iii) analyzed certain financial projections of First Michigan and Huntington prepared by the managements of First Michigan and Huntington, respectively; (iv) discussed the past and current operations and financial condition and the prospects of First Michigan and Huntington with senior executives of First Michigan and Huntington, respectively; (v) analyzed the pro forma impact of the Merger on Huntington's earnings per share, consolidated capitalization and financial ratios; (vi) reviewed the reported prices and trading activity for the First Michigan Common Stock and the Huntington Common Stock; (vii) compared the financial performance of First Michigan and Huntington and the prices and trading activity of the First Michigan Common Stock and the Huntington Common Stock with that of certain other comparable publicly traded companies and their securities; (viii) discussed the results of regulatory examinations of First Michigan with the senior management of First Michigan; (ix) discussed the strategic objectives of the Merger and the plan for the combined company with senior executives of First Michigan and Huntington; (x) reviewed and discussed with senior managements of First Michigan and Huntington certain estimates of the cost savings and revenue enhancements projected by Huntington for the combined company and compared such amount to those estimated in certain precedent transactions; (xi) reviewed the financial terms, to the extent publicly available, of certain comparable precedent transactions; (xii) reviewed the Merger Documents and certain related documents; and (xiii) considered such other factors as it deemed appropriate.

      In rendering its opinion, Morgan Stanley assumed and relied upon without independent verification the accuracy and completeness of the information reviewed by Morgan Stanley for the purposes of its opinion. With respect to the financial projections, including the estimates of cost savings and revenue enhancements expected to result from the Merger, Morgan Stanley assumed that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of First Michigan and Huntington. Morgan Stanley has not made any independent valuation or appraisal of the assets or liabilities of First Michigan and Huntington, nor has Morgan Stanley been furnished with any such appraisals and Morgan Stanley has not made any independent examination of the loan loss reserves or examined any individual loan credit files of First Michigan and Huntington. In addition, Morgan Stanley has assumed the Merger will be consummated in accordance with the terms set forth in the Merger Documents. Morgan Stanley's opinion is necessarily based on economic, market, and other conditions as in effect on, and the information made available to it, as of the date of such opinion.

      The following is a brief summary of the financial analyses performed by Morgan Stanley in connection with rendering its opinion on May 5, 1997.

      Comparable Company Analysis. As part of its analysis, Morgan Stanley compared certain financial information of First Michigan with corresponding publicly available information of (i) a group of nine publicly traded bank holding companies that Morgan Stanley considered comparable in certain respects with First Michigan (the "Peer Group"), and (ii) 35 regional bank holding companies (the "Morgan Stanley Bank Index" and together with the Peer Group, the "Comparables"). Historical financial information used in connection with the ratios provided below with respect to the Comparables is as of March 31, 1997, or the most recent fiscal quarter available as of May 5, 1997.

      Morgan Stanley analyzed the relative performance and value of First Michigan by comparing certain market trading statistics for First Michigan with the Comparables. Market information used in ratios provided below is as of May 1, 1997. The market trading information used in the valuation analysis was market price to book value (which was 3.0x in the case of First Michigan; 2.2x in the case of the average of the Peer Group; and 2.5x in the case of the average of the Morgan Stanley Bank Index) and market price to estimated earnings per share for 1997 (which was 17.1x in the case of First Michigan; 14.4x in the case of the average of the Peer Group; and 13.6x in the case of the average of the Morgan Stanley Bank Index). Earnings per share estimates for First Michigan were based on First Call estimates as of May 2, 1997. Earnings per share estimates for the Comparables were based on the most recent available Institutional Brokers Estimate System ("I/B/E/S") estimates. I/B/E/S and First Call are data services that monitor and publish compilations of earnings estimates produced by selected research analysts regarding companies of interest to institutional stockholders. The implied range of stand-alone values for First Michigan Common Stock derived from the analysis of the Comparables' market price to book value and market price to 1997 estimated earnings per share ranged from approximately $20 to $23.

      Dividend Discount Analysis. Morgan Stanley performed a dividend discount analysis to determine a range of present values per share of First Michigan Common Stock assuming First Michigan continued to operate as a stand-alone entity. This range was determined by adding (i) the present value of the estimated future dividend stream that First Michigan could generate, and (ii) the present value of the "terminal value" of First Michigan Common Stock at the end of year 2002. To determine a projected dividend stream, Morgan Stanley assumed a constant tangible equity/assets ratio of 6.5%. The earnings projections which formed the basis for the dividends were adapted from Company estimates for 1997 and 1998, and an earnings growth rate of 10% for estimating earnings from 1999 through 2002. The "terminal value" of First Michigan Common Stock at the end of the period was determined by applying a range of price-to-earnings multiples (12.0x to 14.0x) to year 2002 projected earnings. The dividend stream and terminal values were discounted to present values using discount rates of 12% to 14% which Morgan Stanley viewed as the appropriate discount rate range for a company with First Michigan's risk characteristics. Based on the above assumptions, the stand-alone value of First Michigan Common Stock ranged from approximately $21 to $26 per share.

      Implied Acquisition Value. As part of its analysis of the acquisition valuation, Morgan Stanley assumed that the net present value of estimated cost savings and revenue enhancements was added to the stand-alone value of First Michigan Common Stock calculated as described above (see "THE MERGER - OPINION OF MORGAN STANLEY - Dividend Discount Analysis"). Based on cost savings ranging from $28 to $32 million (22% to 25% of First Michigan's 1998 non-interest expense base) and revenue enhancements of $5-$12 million per year beginning in 1998 estimated by the management of Huntington to result from the Merger, discount rates of 12% to 14%, a phase-in of cost savings and revenue enhancements over two years, a cost savings and revenue enhancement growth rate of 5% after the phase-in period, merger and reorganization charges of $35 million, and price-to-earnings terminal multiples of 12.0x to 14.0x in the year 2002, Morgan Stanley estimated the implied acquisition value of First Michigan Common Stock to range from approximately $29 to $35 per share.

      Precedent Transaction Analysis. Morgan Stanley performed an analysis of fourteen precedent transactions ("Precedent Transactions") by selected holding companies of commercial banks that Morgan Stanley deemed comparable to the Merger in order to calculate a valuation range for the First Michigan Common Stock. Multiples of book value and earnings implied by the consideration paid in Precedent Transactions were applied to book value and 1998 estimated earnings per share of First Michigan to yield a range of values for First Michigan Common Stock. Ranges of multiples of book value and of estimated earnings (based on I/B/E/S estimates prior to announcement) per share ranging from 2.9x to 3.3x and 16.0x to 18.0x, respectively, derived from comparable transactions were applied to the book value and 1998 estimated earnings (based on First Call estimates as of May 2, 1997) per share of First Michigan to yield an implied range of values for First Michigan Common Stock ranging from approximately $29 to $33.

      Pro Forma Merger Analysis. Morgan Stanley analyzed the financial impact of the Merger on the holders of Huntington Common Stock, using I/B/E/S earning estimates for Huntington and First Call estimates for First Michigan, and Huntington's estimates for cost savings and revenue enhancements expected to result from the Merger. This analysis showed that, after giving effect to the Merger, before the impact of one-time merger-related charges, current holders of Huntington Common Stock would realize an increase in fully diluted earnings per share in 1998 and 1999, in each case compared to Huntington on a stand-alone basis. Morgan Stanley also analyzed the changes in return on equity from Huntington on a stand-alone basis, noting that such return on equity would increase following the Merger. In addition, Morgan Stanley calculated that the Conversion Ratio would result in an allocation between the holders of First Michigan Common Stock and Huntington Common Stock of pro forma fully diluted ownership of the combined entity equal to 17% and 83%, respectively.

      In connection with its written opinion dated as of the date of this Joint Proxy Statement/Prospectus, Morgan Stanley confirmed the appropriateness of its reliance on the analyses used to render its May 5, 1997, opinion by performing procedures to update certain of such analyses and by reviewing the assumptions upon which such analyses were based and the factors considered in connection therewith.

      No company or transaction used in the comparable company and comparable transaction analyses is identical to First Michigan or the Merger. Accordingly, the analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning financial and operating characteristics of First Michigan and other factors that could affect the public trading value of the companies to which they are being compared. Mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using comparable transaction data or comparable company data.

      The preparation of a fairness opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all its analysis as a whole and did not attribute any particular weight to any particular analysis or factor considered by it. Morgan Stanley believes that selecting any portion of its analyses, without considering all analyses, would create an incomplete view of the process underlying its opinion. In addition, Morgan Stanley may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting from any particular analysis described above should not be taken to be Morgan Stanley's view of the actual value of First Michigan.

      In performing its analyses, Morgan Stanley made numerous assumptions with respect to industry performance, general business and economic conditions, and other matters, many of which are beyond the control of First Michigan or Huntington. The analyses performed by Morgan Stanley are not necessarily indicative of actual values, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as a part of Morgan Stanley's analysis of the fairness from a financial point of view of the Conversion Ratio pursuant to the Agreement to the holders of Huntington Common Stock and were conducted in connection with the delivery of Morgan Stanley's opinion. The analyses do not purport to be appraisals or to reflect the prices at which First Michigan might actually be sold.

      As described above, Morgan Stanley's opinion and the information provided by Morgan Stanley to the Huntington Board were two of a number of factors taken into consideration by the Huntington Board in making its determination to recommend approval of the Agreement and the transactions contemplated thereby. Consequently, the Morgan Stanley analyses described above should not be viewed as determinative of the opinion of the entire Huntington Board or the view of the management with respect to the value of First Michigan. The Conversion Ratio pursuant to the Agreement was determined through negotiations between Huntington and First Michigan, and was approved by the entire Huntington Board.

      The Huntington Board retained Morgan Stanley based upon its experience and expertise. Morgan Stanley is an internationally recognized investment banking and advisory firm. As part of its investment banking business, Morgan Stanley is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuation for estate, corporate and other purposes. Morgan Stanley makes a market in Huntington Common Stock. In the course of its business, Morgan Stanley and its affiliates may actively trade the debt and equity securities of First Michigan and Huntington for their own account and for the accounts of customers and, accordingly may at times hold a long or short position in such securities. In the past, Morgan Stanley has provided financial advisory and investment banking services to Huntington, for which services Morgan Stanley received customary fees.

      Pursuant to a letter dated April 17, 1997, Huntington has agreed to pay Morgan Stanley: (i) an advisory fee estimated to be between $50,000 and $75,000 which is payable if the Merger is not consummated and (ii) an opinion fee of $1.0 million which is payable upon the consummation of the Merger. Any advisory fee paid will be credited against the opinion fee. In addition, Huntington has agreed, among other things, to reimburse Morgan Stanley for all reasonable out-of-pocket expenses incurred in connection with the services provided by Morgan Stanley, and to indemnify and hold harmless Morgan Stanley and certain related parties from and against certain liabilities and expenses, which may include certain liabilities under the federal securities laws, in connection with its engagement.


OPINION OF MERRILL LYNCH

      First Michigan retained Merrill Lynch to act as its financial advisor in connection with the Merger and related matters based upon its qualifications, expertise, and reputation, as well as Merrill Lynch's prior investment banking relationship and general familiarity with First Michigan. At the May 5, 1997, meeting of the First Michigan Board of Directors, Merrill Lynch rendered an opinion to the First Michigan Board that, as of such date, the proposed Conversion Ratio in the Merger was fair to the shareholders of First Michigan from a financial point of view. Merrill Lynch subsequently delivered to the First Michigan Board a written opinion, dated as of the date of this Joint Proxy Statement/Prospectus (the "First Michigan Fairness Opinion"), confirming its opinion of May 5, 1997.

      The full text of the First Michigan Fairness Opinion, which sets forth, among other things, assumptions made, procedures followed, matters considered, and limitations on the scope of review undertaken, is attached as Exhibit D to this Joint Proxy Statement/Prospectus and is incorporated herein by reference. First Michigan's shareholders are urged to read the First Michigan Fairness Opinion in its entirety. This summary of the First Michigan Fairness Opinion is qualified in its entirety by reference to the full text of such opinion.

      Merrill Lynch's opinions are addressed to the First Michigan Board, are directed only to the Conversion Ratio and do not constitute a recommendation to any shareholder of First Michigan as to how such shareholder should vote at any meeting held in connection with the Merger.

      In arriving at the First Michigan Fairness Opinion, Merrill Lynch, among other things: (i) reviewed First Michigan's Annual Reports on Form 10-K and related audited financial information for the three fiscal years ended December 31, 1996, and First Michigan's Report on Form 10-Q and related unaudited financial information for the quarter ended March 31, 1997; (ii) reviewed Huntington's Annual Reports on Form 10-K and related audited financial information for the three fiscal years ended December 31, 1996, and Huntington's Report on Form 10-Q and related unaudited financial information for the quarter ended March 31, 1997; (iii) reviewed certain financial information, including financial forecasts, relating to the respective business, earnings, assets, liabilities, and prospects of First Michigan and Huntington furnished to Merrill Lynch by senior management of First Michigan and Huntington as well as projected cost savings and related expenses expected to result from the Merger (the "Expected Savings") furnished to Merrill Lynch by senior management of Huntington; (iv) conducted discussions with members of senior management of First Michigan and Huntington concerning respective financial condition, businesses, earnings, assets, liabilities, operations, regulatory condition, financial forecasts, contingencies, and prospects of First Michigan and Huntington, and their respective views as to the future financial performance of First Michigan, Huntington, and the combined entity, as the case may be, following the Merger; (v) reviewed the historical market prices and trading activity for First Michigan Common Stock and Huntington Common Stock and compared them with that of certain publicly traded companies which Merrill Lynch deemed to be relevant; (vi) compared the respective results of operations of First Michigan and Huntington with those of certain publicly traded companies which Merrill Lynch deemed to be relevant; (vii) compared the proposed financial terms of the Merger contemplated by the Merger Documents with the financial terms of certain other mergers and acquisitions which Merrill Lynch deemed to be relevant; (viii) reviewed the amount and timing of the Expected Savings for First Michigan and Huntington following the Merger as prepared, and discussed with Merrill Lynch, by the senior management of Huntington; (ix) considered, based upon information provided by Huntington's senior management, the pro forma impact of the transaction on the earnings and book value per share, consolidated capitalization, and certain balance sheet and profitability ratios of Huntington; (x) reviewed the Merger Documents and the Warrant Purchase Agreement; and (xi) reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as Merrill Lynch deemed appropriate.

      In preparing the First Michigan Fairness Opinion, with First Michigan's consent, Merrill Lynch assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to it by First Michigan and Huntington, including that contemplated in the foregoing paragraph, and Merrill Lynch did not assume responsibility for independently verifying such information or undertake an independent evaluation or appraisal of the assets or liabilities, contingent or otherwise, of First Michigan or Huntington or any of their subsidiaries, nor was Merrill Lynch furnished with any such evaluation or appraisal. Merrill Lynch is not expert in the evaluation of allowances for loan losses and, with First Michigan's consent, Merrill Lynch did not make an independent evaluation of the adequacy of the allowance for loan losses of First Michigan or Huntington, nor did Merrill Lynch review any individual credit files relating to Huntington or First Michigan and, with First Michigan's consent, Merrill Lynch assumed that the aggregate allowance for loan losses for both Huntington and First Michigan is adequate to cover such losses and will be adequate on a pro forma basis for the combined entity. In addition, Merrill Lynch did not conduct any physical inspection of the properties or facilities of First Michigan or Huntington. With First Michigan's consent, Merrill Lynch also assumed and relied upon the senior management of First Michigan and Huntington as to the reasonableness and achievability of the financial forecasts (and the assumptions and bases therefor) provided to, and discussed with, Merrill Lynch. In that regard, Merrill Lynch, assumed and relied, with First Michigan's consent, that such forecasts, including without limitation financial forecasts, evaluations of contingencies, Expected Savings, and operating synergies resulting from the Merger, future economic conditions, and results of operations, reflect the best currently available estimates, allocations, and judgments of the senior management of First Michigan and Huntington as to the future financial performance of First Michigan, Huntington, or the combined entity, as the case may be. The First Michigan Fairness Opinion is predicated on the Merger receiving the tax and accounting treatment contemplated in the Merger Documents. Each of Merrill Lynch's opinions was necessarily based on economic, market, and other conditions as in effect on, and the information made available to Merrill Lynch as of, the date thereof. No limitations were imposed by First Michigan on the scope of Merrill Lynch's investigation or on the procedures followed by Merrill Lynch in rendering its opinions.

      For purposes of rendering its opinions, Merrill Lynch assumed, in all respects material to its analysis, that the representations and warranties of each party to the Merger Documents and all related documents and instruments (collectively, the "Documents") contained therein are true and correct, that each party to the Documents had performed and would perform all of the covenants and agreements required to be performed by such party under such Documents, and that all conditions to the consummation of the Merger would be satisfied without waiver thereof. The First Michigan Fairness Opinion was rendered without regard for the necessity for, or level of, any restrictions, obligations, undertakings, or divestitures which may be imposed or required in the course of obtaining any regulatory approval for the Merger. Certain internal management forecasts, projections, and estimates were furnished to Merrill Lynch in connection with its analysis of the Merger. As a matter of policy, First Michigan does not publicly disclose forecasts, projections, and estimates of this type and such forecasts, projections, and estimates were not prepared with a view towards public disclosure. These forecasts, projections, and estimates were based on numerous variables and assumptions which are inherently uncertain and which may not be within the control of management, including, without limitation, general economic, financial market, regulatory, and competitive conditions. Accordingly, actual results could vary materially from those set forth in such forecasts, projections, and estimates.

      In connection with rendering its May 5, 1997, opinion to the First Michigan Board, Merrill Lynch performed a variety of financial analyses. The summary set forth below does not purport to be a complete description of the analyses performed by Merrill Lynch in this regard, although it describes the material analyses performed by Merrill Lynch. The preparation of a fairness opinion is a complex process involving various subjective determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances, and, therefore, such an opinion is not readily susceptible to a partial analysis or summary description. Accordingly, notwithstanding the separate factors summarized below, Merrill Lynch believes that its analyses must be considered in their entirety and that selecting portions of its analyses and factors considered by it, without considering all analyses and factors, or attempting to ascribe relative weights to some or all such analyses and factors, could create an incomplete view of the evaluation process underlying Merrill Lynch's opinion. In addition, Merrill Lynch may have given various analyses more or less weight than the other analyses, it may have used them for different purposes and may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting from any particular analysis described below should not be taken to be Merrill Lynch's view of the actual value of First Michigan or Huntington. The fact that any specific analysis has been referred to in the summary below is not meant to indicate that such analysis was given more weight than any other analysis.

      In performing its analyses, Merrill Lynch made numerous assumptions with respect to industry performance, general business and economic conditions, and other matters, all of which are beyond the control of Merrill Lynch, First Michigan, and Huntington. The analyses performed by Merrill Lynch are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. In addition, the analyses do not purport to be appraisals or to reflect the prices at which any securities of First Michigan or Huntington may trade at the present time or at any time in the future. Such analyses were prepared solely as part of Merrill Lynch's analysis of the fairness of the Conversion Ratio to the shareholders of First Michigan from a financial point of view and were provided to the First Michigan Board in connection with the delivery of Merrill Lynch's opinion dated May 5, 1997. With respect to the comparison of selected companies and transactions analyses summarized below, no public company or transaction utilized as a comparison is identical to First Michigan or Huntington or to the proposed Merger, as the case may be, and such analyses necessarily involve complex considerations and judgments concerning the differences in financial and operating characteristics of the companies, and the financial and other terms of the prior transactions, and other factors that could affect the public trading values of the companies concerned or that affected the financial terms of prior transactions.

      The following is a summary of the material analyses presented by Merrill Lynch to the First Michigan Board in connection with its May 5, 1997, opinion.

      (a) Offer Evaluation. Merrill Lynch reviewed the terms of the proposed Merger, including the Conversion Ratio and the aggregate transaction value. Each of Merrill Lynch's calculations as to this and the other analyses performed in connection with its May 5, 1997, opinion was based upon the Conversion Ratio prior to any antidilution adjustment pursuant to the Merger Documents, including in connection with the 1997 Huntington 10% Stock Dividend. Merrill Lynch reviewed the implied value of the consideration offered based upon the closing share price of Huntington Common Stock of $30.00 on May 2, 1997 (the last trading day prior to the May 5, 1997, meeting of the First Michigan Board of Directors) (the "Huntington Stock Price"), which indicated that the implied value of the consideration offered in the Huntington proposal was approximately $31.50 per share of First Michigan Stock, representing a 2.44% premium to the May 2, 1997, First Michigan Common Stock closing market price of $30.75 per share (the "First Michigan May 2 Closing Price "), a 12.12% premium to the closing price of First Michigan Common Stock on April 2, 1997, a 9.33% premium to the closing price of First Michigan Common Stock on February 28, 1997, a 13.58% premium to the closing price of First Michigan Common Stock on January 31, 1997, and a 14.03% premium to the closing price of First Michigan Common Stock on January 2, 1997. Merrill Lynch further calculated the premiums implied by the Conversion Ratio to the First Michigan May 2 Closing Price based on the high price of Huntington Common Stock between January 2, 1997, and May 2, 1997 (16.29%), and the low price of Huntington Common Stock in the same period (-4.45%). Merrill Lynch also noted that, based on the Huntington Stock Price, the Conversion Ratio represented a total transaction value of approximately $893 million on a fully diluted basis (including the effect of the issuance of additional shares of First Michigan Common Stock pursuant to the 1997 First Michigan 5% Stock Dividend).

      (b) Pro Forma Merger Analysis. Based on earnings estimates as reported by First Call, projected cost savings and revenue enhancements provided by Huntington, and an estimated restructuring charge for the Merger, Merrill Lynch analyzed certain pro forma effects expected to result from the Merger. First Call is a data service that monitors and publishes compilations of earnings estimates by selected research analysts regarding companies of interest to institutional investors. This analysis indicated that the transaction would be slightly accretive to estimated earnings per share of Huntington Common Stock in 1998 and accretive to estimated earnings per share of Huntington Common Stock in 1999, and that the Merger would be dilutive to Huntington's book value per share and tangible book value per share. Merrill Lynch's analysis also indicated that the transaction would be accretive to First Michigan's dividends, as well as to 1998 estimated and 1999 estimated earnings per share of First Michigan Common Stock.

      (c) Contribution Analysis. Merrill Lynch reviewed the relative contributions to be made by First Michigan and Huntington to the combined entity. The financial and operating information reviewed in such analysis included total assets, loans (net of unearned income), deposits, common equity, common equity less goodwill, market capitalization on a fully diluted basis, net income for the 12 month period ended March 31, 1997, and estimated net income for 1997 and 1998 on a fully diluted basis. This analysis showed that, based upon the Conversion Ratio, the shareholders of First Michigan would own approximately 17.03% of the outstanding shares of common stock of the combined company immediately following the Merger and that First Michigan would be contributing 14.16% of total assets, 14.83% of loans (net of unearned income), 17.87% of deposits, 15.10% of common equity, 16.85% of common equity less goodwill, 16.69% of market capitalization on a fully diluted basis, 14.02% of net income for the 12-month period ended March 31, 1997, and 14.15% and 13.99% of estimated net income, on a fully diluted basis, for 1997 and 1998, respectively.

      (d) Discounted Dividend Stream Analysis. Using a discounted dividend stream analysis, Merrill Lynch estimated the net present value of the future streams of after-tax cash flows that First Michigan could produce on a stand-alone basis from 1997 through 2001 and distribute to First Michigan's shareholders ("Dividendable Net Income"). In this analysis, Merrill Lynch assumed that First Michigan performed in accordance with earnings projections as reported by First Call and projected the maximum dividends that would permit First Michigan's tangible common equity ratio to be maintained at a minimum 7.90% level. Merrill Lynch calculated the sum of (i) the terminal values per share of First Michigan Common Stock based on assumed multiples of First Michigan's projected 2001 earnings ranging from 13.5x to 16.5x plus (ii) the projected 1997-2001 five-year Dividendable Net Income streams per share, in each case, discounted to present values at assumed discount rates ranging from 13.00% to 15.00%. This discounted dividend stream analysis indicated a reference range of $21.87 to $28.32 per share of First Michigan. As indicated above, this analysis did not purport to be indicative of actual future results and did not purport to reflect the prices at which shares of First Michigan Common Stock may trade. Discounted cash flow analysis was included because it is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, including earnings growth rates, dividend payout rates, terminal values and discount rates.

      Merrill Lynch also estimated the present value of the Dividendable Net Income that Huntington could produce on a stand-alone basis from 1997 through 2001. In this analysis, Merrill Lynch assumed that Huntington performed in accordance with the earnings projections as published by First Call and Zack's for 1997 and 1998 (and increasing at 9.00% per year thereafter), that Huntington's assets would grow at an annual rate of 7% and that earnings in excess of those required to be retained to maintain a tangible common equity ratio of 6.07% were dividendable. (Zack's is a data service that monitors and publishes compilations of earnings estimates and projected earnings growth rates by selected research analysts regarding companies of interest to institutional investors.) Merrill Lynch calculated the sum of (i) the terminal values per share of Huntington Common Stock based on assumed multiples of Huntington's projected 2001 earnings ranging from 13.5x to 16.5x plus (ii) the projected 1997-2001 five-year Dividendable Net

Income streams per share, in each case, discounted to present values at assumed discount rates ranging from 13.00% to 15.00%. This discounted dividend stream analysis indicated a reference range of $25.60 to $32.39 per share of Huntington Common Stock. As indicated above, this analysis did not purport to be indicative of actual future results and did not purport to reflect the prices at which shares of Huntington Common Stock may trade before or after the Merger.

      (e) Analysis of Selected Acquisition Transactions. Merrill Lynch reviewed publicly available information regarding selected bank acquisitions in the United States with a value of between $500 million and $1.5 billion which had been announced since January 1, 1996 (including Allied Irish Banks/Dauphin Deposit Corporation, Banc One Corporation/Liberty Bancorp, Inc., Southern National Corporation/United Carolina Bancshares Corporation, Mercantile Bancorporation/Mark Twain Bancshares, Inc. and Crestar Financial Corporation/Citizens Bancorp). Merrill Lynch calculated the premium represented by the purchase price paid in such acquisitions to market price, last twelve months' earnings per share, book value per share, tangible book value per share, as well as the deposit premium paid (defined as the difference between the transaction value and the tangible book value of the acquired company, divided by total deposits), which Merrill Lynch determined resulted in relevant ranges of premiums of (i) with respect to market price, 1.17x to 1.68x, with a mean of 1.44x and a median of 1.37x (resulting in imputed values per share of First Michigan Common Stock of $35.98, $51.66, $44.22, and $42.13, respectively); (ii) with respect to last twelve months' earnings per share, 16.27x to 21.12x, with a mean of 19.46x and a median of 20.19x (resulting in imputed values per share of First Michigan Stock of $24.95, $32.38, $29.83, and $30.96, respectively); (iii) with respect to book value per share, 2.00x to 2.89x, with a mean of 2.48x and a median of 2.36x (resulting in imputed values per share of First Michigan Stock of $20.08, $29.01, $24.94, and $23.69, respectively); (iv) with respect to tangible book value per share, 2.05x to 2.98x, with a mean of 2.54x and a median of 2.42x (resulting in imputed values per share of First Michigan Common Stock of $19.94, $28.99, $24.71, and $23.54, respectively); and (v) with respect to total deposits, 11.50% to 22.52%, with a mean of 16.92% and a median of 16.25% (resulting in imputed values per share of First Michigan Common Stock of $22.28, $34.30, $28.19, and $27.46, respectively). In performing the above analysis, Merrill Lynch used results for First Michigan as of or for the period ended March 31, 1997, except with respect to the market price of First Michigan Common Stock, which was as of May 2, 1997.

     No company or transaction used in the above analysis as a comparison is identical to First Michigan or the contemplated transaction. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the value of the companies and the value of the companies to which they are being compared. Mathematical analysis (such as determining the mean or median) is not, in itself, a meaningful method of using comparable data.

      (f) Comparison of Selected Companies. Merrill Lynch reviewed and compared certain financial information, ratios, and public market multiples relating to Huntington to the publicly available corresponding data for a peer group of selected banks which Merrill Lynch deemed to be relevant. The group of selected banks (the "Huntington Selected Banks") held assets of between $12 billion and $30 billion and consisted of Crestar Financial Corporation, Fifth Third Bancorp, First of America Bank Corporation, Firstar Corp, First Tennessee National Corporation, Marshall & Ilsley Corporation, Mercantile Bancorporation, Old Kent Financial Corporation, and Union Planters Corporation.

      Based on a review of such information for the Huntington Selected Banks, Merrill Lynch determined (in each case based on company data as of March 31, 1997, and, where applicable, closing stock prices as of May 2, 1997): (i) that, with respect to the ratio of non-performing assets to total assets, analysis of the Huntington Selected Banks showed a low of 0.22%, a mean of 0.44%, and a high of 0.53%, compared to 0.38% for Huntington; (ii) that, with respect to the ratio of non-performing loans to total loans, analysis of the Huntington Selected Banks showed a low of 0.32%, a mean of 0.56%, and a high of 0.69%, compared to 0.41% for Huntington; (iii) that, with respect to the ratio of loan loss reserves to non-performing loans, analysis of the Huntington Selected Banks showed a low of 231.37%, a mean of 304.94%, and a high of 465.52%, compared to 340.98% for Huntington; (iv) that, with respect to the ratio of loan loss reserves to non-performing assets, analysis of the Huntington Selected Banks showed a low of 210.06%, a mean of 259.65%, and a high of 418.44%, compared to 257.49% for Huntington; (v) that, with respect to the ratio of equity to total assets, analysis of the Huntington Selected Banks showed a low of 6.49%, a mean of 8.25%, and a high of 9.49%, compared to 7.26% for Huntington; (vi) that, with respect to the ratio of tangible equity to tangible assets, analysis of the Huntington Selected Banks showed a low of 5.62%, a mean of 7.45%, and a high of 9.00%, compared to 6.07% for Huntington; (vii) that, with respect to the Tier 1 capital ratio, the Huntington Selected Banks had a low of 9.03%, a mean of 11.33%, and a high of 15.29%, compared to 8.92% for Huntington; (viii) that, with respect to the total capital ratio, the Huntington Selected Banks had a low of 11.75%, a mean of 14.00%, and a high of 18.32%, compared to 12.34% for Huntington; (ix) that, with respect to return on average assets, the Huntington Selected Banks had a low of 1.04%, a mean of 1.36%, and a high of 1.75%, compared to 1.31% for Huntington;
(x) that, with respect to return on average equity, the Huntington Selected Banks had a low of 12.42%, a mean of 16.02%, and a high of 20.22%, compared to 17.74% for Huntington; (xi) that, with respect to net interest margin, the Huntington Selected Banks had a low of 3.99%, a mean of 4.36%, and a high of 4.59%, compared to 4.19% for Huntington; (xii) that, with respect to efficiency ratio, the Huntington Selected Banks had a low of 41.19%, a mean of 57.81%, and a high of 66.00%, compared to 55.13% for Huntington; (xiii) that, with respect to the ratio of stock price to earnings per share for the twelve month period ended March 31, 1997, the Huntington Selected Banks had a low of 14.44x, a mean of 17.18x, and a high of 23.05x, compared to 16.22x for Huntington; (xiv) that, with respect to the multiple of stock price to estimated earnings per share for each of 1997 and 1998, the Huntington Selected Banks (based on projected earnings per share for the applicable year as reported by First Call) had a low of 12.82x and 11.66x, a mean of 14.84x and 13.28x, and a high of 20.17x and 17.55x, respectively, compared to 15.00x and 13.57x, respectively, for Huntington; (xv) that, with respect to the multiple of stock price to book value, the Huntington Selected Banks had a low of 2.25x, a mean of 2.74x, and a high of 4.07x, compared to 2.77x for Huntington; (xvi) that, with respect to the multiple of stock price to tangible book value, the Huntington Selected Banks showed a low of 2.37x, a mean of 3.13x, and a high of 4.78x, compared to 3.36x for Huntington; and (xvii) that, with respect to dividend yield, the Huntington Selected Banks showed a low of 1.53%, a mean of 2.60%, and a high of 3.31%, compared to 2.67% for Huntington.

      Merrill Lynch also calculated a range of imputed values for a share of Huntington Common Stock based on certain of the ratios for the Huntington Selected Banks specified above, including the ratio of the closing price of the common stock on May 2, 1997, to each of book value, tangible book value, earnings per share for the twelve months ended March 31, 1997, and estimated earnings per share for 1997 and 1998, in each case as reported by First Call. This analysis resulted in a range of imputed values for Huntington Common Stock of between $21.13 and $44.06.

      Merrill Lynch reviewed and compared certain financial information, ratios, and public market multiples relating to First Michigan to the publicly available corresponding data for a peer group of selected banks which Merrill Lynch deemed to be relevant. The group of selected banks (the "First Michigan Selected Banks") consisted of Associated Banc-Corp, CNB Bancshares, Inc., Citizens Banking Corporation, Chemical Financial Corporation, Firstbank of Illinois Co., First Financial Bancorp, First Midwest Bancorp Inc., Fort Wayne National Corp., and Mid Am, Inc.

      Based on a review of such information for the First Michigan Selected Banks, Merrill Lynch determined (in each case based on company data as or for the twelve months ended December 31, 1996 (except that data for First Michigan, Citizens Banking Corporation, and CNB Bankshares Inc. was as of or for the twelve months ended March 31, 1997), and, where applicable, closing stock prices as of May 2, 1997): (i) that, with respect to the ratio of non-performing assets to total assets, analysis of the First Michigan Selected Banks showed a low of 0.12%, a mean of 0.41%, and a high of 0.60% compared to 0.24% for First Michigan; (ii) that, with respect to the ratio of non-performing loans to total loans, analysis of the First Michigan Selected Banks showed a low of 0.17%, a mean of 0.54%, and a high of 0.84 %, compared to 0.31% for First Michigan; (iii) that, with respect to the ratio of loan loss reserves to non-performing loans, analysis of the First Michigan Selected Banks showed a low of 165.15%, a mean of 255.03%, and a high of 394.98%, compared to 409.57% for First Michigan; (iv) that, with respect to the ratio of loan loss reserves to non-performing assets, analysis of the First Michigan Selected Banks showed a low of 150.32%, a mean of 288.80%, and a high of 816.07%, compared to 387.83% for First Michigan; (v) that, with respect to the ratio of equity to total assets, analysis of the First Michigan Selected Banks showed a low of 7.46%, a mean of 9.52%, and a high of 12.20%, compared to 7.83% for First Michigan; (vi) that, with respect to the ratio of tangible equity to tangible assets, analysis of the First Michigan Selected Banks showed a low of 6.96%, a mean of 8.82%, and a high of 11.98%, compared to 7.60% for First Michigan; (vii) that, with respect to Tier 1 capital ratio, the First Michigan Selected Banks had a low of 9.39%, a mean of 12.06%, and a high of 15.94%, compared to 9.92% for First Michigan; (viii) that, with respect to total capital ratio, the First Michigan Selected Banks had a low of 10.64%, a mean of 13.30%, and a high of 17.19%, compared to 11.22% for First Michigan;
(ix) that, with respect to return on average assets, the First Michigan Selected Banks had a low of 0.99%, a mean of 1.25%, and a high of 1.58%, compared to 1.30% for First Michigan; (x) that, with respect to return on average equity, the First Michigan Selected Banks had a low of 10.92%, a mean of 13.15%, and a high of 15.39%, compared to 16.35% for First Michigan; (xi) that, with respect to net interest margin, the First Michigan Selected Banks had a low of 4.13%, a mean of 4.49%, and a high of 5.25%, compared to 4.76% for First Michigan; (xii) that, with respect to efficiency ratio, the First Michigan Selected Banks had a low of 52.85%, a mean of 58.13%, and a high of 65.81%, compared to 57.79% for First Michigan; (xiii) that, with respect to the ratio of stock price to earnings per share for the twelve month period ended December 31, 1996, or March 31, 1997, as the case may be, the First Michigan Selected Banks had a low of 12.11x, a mean of 15.91x, and a high of 21.92x, compared to 20.05x for First Michigan; (xiv) that, with respect to the multiple of stock price to estimated earnings per share for each of 1997 and 1998, the First Michigan Selected Banks (based on projected earnings per share for the applicable year as reported by First Call) had a low of 11.88x and 10.38x, a mean of 14.34x and 12.95x, and a high of 18.31x and 16.12x, respectively, compared to 18.24x and 16.71x, respectively, for First Michigan; (xv) that, with respect to the multiple of stock price to book value, the First Michigan Selected Banks had a low of 1.41x, a mean of 2.02x, and a high of 2.77x, compared to 3.06x for First Michigan;
(xvi) that, with respect to the multiple of stock price to tangible book value, the First Michigan Selected Banks showed a low of 1.76x, a mean of 2.22x, and a high of 3.00x, compared to 3.16x for First Michigan and (xvii) that, with respect to dividend yield, the First Michigan Selected Banks showed a low of 1.98%, a mean of 2.85%, and a high of 3.65%, compared to 2.23% for First Michigan.

      Merrill Lynch also calculated a range of imputed values for a share of First Michigan Common Stock based on certain of the ratios for the First Michigan Selected Banks specified above, including the ratio of the closing price of the common stock on May 2, 1997, to each of book value, tangible book value, earnings per share for the twelve months ended December 31, 1996, or March 31, 1997, as the case may be, and estimated earnings per share for 1997 and 1998, in each case as reported by First Call. This analysis resulted in a range of imputed values for First Michigan Common Stock of between $14.16 and $33.61.

      In connection with its opinion dated the date of this Joint Proxy Statement/Prospectus, Merrill Lynch performed procedures to update, as necessary, certain of the analyses described above and reviewed the assumptions on which such analyses described above were based and the factors considered in connection therewith. Merrill Lynch did not perform any analyses in addition to those described in updating its May 5, 1997, opinion.

      Merrill Lynch was retained by the First Michigan Board as an independent contractor to act as financial advisor to First Michigan with respect to the Merger and will receive a fee for its services, a significant portion of which is contingent upon the consummation of the Merger. Merrill Lynch is a nationally recognized investment banking firm which, among other things, regularly engages in the valuation of businesses and securities, including banking institutions, in connection with mergers and acquisitions. Merrill Lynch in the past has provided financial advisory, investment banking, and other services to First Michigan and has received customary fees for the rendering of such services. In addition, in the ordinary course of its securities business, Merrill Lynch may actively trade debt and/or equity securities of First Michigan and Huntington, and their respective affiliates, for its own account and the accounts of its customers, and Merrill Lynch, therefore, may from time to time hold a long or short position in such securities.

      First Michigan and Merrill Lynch entered into a letter agreement, dated November 1, 1996, relating to the services to be provided by Merrill Lynch in connection with a merger or other business combination involving First Michigan. First Michigan agreed to compensate Merrill Lynch as follows: (i) a fee of $150,000, which was paid in cash upon execution of the letter agreement; (ii) an additional fee of $700,000, which was paid in cash upon execution of the Merger Agreement; (iii) an additional fee of $700,000, contingent upon and payable upon mailing to the shareholders of First Michigan of this Joint Proxy Statement/Prospectus; and (iv) a fee of 0.8% of the aggregate purchase price paid in the Merger (or certain other business combinations involving First Michigan occurring or agreed upon during Merrill Lynch's engagement or within two years thereafter), payable upon consummation of the Merger or such other business combination, from which fee will be deducted any amounts previously paid pursuant to clauses (i), (ii), and (iii). First Michigan also agreed to reimburse Merrill Lynch for its reasonable out-of-pocket expenses incurred in connection with its advisory work, including the reasonable fees and disbursements of its legal counsel

(provided that such expenses will not exceed $30,000 without the prior written consent of First Michigan), and to indemnify Merrill Lynch against certain liabilities relating to or arising out of the Merger, including liabilities with might arise under the federal securities laws.


EFFECTIVE TIME OF THE MERGER

      The Merger will be effective at 11:59 p.m., local Ohio time (the "Effective Time"), on the "Effective Date," which shall be the latest of (i) the day on which Articles of Merger with respect to the Merger have been filed with the Maryland State Department of Assessments and Taxation in accordance with the requirements of the laws of the State of Maryland, (ii) the day on which a Certificate of Merger with respect to the Merger has been filed with the Administrator of the Corporation, Securities and Land Development Bureau of the Michigan Department of Consumer and Industry Services, in accordance with the requirements of the laws of the State of Michigan, or (iii) such later date as may be specified in such Articles and Certificate of Merger; provided, however, that the Effective Date shall not be earlier than the date of the expiration of the last required waiting period following receipt of the last regulatory approval required in order to consummate the Merger. Unless Huntington and First Michigan otherwise agree, the Effective Date shall be the date that is five business days after the last of the conditions specified in the Supplemental Agreement shall have been satisfied or waived. It is anticipated that, if the shareholders of Huntington and First Michigan approve the Merger and the Merger Documents, respectively, and if the necessary regulatory approvals are received, and if the other conditions to the consummation of the Merger are satisfied, the Effective Date will occur late in ________, 1997.


TERMS OF THE MERGER

      The Merger Documents provide for the merger of First Michigan into Huntington pursuant to the applicable provisions of the laws of the States of Maryland and Michigan. Upon the effectiveness of the Merger, Huntington will be the surviving entity and the separate existence of First Michigan will cease. The charter and bylaws of the surviving entity will be those of Huntington as in effect immediately prior to the Effective Time until otherwise amended or repealed.

      At the Effective Time, by virtue of the Merger, each share of First Michigan Common Stock issued and outstanding immediately prior to the Effective Time (other than shares held by First Michigan, Huntington, or any subsidiary of Huntington or First Michigan, in each case other than in a fiduciary capacity or as a result of debts previously contracted, which will be canceled and retired at the Effective Time) will cease to be outstanding and will be converted into the right to receive 1.155 shares of Huntington Common Stock, subject to certain limitations. (The original conversion ratio provided in the Merger Agreement was 1.05 shares of Huntington Common Stock for each share of First Michigan Common Stock. This ratio was adjusted automatically, pursuant to the terms of the Merger Agreement, to give effect to the 1997 Huntington 10% Stock Dividend.) Cash will be paid in lieu of the issuance of any fractional shares of Huntington Common Stock. No interest will be payable with respect to any cash payments to be received by any First Michigan shareholder.

      If both (i) the average of the closing sale prices per share of Huntington Common Stock as reported on the Nasdaq National Market for the five trading days immediately preceding the date that is five trading days prior to the date on which the Effective Time occurs, is less than $20.78 (such amount having been adjusted for the 1997 Huntington 10% Stock Dividend), and (ii) the quotient obtained by dividing the average of the Standard & Poors Regional Bank Stock Index for the Determination Period by 355.87 is greater than the quotient obtained by dividing the Average Closing Sale Price by $25.98 (such amount having been adjusted for the 1997 Huntington 10% Stock Dividend), and the difference between such quotients is greater than 0.15, then Huntington and First Michigan are required to use their best efforts to renegotiate the Conversion Ratio, and if they are unable to agree on a revised Conversion Ratio, then the Merger Documents will be terminated and the Merger will be abandoned.

      In addition, if the sum of the number of shares of First Michigan Common Stock outstanding at the Effective Time plus the number of shares of First Michigan Common Stock that are subject to outstanding stock options previously granted by First Michigan as of the Effective Time differs from 28,848,791 shares, the Conversion Ratio will be automatically adjusted (to the nearest hundredth of a share of Huntington Common Stock) by multiplying the original Conversion Ratio by the quotient obtained by dividing 28,848,791 by the sum of the number of shares of First Michigan Common issued and outstanding on the Effective Date plus the number of shares subject to the outstanding First Michigan Stock Options on the Effective Date.

      At the Effective Time, each outstanding option to purchase shares of First Michigan Common Stock shall be converted into an option to acquire the same number of shares of Huntington Common Stock as the holder would have been entitled to receive pursuant to the Merger in exchange for such shareholder's shares of First Michigan Common Stock if such holder had exercised such option in full prior to the Effective Time. The per share exercise price for each such option will be adjusted to be equal to the aggregate exercise price for the shares of First Michigan Common Stock purchasable pursuant to such option immediately prior to the Effective Time divided by the number of shares of Huntington Common Stock purchasable pursuant to such option immediately after the Effective Time. The directors of First Michigan have each executed agreements with Huntington terminating the options previously granted to them, effective immediately prior to the Effective Time. In addition, Messrs. Fredricks, Ondersma, Prins, and Stream have executed an agreement with Huntington whereby each of such persons has agreed that he will not exercise any limited share appreciation rights provided under any current option to purchase shares of First Michigan Common Stock.


EXCHANGE OF CERTIFICATES

      HNB, a wholly owned subsidiary of Huntington, is the transfer agent for Huntington Common Stock and has been designated by Huntington to act as the exchange agent (the "Exchange Agent") in connection with the Merger. Approval of the Merger Documents by the shareholders of First Michigan will constitute ratification of the appointment of HNB or its assigns as the Exchange Agent.

      As promptly as practicable after the Effective Date but not later than ten business days after the Effective Date, Huntington shall cause the Exchange Agent to prepare and mail to each holder of record on the Effective Date of any shares of First Michigan Common Stock a letter of transmittal containing instructions for the surrender of all certificates for shares of First Michigan Common Stock. Upon the surrender by such holder of a certificate or certificates for shares of First Michigan Common Stock standing in such holder's name to the Exchange Agent in accordance with the instructions set forth in the letter of transmittal, such holder shall be entitled to receive in exchange therefor a certificate representing the number of whole shares of Huntington Common Stock into which the shares represented by the certificate or certificates so surrendered shall have been converted and, if applicable, a check payable to such holder in the amount necessary to pay for any fractional shares of Huntington Common Stock which such holder would otherwise have been entitled to receive. Huntington shall deliver to the Exchange Agent such share certificates for whole shares of Huntington Common Stock and the amount of cash necessary to pay for all fractional shares of Huntington Common Stock in order to permit the Exchange Agent to promptly deliver such certificates and cash to the holders of shares of First Michigan Common Stock upon its receipt of certificates representing shares of First Michigan Common Stock. No interest shall be payable with respect to either the whole shares of Huntington Common Stock or the cash payable in lieu of fractional shares. Immediately after the third anniversary of the Effective Date, the Exchange Agent shall deliver to Huntington any unclaimed balance of cash owing with respect to fractional shares and such cash shall be retained by, and become the property of the Surviving Corporation, free and clear of any claims whatsoever.

      Neither Huntington nor the Exchange Agent shall be obligated to deliver a certificate for Huntington Common Stock or a check for cash in lieu of fractional shares to a former shareholder of First Michigan until such former shareholder surrenders the certificate or certificates representing shares of First Michigan Common Stock standing in such former shareholder's name or, if such former shareholder is unable to locate such certificate or certificates, an appropriate affidavit of loss and indemnity agreement and bond as may be required by Huntington. Until so surrendered, each outstanding certificate for shares of First Michigan Common Stock shall be deemed for all corporate purposes (except the payment of dividends) to evidence ownership of the number of whole shares of Huntington Common Stock into which the shares of First Michigan Common Stock represented thereby shall have been converted.

      After the Effective Date, no dividends or distributions payable to holders of record of Huntington Common Stock shall be paid to any holder of an outstanding certificate or certificates formerly representing shares of First Michigan Common Stock until such certificate(s) are surrendered by such holder in accordance with the terms of the Merger Agreement. Promptly upon surrender of such outstanding certificate(s), there shall be paid to such holder of the certificate or certificates for Huntington Common Stock issued in exchange therefor the amount of dividends and other distributions, if any, which theretofore became payable with respect to such full shares of Huntington Common Stock, but which have not theretofore been paid on such stock. No interest shall be payable with respect to the payment of any dividends or other distributions. All such dividends or other distributions unclaimed at the end of three years from the Effective Date shall, to the extent such dividends have been previously paid to the Exchange Agent, be repaid by the Exchange Agent to Huntington, and thereafter the holders of such outstanding certificates for First Michigan Common Stock shall look, subject to applicable escheat, unclaimed funds, and other laws, only to Huntington as general creditors for payment thereof.

      The stock transfer books of First Michigan shall be closed as of the close of business on the day that is one business day prior to the Effective Date. After such date, there shall be no further registration on the records of First Michigan of transfers of outstanding certificates formerly representing shares of First Michigan Common Stock.

      Huntington is empowered to adopt additional reasonable rules and regulations with respect to the matters described above not inconsistent with the provisions of the Merger Agreement.


TERMS OF THE WARRANT

      First Michigan has granted the Warrant to Huntington pursuant to the Warrant Purchase Agreement and the Merger Documents. Under the terms of the Warrant, Huntington has the right to purchase up to 5,534,317 shares of First Michigan Common Stock (such number of shares having been adjusted for the 1997 First Michigan 5% Stock Dividend and subject to certain further adjustments), which represents 19.9% of the outstanding shares of First Michigan Common Stock, for a purchase price of $29.275 per share (subject to certain adjustments), under certain circumstances.

      Huntington may not exercise the Warrant unless it has obtained all required approvals, if any, of appropriate regulatory authorities having jurisdiction, including the Federal Reserve Board, pursuant to all applicable laws and regulations. Further, subject to the terms and conditions set forth in the Warrant and in the Warrant Purchase Agreement and the provisions of applicable law, Huntington may not exercise the Warrant without the written consent of First Michigan except upon the occurrence of any of the following events (a "Triggering Event"):

      (i) any material, willful, and intentional breach of the Merger Documents by First Michigan that would permit Huntington to terminate the Merger Documents (A) occurring after the receipt by First Michigan of a proposal to engage in an "Acquisition Transaction" (as defined below),
            (B) occurring after the announcement by any other person, group of persons, or entity of an intention to engage in an Acquisition Transaction, or (C) in anticipation and for the purpose of engaging in an Acquisition Transaction;

      (ii) (A) a proposal to engage in an Acquisition Transaction is submitted to and approved by the shareholders of First Michigan at any time prior to May 31, 1999, or (B) a "Tender Offer" (as defined below) is commenced and the transactions contemplated in the Tender Offer are completed in such a manner that the person, group of persons, or entity making the Tender Offer acquires beneficial ownership of more than 20% of the capital stock or any other class of voting securities of First Michigan, and the Merger is not consummated prior to May 31, 1999;

      (iii)(A) a proposal to engage in an Acquisition Transaction is received by First Michigan or a Tender Offer is made directly to the shareholders of First Michigan or the intention of making an Acquisition Transaction or Tender Offer is announced at any time prior to the holding of the First Michigan Special Meeting; (B) the Board of Directors of First Michigan (1) fails to recommend to the shareholders of First Michigan that they vote their shares of First Michigan Common Stock in favor of the approval of the Merger, (2) withdraws such recommendation previously made, (3) fails to solicit proxies of shareholders of First Michigan to approve the Merger, or (4) fails to hold the First Michigan Special Meeting; and (C) the Merger is not consummated by May 31, 1999.

      Notwithstanding the foregoing, the Warrant will not be exercisable in the event of the failure to consummate the Merger solely as a result of any of the following: (i) the failure of the shareholders of Huntington to approve the Merger; (ii) the failure of any applicable regulatory authority to provide any required approval or consent to the Merger, which failure was not the result of the existence of a proposal to engage in an Acquisition Transaction or a breach by First Michigan of any of its obligations under any of the Merger Documents; or (iii) the Merger Documents are terminated pursuant to Section 9.1 of the Supplemental Agreement, unless the event giving rise to the right to terminate is preceded by a Triggering Event or the receipt by First Michigan of a proposal to engage in an Acquisition Transaction, or the announcement by another person, group of persons, or entity of a proposal to engage in an Acquisition Transaction.

      For purposes of the Warrant, a "Tender Offer" means a tender or exchange offer made by any person, group of persons, or entity other than Huntington or an affiliate of Huntington to acquire equity securities of First Michigan if, upon the completion of the transactions proposed in such offer, such person, group of persons, or entity would own or have the right to acquire beneficial ownership of more than 20% of the capital stock or any other class of voting securities of First Michigan. A Tender Offer which is contingent upon the expiration of the Warrant is deemed to commence when it is announced. An "Acquisition Transaction" means a transaction involving (A) the sale or other disposition of more than 20% of the shares of the capital stock or any other class of voting securities of First Michigan, including, but not limited to, a Tender Offer, involving any person, group of persons, or entity other than Huntington or an affiliate of Huntington, (B) the sale or other disposition of 15% or more of the consolidated assets or deposits of First Michigan or of the First Michigan Banking Subsidiaries, in the aggregate, to any person or entity other than Huntington or an affiliate of Huntington, or (C) a merger or consolidation involving First Michigan and any person, group of persons, or entity other than Huntington or an affiliate of Huntington, other than a transaction pursuant to which First Michigan will be the surviving corporation and the current shareholders of First Michigan will be the owners of a majority of the stock of the surviving corporation following the transaction.

      Under the terms of the Warrant Purchase Agreement, First Michigan will repurchase from Huntington (or any subsequent holder of the Warrant), at a price based on the highest price paid for shares of First Michigan Common Stock in connection with certain transactions involving a merger, business combination, or other acquisition transaction relating to First Michigan, the Warrant and all shares of First Michigan Common Stock purchased pursuant to an exercise of the Warrant at the request of Huntington (or any subsequent holder) at any time within one year of the occurrence of such merger, business combination, or other transaction.


THE SUBSIDIARY MERGERS

      As soon as practicable after the consummation of the Merger, it is anticipated that all of the First Michigan Banking Subsidiaries will be merged into HNB, under the charter of HNB, and the separate existence of the First Michigan Banking Subsidiaries shall cease. The consummation of the Subsidiary Mergers is not a condition to the consummation of the Merger.


COVENANTS OF THE PARTIES

      The Merger Documents provide, among other things, that First Michigan, Huntington, and their respective subsidiaries are required to use reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper, or advisable under applicable law to consummate and make effective the Merger, subject to the terms and conditions of the Merger Documents. Each of First Michigan and Huntington is required to keep the other party advised of all material developments relevant to its business and the consummation of the Merger and to permit the other party to make reasonable investigation of its business and properties.

      The Merger Documents provide that, unless the prior written consent of Huntington to do otherwise is obtained, First Michigan will operate its business in the usual, regular, and ordinary course; will preserve intact its business organization and assets and maintain its rights and franchises; and will take no action which would adversely affect the ability of First Michigan or Huntington to obtain any consent from any regulatory agency or other person required for the Merger without the imposition of a condition or restriction that renders the consummation of the Merger inadvisable for either First Michigan or Huntington or would materially adversely affect the ability of First Michigan or Huntington to perform its covenants and agreements under the Merger Documents.

      In addition, the Merger Documents provide that, without the prior written consent of Huntington (which consent will not be unreasonably withheld), First Michigan cannot do, or agree or commit to do, any of the following: (i) amend its Articles of Incorporation, By-laws, or other governing instruments; (ii) engage in any acquisition, or take any other action, that adversely affects the ability of First Michigan to consummate the Merger; (iii) incur any additional debt obligation except in the ordinary course of business consistent with past practices or impose, or suffer the imposition, on any asset of First Michigan of any lien or other encumbrance, or permit any such lien or other encumbrance to exist (subject to certain exceptions as specified in the Merger Documents); (iv) repurchase, redeem, or otherwise acquire or exchange (other than in the ordinary course under employee benefit plans) any shares, or securities convertible into any shares, of the capital stock of First Michigan, or declare or pay any dividend, or make any other distribution in respect to First Michigan's capital stock, except as described below; (v) except as previously disclosed to Huntington, issue, sell, pledge, or permit to become outstanding any additional shares of First Michigan Common Stock or any other capital stock or rights related thereto; (vi) adjust, split, combine, or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of shares of First Michigan Common Stock or sell, lease, mortgage, or otherwise dispose of any asset other than in the ordinary course of business for reasonable and adequate consideration; (vii) purchase any securities or make any material investments, except as provided for in the Merger Documents; (viii) except as previously disclosed to Huntington, grant any increase in compensation or benefits to its employees or officers except as in accordance with past practice, pay any severance or termination pay or any bonus other than pursuant to written policies or contracts in effect on the date of the Merger Documents, enter into or amend any severance agreements with officers, grant any increase in compensation or benefits to directors, voluntarily accelerate the vesting of any employee benefits, or grant any stock appreciation rights, cash awards, or any rights to acquire any First Michigan securities under any First Michigan stock option plan; (ix) enter into or amend any employment contract, other than as required by law or as previously disclosed to Huntington, that First Michigan does not have the unconditional right to terminate without liability at any time; (x) adopt any new employee benefit plan, or terminate, withdraw from, or make any material change to an existing employee benefit plan, other than as required by law or deemed advisable by counsel to maintain the tax qualified status of such plan or as previously disclosed to Huntington, or make any distributions from such employee benefit plans except as required by law, the terms of such plan, or consistent with past practice; (xi) make any significant change in any tax or accounting method or system of internal accounting controls, except as may be appropriate to conform with changes in the tax laws, regulatory accounting requirements, or generally accepted accounting principles;
(xii) commence any litigation other than in accordance with past practice or settle certain material litigation; and (xiii) enter into, modify, amend, or terminate any material contract or waive, release, compromise, or assign any material rights or claims, except in the ordinary course of business.

      Notwithstanding the above, First Michigan may, but is not obligated to, declare and pay its customary quarterly cash dividends on shares of First Michigan Common Stock not in excess of $0.18 per share of First Michigan Common Stock, with usual and regular record and payment dates in accordance with past practices; provided that Huntington and First Michigan will coordinate with each other to ensure that the holders of First Michigan Common Stock will receive at least one dividend, but not more than one, for each calendar quarter through the Effective Time.

      The Merger Documents provide that Huntington will take no action which, to its knowledge at the time of such action, would materially adversely affect the ability of First Michigan or Huntington to obtain any consent from any regulatory agency or other person required for the Merger without the imposition of a condition or restriction that renders the consummation of the Merger inadvisable for any party or would materially adversely affect the ability of any party to perform its covenants and agreements under the Merger Documents. In addition, Huntington, without the prior written consent of First Michigan (which consent cannot be unreasonably withheld), may not amend its Articles of Incorporation, Bylaws, or the "Huntington Shareholder Rights Plan" (as described herein) in any manner adverse to the First Michigan shareholders as compared to the rights of the Huntington shareholders as of the date of the Merger Documents (see "EFFECT OF THE MERGER ON SHAREHOLDERS' RIGHTS - RIGHTS PLANS").

      Each of First Michigan and Huntington is required to give prompt written notice to the other party upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its subsidiaries which is reasonably likely to have a material adverse effect on it or would cause or constitute a material breach of any of its representations, warranties, or covenants contained in the Merger Documents and to use reasonable efforts to prevent or remedy the same. The Merger Documents provide that First Michigan, Huntington, and their respective subsidiaries will file all reports required to be filed with the applicable regulatory authorities; that the financial statements contained in all such reports will be prepared in accordance with the laws applicable to such reports; and that all such reports filed with the Commission will comply with all applicable securities laws and will not contain an untrue statement of material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

      Under the Merger Documents, each of First Michigan and Huntington will, and will cause its agents and advisors to: (i) maintain the confidentiality of all confidential information furnished to it by the other party; (ii) not use such information other than in furtherance of the transactions contemplated by the Merger Documents; and (iii) promptly return or certify the destruction of all documents and work papers containing confidential information received from the other party if the Merger Documents are terminated prior to the Effective Time.

      The Merger Documents provide that neither First Michigan nor any affiliate or other person representing First Michigan will directly or indirectly solicit, encourage, or, except to the extent necessary to comply with the fiduciary duties of First Michigan's Board of Directors, as advised by counsel, entertain any proposal to engage in an "Acquisition Transaction," which term has the same meaning as provided in the Warrant, as described under "TERMS OF THE WARRANT" above. Except to the extent necessary to comply with the fiduciary duties of First Michigan's Board of Directors, as advised by counsel, First Michigan shall not fail to recommend that First Michigan shareholders vote in favor of the Merger or withdraw such a recommendation previously made, fail to solicit proxies of the shareholders of First Michigan, or fail to hold the First Michigan Special Meeting, or shall furnish any non-public information that it is not legally obligated to furnish in connection with, negotiate with respect to, or enter into any agreement with respect to, any Acquisition Transaction, but First Michigan may communicate and disclose information about such a proposal to engage in an Acquisition Transaction to its shareholders if and to the extent that it is required to do so in order to comply with its legal obligations as advised by counsel. First Michigan is required to notify Huntington orally and in writing in the event that it receives any inquiry or proposal relating to any Acquisition Transaction.

      Prior to the Effective Time, First Michigan and Huntington are required to consult with each other as to the form and substance of any press release or other public disclosure materially related to transactions contemplated by the Merger Documents. First Michigan and Huntington are required to use reasonable efforts to cause the Merger to qualify as a reorganization within the meaning of the applicable tax law.

      In addition, Huntington is to provide certain benefits and indemnification to certain present and former directors, officers, employees, and agents of First Michigan. See "THE MERGER - INTERESTS OF MANAGEMENT."


CONDITIONS TO CONSUMMATION OF THE MERGER

      The Merger and the other transactions contemplated thereby will occur only if the Merger is approved by the holders of two-thirds of the outstanding shares of Huntington Common Stock at the Huntington Special Meeting and if the Merger Documents are approved by the holders of two-thirds of the outstanding shares of First Michigan Common Stock at the First Michigan Special Meeting. In addition, the obligations of First Michigan and Huntington to consummate the Merger are subject to the satisfaction of certain other conditions, including: (i) the receipt of all required approvals of the Merger by the applicable regulatory authorities and the expiration of any applicable waiting periods, with no such approval conditioned or restricted in a manner which would materially impact the economic or business assumptions of the transactions contemplated by the Merger Documents so as to render inadvisable the consummation of the Merger (see "THE MERGER - REGULATORY APPROVALS"); (ii) the receipt of any and all third-party consents required in order to consummate the Merger or prevent any material default under any contract, permit, or other instrument of First Michigan or Huntington which, if not received or made, is reasonably likely to have a material adverse effect on such party, with no such consent conditioned or restricted in a manner which would materially impact the economic or business assumptions of the transactions contemplated by the Merger Documents so as to render inadvisable the consummation of the Merger; (iii) the absence of any law, regulation, reporting or licensing requirement, administrative decision, decree, judgment, order, or any other action by any court or regulatory authority having jurisdiction which prohibits, restricts, or makes illegal the consummation of the transactions contemplated by the Merger Documents; (iv) the shares of Huntington Common Stock to be issued in the Merger having been approved for quotation on the Nasdaq National Market; (v) the receipt by First Michigan and Huntington of an opinion of counsel for Huntington regarding certain tax aspects of the Merger (see "THE MERGER - FEDERAL INCOME TAX CONSEQUENCES").

      The obligations of Huntington to consummate the Merger are further conditioned upon the following conditions precedent: (i) the representations and warranties of First Michigan set forth in the Merger Documents being true and correct in all material respects as of the date of the Merger Documents and at the Effective Time; (ii) the agreements and covenants of First Michigan to be performed pursuant to the Merger Documents prior to the Effective Time having been performed in all material respects; (iii) the receipt by Huntington of a certificate signed by First Michigan to the effect that all such obligations of First Michigan have been satisfied and a certified copy of resolutions duly adopted by the Board of Directors and shareholders of First Michigan with respect to the approval of the Merger Documents; (iv) the receipt by Huntington of an opinion rendered by legal counsel to First Michigan as to certain matters set forth in the Merger Documents; (v) the receipt by Huntington from First Michigan's auditors of a letter or letters with respect to certain financial information regarding First Michigan; (vi) the receipt by Huntington from each affiliate of First Michigan of an agreement providing that such person will not sell, pledge, transfer, or otherwise dispose of the shares of First Michigan Common Stock held by such person except as provided for in the Merger Documents or the shares of Huntington Common Stock to be received in the Merger except as permitted under applicable law; (vii) the shareholders' equity of First Michigan as of the end of the last fiscal quarter preceding the Effective Date being not less than 95% of First Michigan's shareholders' equity as of December 31, 1996; and (viii) the receipt by Huntington of an opinion of Morgan Stanley, dated not more than five days prior to the date of this Joint Proxy Statement/Prospectus, stating that the Merger is fair, from a financial point of view, to Huntington.

      The obligations of First Michigan to consummate the Merger are further conditioned upon the following conditions precedent: (i) the representations and warranties of Huntington set forth in the Merger Documents being true and correct in all material respects as of the date of the Merger Documents and at the Effective Time; (ii) the agreements and covenants of Huntington to be performed pursuant to the Merger Documents prior to the Effective Time having been performed in all material respects; (iii) the receipt by First Michigan of a certificate signed by Huntington to the effect that all such obligations of Huntington have been satisfied and a certified copy of resolutions duly adopted by the Board of Directors and shareholders of Huntington with respect to the approval of the Merger; (iv) the receipt by First Michigan of an opinion rendered by counsel to Huntington as to certain matters set forth in the Merger Documents; and (v) the receipt by First Michigan of an opinion of Merrill Lynch, dated not more than five business days prior to the date of this Joint Proxy Statement/Prospectus, stating that the consideration to be received by the First Michigan shareholders in connection with the Merger is fair, from a financial point of view, to such shareholders.

      Huntington and First Michigan may waive compliance by the other party with any of the conditions, covenants, and agreements contained in the Merger Documents, except any condition which, if not satisfied, would result in the violation of any law.

AMENDMENT

      The Merger Documents may be amended, to the extent permitted by law, by a subsequent writing signed by First Michigan and Huntington and authorized by their respective Boards of Directors, whether before or after shareholder approval of the Merger Documents has been obtained, provided, that, after any such approval by the shareholders of Huntington or First Michigan, there will be no amendment that under Maryland or Michigan law, as applicable, requires further approval by such shareholders without first obtaining such further shareholder approval.


TERMINATION AND TERMINATION FEE

      The Merger Documents may be terminated and the Merger abandoned at any time prior to the Effective Time as follows: (i) by mutual consent of the Board of Directors of Huntington and the Board of Directors of First Michigan; (ii) by the Board of Directors of either party in the event of an inaccuracy of any representation or warranty of the other party or the material breach of any covenant or agreement, in any case which cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of the breach and which, in the case of the inaccuracy of any representation or warranty, would provide the other party the ability to refuse to consummate the Merger (provided that the terminating party is not then in material breach of any representation, warranty, covenant, or other agreement); (iii) by the Board of Directors of either party in the event any required consent of any regulatory authority is denied or the shareholders of First Michigan fail to vote their approval of the Merger (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement);
(iv) by the Board of Directors of either party in the event the Merger fails to have been consummated by May 31, 1998, if such failure is not caused by any breach of the Merger Documents by the party electing to terminate; (v) by the Board of Directors of either party in the event that any of the conditions precedent to the obligations of such party cannot be fulfilled or satisfied by May 31, 1998 (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement); and (vi) by Huntington, in the event that the Board of Directors of First Michigan fails to reaffirm its approval of the Merger or resolves not to reaffirm the Merger, or affirms, recommends, or authorizes entering into any other Acquisition Transaction or other transaction involving a merger, share exchange, consolidation, or transfer of substantially all of the assets of First Michigan.

      In the event of the termination and abandonment of the Merger Documents, the Merger Documents will become void and the respective representations, warranties, obligations, covenants, and agreements of the parties will not survive such termination, except for certain provisions which will remain in effect under the express terms of the Merger Documents.

      The Supplemental Agreement provides that First Michigan will pay to Huntington a termination fee in the amount of the sum of $22,000,000 plus the direct costs and expenses incurred by or on behalf of Huntington in connection with the transactions contemplated under the Merger Documents, but in no event to exceed $1,000,000, if any of certain "Triggering Events" occurs. For purposes of the Supplemental Agreement, "Triggering Events" shall have the same meaning as provided in the Warrant, as described under "TERMS OF THE WARRANT" above. Notwithstanding the foregoing, the termination fee will not be payable upon a failure to consummate the Merger solely as a result of any of the following: (i) the failure of the shareholders of Huntington to approve the Merger; (ii) the failure of any applicable regulatory authority to provide any required approval or consent to the Merger, which failure was not the result of the existence of a proposal to engage in an Acquisition Transaction or a breach by First Michigan of any of its obligations under any of the Merger Documents; or (iii) the Merger Documents are terminated pursuant to Section 9.1 of the Supplemental Agreement, unless the event giving rise to the right to terminate is preceded by a Triggering Event or the receipt by First Michigan of a proposal to engage in an Acquisition Transaction, or the announcement by another person, group of persons, or entity of a proposal to engage in an Acquisition Transaction.

NO DISSENTING SHAREHOLDERS' RIGHTS

         Under applicable law, neither the holders of Huntington Common Stock nor the holders of First Michigan Common Stock are entitled to dissenting shareholders' rights in connection with the consummation of the Merger.


INTERESTS OF MANAGEMENT

         First Michigan has entered into certain Management Continuity Agreements (the "Continuity Agreements") with each of the following individuals listed below which provide for salary continuation and benefit continuation for various terms in the event of a termination of employment, reduction in salary, change in location, and certain other events occurring following a change of control of First Michigan: David M. Ondersma (currently a director and the Chairman and Chief Executive Officer of First Michigan), Stephen A. Stream (currently a director and the President and Chief Operating Officer of First Michigan), Larry D. Fredricks (currently the Executive Vice President and Chief Financial Officer of First Michigan), and Merle J. Prins (currently the Executive Vice President of First Michigan), each providing for three years of compensation continuation, five other senior executive officers of First Michigan or affiliates of First Michigan providing for two years of compensation continuation, and one additional senior executive officer of an affiliate of First Michigan providing for one year of compensation continuation. The consummation of the Merger will constitute such a change of control for purposes of the Continuity Agreements. Huntington has agreed to assume the obligations of First Michigan under the Continuity Agreements. In addition, Huntington has agreed to offer employment to Messrs. Ondersma, Stream, Fredricks, and Prins (collectively, the "Executives") until December 31, 1999, on such terms as are agreed between such Executives and Huntington. Huntington has also agreed that, if the employment of any of the Executives with Huntington is terminated for any reason prior to December 31, 1999, such Executive will be entitled to the benefits under his respective Continuity Agreement. Huntington and First Michigan have agreed that the amounts payable under the terms of the Continuity Agreements for the Executives upon the occurrence of a trigger event, in accordance with the terms of the agreements, is $3,465,089 for Mr. Ondersma, $2,296,471 for Mr. Stream, $2,075,052 for Mr. Prins, and $1,983,463 for Mr.
Fredricks.

         Upon consummation of the Merger, it is Huntington's intention to appoint David M. Ondersma, currently the Chairman and Chief Executive Officer of First Michigan, to serve as Chairman of the Huntington Michigan Region, and Stephen A. Stream, currently President of First Michigan, to serve as President of the Huntington Western Michigan Region.

         Upon consummation of the Merger, Huntington has agreed to provide generally to the officers and employees of First Michigan who become officers or employees of any Huntington affiliate after the Effective Time employee benefits under Huntington benefit plans, including stock option plans, currently provided generally by Huntington and its affiliates to their similarly situated officers and employees. For purposes of participation and vesting under such Huntington employee benefits plans, the service of First Michigan employees prior to the Effective Time will be treated as service with Huntington or one of its subsidiaries participating in such plans. Huntington has also agreed to provide severance benefits consistent with Huntington's Transition Pay Plan as in effect as of the Effective Time, which benefits will not be less than those provided under such plan as of the date of the Merger Documents, to all persons who are employed by First Michigan immediately prior to the Effective Time and whose employment is subsequently terminated by Huntington or an affiliate of Huntington at any time after the Effective Time; provided, however, that (i) Huntington will assume the obligations of First Michigan under the Continuity Agreements, and (ii) for a period of one year following the Effective Date, Huntington has agreed to provide severance benefits in accordance with First Michigan's severance benefits in effect as of the date of the Merger Documents to all First Michigan Subsidiary Bank presidents and certain key First Michigan corporate and affiliate department heads (a total of 31 persons in all).

         Huntington has also agreed that, for a period of six years after the Effective Date, Huntington and its affiliates will indemnify the present and former directors, officers, employees, and agents of First Michigan and its affiliates against certain liabilities arising at or prior to the Effective Time to the fullest extent permitted under applicable law or by such companies' Articles of Incorporation or Bylaws, in accordance with the terms of the Merger Documents. Huntington has also agreed, for a period of six years after the Effective Date, to use reasonable efforts to procure and maintain that portion of directors' and officers' liability insurance that serves to reimburse the persons who are serving as officers or directors of First Michigan on the date of the Merger Documents with respect to claims against such persons arising from facts or events which occurred prior to the Effective Time, with the same coverages and amounts, and terms no less advantageous, as that coverage currently provided by First Michigan to such persons; provided, however, that Huntington will not be required to expend more than $300,000 to procure and maintain such insurance.

         Huntington has agreed that the First Michigan bonus pool, which shall mean the estimated aggregate dollar amount that would be or become payable under the First Michigan Bonus Plan upon the achievement of certain defined goals, as in effect on the date of the Merger Documents, for the entire 1997 calendar year, in the agreed amount of $3,400,000, multiplied by a fraction, the numerator of which is the number of days between January 1, 1997, and the Effective Date (inclusive), and the denominator of which is 365, shall be allocated among all employees of First Michigan who are participants in the First Michigan Bonus Plan on the Effective Date, in accordance with the terms of the plan as of the Effective Time, and Huntington shall pay any and all such allocated bonus payments to such participants on or before February 28, 1998. All participants in the First Michigan Bonus Plan shall be eligible to participate in the Huntington Management Incentive Compensation Plan beginning as of the Effective Date, to the extent that any such employee is eligible under the terms of such Huntington plan.


FEDERAL INCOME TAX CONSEQUENCES

         The following is a summary of certain material United States federal income tax consequences of the Merger. This summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), and is for general information only. This summary is not a complete description of all the possible tax consequences of the Merger and the tax treatment of a particular shareholder will depend upon such shareholder's particular situation. Special tax considerations not discussed herein may be applicable to particular classes of taxpayers, such as foreign citizens, broker-dealers, certain retirement plans, tax-exempt entities, financial institutions, or insurance companies, or to any shareholder who acquired First Michigan Common Stock through the exercise of an employee stock option or otherwise as compensation. All shareholders should consult with their own tax advisors as to particular tax consequences of the Merger to them, including the applicability and effect of state, local, and foreign tax laws and possible changes in the tax law.

         Consummation of the Merger is dependent upon receipt by Huntington and First Michigan of an opinion of Porter, Wright, Morris & Arthur, counsel to Huntington, substantially to the effect that, for federal income tax purposes, the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code and will result in the tax consequences described below. In rendering such opinion, Porter, Wright, Morris & Arthur is entitled to rely upon certain assumptions and representations of the parties and their respective officers, directors, and shareholders, which representations will not be independently investigated or verified by Porter, Wright, Morris & Arthur and will be assumed to be true as of the Effective Time.

         Assuming that the Merger constitutes a reorganization within the meaning of Section 368(a) and that First Michigan and Huntington will each be a party to the reorganization within the meaning of Section 368(b) of the Code, the following is a summary of the tax consequences which will result:

         (a) No gain or loss will be recognized by a First Michigan shareholder upon such shareholder's receipt of shares of Huntington Common Stock solely in exchange for such shareholder's shares of First Michigan Common Stock, except to the extent that such shareholder receives any cash in lieu of the issuance of fractional shares.

         (b) The tax basis of the Huntington Common Stock so received will be the same as the tax basis of the First Michigan Common Stock surrendered in exchange therefor (reduced by any amount allocated to a fractional share of Huntington Common Stock with respect to which cash is received.).

         (c) The holding period for tax purposes of the Huntington Common Stock to be received by First Michigan shareholders will include the holding period of the shares of First Michigan Common Stock surrendered in exchange therefor, provided that First Michigan Common Stock was held as a capital asset in the hands of the First Michigan shareholder on the Effective Date.

         (d) The payment of cash in lieu of fractional share interests of Huntington Common Stock will be treated for federal income tax purposes as if the fractional shares were distributed as part of the exchange and then redeemed by Huntington. These cash payments will be treated as having been received as distributions in full payment in exchange for the stock redeemed subject to the conditions and limitations of Section 302 of the Code.

         (e) No gain or loss will be recognized by either Huntington or First Michigan (except for the inclusion in income of amounts resulting from any required changes in accounting methods or similar items) as a result of the consummation of the Merger.

         The foregoing discussion is based on currently existing provisions of the Code, existing and proposed treasury regulations thereunder, and current administrative rulings and court decisions. The opinion of counsel described above is not binding on the Internal Revenue Service and no rulings of the Internal Revenue Service will be sought or obtained in relation to the Merger. There can be no assurance that the Internal Revenue Service will agree with the tax consequences of the Merger described above. All of the foregoing discussion is subject to change and any such change could affect the continuing validity of such discussion.

         Payments made in lieu of the issuance of fractional shares of Huntington Common Stock may be subject to information reporting to the Internal Revenue Service and to a 31% backup withholding tax. Backup withholding will not apply, however, to a payment to a First Michigan shareholder or other payee if such shareholder or payee completes and signs the substitute Form W-9 that will be included as part of the transmittal letter or otherwise proves to Huntington and the Exchange Agent that it is exempt from backup withholding.

         EACH FIRST MICHIGAN SHAREHOLDER IS URGED TO CONSULT HIS OR HER OWN TAX ADVISOR CONCERNING THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO SUCH SHAREHOLDER, INCLUDING THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL, AND OTHER TAX LAWS AND ANY PROPOSED CHANGES IN SUCH TAX LAWS.


ACCOUNTING TREATMENT

         It is anticipated that the Merger will be accounted for by Huntington as a pooling of interests. The consummation of the Merger is conditioned on the receipt by Huntington and First Michigan of a letter from Huntington's independent certified public accountants regarding the appropriateness of pooling-of-interests accounting for the Merger if consummated in accordance with the Merger Documents.


REGULATORY APPROVALS

         It is anticipated that the Merger will qualify for expedited action by the Federal Reserve Board under its recently adopted streamlined procedures for applications for bank holding company mergers. These procedures allow a "well-capitalized" and "well-managed" holding company, as defined by the Federal Reserve Board, to file a notice of a merger with another bank holding company in lieu of a full application. Huntington believes it meets the Federal Reserve Board's definition of a well-capitalized and well-managed bank holding company, and that it will be eligible to use the streamlined procedures. The required
notice was submitted to the Reserve Bank on        , 1997, and is expected to be
acted upon by the Reserve Bank under authority delegated to it by the Federal Reserve Board.

         The Subsidiary Mergers are subject to the Bank Merger Act and must be approved by the OCC and, in the case of FMB-Trust, by the FDIC. Applications to
the OCC and the FDIC were filed on         , 1997. Approvals by the OCC and the
FDIC require that the criteria of the Bank Merger Act be met. In conducting their review of any application under the Bank Merger Act, the OCC and the FDIC are required to take into consideration the financial and managerial resources (including the competence, experience, and integrity of the officers, directors, and principal shareholders), the future prospects of the existing and proposed institutions, and the convenience and needs of the communities to be served. In considering financial resources and future prospects, the OCC and the FDIC will, among other things, evaluate the adequacy of the capital levels of the parties to a proposed transaction.

         The Bank Merger Act also prohibits the OCC and the FDIC from approving a merger if it would result in a monopoly or be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States, or if its effect in any section of the country would be substantially to lessen competition or tend to create a monopoly, or if it would in any other manner result in a restraint of trade, unless the OCC or FDIC finds that the anti-competitive effects of a merger are clearly outweighed in the public interest by the probable effect of the transaction in meeting the convenience and needs of the communities to be served. In addition, under the Community Reinvestment Act of 1977, as amended, the OCC must take into account the record of performance of the existing depository institutions in meeting the credit needs of the entire community, including low- and moderate-income neighborhoods, served by such institutions.

         The Bank Merger Act provides for the publication of notice of, and the opportunity for administrative hearings relating to, the application for approval noted and described above. Interested parties may intervene in the approval proceedings. If an interested party intervenes, such intervention could substantially delay the regulatory approvals required for consummation of the Subsidiary Mergers. Any merger approved by the OCC or the FDIC is subject to a statutory waiting period of 15 to 30 days, during which time the United States Department of Justice may challenge a merger on antitrust grounds. The commencement of an antitrust action would stay the effectiveness of the regulatory agency's approval unless a court specifically ordered otherwise.

         The managements of Huntington and First Michigan believe that the Federal Reserve Board will approve the notice given to it under its streamlined procedures, that the OCC and the FDIC will approve the applications filed with them, and that the Subsidiary Mergers will not be subject to challenge by the Department of Justice under the antitrust laws. However, no assurance can be provided that such approvals will be obtained, that the Department of Justice will not challenge the Subsidiary Mergers under the antitrust laws, or that the approvals by the OCC and the FDIC will not contain conditions unacceptable to either Huntington or First Michigan. The consummation of the Subsidiary Mergers is not a condition to the consummation of the Merger. See "THE MERGER - CONDITIONS TO CONSUMMATION OF THE MERGER."


RESALES OF HUNTINGTON COMMON STOCK

         Although the Huntington Common Stock to be issued upon consummation of the Merger has been registered under the Securities Act of 1933, as amended, certain directors and officers of First Michigan and other persons deemed to be affiliates of First Michigan and their affiliates may not resell or otherwise dispose of the shares of Huntington Common Stock received by them in connection with the Merger unless such sales are made pursuant to an effective registration under the Securities Act of 1933, as amended, or pursuant to Rule 145 promulgated by the Commission or another exemption from registration under such Act. Huntington has obtained from each of such persons a written undertaking to the effect that no sale, transfer, or other disposition will be made of any Huntington Common Stock received in the Merger except in accordance with the above restrictions.

                  EFFECT OF THE MERGER ON SHAREHOLDERS' RIGHTS


         At the Effective Time, the First Michigan shareholders will automatically become Huntington shareholders, and their rights as shareholders will be determined by Maryland General Corporation Law and by Huntington's Charter and Bylaws. The rights of First Michigan shareholders differ in some respects from the rights they would have as shareholders of Huntington. The following is a brief summary of the material differences in the rights of First Michigan shareholders from the rights of shareholders of Huntington; however, this summary does not purport to be a complete description of such differences.


CAPITAL STOCK

         First Michigan's Articles of Incorporation authorize the issuance of 50,000,000 shares of common stock, $1.00 par value per share ("First Michigan Common Stock"), and 1,000,000 shares of preferred stock, without par value ("First Michigan Preferred Stock"). First Michigan's Board of Directors has the authority to cause the preferred stock to be issued in one or more series, with such designations and such relative voting, dividend, liquidation, and other rights, preferences, and limitations as may be authorized by the Board of Directors of First Michigan. There are currently no shares of First Michigan Preferred Stock designated or outstanding.

         Huntington's Charter authorizes the issuance of 306,617,808 shares of capital stock, of which 300,000,000 shares are common stock, without par value, and 6,617,808 shares are serial preferred stock, without par value ("Huntington Preferred Stock"). Huntington's Board of Directors has the authority to classify and reclassify any unissued shares of Huntington Preferred Stock in one or more series with such preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, terms or conditions of redemption, or other rights as may be authorized by the Board of Directors of Huntington and stated in articles supplementary or other charter documents providing for the issuance of such Huntington Preferred Stock. Huntington Common Stock is subject to all of the terms and provisions of the Huntington Preferred Stock as fixed by the Board of Directors. There are currently no shares of Huntington Preferred Stock designated or outstanding.

         Neither First Michigan shareholders nor Huntington shareholders have any preemptive rights to purchase additional shares of stock upon an offering or sale for cash or otherwise of such stock.


NOMINATION, ELECTION, AND REMOVAL OF DIRECTORS

         First Michigan's Bylaws provide that one-third of the directors will be elected each year to three year terms (or until their successors are duly elected and qualified or their resignation or removal). First Michigan's Articles of Incorporation set forth specific procedures for the nomination of persons for election to the Board of Directors of First Michigan, and no person will be eligible for election as a director unless nominated either by the Board of Directors or by a shareholder in accordance with Article VIII of the Articles of Incorporation. Article VIII requires a shareholder desiring to nominate a person for the Board of Directors of First Michigan to provide written notice to First Michigan of such intent to make a nomination. The notice must contain certain information about the shareholder and the nominee, and such notice must be received by First Michigan, (a) with respect to an election to be held at an annual meeting of shareholders, not later than 60 nor more than 90 days prior to the first anniversary of the preceding year's annual meeting (or, if the date of the annual meeting is changed by more than 20 days from such anniversary date, within 10 days after the date First Michigan mails or otherwise gives notice of the date of such meeting), and (b) with respect to an election to be held at a special meeting of shareholders called for that purpose, not later than the close of business on the tenth day following the date on which notice of the special meeting was first mailed to the shareholders of First Michigan.

         First Michigan's Articles of Incorporation provide that the number of directors shall be fixed by the affirmative vote of at least two-thirds of the Board of Directors and a majority of the Continuing Directors (directors unaffiliated with an interested shareholder which is the beneficial owner, directly or indirectly, of 10% of the voting power of First

Michigan). There are currently 12 directors serving on First Michigan's Board of Directors. Michigan law permits cumulative voting in elections of directors if provided for in a corporation's articles of incorporation. First Michigan's Articles of Incorporation do not provide for cumulative voting. Under First Michigan's Articles, any one or more directors may be removed, with or without cause, but only by either (i) the affirmative vote of a majority of the Continuing Directors and at least two-thirds of the Board of Directors, or (ii) the affirmative vote, at a meeting of shareholders expressly called for that purpose, of the holders of at least two-thirds of the voting power of the then outstanding shares of capital stock entitled to vote generally in the election of directors voting together as a class.

         Huntington's Bylaws provide that, in order for a person to be eligible for election as a director of Huntington, such person must be nominated by or at the direction of Huntington's Board of Directors or by a shareholder entitled to vote for the election of directors in accordance with certain specified procedures. Shareholder nominations must be made pursuant to timely written notice to the Secretary of Huntington. In most cases, a shareholder's notice, to be timely, must be received at the principal executive offices of Huntington not less than 30 days nor more than 60 days prior to the date of a shareholders' meeting. The notice must set forth certain specified information about the shareholder giving the notice and the shareholder's proposed nominee.

         Huntington's Bylaws provide that the number of directors may be fixed or changed by resolution of a majority of the entire Board of Directors to not more than 25 nor fewer than three directors. The Board of Directors has currently set the number of directors at 11. There are no residency requirements for Huntington's Directors. Huntington's Charter provides for the division of the Board of Directors into three classes. Each class must consist, as nearly as possible, of one-third of the total number of directors. At each annual meeting of shareholders, successors to the class of directors whose term expires at that annual meeting are elected for a three-year term. If the number of directors is changed, any increase or decrease must be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible. A director holds office until the annual meeting for the year in which his term expires and until his successor is elected and qualified. Neither Huntington's Charter nor its Bylaws provide for cumulative voting. Under Huntington's Charter, the shareholders of Huntington may remove a director with cause by the affirmative vote of two-thirds of all shareholders entitled to vote at the election of directors. No director may be removed by the shareholders of Huntington without cause.


SHAREHOLDER PROPOSALS

         In general, at any meeting of the shareholders of either Huntington or First Michigan, only business that has been properly brought before such meeting may be acted upon at such meeting. Huntington's Bylaws provide further that, in order to be properly brought before a meeting of shareholders of Huntington, business must be brought by or at the direction of the Board of Directors or otherwise by a shareholder in accordance with certain specified procedures. A shareholder proposing business must give timely written notice thereof to the Secretary of Huntington. In most cases, a shareholder's notice, to be timely, must be received at the principal executive offices of Huntington not less than 30 days nor more than 60 days prior to the date of a shareholders' meeting. The notice must set forth certain specified information about the shareholder proposing such business and the shareholder's proposal. Neither the Articles of Incorporation nor Bylaws of First Michigan contain comparable provisions.


SPECIAL VOTING REQUIREMENTS FOR CERTAIN TRANSACTIONS

         In general, Michigan law requires the corporation to obtain the affirmative vote of the holders of the majority of the shares entitled to vote to effect amendments to the articles of incorporation which would create dissenters' rights, a merger, sale of assets other than in the ordinary course of business, or dissolution of the corporation. Article VII of First Michigan's Articles of Incorporation requires the affirmative vote of not less than two-thirds of its outstanding shares with respect to a merger or consolidation as a result of which First Michigan would not be the surviving corporation, the sale of all or substantially all of First Michigan's assets, the voluntary dissolution of First Michigan, or an amendment to or deletion of Article VII. Further, the affirmative vote of not less than two-thirds of the voting power of the then outstanding shares is required to amend, repeal, or adopt any provisions inconsistent with, Articles VII and VIII of the Articles of Incorporation of First Michigan.

         Maryland law requires the affirmative vote of the holders of two-thirds of the outstanding shares of Huntington stock entitled to vote to effect material amendments to the charter, a merger, consolidation, sale of assets other than in the ordinary course of business, or dissolution of the corporation. Maryland law also requires a "super majority" vote, in addition to any vote otherwise required by law or Huntington's Charter, for certain business combinations. Unless certain value and other standards are met or an exemption is available, any business combination between Huntington and any interested person (defined generally as a 10% shareholder or an affiliate of such shareholder) must be recommended by the Board of Directors and approved by the affirmative vote of at least 80% of the votes entitled to be cast by holders of Huntington voting stock, voting together as a single class, and two-thirds of the votes entitled to be cast by holders of voting stock other than voting stock beneficially owned by an interested shareholder who is a party to the business combination, voting together as a single class.

         Both Maryland and Michigan law provide certain limitations with respect to "control shares." "Control shares" are generally defined under Maryland and Michigan law as shares of a corporation which would, if aggregated with all other shares of that corporation owned by a person, entitle that person, directly or indirectly, to exercise or direct the exercise of voting power within specified ranges. "Control-share acquisition" is generally defined by Maryland and Michigan law as an acquisition (other than an acquisition specifically exempted from the definition of control share acquisition, such as an acquisition pursuant to certain mergers), directly or indirectly, by any person of ownership of, or the power to direct the exercise of voting power with respect to, issued and outstanding control shares. Under Maryland law, control shares acquired in a control share acquisition have no voting rights except to the extent such rights are approved by the shareholders of the corporation by the affirmative vote of two-thirds of all votes entitled to be cast on the matter, excluding all interested shares. Under Michigan law, shareholders or investors cannot vote any shares beyond the control shares unless they are granted voting rights by a majority vote of all disinterested shareholders (shareholders excluding the bidders or owners of control shares and the corporation's management). If the shareholders do not elect to grant voting rights to control shares, under certain circumstances, the control shares may become subject to redemption by the corporation.

         Additionally, both Maryland and Michigan law have "fair price" provisions which impose additional voting requirements for business combinations with "interested shareholders" (generally, persons holding more than 10% of the corporation's voting stock). Under these provisions, except in cases in which certain minimum price, form of consideration, and procedural requirements are satisfied or for certain transactions that may be approved in advance by the board of directors, higher than normal voting requirements are imposed. Under Maryland law, transactions to which the higher voting requirements apply require the recommendation of the board of directors of the corporation and must be approved by at least 80% of the votes entitled to be cast, voting together as a single group, and by at least two-thirds of the votes, other than the votes of the interested shareholder (and affiliates of such interested shareholder), voting together as a single group. Under Michigan law, transactions to which the higher voting requirements apply require an advisory statement from the board of directors and must be approved by not less than 90% of the votes of each class of stock entitled to vote and by not less than two-thirds of the votes, other than the votes of the interested shareholder (and affiliates of the interested shareholder), of each class entitled to vote.

         The super majority vote, control share, and fair price provisions of Maryland law may deter or render more difficult attempts by third parties to obtain control of Huntington if such attempts are not supported by Huntington's Board of Directors. Similarly, Michigan's control share and fair price statutes may deter or render more difficult attempts by third parties to obtain control of First Michigan if such attempts are not supported by First Michigan's Board of Directors. In addition, both Huntington and First Michigan have adopted certain shareholder rights plans that give the shareholders of the respective companies certain rights to purchase additional shares in the event that a person or group of persons acquires a specified percentage of the outstanding shares of the company or announces an intention to acquire such shares. These plans have certain anti-takeover effects. See "EFFECT OF THE MERGER ON SHAREHOLDERS' RIGHTS - RIGHTS PLANS."


EVALUATION OF MERGERS AND CONSOLIDATIONS

         Article Ninth of Huntington's Charter provides that, in connection with the exercise of its judgment in determining what is in the best interest of Huntington when evaluating a merger or consolidation of Huntington (among other things), the Board of Directors must, in addition to considering the adequacy of the amount to be paid in connection with any such transaction, consider all of the following factors and any other factors which it deems relevant: (i) the interests of the shareholders, including the relation of the consideration offered in the then proposed transaction to the then current market price of Huntington's stock and also the current value of Huntington in a freely negotiated transaction and in relation to the Board of Directors' estimate of the future value of Huntington as an independent entity or as the subject of a future merger or consolidation, (ii) the interests of depositors of banks affiliated with Huntington and of other creditors of Huntington, and (iii) any other factors that the Board of Directors determines to be relevant, including, among other factors, the social, legal, and economic effects upon employees, suppliers, customers, and the business of Huntington and on the communities in which Huntington operates.

         Neither Michigan law nor First Michigan's Articles of Incorporation contain provisions similar to the foregoing provisions contained in Huntington's Charter.


SPECIAL MEETINGS

         First Michigan's Bylaws provide that special meetings of the shareholders for any purpose will be held when called by the President or the Secretary and shall be called by either of them pursuant to resolution therefor by the Board of Directors or when requested in writing by the holders of not less than a majority of all the shares entitled to vote at the meeting.

         Pursuant to Maryland law and Huntington's Bylaws, a special meeting of shareholders may be called by the Board of Directors, the Chairman, or the President of Huntington and must be called by the Secretary upon written request of the holders of not less than 25% of the outstanding shares entitled to vote at the meeting. Any shareholder request must state the purpose or purposes of such meeting and the matters proposed to be acted on thereat. The Secretary must inform such shareholders of the reasonably estimated cost of preparing and mailing the notice of the meeting, and upon payment to Huntington of such costs, the Secretary must give notice of such meeting, except that no special meeting need be called upon the request of the holders of less than a majority of all votes entitled to be cast at such meeting to consider any matter which is substantially the same as a matter voted upon at any special meeting of the shareholders held during the preceding twelve months.


DIRECTORS' AND SHAREHOLDERS' RIGHTS TO ADOPT, ALTER, OR REPEAL THE BYLAWS

         As provided in First Michigan's Bylaws, the Bylaws may be amended or repealed or new Bylaws may be adopted by either the affirmative vote of a majority of the Board of Directors or the affirmative vote of a majority of the outstanding voting stock of First Michigan shareholders.

         Under Maryland law, the power to adopt, alter, and repeal the bylaws of a corporation is vested in the shareholders, except to the extent that the charter or bylaws vest it in the board of directors. Huntington's Charter and Bylaws provide that Huntington's Bylaws may be adopted, amended, or repealed by the affirmative vote of two-thirds of the votes entitled to be cast by the outstanding shares of Huntington's voting stock or by the Board of Directors at any regular or special meeting.


PERSONAL LIABILITY OF OFFICERS AND DIRECTORS TO SHAREHOLDERS

         First Michigan's Articles of Incorporation provides that a director shall not be personally liable to First Michigan for a breach of fiduciary duty as a director, except for liability: (a) for any breach of the director's duty of loyalty to First Michigan or its shareholders; (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (c) resulting from a violation of Section 551(1) of the Michigan Business Corporation Act, relating to the declaration of a prohibited dividend or distribution to shareholders or the making of a prohibited loan to a director, officer, or employee; (d) for any transaction from which the director derived an improper personal benefit; or (e) any act or omission occurring prior to March 1, 1987. In the event the Michigan

Business Corporation Act is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of First Michigan shall be eliminated or limited to the fullest extent permitted by the Michigan Business Corporation Act, as so amended.

         Huntington's Charter provides that no director or officer will be personally liable to the corporation or its shareholders for money damages to the fullest extent permitted by Maryland statutory or decisional law. The effect of this provision under Maryland law is that neither Huntington nor its shareholders will be able to recover money damages against a director or officer of Huntington unless Huntington or its shareholders is able to prove that (i) the director or officer actually received an improper benefit in money, property, or services (in which case recovery is limited to the actual amount of such improper benefit), or (ii) the action, or failure to act, by the director or officer was the result of active and deliberate dishonesty which was material to the cause of action adjudicated in the proceeding.


RIGHTS PLANS

         Huntington

         In 1990, the Board of Directors of Huntington entered into the Rights Agreement, which was amended on August 16, 1995 (the "Huntington Rights Agreement"). Pursuant to the Huntington Rights Agreement, each Huntington shareholder received one "Right" for each outstanding share of Huntington Common Stock held by that shareholder. In addition, Huntington has and will continue to issue one Right with each newly-issued share of Huntington Common Stock so that each outstanding share of Huntington Common Stock (including the shares of Huntington Common Stock to be to issued to First Michigan shareholders in connection with the Merger) will have a Right attached.

         The Rights currently have no value, are represented by the certificates evidencing shares of Huntington Common Stock, and until the Distribution Date (as defined below), trade only with such stock. The Rights will separate from the Huntington Common Stock and become exercisable only if a person or group (an "Acquiror") acquires beneficial ownership of 10% or more of the outstanding Huntington Common Stock or announces a tender offer that would result in ownership of 10% or more of the outstanding Huntington Common Stock (the "Distribution Date"). The Huntington Rights Agreement provides that, at the Distribution Date, each Right will entitle the holder to purchase for $66.12 (which price has been adjusted for stock dividends, as appropriate, including the 1997 Huntington 10% Stock Dividend) (the "Exercise Price"), subject to further adjustment from time to time for additional stock dividends, stock splits, and other changes in capitalization, one-hundredth of a share of Series A Junior Participating Stock of Huntington (the "Series A Preferred Shares"). Each such fractional Series A Preferred Share is intended to be the practical equivalent of one share of Huntington Common Stock.

         In the event an Acquiror acquires 10% or more of the then outstanding shares of Huntington Common Stock (a "Triggering Event"), each Right held by the Acquiror (or any affiliate or associate thereof) will become null and void and each Right held by all other Huntington shareholders will entitle its holder to purchase for the Exercise Price that number of Huntington Series A Preferred Shares having a value (based upon the market value of Huntington Common Stock at the time of the Triggering Event) equal to twice the Exercise Price. In the event Huntington is acquired in a merger or other business combination or a significant portion of its assets are sold, leased, exchanged, or otherwise transferred to (i) a publicly traded Acquiror, each Right will entitle its holder to purchase, for the Exercise Price, that number of shares of the Acquiror which at the time of the transaction would have a market value of twice the Exercise Price, or alternatively, (ii) an Acquiror that is not a publicly traded corporation, each Right will entitle its holder to purchase, for the Exercise Price, at such holder's option, (a) that number of shares of the Acquiror (or, at such holder's option, of the surviving corporation in such acquisition, which could be Huntington) which at the time of the transaction would have a book value of twice the Exercise Price, or (b) if such Acquiror has an affiliate that has publicly traded common shares, that number of common shares of such affiliate which at the time of the transaction would have a market value of twice the Exercise Price.

         The number of Series A Preferred Shares or other securities or property issuable upon exercise of a Right, and the Exercise Price are subject to adjustment upon the occurrence of certain events including, for example, a stock dividend or split payable in Huntington Common Stock or Series A Preferred Shares. The number of Rights may also be adjusted upon the occurrence of certain events including, for example, a reverse stock split. The Rights are not exercisable until the Distribution Date and will expire on August 16, 2005, unless earlier redeemed by Huntington. Huntington may redeem the Rights for $.01 per Right under certain circumstances.

         As with the super majority vote and control share provisions of Maryland law, the Rights have certain anti-takeover effects. See "EFFECT OF THE MERGER ON SHAREHOLDERS' RIGHTS - SPECIAL VOTING REQUIREMENTS FOR CERTAIN TRANSACTIONS." The Rights may cause substantial dilution to a person or group that attempts to acquire Huntington, except pursuant to an offer conditioned on the Rights being redeemed or a substantial number of Rights being acquired. The Rights, however, should not interfere with any merger or other business combination approved by the Huntington Board of Directors due to the Board's ability to redeem the Rights. Huntington's Board recognizes that a takeover might in some circumstances be beneficial to Huntington's shareholders. Neither the Rights Plan nor the Maryland law provisions described in this Joint Proxy Statement/Prospectus are designed to preclude an acquisition of Huntington, but rather will give the Huntington Board of Directors adequate opportunity to evaluate whether an acquisition offer is in the best interest of Huntington and to protect its shareholders from coercive acquisition methods.

         The description and terms of the Rights are set forth in the Huntington Rights Agreement, a copy of which is attached as Exhibit 1 to Huntington's registration statement on Form 8-A, filed with the SEC on February 20, 1990, as amended by an Amendment to Huntington Rights Agreement, a copy of which was filed with the SEC on a Form 8-K dated August 16, 1995, both of which are incorporated herein by reference. See "INFORMATION INCORPORATED BY REFERENCE." The foregoing summary description of the Rights does not purport to be complete and is qualified in its entirety by reference to the Huntington Rights Agreement.

         First Michigan

         Effective October 11, 1990, the Board of Directors of First Michigan adopted a Shareholder Protection Rights Plan (the "First Michigan Rights Plan"). The First Michigan Rights Plan is designed to protect the shareholders of First Michigan against unsolicited attempts to acquire control of First Michigan in a manner that does not offer a fair price to all of the shareholders. The First Michigan Rights Plan provides for the distribution of one "Right" as a dividend on each outstanding share of Common Stock. Each Right entitles a shareholder of First Michigan to buy one one-hundredth of a share of Preferred Stock from First Michigan at a specified exercise price. The Rights become exercisable only if a person or group acquires 15% or more of First Michigan Common Stock or announces a tender offer which would result in such ownership. Upon the acquisition of 15% or more of First Michigan Common Stock by such a person or group, each Right is adjusted so that it entitles the holder to purchase, for the exercise price, shares of First Michigan Common Stock having a market value of twice the exercise price. In addition, if any person or group acquires between 15% and 50% of the Common Stock of First Michigan, the Board of Directors of First Michigan may elect to exchange one share of First Michigan Common Stock or one one-hundredth of a share of preferred stock for each Right. First Michigan is entitled to redeem the Rights at $.01 per Right at any time before any person or group acquires 15% or more of the Common Stock of First Michigan. In addition, under the First Michigan Rights Plan, if First Michigan merges with a shareholder holding 15% or more of First Michigan Common Stock, or such shareholder engages in certain "self dealing" transactions, or causes 50% or more of the assets of First Michigan to be sold or transferred, and upon certain other events, holders of the Rights will be entitled to purchase stock in the acquiring entity at half of the market value of such securities. On May 5, 1997, the Board of Directors of First Michigan amended the plan to exclude Huntington from the definition of "Acquiring Person" so that the consummation of the Merger will not trigger any Rights under the First Michigan Rights Plan.

                       HUNTINGTON BANCSHARES INCORPORATED


GENERAL

         Huntington, incorporated in Maryland in 1966, is a multi-state bank holding company headquartered in Columbus, Ohio. At March 31, 1997, Huntington had total assets of approximately $21.6 billion and total deposits of approximately $13.9 billion.

         Huntington's affiliates conduct a full service commercial and consumer banking business, engage in mortgage banking, lease financing, trust services, discount brokerage services, underwriting credit life and disability insurance, and issuing commercial paper guaranteed by Huntington, and provide other financial products and services. At March 31, 1997, Huntington's affiliates operated 202 banking offices in Ohio and Northern Kentucky, 43 banking offices in West Virginia, 43 banking offices in Michigan, 43 banking offices in Florida, 24 banking offices in Indiana, and one foreign office in the Cayman Islands. In addition, Huntington's mortgage company affiliate has loan origination offices throughout the Midwest and East Coast. Foreign banking activities, in total or with any individual country, are not significant to the operations of Huntington. At March 31, 1997, Huntington and its subsidiaries had approximately 8,135 full-time equivalent employees.

         Competition in the form of price and service from other banks and financial companies, such as savings and loans, credit unions, finance companies, and brokerage firms, is intense in most of the markets served by Huntington and its subsidiaries. Mergers between and the expansion of financial institutions both within and outside Ohio have provided significant competitive pressure in major markets. Since September 1995, when federal interstate banking legislation became effective that made it permissible for bank holding companies in any state to acquire banks in any other state, actual or potential competition in each of Huntington's markets has been intensified. The same federal legislation permits further competition through interstate branching beginning in mid-1997, subject to certain limitations by individual states.

         Huntington completed the acquisition of Peoples Bank of Lakeland, a $551 million Florida state-chartered bank headquartered in Lakeland, Florida, in January 1996 and the acquisition of Citi-Bancshares, Inc., a $548 million bank holding company headquartered in Leesburg, Florida, in February 1997. On May 22, 1997, Huntington entered into an Agreement and Plan of Merger with The Bank of Winter Park ("Winter Park"), a Florida state-chartered bank located in Winter Park, Florida. As of March 31, 1997, Winter Park operated four banking offices, had total assets of $90 million, and total deposits of $82.5 million. Other than the Winter Park acquisition and the pending acquisition of First Michigan, as of the date of this Joint Proxy Statement/Prospectus, Huntington has no acquisitions pending; however, Huntington continues to explore other opportunities to acquire banking and non-banking companies, both interstate and intrastate.


THE HUNTINGTON NATIONAL BANK

         Effective as of June 30, 1997, all but one of Huntington's banking subsidiaries were merged into HNB. As of March 31, 1997, after giving effect to the Huntington Reorganization, HNB operated 43 banking offices in Michigan, with total assets in Michigan of $2.1 billion, and total deposits in its Michigan banking offices of $1.9 billion. The principal executive offices of HNB are located at Huntington Center, 41 South High Street, Columbus, Ohio 43287 (telephone number 614-480-8300). The principal executive offices of the Huntington Michigan Region are located at 801 West Big Beaver Road, Troy, Michigan 48099-5823 (telephone number 248-362-5000).

         After consummation of the Merger, Huntington, through HNB, will have 134 banking offices, with approximately $6 billion in assets, in Michigan.

DIVIDENDS AND PRICE RANGE OF HUNTINGTON COMMON STOCK

         Huntington Common Stock is traded on the Nasdaq National Market under the symbol "HBAN" and is listed as "HuntgBcshr" or "HuntBanc" in most newspapers. The following table sets forth the cash dividends declared and the high and low last sale prices for Huntington Common Stock on the Nasdaq National Market during the periods indicated. The dividends and price ranges have been adjusted to reflect stock dividends and stock splits, as appropriate, including the 1997 Huntington 10% Stock Dividend.



                                                               PRICE RANGE
                                       DIVIDENDS     -------------------------------
                                       PER SHARE         HIGH               LOW
                                     -------------   -------------     -------------

1995:
         First Quarter                 $   0.15        $14(15/16)        $13(5/16)
         Second Quarter                    0.15         16(5/8)           14(3/16)
         Third Quarter                     0.16         19(9/16)          16(5/16)
         Fourth Quarter                    0.16         20(15/16)         18(1/2)

1996:
         First Quarter                 $   0.16        $20(1/8)          $18(5/8)
         Second Quarter                    0.16         20(7/8)           19(9/16)
         Third Quarter                     0.18         21(3/8)           19(5/16)
         Fourth Quarter                    0.18         26(1/4)           20(13/16)

1997:
         First Quarter                 $   0.18        $28(7/8)          $22(3/4)
         Second Quarter                    0.18

         On May 2, 1997, the last trading day prior to the public announcement of the proposed Merger, the high and low sales prices per share of Huntington Common Stock on the Nasdaq National Market (adjusted for the 1997 Huntington 10%
Stock Dividend) were $275/8 and $2513/16, respectively. On                ,
1997, such prices were $     and $     , respectively.

         Huntington has declared regular cash dividends on Huntington Common Stock in each quarter since Huntington was organized in 1966 and has increased its cash dividend every year since that time. The Board of Directors of Huntington presently intends to continue to consider the payment of regular quarterly cash dividends on Huntington Common Stock. The amount and timing of any future dividends will depend upon the earnings of Huntington and its subsidiaries, their financial condition, need for funds, and other relevant factors, however, Huntington has announced its intention to continue to pay regularly quarterly dividends at a level of $0.20 per share subsequent to the distribution of the 1997 Huntington 10% Stock Dividend. Huntington has also issued either a stock dividend or stock split every year for 24 straight years. See "GOVERNMENT REGULATION - DIVIDEND RESTRICTIONS" and "INCORPORATION OF CERTAIN INFORMATION BY REFERENCE."


OTHER INFORMATION

         Huntington Common Stock is actively traded in the over-the-counter market under the Nasdaq symbol "HBAN." Because information regarding Huntington is readily available to investors, the law permits this document to be abbreviated by incorporating certain information regarding Huntington by reference to certain reports and other documents filed with the SEC. See "INFORMATION INCORPORATED BY REFERENCE." Other than as described herein, there have been no material changes in the affairs of Huntington since the filing of its Annual Report on Form 10-K for the year ended December 31, 1996, that have not been described in a subsequent report filed with the SEC pursuant to the Securities and Exchange Act of 1934, as amended.



                         FIRST MICHIGAN BANK CORPORATION


GENERAL

         First Michigan, a bank holding company incorporated under the laws of Michigan in 1973, is headquartered in Holland, Michigan, and has over 90 banking offices, all in Michigan. Its primary markets are Grand Rapids, Holland, and Muskegon which represent approximately 80% of the bank's deposits. At March 31, 1997, First Michigan was the fifth largest bank holding company headquartered in Michigan based on total consolidated assets. At that date, First Michigan and its subsidiaries had total assets of approximately $3.6 billion and total deposits of $3.0 billion.

         First Michigan owns, either directly or indirectly, all of the outstanding stock of fifteen Michigan state-chartered banks: FMB-First Michigan Bank (Zeeland), FMB-Lumberman's Bank (Muskegon), FMB-Community Bank (Dowagiac), FMB-Oceana Bank (Hart), FMB-State Savings Bank (Lowell), FMB-Reed City Bank (Reed City), FMB-Commercial Bank (Greenville), FMB-First Michigan Bank-Grand Rapids (Grand Rapids), FMB-Maynard Allen Bank (Portland), FMB-Northwestern Bank (Boyne City), FMB-Security Bank (Manistee), FMB-Old State Bank (Fremont), FMB-Sault Bank (Sault Ste. Marie) (through First Michigan's ownership of Superior Financial Corporation, a wholly owned subsidiary bank holding company), FMB-Arcadia Bank (Kalamazoo), and FMB-Trust. First Michigan also has four nonbank subsidiaries: (i) First Michigan Life Insurance Company, incorporated in Arizona, which underwrites credit life and credit disability insurance in connection with the extension of credit by the First Michigan Subsidiary Banks;
(ii) FMB-Brokerage Services, Inc., doing business as FMB Investment Services, which provides retail securities brokerage services to customers of First Michigan's Subsidiary Banks and others and through FMB-Trust; (iii) FMB-Insurance Agency, Inc., which engages in the sale of various insurance products through qualified licensed brokers employed by the First Michigan Subsidiary Banks; and (iv) FMB Title Services, Inc., which provides title insurance agency services in connection with mortgage loans made by the First Michigan Subsidiary Banks. Underwriting of title insurance policies is provided through Investors Title of North Carolina, an unaffiliated title insurance company.

         Except for FMB-Trust, the First Michigan Subsidiary Banks are engaged in the business of general commercial, retail, and mortgage banking and, indirectly through other subsidiaries, the businesses of trust services, brokerage and investment services, underwriting credit and disability insurance, and providing title insurance services. Financial services and products are delivered through a network of full service branches, specialized offices, automatic teller machines, telephones, and on-line banking. Commercial and retail banking activities entail offering to businesses, individuals, and governmental units a variety of deposit products including checking accounts, savings accounts, and time deposits and short term deposits. The First Michigan Subsidiary Banks conduct lending activities in the commercial and consumer marketplaces, offering the following types of credits - secured and unsecured business and personal loans; commercial, residential, and home equity mortgage loans; construction financing; letters of credit; consumer installment loans (automobiles and recreational vehicles and equipment); personal, home equity, and overdraft protection lines of credit; and credit cards. FMB-Trust provides trust services for all of the First Michigan Subsidiary Banks. FMB-Trust maintains Employee Benefit, Personal Trust, Corporate Trust, Investment Management, and Operational Groups.

         Over the last few years, First Michigan has expanded in and into existing and new markets through acquisitions. In 1995, First Michigan acquired Superior Financial Corporation and its subsidiary, FMB-Sault Bank, and in 1996, First Michigan acquired Arcadia Financial Corporation and its subsidiary, FMB-Arcadia Bank.

DIVIDENDS AND PRICE RANGE FOR FIRST MICHIGAN COMMON STOCK

         First Michigan Common Stock is traded on the Nasdaq National Market under the symbol "FMBC." The following table sets forth the cash dividends declared and the high and low last sales prices for First Michigan Common Stock on the Nasdaq National Market during the periods indicated. The dividends and price ranges have been adjusted to reflect stock dividends and stock splits, as appropriate, including the 1997 First Michigan 5% Stock Dividend.



                                                                PRICE RANGE
                                       DIVIDENDS      --------------------------------
                                       PER SHARE          HIGH               LOW
                                     -------------    -------------     --------------

1995:
         First Quarter                 $   0.12         $16(11/16)        $15(1/2)
         Second Quarter                    0.12          17(11/16)         16(3/16)
         Third Quarter                     0.13          18                16(1/2)
         Fourth Quarter                    0.14          20(7/16)          17(9/16)

1996:
         First Quarter                 $   0.14         $20(9/16)         $18(11/16)
         Second Quarter                    0.15          22(11/16)         20(1/4)
         Third Quarter                     0.15          24(5/16)          21(7/16)
         Fourth Quarter                    0.17          28(1/4)           23(5/16)

1997:
         First Quarter                 $   0.17         $30               $26(3/16)
         Second Quarter                    0.17


         On May 2, the last trading day prior to the announcement of the proposed Merger, the high and low sales prices per share of First Michigan Common Stock on the Nasdaq National Market were $303/4 and $291/2, respectively.
On             , such prices were $      and       , respectively.


OTHER INFORMATION

         First Michigan Common Stock is actively traded in the over-the-counter market under the Nasdaq symbol "FMBC." Because information regarding First Michigan is readily available to investors, the law permits this document to be abbreviated by incorporating certain information regarding First Michigan by reference to certain reports and other documents filed with the SEC. See "INFORMATION INCORPORATED BY REFERENCE." Other than as described herein, there have been no material changes in the affairs of First Michigan since the filing of its Annual Report on Form 10-K for the year ended December 31, 1996, that have not been described in a subsequent report filed with the SEC pursuant to the Securities and Exchange Act of 1934, as amended.



                              GOVERNMENT REGULATION


         To the extent that the following information describes statutory or regulatory provisions, it is qualified in its entirety by reference to such statutory or regulatory provisions.

GENERAL

         As registered bank holding companies, Huntington and First Michigan are subject to the supervision of the Federal Reserve Board and are required to file with the Federal Reserve Board reports and other information regarding their business operations and the business operations of their subsidiaries. Each of them is also subject to examination by the Federal Reserve Board and required (subject to the availability of the expedited notice procedure) to obtain Federal Reserve Board approval prior to acquiring, directly or indirectly, ownership or control of voting shares of any bank, if, after such acquisition, it would own or control more than 5% of any class of voting stock of such bank. In addition, pursuant to federal law and regulations promulgated by the Federal Reserve Board, both Huntington and First Michigan may only engage in, or own or control companies that engage in, activities deemed by the Federal Reserve Board to be so closely related to banking as to be a proper incident thereto. Under additional Federal Reserve regulations, both Huntington and First Michigan may, in most cases, commence permissible new non-banking business activities de novo with only subsequent notice to the Federal Reserve Board and may acquire smaller companies that engage in permissible non-banking activities under an expedited procedure requiring only 12 business days notice to the Federal Reserve Board.

         The bank subsidiaries of both Huntington and First Michigan have deposits insured by the Bank Insurance Fund ("BIF") of the FDIC and are subject to supervision, examination, and regulation by the OCC, if a national bank, or by state banking authorities and the FDIC if a state-chartered bank. Certain deposits of certain of Huntington's bank subsidiaries were acquired from savings associations and are insured by the Savings Association Insurance Fund ("SAIF") of the FDIC. The nonbank subsidiaries of Huntington and First Michigan are also subject to supervision, examination, and regulation by the Federal Reserve Board and examination by applicable federal and state banking agencies. In addition to the impact of federal and state supervision and regulation, the subsidiaries of Huntington and First Michigan are affected significantly by the actions of the Federal Reserve Board as it attempts to control the money supply and credit availability in order to influence the economy.


HOLDING COMPANY STRUCTURE

         The depository institution subsidiaries of both Huntington and First Michigan are subject to affiliate transaction restrictions under federal law which limit the transfer of funds by the subsidiary banks to their parent and any nonbank subsidiaries of the parent, whether in the form of loans, extensions of credit, investments, or asset purchases. Such transfers by any subsidiary bank to its parent corporation or to any nonbank subsidiary of the parent are limited in amount to 10% of the institution's capital and surplus and, with respect to such parent and all such nonbank subsidiaries of the parent, to an aggregate of 20% of any such institution's capital and surplus. Furthermore, such loans and extensions of credit are required to be secured in specified amounts. In addition, all affiliate transactions must be conducted on terms and under circumstances that are substantially the same as such transactions with unaffiliated entities. Under applicable regulations, at March 31, 1997, approximately $193 million was available for loans to Huntington from its subsidiary banks and approximately $13.6 million was available for loans to First Michigan from its subsidiary banks.

         The Federal Reserve Board has a policy to the effect that a bank holding company is expected to act as a source of financial and managerial strength to each of its subsidiary banks and to commit resources to support each such subsidiary bank. Under the source of strength doctrine, the Federal Reserve Board may require a bank holding company to make capital injections into a troubled subsidiary bank, and may charge the bank holding company with engaging in unsafe and unsound practices for failure to commit resources to such a subsidiary bank. This capital injection may be required at times when either Huntington or First Michigan may not have the resources to provide it. Any loans by a holding company to any of its subsidiary banks are subordinate in right of payment to deposits and to certain other indebtedness of such subsidiary bank. Moreover, in the event of a bank holding company's bankruptcy, any commitment by such holding company to a federal bank regulatory agency to maintain the capital of a subsidiary bank will be assumed by the bankruptcy trustee and entitled to a priority of payment.

         In 1989, the United States Congress passed comprehensive financial institutions legislation known as the Financial Institutions Reform, Recovery, and Enforcement Act ("FIRREA"). Among other things, FIRREA established a new principle of liability on the part of depository institutions insured by the FDIC for any losses incurred by, or reasonably expected to be incurred by, the FDIC after August 9, 1989, in connection with (i) the default of a commonly controlled FDIC-insured depository institution, or (ii) any assistance provided by the FDIC to a commonly controlled FDIC-insured depository institution in danger of default. "Default" is defined generally as the appointment of a conservator or receiver and "in danger of default" is defined generally as the existence of certain conditions indicating that a "default" is likely to occur in the absence of regulatory assistance. Accordingly, in the event that any insured bank subsidiary of Huntington or First Michigan causes a loss to the FDIC, other bank subsidiaries of Huntington or First Michigan, respectively, could be required to compensate the FDIC by reimbursing to it the amount of such loss, and such reimbursement could cause a loss of Huntington's or First Michigan's investments in such other subsidiaries. (At present, Huntington has only one other subsidiary depository institution besides its lead bank.)

         Federal law permits the OCC to order the pro rata assessment of shareholders of a national bank whose capital stock has become impaired, by losses or otherwise, to relieve a deficiency in such national bank's capital stock. This statute also provides for the enforcement of any such pro rata assessment of shareholders of such national bank to cover such impairment of capital stock by sale, to the extent necessary, of the capital stock of any assessed shareholder failing to pay the assessment. Similarly, the laws of certain states provide for such assessment and sale with respect to the subsidiary banks chartered by such states. Huntington and First Michigan, as the sole shareholder of their respective subsidiary banks, are subject to such provisions. Moreover, under legislation that became effective August 10, 1993, the claims of a receiver of an insured depository institution for administrative expenses and the claims of holders of deposit liabilities of such an institution are accorded priority over the claims of general unsecured creditors of such an institution, including the holders of the institution's note obligations, in the event of liquidation or other resolution of such institution. As a result of such legislation, claims of a receiver for administrative expenses and claims of holders of deposit liabilities of Huntington's and First Michigan' respective depository subsidiaries (including the FDIC, as subrogee of such holders) would receive priority over the holders of notes and other senior debt of such subsidiaries in the event of liquidation or other resolution and over the interests of Huntington and First Michigan as sole shareholders of their respective subsidiaries.


DIVIDEND RESTRICTIONS

         Dividends from subsidiary banks are a significant source of funds for payment of dividends to the shareholders of bank holding companies. There are, however, statutory limits on the amount of dividends a depository institution subsidiary can pay to its parent without regulatory approval.

         Federal and state banking laws and regulations place certain restrictions on the amount of dividends that a bank may pay or loans that it may make to its parent company or companies. A subsidiary bank of Huntington may not, without prior regulatory approval, pay a dividend in an amount greater than such bank's undivided profits. In addition, the prior approval of the OCC is required for the payment of a dividend by a national bank if the total of all dividends declared by the bank in a calendar year would exceed the total of its net income for the year combined with its retained net income for the two preceding years. Under these provisions and in accordance with the above-described formula, as of March 31, 1997, Huntington's subsidiary banks have declared dividends to Huntington in 1997 of approximately $60 million and, without regulatory approval, could declare additional dividends of approximately $104.0 million during the balance of 1997, plus an additional amount equal to their aggregate net income through the date of declaration. Under Michigan law and applicable regulations, the First Michigan Subsidiary Banks could, without regulatory approval, declare aggregate dividends in 1997 of approximately $125 million plus an additional amount equal to its net income during 1997.

         If, in the opinion of the applicable regulatory authority, a bank under its jurisdiction is engaged in or is about to engage in an unsafe or unsound practice (which, depending on the financial condition of the bank, could include the payment of dividends), such authority may require, after notice and hearing, that such bank cease and desist from such practice. The Federal Reserve Board, the OCC, and the FDIC have issued policy statements which provide that insured banks and bank holding companies should generally only pay dividends out of current operating earnings.

FDIC INSURANCE

         The FDIC is mandated by law to assess deposit insurance premiums on depository institutions sufficient, but no more than sufficient, to achieve and maintain a target reserve level (also referred to as a designated reserve ratio or DRR) for both the BIF and the SAIF of 1.25% of insured deposits. The BIF achieved its target reserve level in mid-1995, and the SAIF did so in late 1996 by means of a special assessment on savings associations and banks that acquired SAIF-insured deposits on or prior to March 31, 1995.

         The FDIC has employed a risk-based insurance assessment system for both insurance funds since 1994, under which it places each insured depository institution in one of nine risk categories based on its level of capital and other relevant information (such as supervisory evaluations). The insured depository subsidiaries of Huntington and First Michigan are all BIF members and are subject to this risk-based system.

         In the light of the current financial situation of the funds and the current low level of depository institution failure, the FDIC has established adjusted schedules of BIF and SAIF assessments with annual premium rates ranging from 0% to 0.27% of insured deposits, depending on the assessment risk classification of the assessed institution. The 0% rate is available to well-capitalized institutions having one of the two best supervisory ratings. All Huntington and First Michigan depository subsidiaries are currently eligible for the 0% rate. Unless the loss experience of the BIF in the future requires the FDIC to make an upward adjustment of the assessment schedules, or a Huntington or First Michigan depository subsidiary ceases to be well capitalized or fails to obtain one of the two best supervisory ratings, all such subsidiaries will continue to be able to obtain deposit insurance without payment of premium.


CAPITAL REQUIREMENTS

         The Federal Reserve Board has issued risk-based capital ratio and leverage guidelines for bank holding companies, such as Huntington and First Michigan. The risk-based capital ratio guidelines establish a systematic analytical framework that makes regulatory capital requirements more sensitive to differences in risk profiles among banking organizations, takes off-balance sheet exposures into explicit account in assessing capital adequacy, and minimizes disincentives to holding liquid, low-risk assets. Under the guidelines and related policies, bank holding companies must maintain capital sufficient to meet both a risk-based asset ratio test and leverage ratio test on a consolidated basis. The risk-based ratio is determined by allocating assets and specified off-balance sheet commitments into four weighted categories, with higher weighting being assigned to categories perceived as representing greater risk. A bank holding company's capital (as described below) is then divided by total risk-weighted assets to yield the risk-based ratio. The leverage ratio is determined by relating core capital (as described below) to total assets adjusted as specified in the guidelines. Each of Huntington's and First Michigan' subsidiary banks is subject to substantially similar capital requirements adopted by applicable regulatory agencies.

         Generally, under the applicable guidelines, a financial institution's capital is divided into two tiers. "Tier 1", or core capital, includes common equity, noncumulative perpetual preferred stock (excluding auction rate issues), and minority interests in equity accounts of consolidated subsidiaries, less goodwill and, with certain limited exceptions, all other intangible assets. Bank holding companies, however, may include cumulative perpetual preferred stock in their Tier 1 capital, up to a limit of 25% of such Tier 1 capital. "Tier 2", or supplementary capital, includes, among other things, cumulative perpetual and limited-life preferred stock, hybrid capital instruments, mandatory convertible securities, qualifying subordinated debt, and the allowance for loan losses, subject to certain limitations. "Total capital" is the sum of Tier 1 and Tier 2 capital.

         The Federal Reserve Board and the other federal banking regulators require that intangible assets, with certain exceptions, be deducted from Tier 1 capital. Under the Federal Reserve Board's rules, the only types of intangible assets that may be included in (i.e., not deducted from) a bank holding company's capital are originated mortgage servicing rights ("OMSRs"), readily marketable purchased mortgage servicing rights ("PMSRs"), and purchased credit card relationships ("PCCRs"), provided that, in the aggregate, the total amount of OMSRs, PMSRs, and PCCRs included in capital does not exceed 50% of Tier 1 capital. PCCRs are subject to a separate sublimit of 25% of Tier 1 capital. The amount of OMSRs, PMSRs, and PCCRs that a bank holding company may include in its capital is limited to the lesser of (i) 90% of such assets' fair market value (as determined under the guidelines), or (ii) 100% of such assets' book value, each determined quarterly. Identifiable intangible assets (i.e., intangible assets other than goodwill) other than OMSRs, PMSRs, and PCCRs, including core deposit intangibles, acquired on or before February 19, 1992 (the date the Federal Reserve Board issued its original proposal for public comment), generally will not be deducted from capital for supervisory purposes, although they will continue to be deducted for purposes of evaluating applications filed by bank holding companies.

         Under the risk-based guidelines, financial institutions are required to maintain a risk-based ratio (total capital to risk-weighted assets) of 8%, of which 4% must be Tier 1 capital. The appropriate regulatory authority may set higher capital requirements when an institution's circumstances warrant.

         Under the leverage guidelines, financial institutions are required to maintain a leverage ratio (Tier 1 capital to adjusted total assets, as specified in the guidelines) of at least 3%. The 3% minimum ratio is applicable only to financial institutions that meet certain specified criteria, including excellent asset quality, high liquidity, low interest rate exposure, and the highest regulatory rating. Financial institutions not meeting these criteria are required to maintain a leverage ratio which exceeds 3% by a cushion of at least 100 to 200 basis points.

         The guidelines also provide that financial institutions experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels. Furthermore, the Federal Reserve Board's guidelines indicate that the Federal Reserve Board will continue to consider a "tangible Tier 1 leverage ratio" in evaluating proposals for expansion or new activities. The tangible Tier 1 leverage ratio is the ratio of an institution's Tier 1 capital, less all intangibles, to total assets, less all intangibles.

         Failure to meet applicable capital guidelines could subject the financial institution to a variety of enforcement remedies available to the federal regulatory authorities, including limitations on the ability to pay dividends, the issuance by the regulatory authority of a capital directive to increase capital, and the termination of deposit insurance by the FDIC, as well as to the measures described below under "FEDERAL DEPOSIT INSURANCE CORPORATION IMPROVEMENT ACT OF 1991" as applicable to undercapitalized institutions.

         As of March 31, 1997, the Tier 1 risk-based capital ratios, total risk-based capital ratios, and Tier 1 leverage ratios for Huntington and First Michigan were as follows:


                                                                    HUNTINGTON
                                                            --------------------------
                                                                               PRO          FIRST
                                            REQUIREMENT      HISTORICAL      FORMA(1)      MICHIGAN
                                           -------------    ------------    ----------    ----------
Tier 1 Risk-Based Capital Ratio.........       4.00%            8.92%          8.92%         9.80%

Total Risk-Based Capital Ratio..........       8.00%           12.34%         12.05%        11.11%

Tier 1 Leverage Ratio...................       3.00%            7.60%          7.52%         7.73%

-------------------------

(1)  Includes Huntington and First Michigan on a pro forma combined basis.

         As of March 31, 1997, all of Huntington's and First Michigan's bank subsidiaries had capital in excess of the minimum requirements.


FEDERAL DEPOSIT INSURANCE CORPORATION IMPROVEMENT ACT OF 1991

         In December 1991, Congress enacted the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"), which substantially revised the bank regulatory and funding provisions of the Federal Deposit Insurance Act and made revisions to several other federal banking statutes.

         Among other things, FDICIA requires federal banking regulatory authorities to take "prompt corrective action" with respect to depository institutions that do not meet minimum capital requirements. For these purposes, FDICIA establishes five capital tiers: "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized," and "critically undercapitalized."

         The federal banking regulatory agencies have adopted regulations to implement the prompt corrective action provisions of FDICIA. Among other things, the regulations define the relevant capital measures for the five capital categories. An institution is deemed to be "well capitalized" if it has a total risk-based capital ratio of 10% or greater, a Tier 1 risk-based capital ratio of 6% or greater, and a leverage ratio of 5% or greater and is not subject to a regulatory order, agreement, or directive to meet and maintain a specific capital level for any capital measure. An institution is deemed to be "adequately capitalized" if it has a total risk-based capital ratio of 8% or greater, a Tier 1 risk-based capital ratio of 4% or greater, and, generally, a leverage ratio of 4% or greater and the institution does not meet the definition of a "well capitalized" institution. An institution that does not meet one or more of the "adequately capitalized" tests is deemed to be "undercapitalized". If the institution has a total risk-based capital ratio that is less than 6%, a Tier 1 risk-based capital ratio that is less than 3%, or a leverage ratio that is less than 3%, it is deemed to be "significantly undercapitalized". Finally, an institution is deemed to be "critically undercapitalized" if it has a ratio of tangible equity (as defined in the regulations) to total assets that is equal to or less than 2%.

         FDICIA generally prohibits a depository institution from making any capital distribution (including payment of a cash dividend) or paying any management fee to its holding company if the depository institution would thereafter be undercapitalized. Undercapitalized institutions are subject to growth limitations and are required to submit a capital restoration plan. If any depository institution subsidiary is required to submit a capital restoration plan, its parent company would be required to provide a limited guarantee regarding compliance with the plan as a condition of approval of such plan by the appropriate federal banking agency. If an undercapitalized institution fails to submit an acceptable plan, it is treated as if it is significantly undercapitalized. Significantly undercapitalized institutions may be subject to a number of requirements and restrictions, including orders to sell sufficient voting stock to become adequately capitalized, requirements to reduce total assets, and cessation of receipt of deposits from correspondent banks. Critically undercapitalized institutions may not, beginning 60 days after becoming critically undercapitalized, make any payment of principal or interest on their subordinated debt. In addition, critically undercapitalized institutions are subject to appointment of a receiver or conservator within 90 days of becoming critically undercapitalized.

         Under FDICIA, a depository institution that is not well capitalized is generally prohibited from accepting brokered deposits and offering interest rates on deposits higher than the prevailing rate in its market. Huntington expects that the FDIC's brokered deposit rule will not adversely affect the ability of its depository institution subsidiaries to accept brokered deposits. Under the regulatory definition of brokered deposits, as of March 31, 1997, Huntington's bank subsidiaries had an immaterial amount of brokered deposits. First Michigan's bank subsidiaries had aggregate brokered deposits of $26.7 million as of the same date.

         FDICIA, as amended, directs that each federal banking regulatory agency prescribe standards, by regulation or guideline, for depository institutions relating to internal controls, information systems, internal audit systems, loan documentation, credit underwriting, interest rate exposure, asset growth, compensation, asset quality, earnings, and stock valuation. The Federal Reserve Board has adopted a regulation in the form of guidelines covering most of these items, and the other federal banking regulatory agencies are expected to adopt identical regulations. Huntington and First Michigan believe that the regulations and guidelines will not have a material effect on the operations of their respective depository institution subsidiaries.


INTERSTATE BRANCHING AND CONSOLIDATIONS

         The Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994, enacted in September 1994, provides for nationwide interstate banking and branching. Under the law, interstate acquisitions of banks or bank holding companies in any state by bank holding companies in any other state became permissible as of September 29, 1995. Interstate branching and consolidations of existing bank subsidiaries in different states became permissible on

June 1, 1997. The permissibility of consolidations and branching was allowed to be accelerated by "opt-ins" by individual states until that date. States were also, until June 1, 1997, permitted to adopt legislation to "opt-out" of interstate branching and consolidations, but in that event the state's own banks became ineligible to branch into, or consolidate their operations, in other states. On June 30, 1997, Huntington availed itself of the interstate branching authority and merged all of its subsidiary banks except The Huntington State Bank, into its principal bank, The Huntington National Bank, and consolidated all of its subsidiary holding companies, except Huntington Bancshares Florida, Inc. into Huntington. Huntington Bancshares Florida, Inc. will not be merged or liquidated in the foreseeable future into Huntington, pursuant to a private letter ruling obtained from the Internal Revenue Service in connection with a prior merger.


OTHER APPLICABLE REGULATIONS

         The Riegle Community Development and Regulatory Improvement Act of 1994, also enacted in September 1994, made several changes in existing law affecting bank holding companies, including a reduction in the minimum post-approval antitrust review waiting period for depository institution mergers and acquisitions, and the substitution of a notice for an application when a bank holding company proposes to engage in, or acquire a company to engage in, nonbank activities.

         The Economic Growth and Regulatory Paperwork Reduction Act of 1996, enacted in September 1996, provided, in addition to arrangements for the recapitalization of the SAIF, regulatory relief for bank holding companies in several significant areas. Bank holding companies that also owned savings associations and were therefore subject to regulation by the Office of Thrift Supervision ("OTS") as savings and loan holding companies were relieved of such duplicative regulation, and neither future acquisitions of savings associations by bank holding companies nor mergers of savings associations into banks will any longer require application to and approval by the OTS. Acquisitions by well-capitalized and well-managed bank holding companies of companies engaging in permissible nonbanking activities (other than savings associations) may now be made with only 12 days prior notice to the Federal Reserve Board, and de novo engagement in such activities by such bank holding companies may be commenced without prior notice and with only subsequent notice to the Federal Reserve Board. The same legislation gave regulatory relief to banks in regard to corporate governance, branching, disclosure, and other operational areas.



                                     EXPERTS


         The consolidated financial statements of Huntington included in Huntington's Annual Report on Form 10-K for the year ended December 31, 1996, incorporated by reference herein have been audited by Ernst & Young LLP, independent auditors, as set forth in their report included therein and incorporated herein by reference. Such financial statements audited by Ernst & Young LLP are incorporated by reference herein in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

         The consolidated financial statements of First Michigan included in First Michigan's Annual Report on Form 10-K for the year ended December 31, 1996, incorporated by reference herein, have been audited by BDO Seidman, LLP, independent auditors, as set forth in their report included therein and incorporated herein by reference. Such financial statements audited by BDO Seidman, LLP, are incorporated by reference herein in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                                 LEGAL OPINIONS


         The validity of the Huntington Common Stock to be issued to First Michigan shareholders pursuant to the Merger and certain other legal matters in connection with the Merger will be passed upon for Huntington by Porter, Wright, Morris & Arthur, Columbus, Ohio. As of March 31, 1997, members of such firm participating in the representation of Huntington on this matter beneficially owned an aggregate of __________ shares of Huntington Common Stock. Certain legal matters in connection with the Merger will be passed on for First Michigan by Varnum, Riddering, Schmidt & Howlett LLP, Grand Rapids, Michigan.



                                 OTHER MATTERS


         As of the date of this Joint Proxy Statement/Prospectus, management of Huntington knows of no business other than that described in this Joint Proxy Statement/Prospectus that will come before the Huntington Special Meeting and management of First Michigan knows of no business other than that described in this Joint Proxy Statement/Prospectus that will come before the First Michigan Special Meeting. Should any other matters properly come before the Huntington Special Meeting, the enclosed proxy confers upon the person or persons designated to vote the shares discretionary authority to vote the same with respect to any such other matter in accordance with their judgment, except that no proxy that is voted against the approval of the Merger will be voted in favor of any adjournment or postponement of the meeting for the purpose of soliciting additional proxies. Should any other matters properly come before the First Michigan Special Meeting, the enclosed proxy confers upon the person or persons designated to vote the shares discretionary authority to vote the same with respect to any such other matter in accordance with their judgment, except that no proxy that is voted against the approval of the Merger Documents will be voted in favor of any adjournment or postponement of the meeting for the purpose of soliciting additional proxies.

                        INDEX TO FINANCIAL INFORMATION


                                                                                 Page
                                                                                 ----

PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

     Introduction to Pro Forma Consolidated Financial Statements ..............   F-1

     Pro Forma Consolidated Balance Sheet as of March 31, 1997 ................   F-2

     Pro Forma Consolidated Statement of Income for the three months ended
         March 31, 1997 .......................................................   F-3

     Pro Forma Consolidated Statement of Income for the year ended December 31,
         1996 .................................................................   F-4

     Pro Forma Consolidated Statement of Income for the year ended December 31,
         1995 .................................................................   F-5

     Pro Forma Consolidated Statement of Income for the year ended December 31,
         1994 .................................................................   F-6

     Notes to Pro Forma Consolidated Financial Statements .....................   F-7

                  PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

                                  (UNAUDITED)


The unaudited pro forma consolidated financial statements give effect to the Merger to be accounted for as a pooling of interests. The consolidated financial statements on the following pages present (i) the historical consolidated balance sheets of both Huntington and First Michigan at March 31, 1997, and the pro forma consolidated balance sheet as of March 31, 1997, giving effect to the Merger as if it had occurred on that date; and (ii) the historical consolidated statements of income of both Huntington and First Michigan for the three months ended March 31, 1997, and for each of the three years in the period ended December 31, 1996, and the pro forma consolidated statements of income for the three months ended March 31, 1997, and for each of the three years in the period ended December 31, 1996, giving effect to the Merger as if it had been effected for all periods presented.

The pro forma balance sheet gives effect to nonrecurring charges related to the Merger and assumes each of the outstanding shares of First Michigan Common Stock is converted into 1.155 shares of Huntington Common Stock (as adjusted for the 1997 Huntington 10% stock dividend). However, the pro forma consolidated financial statements exclude the estimated effect of revenue enhancements and expense savings associated with the consolidation of operations of Huntington and First Michigan.

The pro forma consolidated financial statements are intended for informational purposes and may not be indicative of the combined financial position or results of operations that actually would have occurred had the transaction been consummated during the periods or as of the dates indicated, or which will be attained in the future. The pro forma consolidated financial statements should be read in conjunction with the 1996 Annual Reports on Form 10-K and the Quarterly Reports on Form 10-Q for the quarterly period ended March 31, 1997, of Huntington and First Michigan.

                       HUNTINGTON BANCSHARES INCORPORATED
                Pro forma Consolidated Balance Sheet (Unaudited)
                               At March 31, 1997
                                 (In Thousands)




                                                                       FIRST
                                                     HUNTINGTON       MICHIGAN
                                                     BANCSHARES         BANK         PRO FORMA
                                                    INCORPORATED     CORPORATION     ADJUSTMENTS        PRO FORMA
                                                    ------------     -----------     -----------        ----------
ASSETS

   Cash and due from banks........................  $   834,960      $  134,266                        $   969,226
   Interest bearing deposits in banks.............        1,219           2,216                              3,435
   Trading account securities.....................        2,856                                              2,856
   Federal funds sold and securities purchased
     under resale agreements......................       10,143             801                             10,944
   Mortgages held for sale........................      106,761                                            106,761
   Securities available for sale - at fair value..    4,897,160         476,097                          5,373,257
   Investment securities..........................       59,662         258,561                            318,223
   Total loans....................................   14,869,139       2,589,899                         17,459,038
      Less allowance for loan losses..............      208,763          32,884                            241,647
                                                    -----------      ----------                        -----------
   Net loans......................................   14,660,376       2,557,015                         17,217,391
                                                    -----------      ----------                        -----------
   Premises and equipment.........................      320,835          68,201                            389,036
   Customers' acceptance liability................       59,247                                             59,247
   Accrued income and other assets................      650,259          67,186      $  12,250 (A)         729,695
                                                    -----------      ----------      ---------         -----------

  Total assets....................................  $21,603,478      $3,564,343      $  12,250         $25,180,071
                                                    ===========      ==========      =========         ===========

LIABILITIES AND SHAREHOLDERS' EQUITY

   Total deposits.................................  $13,940,274      $3,033,493                        $16,973,767
   Short-term borrowings..........................    3,709,118         181,396                          3,890,514
   Bank acceptances outstanding...................       59,247                                             59,247
   Long-term debt.................................    1,909,869          29,537                          1,939,406
   Accrued expenses and other liabilities.........      415,894          40,848      $  35,000 (A)         491,742
                                                    -----------      ----------      ---------         -----------

     Total liabilities............................   20,034,402       3,285,274         35,000          23,354,676
                                                    -----------      ----------      ---------         -----------
   Shareholders' Equity
     Common stock.................................    1,264,664          26,407                          1,291,071
     Treasury stock...............................     (154,822)                                          (154,822)
     Surplus......................................      253,319         165,547                            418,866
     Retained earnings............................      266,839          89,350        (22,750)(A)         333,439
     Net unrealized gains/(losses) on securities
       available for sale.........................      (60,924)         (2,235)                           (63,159)
                                                    -----------      ----------      ---------         -----------
   Total Shareholders' Equity.....................    1,569,076         279,069        (22,750)          1,825,395
                                                    -----------      ----------      ---------         -----------
  Total Liabilities and Shareholders' Equity......  $21,603,478      $3,564,343      $  12,250         $25,180,071
                                                    ===========      ==========      =========         ===========




   See Notes to Pro Forma Consolidated Financial Statements.

                       HUNTINGTON BANCSHARES INCORPORATED
                   Pro forma Consolidated Statement of Income
             For the Three Months Ended March 31, 1997 (Unaudited)
                        (In Thousands, except per share)



                                                               FIRST
                                            HUNTINGTON        MICHIGAN
                                            BANCSHARES          BANK            PRO FORMA
                                           INCORPORATED      CORPORATION           (B)
                                           ------------      -----------        ---------

Interest income
   Loans ...............................     $324,897          $59,210          $384,107
   Securities ..........................       78,199           11,746            89,945
   Other ...............................        2,088              397             2,485
                                             --------          -------          --------
       Total interest income ...........      405,184           71,353           476,537
                                             --------          -------          --------

Interest expense
   Deposits ............................      116,376           31,997           148,373
   Short-term borrowings ...............       50,868            2,163            53,031
   Long-term debt ......................       26,420              499            26,919
                                             --------          -------          --------
       Total interest expense ..........      193,664           34,659           228,323
                                             --------          -------          --------
       Net interest income .............      211,520           36,694           248,214
                                             --------          -------          --------
Provision for loan losses ..............       18,892            3,488            22,380
                                             --------          -------          --------
       Net interest income after
          provision for loan losses ....      192,628           33,206           225,834
                                             --------          -------          --------
Total non-interest income ..............       65,801           10,646            76,447

Total non-interest expense .............      155,315           28,925           184,240
                                             --------          -------          --------
       Income before income taxes ......      103,114           14,927           118,041

Provision for income taxes .............       36,664            4,198            40,862
                                             --------          -------          --------
       Net income ......................     $ 66,450          $10,729          $ 77,179
                                             ========          =======          ========


Net income per Common Share (1) ........     $   0.42          $  0.38          $   0.41

Average Common Shares Outstanding (1)...      157,103           28,228           189,706



   (1) Adjusted for the 1997 Huntington 10% stock dividend and the 1997 First Michigan 5% stock dividend.



   See Notes to Pro Forma Consolidated Financial Statements.

                       HUNTINGTON BANCSHARES INCORPORATED
                   Pro forma Consolidated Statement of Income
                For the Year Ended December 31, 1996 (Unaudited)
                        (In Thousands, except per share)



                                                                 FIRST
                                               HUNTINGTON       MICHIGAN
                                               BANCSHARES         BANK         PRO FORMA
                                              INCORPORATED     CORPORATION        (B)
                                              ------------     -----------     ----------

Interest income
   Loans ...............................       $1,193,896       $221,856       $1,415,752
   Securities ..........................          304,794         45,143          349,937
   Other ...............................           11,774          2,472           14,246
                                               ----------       --------       ----------
      Total interest income ............        1,510,464        269,471        1,779,935
                                               ----------       --------       ----------
Interest expense
   Deposits ............................          459,514        121,172          580,686
   Short-term borrowings ...............          178,721          6,911          185,632
   Long-term debt ......................          113,405          1,008          114,413
                                               ----------       --------       ----------
      Total interest expense ...........          751,640        129,091          880,731
                                               ----------       --------       ----------
      Net interest income ..............          758,824        140,380          899,204
                                               ----------       --------       ----------
Provision for loan losses ..............           65,050         11,321           76,371
                                               ----------       --------       ----------
      Net interest income after
         provision for loan losses .....          693,774        129,059          822,833
                                               ----------       --------       ----------
Total non-interest income ..............          272,993         37,737          310,730

Total non-interest expense .............          567,946        108,349          676,295
                                               ----------       --------       ----------
      Income before income taxes .......          398,821         58,447          457,268

Provision for income taxes .............          136,720         16,279          152,999
                                               ----------       --------       ----------
      Net income .......................       $  262,101       $ 42,168       $  304,269
                                               ==========       ========       ==========


Net income per Common Share (1) ........       $     1.63       $   1.50       $     1.58

Average Common Shares Outstanding (1)...          160,553         28,118          193,029



   (1) Adjusted for the 1997 Huntington 10% stock dividend and the 1997 First Michigan 5% stock dividend.



   See Notes to Pro Forma Consolidated Financial Statements.

                       HUNTINGTON BANCSHARES INCORPORATED
                   Pro forma Consolidated Statement of Income
                For the Year Ended December 31, 1995 (Unaudited)
                        (In Thousands, except per share)


                                                                  First
                                               Huntington       Michigan
                                               Bancshares         Bank           Pro Forma
                                              Incorporated     Corporation          (B)
                                              ------------     -----------      ----------

Interest income
   Loans ...............................       $1,156,446        $202,395       $1,358,841
   Securities ..........................          289,732          43,200          332,932
   Other ...............................           15,718           3,002           18,720
                                               ----------        --------       ----------
      Total interest income ............        1,461,896         248,597        1,710,493
                                               ----------        --------       ----------
Interest expense
   Deposits ............................          425,631         113,037          538,668
   Short-term borrowings ...............          212,110           5,793          217,903
   Long-term debt ......................           99,592             697          100,289
                                               ----------        --------       ----------
      Total interest expense ...........          737,333         119,527          856,860
                                               ----------        --------       ----------
      Net interest income ..............          724,563         129,070          853,633
                                               ----------        --------       ----------
Provision for loan losses ..............           28,721           7,991           36,712
                                               ----------        --------       ----------
      Net interest income after
         provision for loan losses .....          695,842         121,079          816,921
                                               ----------        --------       ----------
Total non-interest income ..............          243,009          31,141          274,150

Total non-interest expense .............          560,403         101,584          661,987
                                               ----------        --------       ----------
      Income before income taxes .......          378,448          50,636          429,084

Provision for income taxes .............          133,959          13,324          147,283
                                               ----------        --------       ----------
      Net income .......................       $  244,489        $ 37,312       $  281,801
                                               ==========        ========       ==========


Net income per Common Share (1) ........       $     1.47        $   1.33       $     1.42

Average Common Shares Outstanding (1)...          166,524          27,985          198,847


   (1) Adjusted for the 1997 Huntington 10% stock dividend and the 1997 First Michigan 5% stock dividend.


   See Notes to Pro Forma Consolidated Financial Statements.

                       HUNTINGTON BANCSHARES INCORPORATED
                   Pro forma Consolidated Statement of Income
                For the Year Ended December 31, 1994 (Unaudited)
                        (In Thousands, except per share)


                                                                First
                                               Huntington      Michigan
                                               Bancshares        Bank          Pro Forma
                                              Incorporated    Corporation         (B)
                                              ------------    -----------      ----------

Interest income
   Loans ...............................       $  975,604       $156,755       $1,132,359
   Securities ..........................          212,257         42,435          254,692
   Other ...............................           31,860          1,051           32,911
                                               ----------       --------       ----------
      Total interest income ............        1,219,721        200,241        1,419,962
                                               ----------       --------       ----------

Interest expense
   Deposits ............................          294,780         77,957          372,737
   Short-term borrowings ...............          106,646          4,395          111,041
   Long-term debt ......................           62,245            857           63,102
                                               ----------       --------       ----------
      Total interest expense ...........          463,671         83,209          546,880
                                               ----------       --------       ----------
      Net interest income ..............          756,050        117,032          873,082
                                               ----------       --------       ----------
Provision for loan losses ..............           15,284          6,670           21,954
                                               ----------       --------       ----------
      Net interest income after
         provision for loan losses .....          740,766        110,362          851,128
                                               ----------       --------       ----------
Total non-interest income ..............          213,865         29,462          243,327

Total non-interest expense .............          588,157         95,321          683,478
                                               ----------       --------       ----------
      Income before income taxes .......          366,474         44,503          410,977

Provision for income taxes .............          123,881         10,776          134,657
                                               ----------       --------       ----------
      Net income .......................       $  242,593       $ 33,727       $  276,320
                                               ==========       ========       ==========


Net income per Common Share (1) ........       $     1.47       $   1.21       $     1.40

Average Common Shares Outstanding (1)...          164,814         27,975          197,125


   (1) Adjusted for the 1997 Huntington 10% stock dividend and the 1997 First Michigan 5% stock dividend.


   See Notes to Pro Forma Consolidated Financial Statements.

              NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

                                  (UNAUDITED)

(A) A liability of $35 million has been recorded in the pro forma consolidated balance sheet to reflect management's estimate of nonrecurring charges related to the Merger. The special charge also resulted in an after-tax adjustment to retained earnings of $22.75 million. These expenses will be recognized upon consummation of the Merger and are expected to consist generally of the following (shown pre-tax and in millions):

                Personnel Related...................... $21
                Facilities and Equipment...............   6
                Systems Integration....................   5
                Other..................................   3
                                                        ---
                                                        $35
                                                        ===

        Personnel related costs consist primarily of estimated amounts to effect the settlement of obligations under existing employment contracts, severance pay for involuntary terminations, and associated employee benefits. The remaining costs identified above are related to the consolidation of bank operations and systems and include amounts resulting from elimination of redundant operational facilities, lease terminations, and write-offs of computer hardware and software due to incompatibility or duplication. Management continues to review these charges and there can be no assurance that such expenses will not exceed the amounts described above.

(B) The pro forma consolidated statements of income do not give effect to anticipated nonrecurring charges related to the Merger or the estimated benefit of revenue enhancements and expense savings associated with the consolidation of the operations of Huntington and First Michigan.

        Earnings per common share amounts for Huntington and First Michigan are based on the historical average number of common shares outstanding for each company during the period, as adjusted for the 1997 Huntington 10% Stock Dividend and the 1997 First Michigan 5% Stock Dividend, respectively. The dilutive effects of unexercised stock options are not significant. For purposes of the pro forma earnings per share computation, the common shares of First Michigan have been adjusted to the equivalent shares of Huntington for each period.

                                                                       EXHIBIT A


                          AGREEMENT AND PLAN OF MERGER


         THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is made as of May 5, 1997, between HUNTINGTON BANCSHARES INCORPORATED, a Maryland Corporation ("Huntington"), and FIRST MICHIGAN BANK CORPORATION, a Michigan corporation ("First Michigan"). (Huntington and First Michigan are collectively referred to herein as the "Constituent Corporations.")


                                    RECITALS:


         A. Huntington is a corporation organized and existing under the laws of the State of Maryland and its principal office in the State of Maryland is located in Baltimore County.

         B. Huntington is authorized to issue a total of 306,617,808 shares of capital stock, consisting of (i) 300,000,000 shares of common stock, without par value ("Huntington Common"), of which 144,739,081 shares were issued and outstanding on April 22, 1997 (exclusive of treasury shares), all of which shares are entitled to vote on the "Merger," as such term is defined in Article 1 hereof, and (ii) 6,617,808 shares of serial preferred stock, without par value, none of which was issued and outstanding on April 22, 1997.

         C. First Michigan was incorporated under the Michigan Business Corporation Act on August 15, 1973, and currently exists as a corporation under the laws of Michigan.

         D. First Michigan is authorized to issue 51,000,000 shares of capital stock, consisting of (i) 50,000,000 shares of common stock, $1.00 par value per share ("First Michigan Common"), for an aggregate par value of $50,000,000, of which 26,475,960 shares were issued and outstanding on April 30, 1997 (approximately 27,799,758 shares as adjusted to give effect to a stock dividend that is payable on May 30, 1997, to holders of First Michigan Common of record on April 30, 1997) (the "First Michigan 1997 Stock Dividend"), all of which shares are entitled to vote on the "Merger," as such term is defined in Article 1 hereof, with an additional 999,079 shares of such stock, in the aggregate, being subject to outstanding stock options previously granted (approximately 1,049,033 shares as adjusted for the First Michigan 1997 Stock Dividend) (collectively, the "First Michigan Stock Options" and individually, a "First Michigan Stock Option") under the First Michigan Stock Compensation Plan, the First Michigan 1997 Director Stock Option Plan, and the First Michigan 1987 Stock Option Plan (collectively, the "First Michigan Stock Option Plans"), and
(ii) 1,000,000 shares of preferred stock, without par value, none of which was issued and outstanding on April 30, 1997.

         E. The respective Boards of Directors of Huntington and First Michigan have approved the merger of First Michigan into Huntington upon and subject to the terms and conditions contained herein.


                                   AGREEMENT:


         NOW, THEREFORE, in consideration of the foregoing recitals, which shall constitute a part of this Agreement, and the mutual promises contained herein, the parties agree as follows:


                                    ARTICLE 1
                                   THE MERGER

         Subject to the terms and conditions hereof, and the terms and conditions contained in a certain Supplemental Agreement, of even date herewith, among Huntington and First Michigan (the "Supplemental Agreement"), which is incorporated herein by reference, at the "Effective Time" (as such term is defined in Article 2 hereof), First Michigan shall be merged into Huntington (the "Merger"). Huntington shall be the surviving corporation in the Merger (the "Surviving Corporation"), which shall continue its corporate existence under the laws of Maryland following the consummation of the Merger. At the Effective Time, the separate existence and corporate organization of First Michigan shall cease.


                                    ARTICLE 2
                                 EFFECTIVE TIME

         The Merger shall be effective at 11:59 p.m., local Ohio time (the "Effective Time"), on the "Effective Date," which date shall be the latest of
(i) the day on which Articles of Merger with respect to the Merger have been filed with the Maryland State Department of Assessments and Taxation in accordance with the requirements of the laws of the State of Maryland, (ii) the day on which a Certificate of Merger with respect to the Merger has been filed with the Administrator of the Corporation, Securities and Land Development Bureau of the Michigan Department of Consumer and Industry Services, in accordance with the requirements of the laws of the State of Michigan, or (iii) such later date as may be specified in such Articles and Certificate of Merger; provided, however, that the Effective Date shall not be earlier than the date of the expiration of the last required waiting period following receipt of the last regulatory approval required in order to consummate the Merger. Unless the parties shall hereafter agree otherwise in writing, the Effective Date shall be the same day as the "Closing Date," as such term is defined in the Supplemental Agreement.


                                    ARTICLE 3
                              EFFECT OF THE MERGER

         3.1 NAME. The name of the Surviving Corporation shall be "Huntington Bancshares Incorporated."

         3.2 ARTICLES OF INCORPORATION. The Articles of Incorporation of Huntington in effect at the Effective Time shall be the articles of incorporation of the Surviving Corporation, until amended in accordance with law.

         3.3 SEPARATE CORPORATE EXISTENCE; ASSETS; LIABILITIES. At the Effective Time, the effect of the Merger shall be as provided by the applicable provisions of the laws of Maryland. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, (i) the separate existence of First Michigan shall cease; (ii) all assets and property then owned by each Constituent Corporation, or which would inure to either of them, including all real, personal, and mixed property, tangible and intangible assets, choses in action, rights, and credits, and any legacies which either such Constituent Corporation would have been capable of taking, shall immediately, by operation of law, transfer to, vest in, and devolve upon the Surviving Corporation, without any conveyance or further act or deed; (iii) the Surviving Corporation shall be liable for all the debts and obligations of each Constituent Corporation; and (iv) the rights of creditors and any liens on the property or assets of either Constituent Corporation shall not be impaired.

         3.4 FURTHER ACTIONS. From time to time, as and when requested by the Surviving Corporation or by its successors, the officers and directors of First Michigan in office at the Effective Time shall execute and deliver such instruments and shall take or cause to be taken such further or other action as shall be necessary in order to vest or perfect in the Surviving Corporation, or to confirm of record or otherwise, title to, and possession of, all the assets, property, interests, rights, privileges, immunities, powers, franchises, and authority of First Michigan and otherwise to carry out the purposes of this Agreement.


                                    ARTICLE 4
                              CONVERSION OF SHARES

         4.1 HUNTINGTON COMMON. All shares of Huntington Common that are issued and outstanding immediately prior to the Effective Time shall continue to be issued and outstanding shares of Huntington Common at and after the Effective Time.

         4.2   FIRST MICHIGAN COMMON.

               (a) At the Effective Time, the shares of First Michigan Common issued and outstanding immediately prior to the Effective Time shall be converted, by virtue of the Merger and without further action on the part of the holders thereof (collectively, the "First Michigan Shareholders" and, individually, a "First Michigan Shareholder"), into the right to receive shares of the Huntington Common, as follows:

                     (i)   Subject to adjustment in accordance with subparagraph
         (ii) below, each outstanding share of First Michigan Common shall be converted into the right to receive 1.05 shares of Huntington Common (the "Conversion Ratio"); provided, however, that if both (A) the average of the closing sale prices for a share of Huntington Common on the five trading days immediately preceding the date that is five trading days prior to the Effective Date (the "Determination Period"), as reported on the Nasdaq National Market (the "Average Closing Sale Price"), is less than $22.86 (the "Huntington Floor Price"), and (B) the quotient obtained by dividing the average of the "Standard & Poors Regional Bank Stock Index" (the "S&P Index") for the Determination Period by 355.87 is greater than the quotient obtained by dividing the Average Closing Sale Price by $28.575 (the "Huntington Base Price"), and the difference between such quotients is greater than 0.15, then the Constituent Corporations shall use their best efforts to renegotiate the Conversion Ratio, and if the Constituent Corporations are unable to agree on a revised Conversion Ratio, then this Agreement and the Supplemental Agreement shall be terminated in accordance with the terms of the Supplemental Agreement.

                     (ii) If the sum of the number of shares of First Michigan Common outstanding at the Effective Time plus the number of shares of First Michigan Common that are subject to outstanding First Michigan Stock Options as of the Effective Time differs from 28,848,791 shares, the Conversion Ratio will be automatically adjusted by multiplying the original Conversion Ratio by the quotient obtained by dividing 28,848,791 by the sum of the number of shares of First Michigan Common issued and outstanding on the Effective Date plus the number of shares subject to the outstanding First Michigan Stock Options on the Effective Date; provided, however, that, in performing any such adjustment, the Conversion Ratio will be rounded to the nearest hundredth of a share of Huntington Common.

                     (iii) In the event that Huntington changes (or establishes a record date for changing) the number of shares of Huntington Common issued and outstanding as a result of a stock dividend, stock split, recapitalization, or similar transaction with respect to the outstanding shares of Huntington Common (collectively, a "Huntington Recapitalization"), and the record date therefor shall be after the date of this Agreement and prior to the Effective Time, then the Conversion Ratio shall be adjusted appropriately. In the event of a reclassification of the outstanding shares of Huntington Common or a consolidation or merger of Huntington with or into another corporation, other than a merger in which Huntington is the surviving corporation and which does not result in any reclassification, conversion, or exchange of shares of Huntington Common, holders of First Michigan Common shall receive, in lieu of each share of Huntington Common to be issued in exchange for each share or portion of a share of First Michigan Common pursuant to the terms hereof, the kind and amount of securities, money, property, or other consideration receivable upon such reclassification, consolidation, or merger by holders of Huntington Common with respect to shares of Huntington Common outstanding immediately prior to such reclassification, consolidation, or merger.

                     (iv) In the event that a Huntington Recapitalization occurs, or Huntington establishes a record date for such a Huntington Recapitalization, prior to the expiration of the Determination Period, the Huntington Floor Price and the Huntington Base Price set forth in the subparagraph (i) above shall also be adjusted appropriately.

                     (v) No fractional shares of Huntington Common shall be issued. Each holder of First Michigan Common who would otherwise be entitled to receive a fractional part of a share of

         Huntington Common shall instead be entitled to receive cash in an amount equal to the product resulting from multiplying such fraction by the Average Closing Sale Price. No interest shall be payable with respect to such cash payment.

               (b) Any and all shares of First Michigan Common held by First Michigan, Huntington, or any direct or indirect majority-owned subsidiary of either of them, in each case other than in a fiduciary capacity or as a result of debts previously contracted, shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

               (c) Each unexercised First Michigan Stock Option that is outstanding immediately prior to the Effective Time shall be converted automatically at the Effective Time into an option to purchase shares of Huntington Common under the Huntington 1994 Stock Option Plan or similar Huntington plan (a "Huntington Stock Option"), with the number of shares of Huntington Common to be subject to a particular Huntington Stock Option to be determined by converting the number of shares of First Michigan Common subject to the First Michigan Stock Option into a number of Huntington Common shares in accordance with the procedure for converting outstanding First Michigan Common shares into Huntington Common shares as set forth in paragraph 4.2(a) hereof, except that all fractional shares will be rounded to the nearest whole share, and with the exercise price for each share of Huntington Common subject to a particular Huntington Stock Option to be equal to the exercise price per First Michigan Common share under the First Michigan Stock Option divided by the Conversion Ratio determined in accordance with paragraph 4.2(a)(i) above; provided, however, that, in the case of any First Michigan Stock Option to which
Section 421 of the Internal Revenue Code of 1986, as amended (the "Code"), applies by reason of its qualification under Section 422 of the Code, the terms of the Huntington Stock Option into which such First Michigan Stock Option is to be converted, including the option price, the number of shares of Huntington Common purchasable pursuant to such option, and the terms and conditions of exercise of such option, shall be determined so as to comply with Section 424(a) of the Code. Upon such conversion, all rights under any and all stock options and stock option plans previously granted or adopted by First Michigan shall terminate. The Constituent Corporations understand and acknowledge that the First Michigan Stock Options granted pursuant to the First Michigan Stock Compensation Plan and the First Michigan 1987 Stock Option Plan will all be fully vested at or prior to the Effective Time, either by their terms or by operation of the First Michigan Stock Option Plans as a result of the consummation of the Merger and effective as of the Effective Time.


                                    ARTICLE 5
                            EXCHANGE OF CERTIFICATES

               (a) As promptly as practicable after the Effective Date but not later than ten (10) business days after the Effective Date, Huntington shall cause The Huntington National Bank (the "Exchange Agent") to prepare and mail to each holder of record on the Effective Date of any shares of First Michigan Common a letter of transmittal containing instructions for the surrender of all certificates for shares of First Michigan Common. Upon the surrender by such holder of a certificate or certificates for shares of First Michigan Common standing in such holder's name to the Exchange Agent in accordance with the instructions set forth in the letter of transmittal, such holder shall be entitled to receive in exchange therefor a certificate representing the number of whole shares of Huntington Common into which the shares represented by the certificate or certificates so surrendered shall have been converted and, if applicable, a check payable to such holder in the amount necessary to pay for any fractional shares of Huntington Common which such holder would otherwise have been entitled to receive, in accordance with subsection 4.2(a)(v) hereof. Huntington shall deliver to the Exchange Agent such share certificates for whole shares of Huntington Common and the amount of cash necessary to pay for all fractional shares of Huntington Common in accordance with subsection 4.2(a)(v) hereof in order to permit the Exchange Agent to promptly deliver such certificates and cash to the holders of shares of First Michigan Common upon its receipt of certificates representing shares of First Michigan Common. No interest shall be payable with respect to either the whole shares of Huntington Common or the cash payable in lieu of fractional shares. Immediately after the third anniversary of the Effective Date, the Exchange Agent shall deliver to the Surviving Corporation any unclaimed balance of cash owing with respect to fractional shares and such cash shall be retained by, and become the property of the Surviving Corporation, free and clear of any claims whatsoever.

               (b) Neither the Surviving Corporation nor the Exchange Agent shall be obligated to deliver a certificate for Huntington Common or a check for cash in lieu of fractional shares to a former shareholder of First Michigan until such former shareholder surrenders the certificate or certificates representing shares of First Michigan Common standing in such former shareholder's name or, if such former shareholder is unable to locate such certificate or certificates, an appropriate affidavit of loss and indemnity agreement and bond as may be required by Huntington. Until so surrendered, each outstanding certificate for shares of First Michigan Common shall be deemed for all corporate purposes (except the payment of dividends) to evidence ownership of the number of whole shares of Huntington Common into which the shares of First Michigan Common represented thereby shall have been converted.

               (c) After the Effective Date, no dividends or distributions payable to holders of record of Huntington Common shall be paid to any holder of an outstanding certificate or certificates formerly representing shares of First Michigan Common until such certificate(s) are surrendered by such holder in accordance with the terms of this Agreement. Promptly upon surrender of such outstanding certificate(s), there shall be paid to such holder of the certificate or certificates for Huntington Common issued in exchange therefor the amount of dividends and other distributions, if any, which theretofore became payable with respect to such full shares of Huntington Common, but which have not theretofore been paid on such stock. No interest shall be payable with respect to the payment of any dividends or other distributions. All such dividends or other distributions unclaimed at the end of three years from the Effective Date shall, to the extent such dividends have been previously paid to the Exchange Agent, be repaid by the Exchange Agent to Huntington, and thereafter the holders of such outstanding certificates for First Michigan Common shall look, subject to applicable escheat, unclaimed funds, and other laws, only to Huntington as general creditors for payment thereof.

               (d) The stock transfer books of First Michigan shall be closed as of the close of business on the day that is one business day prior to the Effective Date. After such date, there shall be no further registration on the records of First Michigan of transfers of outstanding certificates formerly representing shares of First Michigan Common.

               (e) Huntington is empowered to adopt additional reasonable rules and regulations with respect to the matters referred to in this Article 5 not inconsistent with the provisions of this Agreement.

               (f) Adoption of this Agreement by the shareholders of First Michigan shall constitute ratification of the appointment of the Exchange Agent.


                                    ARTICLE 6
                              SHAREHOLDER APPROVAL

         This Agreement shall be submitted to the shareholders of Huntington and First Michigan for approval in accordance with applicable law and their respective Governing Documents as soon as reasonably practicable following the execution of this Agreement.


                                    ARTICLE 7
                            MISCELLANEOUS PROVISIONS

         7.1 AMENDMENT. At any time prior to the Effective Time, the parties hereto may amend, modify, or supplement this Agreement by mutual agreement authorized by their respective boards of directors, whether before or after the shareholders of First Michigan have adopted this Agreement, provided that the number of shares of Huntington Common into which shares of First Michigan Common are to be converted as determined in paragraph 4.2(a) hereof shall not be changed after the shareholders of First Michigan have adopted this Agreement without the approval of such shareholders in the same manner as required for the adoption of this Agreement; and provided, further, that this Agreement may not be amended, modified, or supplemented, except by an instrument in writing executed and delivered by each of the parties hereto.

         7.2 TERMINATION. Unless extended by the mutual agreement of the parties hereto, this Agreement may be terminated, notwithstanding the adoption thereof by the shareholders of Huntington or First Michigan in the manner and under the circumstances set forth in the Supplemental Agreement.

         7.3 ENTIRE AGREEMENT. This Agreement, together with the Supplemental Agreement and any exhibits hereto or thereto, constitutes the entire agreement among the parties with respect to the subject matter hereof and thereof and supersedes all prior agreements and understandings, oral or written, among the parties with respect to such subject matter and no party shall be liable or bound to the others in any manner by any covenants, representations, or warranties except as specifically set forth herein or therein.

         7.4 CAPTIONS. The captions used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

         7.5 ASSIGNMENT. Neither this Agreement nor any rights, interests, or obligations hereunder shall be assigned or transferred by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties.

         7.6 BENEFIT. Nothing in this Agreement, express or implied, is intended to confer upon any person or entity other than the parties hereto and their successors in interest any rights or remedies under or by reason of this Agreement.

         7.7 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original for all purposes, but such counterparts taken together shall constitute one and the same instrument.

         7.8 GOVERNING LAW. This Agreement shall be construed and enforced in accordance with the laws of the State of Ohio without regard to its conflict of laws principles, except to the extent that Maryland law governs certain aspects of the Merger as it relates to Huntington or Michigan law governs certain aspects of the Merger as it relates to First Michigan.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


                                HUNTINGTON BANCSHARES INCORPORATED


                                By: /s/ Frank Wobst
                                    -------------------------------------------
                                    Frank Wobst, Chairman and Chief Executive
                                    Officer


                                FIRST MICHIGAN BANK CORPORATION


                                By: /s/ David M. Ondersma
                                    -------------------------------------------
                                    David M. Ondersma, Chairman and Chief
                                    Executive Officer

                                                                       EXHIBIT B









                             SUPPLEMENTAL AGREEMENT





                                     BETWEEN




                       HUNTINGTON BANCSHARES INCORPORATED




                                       AND




                         FIRST MICHIGAN BANK CORPORATION












                                DATED MAY 5, 1997

                                TABLE OF CONTENTS



ARTICLE 1 - DEFINITIONS    .....................................................................   B-6

         1.1      Definitions Contained Elsewhere in this Agreement.............................   B-6

         1.2      Definitions Contained in the Merger Agreement.................................   B-7

         1.3      Additional Definitions........................................................   B-7

         1.4      Interpretations...............................................................   B-13

ARTICLE 2 - REPRESENTATIONS AND WARRANTIES OF FIRST MICHIGAN....................................   B-13

         2.1      Organization, Standing, and Power.............................................   B-13

         2.2      Authority; No Breach By Agreement.............................................   B-14

         2.3      Capital Stock.................................................................   B-14

         2.4      First Michigan Subsidiaries...................................................   B-15

         2.5      Financial Statements..........................................................   B-15

         2.6      Absence of Undisclosed Liabilities............................................   B-15

         2.7      Absence of Certain Changes or Events..........................................   B-15

         2.8      Tax Matters...................................................................   B-16

         2.9      [Reserved]....................................................................   B-17

         2.10     Assets and Insurance..........................................................   B-17

         2.11     Environmental Matters.........................................................   B-18

         2.12     Compliance with Laws..........................................................   B-18

         2.13     Labor Relations...............................................................   B-19

         2.14     Employee Benefit Plans........................................................   B-19

         2.15     Material Contracts............................................................   B-21

         2.16     Legal Proceedings.............................................................   B-21

         2.17     Reports  .....................................................................   B-22

         2.18     Statements True and Correct...................................................   B-22

         2.19     Tax, Regulatory, and Pooling Matters..........................................   B-22

         2.20     State Takeover Laws...........................................................   B-22

         2.21     Charter Provisions............................................................   B-22

         2.22     Compliance with Certain Laws..................................................   B-22

         2.23     Community Reinvestment Act Compliance.........................................   B-23

ARTICLE 3 - REPRESENTATIONS AND WARRANTIES OF HUNTINGTON........................................   B-23

         3.1      Organization, Standing, and Power.............................................   B-23

         3.2      Authority; No Breach By Agreement.............................................   B-23

         3.3      Capital Stock.................................................................   B-24

         3.4      Huntington Subsidiaries.......................................................   B-24

         3.5      Financial Statements..........................................................   B-24

         3.6      Absence of Undisclosed Liabilities............................................   B-25

         3.7      Absence of Certain Changes or Events..........................................   B-25

         3.8      Tax Matters...................................................................   B-25

         3.9      Assets and Insurance..........................................................   B-25

         3.10     Compliance with Laws  ........................................................   B-26

         3.11     Employee Benefit Plans........................................................   B-26

         3.12     Legal Proceedings.............................................................   B-27

         3.13     Reports  .....................................................................   B-27

         3.14     Statements True and Correct...................................................   B-27

         3.15     Tax, Regulatory, and Pooling Matters..........................................   B-28

         3.16     Community Reinvestment Act Compliance.........................................   B-28

ARTICLE 4 - MUTUAL COVENANTS OF THE PARTIES.....................................................   B-28

         4.1      Adverse Changes in Condition..................................................   B-28

         4.2      Reports  .....................................................................   B-28

         4.3      Registration Statement; Proxy Statements; Shareholder Approval................   B-28

         4.4      Applications..................................................................   B-29

         4.5      Agreement as to Efforts to Consummate.........................................   B-29

         4.6      Investigation and Confidentiality.............................................   B-29

         4.7      Press Releases................................................................   B-30

         4.8      Tax and Accounting Treatment..................................................   B-30

         4.9      No Rights Triggered...........................................................   B-30

ARTICLE 5 - COVENANTS OF FIRST MICHIGAN.........................................................   B-30

         5.1      Conduct of the Business.......................................................   B-30

         5.2      Negative Covenants of First Michigan..........................................   B-30

         5.3      Certain Actions...............................................................   B-32

         5.4      Agreements with Respect to Affiliates.........................................   B-32

         5.5      Certain Policies of First Michigan............................................   B-33

         5.6      Agreements with Respect to First Michigan Stock Option Plans..................   B-33

ARTICLE 6 - COVENANTS OF HUNTINGTON.............................................................   B-33

         6.1      Negative Covenants of Huntington..............................................   B-33

         6.2      Nasdaq Listing................................................................   B-34

         6.3      Employee Benefits and Contracts...............................................   B-34

         6.4      Indemnification of Directors and Officers.....................................   B-34

         6.5      Stock Options.................................................................   B-35

ARTICLE 7 - CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE...................................   B-36

         7.1      Conditions to Obligations of Each Party.......................................   B-36

         7.2      Conditions to Obligations of Huntington.......................................   B-37

         7.3      Conditions to Obligations of First Michigan...................................   B-38

ARTICLE 8 - CLOSING        .....................................................................   B-38

ARTICLE 9 - TERMINATION    .....................................................................   B-39

         9.1      Termination...................................................................   B-39

         9.2      Effect of Termination.........................................................   B-40

         9.3      Non-Survival of Representations and Covenants.................................   B-40

ARTICLE 10 - MISCELLANEOUS......................................................................   B-40

         10.1     Expenses......................................................................   B-40

         10.2     Termination Fee...............................................................   B-40

         10.3     Brokers and Finders...........................................................   B-41

         10.4     Entire Agreement..............................................................   B-41

         10.5     Amendments....................................................................   B-41

         10.6     Waivers  .....................................................................   B-41

         10.7     Assignment....................................................................   B-42

         10.8     Notices  .....................................................................   B-42

         10.9     Governing Law.................................................................   B-43

         10.10    Counterparts..................................................................   B-43

         10.11    Captions......................................................................   B-43

         10.12    Interpretations...............................................................   B-43

         10.13    Enforcement of Agreement......................................................   B-43

         10.14    Severability..................................................................   B-43

         10.15    Benefit  .....................................................................   B-44


EXHIBITS:

         1        Warrant Purchase Agreement....................................................   B-45

         2        Matters as to which Varnum, Riddering, Schmidt & Howlett LLP Shall Opine......   B-56

         3        Matters as to which Porter, Wright, Morris & Arthur Shall Opine...............   B-57

                             SUPPLEMENTAL AGREEMENT


         THIS SUPPLEMENTAL AGREEMENT (this "Agreement") is made and entered into as of May 5, 1997, by and among FIRST MICHIGAN BANK CORPORATION ("First Michigan"), a Michigan corporation having its principal office located in Holland, Michigan; and HUNTINGTON BANCSHARES INCORPORATED ("Huntington"), a Maryland corporation having its principal office located in Columbus, Ohio.


                                    RECITALS:


         A. Huntington is a registered bank holding company under the BHC Act.

         B. First Michigan is a registered bank holding company under the BHC
Act.

         C. Concurrently with the execution and delivery of this Agreement, the Parties are entering into (i) an Agreement and Plan of Merger (the "Merger Agreement"), which provides for the merger of First Michigan into Huntington in accordance with the terms and conditions contained in the Merger Agreement and in this Agreement (the "Merger"), (ii) a certain Warrant Purchase Agreement, in the form attached as Exhibit 1 hereto (the "Warrant Purchase Agreement"), and
(iii) a certain Warrant, in the form attached as Attachment A to the Warrant Purchase Agreement (the "Warrant"). (This Agreement, together with the Merger Agreement, the Warrant Purchase Agreement, and the Warrant are sometimes hereinafter collectively referred to as the "Merger Documents.")

         D. The Parties desire to enter into this Agreement for the purpose of setting forth certain representations, warranties, and covenants made by each party as an inducement to the other parties to execute and deliver the Merger Agreement and to consummate the Merger and to set forth certain additional terms and conditions applicable to the Merger.


                                   AGREEMENT:


         NOW, THEREFORE, in consideration of the above recitals and the mutual warranties, representations, covenants, and agreements set forth herein, the Parties agree as follows:


                                    ARTICLE 1
                                   DEFINITIONS

         1.1 DEFINITIONS CONTAINED ELSEWHERE IN THIS AGREEMENT. For purposes of this Agreement, the following terms shall have the meanings ascribed to them in the Preamble or Recitals of this Agreement:

             this "AGREEMENT";

             "FIRST MICHIGAN";

             "HUNTINGTON";

             the "MERGER";

             the "MERGER AGREEMENT";

             the "MERGER DOCUMENTS";

             the "WARRANT";

             the "WARRANT PURCHASE AGREEMENT";

         1.2 DEFINITIONS CONTAINED IN THE MERGER AGREEMENT. For purposes of this Agreement, the following terms shall have the meanings ascribed to them in the Merger Agreement:

             the "EFFECTIVE DATE";

             the "EFFECTIVE TIME";

             "FIRST MICHIGAN COMMON";

             the "FIRST MICHIGAN 1997 STOCK DIVIDEND";

             the "FIRST MICHIGAN STOCK OPTION PLANS";

             the "FIRST MICHIGAN STOCK OPTIONS";

             "HUNTINGTON COMMON"; and

             the "SURVIVING CORPORATION";

         1.3 ADDITIONAL DEFINITIONS. For purposes of this Agreement, the following terms shall have the following meanings:

                  "ACQUISITION TRANSACTION" shall mean a transaction involving
         (A) the sale or other disposition of more than 20 percent of the shares of the capital stock or any other class of voting securities of First Michigan, including, but not limited to, a Tender Offer, involving any Person other than Huntington or a Huntington Affiliate, (B) the sale or other disposition of 15 percent or more of the consolidated assets or deposits of First Michigan or of the banks owned by First Michigan, in the aggregate, to any Person other than Huntington or a Huntington Affiliate, or (C) a merger or consolidation involving First Michigan and any Person other than Huntington or a Huntington Affiliate, other than a transaction pursuant to which First Michigan will be the surviving corporation and the current shareholders of First Michigan will be the owners of a majority of the stock of the surviving corporation following the transaction.

                  "AFFILIATE" of a Person shall mean: (i) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person;
         (ii) any officer, director, partner, employer, or direct or indirect beneficial owner of any 10% or greater equity or voting interest of such Person; or (iii) any other Person for which a Person described in clause (ii) acts in any such capacity.

                  "ASSETS" of a Person shall mean all of the assets, properties, businesses and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person's business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

                  "BHC ACT" shall mean the federal Bank Holding Company Act of 1956, as amended.

         "CERCLA" shall mean the Comprehensive Environmental Response Compensation and Liability Act, as amended, 42 U.S.C. 9601, et seq.

         "CONSENT" shall mean any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order, or Permit.

         "CONTRACT" shall mean any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, obligation, plan, practice, restriction, understanding or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets, or business.

         "DEFAULT" shall mean (i) any breach or violation of or default under any Contract, Order or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of or default under any Contract, Order or Permit, or
     (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right to terminate or revoke, change the current terms of, or renegotiate, or to accelerate, increase, or impose any Liability under, any Contract, Order or Permit, where, in any such event, such Default is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on a Party.

         "DISCLOSURE MEMORANDUM" shall mean the written information entitled "Disclosure Memorandum" delivered by First Michigan to Huntington prior to the date of this Agreement identifying the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section of this Agreement under which such disclosure is being made. Information disclosed with respect to one Section shall not be deemed to be disclosed for purposes of any other Section not specifically referenced with respect thereto.

         "EMPLOYEE BENEFIT PLAN" of a Party shall mean any and all employee benefit plans of such Party as defined in ERISA, including, but not limited to, and all pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus, or other incentive plans, all other written employee programs, arrangements, or agreements, all medical, vision, dental, or other health plans, all life insurance plans, and all other employee benefit plans or fringe benefit plans, currently adopted, maintained by, sponsored in whole or in part by, or contributed to by a Party or any Subsidiary thereof for the benefit of employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries and under which employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate.

         "ENVIRONMENTAL LAWS" shall mean all Laws relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata) and which are administered, interpreted or enforced by the United States Environmental Protection Agency and state and local agencies with jurisdiction over, and including common law in respect of, pollution or protection of the environment, including CERCLA, RCRA, and other Laws relating to emissions, discharges, releases or threatened releases of any Hazardous Substance, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of any Hazardous Substance.

         "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

         "ERISA AFFILIATE" shall have the meaning provided in Section 2.14 of this Agreement.

         "ERISA PLAN" of a Party shall mean an Employee Benefit Plan of that Party or any Subsidiary of such Party which is an "employee pension benefit plan," as that term is defined in Section 3(2) of ERISA

         "EXHIBITS" 1 through 3, inclusive, shall mean the Exhibits so marked, copies of which are attached to this Agreement. Such Exhibits are hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached hereto.

         "FDIC" shall mean the Federal Deposit Insurance Corporation.

         "FIRST MICHIGAN BONUS PLAN" shall mean the First Michigan Management Bonus Plan, as in effect as of the date of this Agreement.

         "FIRST MICHIGAN BONUS PLAN PARTICIPANTS" shall mean all employees of First Michigan who are participants in the First Michigan Bonus Plan on the Effective Date, in accordance with the terms of the First Michigan Bonus Plan.

         "FIRST MICHIGAN BONUS POOL" shall mean the estimated aggregate dollar amount that would be or become payable under the First Michigan Bonus Plan for the entire 1997 calendar year, in the agreed amount of $3,400,000 (which amount was calculated without regard to any accounting or accrual adjustments that may be required under or resulting from the Merger Documents or the transactions contemplated thereby), multiplied by a fraction, the numerator of which is the number of days between January 1, 1997, and the Effective Date (inclusive), and the denominator of which is 365.

         "FIRST MICHIGAN COMPANIES" shall mean, collectively, First Michigan and all First Michigan Subsidiaries.

         "FIRST MICHIGAN FINANCIAL STATEMENTS" shall mean (i) the consolidated balance sheets of First Michigan (including related notes and schedules, if any) as of December 31, 1996 and 1995, and the related statements of income, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) for each of the three years ended December 31, 1996, 1995, and 1994, with the report thereon of BDO Seidman, LLP, as filed by First Michigan in SEC Documents, and (ii) the unaudited consolidated balance sheets of First Michigan (including related notes and schedules, if any), and the related statements of income, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) included in SEC Documents filed by First Michigan with respect to periods ended subsequent to December 31, 1996.

         "FIRST MICHIGAN RIGHTS AGREEMENT" shall mean the Shareholder Protection Rights Agreement of First Michigan Bank Corporation dated October 11, 1990, as amended.

         "FIRST MICHIGAN SUBSIDIARIES" shall mean the Subsidiaries of First Michigan, which shall include the First Michigan Subsidiaries described in
     Section 2.4 of the Disclosure Memorandum and any corporation, bank, savings association, or other organization acquired as a Subsidiary of First Michigan after the date of this Agreement and owned by First Michigan at the Effective Time.

         "GAAP" shall mean generally accepted accounting principles, consistently applied during the periods involved.

         "GOVERNING DOCUMENTS" of a Person shall mean, collectively, the charter, articles of incorporation, certificate of incorporation, bylaws, and regulations, as applicable, of such Person and any and all other documents governing the internal affairs of such Person.

         "HAZARDOUS SUBSTANCE" shall mean (i) any hazardous substance, hazardous material, hazardous waste, regulated substance or toxic substance (as those terms are defined by any applicable Environmental Laws) and (ii) any chemicals, pollutants, contaminants, petroleum, petroleum products, or oil (and specifically shall include asbestos requiring abatement, removal or encapsulation pursuant to the requirements of governmental authorities and any polychlorinated biphenyls).

         "HSR ACT" shall mean Section 7A of the Clayton Act, as added by Title II of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

         "HUNTINGTON CAPITAL STOCK" shall mean, collectively, the Huntington Common, the Huntington Preferred Stock and any other class or series of capital stock of Huntington.

         "HUNTINGTON COMPANIES" shall mean, collectively, Huntington and all Huntington Subsidiaries.

         "HUNTINGTON FINANCIAL STATEMENTS" shall mean (i) the consolidated balance sheets of Huntington (including related notes and schedules, if any) as of December 31, 1996 and 1995, and the related statements of income, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) for each of the three years ended December 31, 1996, 1995, and 1994, with the report thereon of Ernst & Young LLP, as filed by Huntington in SEC Documents, and (ii) the unaudited consolidated balance sheets of Huntington (including related notes and schedules, if any) and related statements of income, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) included in SEC Documents filed with respect to periods ended subsequent to December 31, 1996.

         "HUNTINGTON PREFERRED STOCK" shall mean the "blank" serial preferred stock of Huntington, without par value.

         "HUNTINGTON RIGHTS" shall mean the preferred stock purchase rights issued pursuant to the Huntington Rights Agreement.

         "HUNTINGTON RIGHTS AGREEMENT" shall mean that certain Rights Agreement; dated as of February 22, 1990, as amended, between Huntington and The Huntington Trust Company, N.A., as Rights Agent.

         "HUNTINGTON SUBSIDIARIES" shall mean the Subsidiaries of Huntington, whether currently a Subsidiary of Huntington or acquired as a Subsidiary of Huntington after the date of this Agreement and owned by Huntington at the Effective Time.

         "INTERNAL REVENUE CODE" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

         "KNOWLEDGE" as used with respect to a Person (including references to such Person being aware of a particular matter) shall mean those facts that are known or should reasonably have been known by the Chairman, President, Chief Financial Officer, Chief Accounting Officer, Chief Credit Officer, ("in-house") General Counsel, any ("in-house") Assistant or Deputy General Counsel, or any Senior or Executive Vice President of such Person.

         "LAW" shall mean any code, law, ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its Assets, Liabilities or business, including those promulgated, interpreted or enforced by any Regulatory Authority.

         "LIABILITY" shall mean any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

         "LIEN" shall mean any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or property interest, other than (i) Liens for current property Taxes not yet due and payable, (ii) for depository institution Subsidiaries of a Party, pledges to secure deposits and other Liens incurred in the ordinary course of banking business, and (iii) Liens which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on a Party.

         "LITIGATION" shall mean any action, arbitration, cause of action, claim, complaint, criminal prosecution, governmental or other examination or investigation, hearing, inquiry, administrative or other proceeding, by any Person alleging potential Liability, but shall not include regular, periodic examinations of depository institutions and their Affiliates by Regulatory Authorities.

         "LOAN PROPERTY" shall mean any property owned by the Party in question or by any of its Subsidiaries or in which such Party or Subsidiary holds a security interest, and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

         "MATERIAL" for purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided that any specific monetary amount stated in this Agreement shall determine materiality in that instance.

         "MATERIAL ADVERSE EFFECT" on a Party shall mean an event, change or occurrence which, individually or together with any other event, change or occurrence, has a material adverse impact on (i) the financial position, business, or results of operations of such Party and its Subsidiaries, taken as a whole, or (ii) the ability of such Party to perform its obligations under the Merger Documents or to consummate the Merger or the other transactions contemplated thereby, provided that "material adverse impact" shall not be deemed to include the impact of (x) changes in banking and similar Laws of general applicability or interpretations thereof by courts or governmental authorities, (y) changes in generally accepted accounting principles or regulatory accounting principles generally applicable to banks and their holding companies, and (z) the Merger and compliance with the provisions of the Merger Documents on the operating performance of the Parties.

         "MERGER AGREEMENT" shall mean the Agreement and Plan of Merger, including the Exhibits delivered pursuant hereto and incorporated herein by reference.

         "NASD" shall mean the National Association of Securities Dealers, Inc.

         "NASDAQ NATIONAL MARKET" shall mean the National Market System of the National Association of Securities Dealers Automated Quotations System.

         "1933 ACT" shall mean the Securities Act of 1933, as amended.

         "1934 ACT" shall mean the Securities Exchange Act of 1934, as amended.

         "OCC" shall mean the Office of the Comptroller of the Currency.

         "OPERATIONAL REAL PROPERTY" shall mean the Real Property owned or leased by any First Michigan Company and used in the operation of its business.

         "ORDER" shall mean any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local or foreign or other court, arbitrator, mediator, tribunal, administrative agency or Regulatory Authority.

         "PARTICIPATION FACILITY" shall mean any facility or property in which the Party in question or any of its Subsidiaries participates in the "management," as such term is defined in CERCLA, and, where required by the context, said term means the owner or operator of such facility or property, but only with respect to such facility or property.

         "PARTY" shall mean either First Michigan or Huntington, and "Parties" shall mean both First Michigan and Huntington.

         "PENSION PLAN" of a Party shall mean any ERISA Plan of that Party or any Subsidiary of such Party which is also a "defined benefit plan" (as defined in Section 414(j) of the Internal Revenue Code).

         "PERMIT" shall mean any federal, state, local, and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets or business.

         "PERSON" shall mean a natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert, or any person acting in a representative capacity.

         "PROXY STATEMENT" shall mean the proxy statement used by First Michigan or Huntington respectively to solicit the approval of its shareholders of the transactions contemplated by the Merger Documents which, in the case of First Michigan, shall include the prospectus of Huntington relating to the issuance of shares of Huntington Common to holders of shares of First Michigan Common.

         "RCRA" shall mean the Resource Conservation and Recovery Act, as amended, 42 U.S.C. 6901, et seq.

         "REAL PROPERTY" shall mean any and all real property owned or leased by any First Michigan Company.

         "REGISTRATION STATEMENT" shall mean the Registration Statement on Form S-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, filed with the SEC by Huntington under the 1933 Act with respect to the shares of Huntington Common to be issued to the shareholders of First Michigan in the Merger.

         "REGULATORY AUTHORITIES" shall mean, collectively, the United States Department of Justice, the Board of the Governors of the Federal Reserve System, the FDIC, the OCC, the Michigan Financial Institutions Bureau, all other state regulatory agencies having jurisdiction over the Parties and their respective Subsidiaries, the NASD, and the SEC.

         "REPRESENTATIVE" shall mean any investment banker, financial advisor, attorney, accountant, consultant, or other representative of a Person.

         "RIGHTS" shall mean all arrangements, calls, commitments, Contracts, options, rights to subscribe to, scrip, understandings, warrants, or other binding obligations of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of a Person or by which a Person is or may be bound to issue additional shares of its capital stock or other Rights.

         "SEC" shall mean the Securities and Exchange Commission.

         "SEC DOCUMENTS" shall mean all forms, proxy statements, registration statements, reports, schedules, and other documents filed, or required to be filed, by a Party or any of its Subsidiaries with any Regulatory Authority pursuant to the Securities Laws.

         "SECURITIES LAWS" shall mean the 1933 Act, the 1934 Act, the Investment Company Act of 1940, as amended, the Investment Advisors Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, and the rules and regulations of any Regulatory Authority promulgated thereunder, and the blue sky, securities, or similar laws of the various states, as applicable.

         "SHAREHOLDERS' MEETING" of a Party shall mean the meeting of the shareholders of such Party to be held pursuant to Section 4.3 of this Agreement, including any adjournment or adjournments thereof.

         "SUBSIDIARIES" of a Party shall mean all those corporations, banks, associations, or other entities of which the Party owns or controls 50% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 50% or more of the outstanding equity securities is owned directly or indirectly by its parent; provided, there shall not be included any such entity acquired through foreclosure or any such entity the equity securities of which are owned or controlled in a fiduciary capacity.

         "TAX" or "TAXES" shall mean any federal, state, county, local, or foreign income, profits, franchise, gross receipts, payroll, sales, employment, use, property, withholding, excise, occupancy, and other taxes, assessments, charges, fares, or impositions, including interest, penalties, and additions imposed thereon or with respect thereto.

         "TENDER OFFER" shall mean a tender or exchange offer made by any Person other than Huntington or an Affiliate of Huntington to acquire equity securities of First Michigan if, upon the completion of the transactions proposed in such offer, such Person would own or have the right to acquire beneficial ownership of more than 20 percent of the capital stock or any other class of voting securities of First Michigan.

     1.4 INTERPRETATIONS. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed followed by the words "without limitation."


                                    ARTICLE 2
                REPRESENTATIONS AND WARRANTIES OF FIRST MICHIGAN

     First Michigan hereby represents and warrants to Huntington as follows:

     2.1 ORGANIZATION, STANDING, AND POWER.

         (a) First Michigan is duly registered as a bank holding company under the BHC Act. Each of the First Michigan Companies is organized, validly existing, and in good standing under the Laws of the United States or its respective state of incorporation or formation and has the corporate power and authority necessary to carry on its business as now conducted and to own, lease, and operate its material Assets. Each First Michigan Company is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on First Michigan.

         (b) The Disclosure Memorandum contains true and complete copies of all of the Governing Documents of First Michigan.

         (c) The minute books of First Michigan accurately reflect in all material respects all corporate meetings held or actions taken since January 1, 1996, by the shareholders or Board of Directors of First Michigan.

     2.2 AUTHORITY; NO BREACH BY AGREEMENT.

         (a) First Michigan has the corporate power and authority necessary to execute, deliver, and perform its obligations under the Merger Documents and to consummate the transactions contemplated thereby. The execution, delivery, and performance of the Merger Documents and the consummation of the transactions contemplated therein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of First Michigan, subject to the approval of the Merger Agreement and this Agreement by a two-thirds majority of the outstanding shares of First Michigan Common, which is the only shareholder vote required for approval of the Merger Documents and the consummation of the Merger by First Michigan. Subject to such requisite shareholder approval, the Merger Documents represent the legal, valid, and binding obligations of First Michigan, enforceable against First Michigan in accordance with their respective terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, receivership, conservatorship, reorganization, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

         (b) Except as disclosed in Section 2.2 of the Disclosure Memorandum, neither the execution and delivery of the Merger Documents by First Michigan nor the consummation by First Michigan of the transactions contemplated thereby, nor compliance by First Michigan with any of the provisions thereof, will (i) conflict with or result in a breach of any provision of First Michigan's Governing Documents, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any First Michigan Company, under any material Contract or Permit of any First Michigan Company, or (iii) subject to receipt of the requisite approvals referred to in Section 7.1(a) and (b) of this Agreement, violate any Law or Order applicable to any First Michigan Company or any of their respective material Assets.

         (c) Other than in connection or compliance with the provisions of applicable state corporate and Securities Laws and rules of the NASD, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any Employee Benefit Plans, or under the HSR Act, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by First Michigan of the Merger and the other transactions contemplated in the Merger Documents.

     2.3 CAPITAL STOCK.

         (a) The authorized capital stock of First Michigan consists of 50,000,000 shares of First Michigan Common, 26,475,960 of which are issued and outstanding as of the date of this Agreement (approximately 27,799,758 shares as adjusted to give effect to the First Michigan 1997 Stock Dividend) and 1,000,000 shares of preferred stock, without par value, none of which was outstanding on the date of this Agreement. All of the issued and outstanding shares of First Michigan Common are duly and validly issued and outstanding and are fully paid and nonassessable. None of the outstanding shares of capital stock of First Michigan has been issued in violation of any preemptive rights of the current or past shareholders of First Michigan. First Michigan has reserved 1,139,079 shares of First Michigan Common for issuance under the First Michigan Stock Option Plans (approximately 1,196,033 shares as adjusted to give effect to the First Michigan 1997 Stock Dividend), pursuant to which options to purchase not more than 999,079 shares (approximately 1,049,033 shares as adjusted to give effect to the First Michigan 1997 Stock Dividend) of First Michigan Common are outstanding.

         (b) Except for the Warrant, the Warrant Purchase Agreement, and the First Michigan Rights Agreement, and except as set forth in Section 2.3(a) of this Agreement or as disclosed in Section 2.3 of the Disclosure Memorandum, there are no shares of capital stock or other equity securities of First Michigan outstanding and no outstanding Rights relating to the capital stock of First Michigan. The execution and delivery of the Merger Documents does not, and the consummation of the Merger and the other transactions contemplated by the Merger Documents will not (i) result in the grant of any Rights to any Person under the First Michigan Rights Agreement, (ii) result in separation from the shares of First Michigan Common of the Rights granted under the First Michigan Rights Agreement, (iii) permit any holder of any of the Rights under the First Michigan Rights Agreement to exercise any such Rights, or (iv) give any Person any Right to purchase any securities issued by Huntington, including, without limitation, any Rights as a result of a "Flip-over Transaction or Event" under
Section 3.2 of the First Michigan Rights Agreement. First Michigan and FMB-First Michigan Bank and FMB-Trust, as Rights Agents, have properly authorized and executed a certain Amendment to Shareholder Protection Rights Agreement, dated as of the date of this Agreement, but executed prior to the execution of this Agreement, a copy of which has been furnished to Huntington.

     2.4 FIRST MICHIGAN SUBSIDIARIES. Section 2.4 of the Disclosure Memorandum contains a true and complete list of all of the First Michigan Subsidiaries as of the date of this Agreement. Fifteen of the First Michigan Subsidiaries are state banks chartered under Michigan Law (the "First Michigan Banks"). Except as disclosed in Section 2.4 of the Disclosure Memorandum, First Michigan or one of its Subsidiaries owns all of the issued and outstanding shares of capital stock of each First Michigan Subsidiary. No equity securities of any First Michigan Subsidiary are or may become required to be issued by reason of any Rights, and there are no Contracts by which any First Michigan Subsidiary is bound to issue additional shares of its capital stock or Rights. There are no Contracts relating to the rights of any First Michigan Company to vote or to dispose of any shares of the capital stock of any First Michigan Subsidiary. All of the shares of capital stock of each First Michigan Subsidiary held by a First Michigan Company are fully paid and, except pursuant to Section 201 of the Michigan Banking Code in the case of the First Michigan Banks, are owned by the First Michigan Company free and clear of any Lien. Each of the First Michigan Banks except FMB-Trust is an "insured institution," as defined in the Federal Deposit Insurance Act and applicable regulations thereunder, and the deposits in which are insured by the Bank Insurance Fund.

     2.5 FINANCIAL STATEMENTS. First Michigan has delivered to Huntington copies of all First Michigan Financial Statements for periods ended prior to the date hereof and will deliver to Huntington copies of all First Michigan Financial Statements prepared subsequent to the date hereof. The First Michigan Financial Statements (as of the dates thereof and for the periods covered thereby) (i) are, or if dated after the date of this Agreement, will be, in accordance with the books and records of First Michigan, which are or will be, as the case may be, complete and correct in all material respects and which have been or will have been, as the case may be, maintained in accordance with good business practices, and (ii) present or will present, as the case may be, fairly the consolidated financial position of First Michigan as of the dates indicated and the consolidated results of operations, changes in shareholders' equity, and cash flows of First Michigan for the periods indicated, in accordance with GAAP or regulatory accounting principles applicable to bank holding companies generally (subject to any exceptions as to consistency specified therein or as may be indicated in the notes thereto or, in the case of interim financial statements, subject to normal recurring year-end and audit adjustments that are not material in amount or effect).

     2.6 ABSENCE OF UNDISCLOSED LIABILITIES. Except as disclosed in Section 2.6 of the Disclosure Memorandum, as of December 31, 1996, no First Michigan Company had any Liabilities that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on First Michigan, except Liabilities which were accrued or reserved against in the consolidated balance sheets of First Michigan as of December 31, 1996, included in the First Michigan Financial Statements. Except as disclosed in Section 2.6 of the Disclosure Memorandum, no First Michigan Company has incurred or paid any Liability since December 31, 1996, except for (i) such Liabilities incurred or paid in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on First Michigan, (ii) such Liabilities that are expressly permitted hereunder, and (iii) such Liabilities incurred in connection with the negotiation and consummation of the transactions contemplated hereunder.

     2.7 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed in the First Michigan Financial Statements delivered prior to the date of this Agreement or as disclosed in Section 2.7 of the Disclosure Memorandum, since December 31, 1996, (i) there have been no events, changes, or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on First Michigan, and (ii) First Michigan has not taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken or occurring after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants or agreements of First Michigan provided in this Agreement. Specifically, but without in any way limiting the foregoing, except as described in Section 2.7 of the Disclosure Memorandum, since December 31, 1996, no First Michigan Company has:

         (a) merged with any other corporation or bank, or permitted any other corporation or bank to merge into or consolidate with it; acquired control over any other firm, bank, corporation, or organization;

         (b) incurred any indebtedness, obligations, or liabilities, whether absolute, accrued, contingent, or otherwise, including, without limitation, liabilities as guarantor under any guaranty, other than indebtedness, obligations, and liabilities incurred in the ordinary course of its business or incurred under the contracts and commitments referred to in Section 2.15 hereof;

         (c) forgiven or cancelled any indebtedness or contractual obligation, other than in the ordinary course of business;

         (d) purchased, sold, transferred, liquidated, or otherwise acquired or disposed of any material Assets or properties, or entered into any contract for any such purchase, sale, transfer, liquidation, acquisition, or disposition, other than in the ordinary course of business;

         (e) entered into any material lease of real or personal property other than in the ordinary course of business;

         (f) declared, paid, made, or set apart any sum or property for, any dividend or other distribution, or otherwise paid or transferred any funds or property to its shareholders, other than the First Michigan 1997 Stock Dividend, a cash dividend in the amount of $0.18 per share, paid on January 31, 1997, to holders of First Michigan Common of record on December 31, 1996, and a cash dividend in the amount of $0.18 per share, paid on April 30, 1997, to holders of First Michigan Common of record on March 31, 1997;

         (g) made any loans or loan commitments, other than in the ordinary course of business, to any Affiliate of First Michigan (or any person or business entity controlled by or affiliated with such an Affiliate);

         (h) entered into any transaction involving the expenditure of more than $200,000, other than in the ordinary course of business, except pursuant to and in accordance with the terms of the contracts and commitments referred to in
Section 2.15 hereof;

         (i) adopted any change in any accounting policy or method, except as appropriate to conform to changes in Tax Laws or regulatory accounting requirements or GAAP; or

         (j) revalued any asset or adjusted any reserve other than in the ordinary course of business.

     2.8 TAX MATTERS. Except as may be disclosed in Section 2.8 of the Disclosure Memorandum:

         (a) All Tax returns required to be filed by or on behalf of any of the First Michigan Company have been timely filed or requests for extensions have been timely filed, granted, and have not expired for periods ended on or before December 31, 1996, and on or before the date of the most recent fiscal year end immediately preceding the Effective Time and all returns filed are complete and accurate, except for failures, if any, which, taken together, would not have a Material Adverse Effect on First Michigan. All Taxes shown on filed returns have been paid or adequate provision therefor has been made in the First Michigan Financial Statements. As of the date of this Agreement, there is no audit examination, deficiency, or refund Litigation with respect to any Taxes that is reasonably likely to result in a determination that would have, individually or in the aggregate, a Material Adverse Effect on First Michigan, except as reserved against in the First Michigan Financial Statements delivered prior to the date of this Agreement or as disclosed in Section 2.8 of the Disclosure Memorandum. All Taxes and other Liabilities due with respect to completed and settled Tax examinations or concluded Tax Litigation have been paid or adequate provision therefor has been made in the First Michigan Financial Statements.

         (b) None of the First Michigan Companies has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due (excluding such statutes that relate to years currently under examination by the Internal Revenue Service or other applicable taxing authorities) that is currently in effect.

         (c) Adequate provision for any Taxes due or to become due for any of the First Michigan Companies for the period or periods through and including the date of the respective First Michigan Financial Statements has been made and is reflected on such First Michigan Financial Statements in accordance with GAAP.

         (d) Deferred Taxes of the First Michigan Companies have been provided for in accordance with GAAP.

         (e) Each of the First Michigan Companies is in material compliance with, and its records contain all information and documents (including properly completed IRS Forms W-9) necessary to comply with, all applicable information reporting and Tax withholding requirements under federal, state, and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Internal Revenue Code.

         (f) Except as disclosed in Section 2.8 of the Disclosure Memorandum, First Michigan has not received any notification of an audit of its federal income tax returns for any tax years since 1988.

     2.9 [RESERVED]

     2.10 ASSETS AND INSURANCE.

         (a) Except as disclosed in Section 2.10 of the Disclosure Memorandum or as disclosed or reserved against in the First Michigan Financial Statements delivered prior to the date of this Agreement, First Michigan has good and marketable title, free and clear of all Liens, to all of its Assets which are material to the operation of its business. All Assets which are material to First Michigan's business and that are held under leases or subleases by First Michigan, are held under valid Contracts enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought), and each such Contract is in full force and effect.

         (b) To its Knowledge, First Michigan currently maintains insurance and blanket bonds (collectively, "Insurance") similar in amounts, scope, and coverage to that customarily maintained by other bank organizations comparable in size and operation to First Michigan. First Michigan has not received notice from any Insurance carrier that (i) such Insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be substantially increased. Except as set forth in Section 2.16 of the Disclosure Memorandum, there are presently no material claims pending under such policies of Insurance and no notices have been given by First Michigan under such policies with respect to any material potential or actual claims and First Michigan has no Knowledge of any events that require any such notice to be given. All premiums due under the policies of Insurance have been paid and First Michigan has not failed to give any notice or to present a material claim in due and timely fashion under any such policy of Insurance.

         (c) Section 2.10 of the Disclosure Memorandum sets forth a list of the addresses all Operational Real Property. To the Knowledge of First Michigan, the Operational Real Property and the use of such Operational Real Property by First Michigan does not violate zoning, land use laws, governmental regulations or restrictive covenants, except where such violation would not have a Material Adverse Effect on First Michigan. To the Knowledge of First Michigan, (i) the Operational Real Property and the use thereof by First Michigan do not encroach upon any property owned by any other person, and (ii) no property owned by any other person encroaches upon any of the Operational Real Property, except where such encroachment would not have a Material Adverse Effect on First Michigan.

     2.11 ENVIRONMENTAL MATTERS. Except as disclosed in Section 2.11 of the Disclosure Memorandum:

         (a) To the Knowledge of First Michigan, each First Michigan Company's Participation Facilities, and its Loan Properties are, and have been, in compliance with all Environmental Laws, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on First Michigan.

         (b) There is no Litigation pending or, to the Knowledge of First Michigan, threatened before any court, governmental agency, or authority or other forum in which any First Michigan Company or any of its Participation Facilities has been or, with respect to threatened Litigation, may be named as a defendant (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Substance, whether or not occurring at, on, under, or involving a site owned, leased, or operated by any First Michigan Company or any of its Participation Facilities, except for such Litigation, pending or threatened, that, if a judgment adverse to a First Michigan Company were to be rendered in such Litigation, would not have, individually or in the aggregate, a Material Adverse Effect on First Michigan.

         (c) There is no Litigation pending or, to the Knowledge of First Michigan, threatened before any court, governmental agency, or board or other forum in which any First Michigan Company or any of its Loan Properties has been or, with respect to threatened Litigation, may be named as a defendant or potentially responsible party (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Substance, whether or not occurring at, on, under, or involving a Loan Property, except for such Litigation, pending or threatened, that, if a judgment adverse to a First Michigan Company were to be rendered in such Litigation, would not have, individually or in the aggregate, a Material Adverse Effect on First Michigan.

         (d) To the Knowledge of First Michigan, there is no reasonable basis for any Litigation of a type described in subsections (b) or (c) above, except such as is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on First Michigan.

         (e) During the period of (i) any First Michigan Company's ownership or operation of any of their respective current properties, (ii) any First Michigan Company's participation in the management of any Participation Facility, or
(iii) to the Knowledge of First Michigan, any First Michigan Company's holding of a security interest in a Loan Property, there have been no releases of Hazardous Substance in, on, under, or affecting such properties, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on First Michigan. Prior to the period of (i) any First Michigan Company's ownership or operation of any of their respective current properties,
(ii) any First Michigan Company's participation in the management of any Participation Facility, or (iii) any First Michigan Company's holding of a security interest in a Loan Property, to the Knowledge of First Michigan, there were no releases of Hazardous Substance in, on, under, or affecting any such property, Participation Facility or Loan Property, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on First Michigan.1

         (f) (i) No claims have been made or, to the Knowledge of First Michigan, threatened at any time by any third Person against any First Michigan Company relating to damage, contribution, cost recovery, compensation, loss, or injury resulting from any Hazardous Substance; (ii) none of the Real Property has been used by any First Michigan Company for the storage or disposal of Hazardous Substances, except in compliance with applicable Law, nor, to the Knowledge of First Michigan, is any of the Real Property contaminated by any Hazardous Substance; and (iii) to the Knowledge of First Michigan, none of the Real Property has in the past contained or presently contains any underground storage tanks; except to the extent that any of the matters set forth in items
(i), (ii), and (iii) above would not have a Material Adverse Effect on First Michigan.

     2.12 COMPLIANCE WITH LAWS. Each First Michigan Company has in effect all Permits necessary for it to own, lease, or operate its material Assets and to carry on its business as now conducted, except for those Permits, the absence of which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on First Michigan, and there has occurred no Default under any such Permit, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on First Michigan. Except as disclosed in Section 2.12 of the Disclosure Memorandum, no First Michigan Company:

         (a) is in Default under its Governing Documents;

         (b) is in violation of any Laws, Orders, or Permits applicable to its business or employees conducting its business, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on First Michigan;

         (c) has received any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that any such entity is not in compliance with any of the Laws or Orders which such governmental authority or Regulatory Authority enforces, where such noncompliance is reasonably likely to have a Material Adverse Effect on First Michigan, (ii) threatening to revoke any Permits, the revocation of which is reasonably likely to have a Material Adverse Effect on First Michigan, or (iii) requiring any such entity to enter into or consent to the issuance of a cease and desist order, supervisory letter, formal agreement, directive, commitment, or memorandum of understanding, or to adopt any resolution of the Board of Directors of such entity or similar undertaking, which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies, its management, or the payment of dividends, and is subject to any such agreement under, letter of understanding; or

         (d) directly or indirectly engages in any material activity prohibited to be conducted by such entity, or owns any material Assets prohibited to be held by such entity.

     2.13 LABOR RELATIONS. Except as set forth in Section 2.13 of the Disclosure Memorandum, no First Michigan Company is the subject of any Litigation asserting that it has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state law) or seeking to compel it to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving any First Michigan Company, pending or, to the Knowledge of First Michigan, threatened, or, to the Knowledge of First Michigan, is there any activity involving any First Michigan Company's employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

     2.14 EMPLOYEE BENEFIT PLANS.

         (a) First Michigan has disclosed in Section 2.14 of the Disclosure Memorandum, and has delivered or made available to Huntington prior to the execution of this Agreement copies in each case of, all First Michigan Benefit Plans.

         (b) No First Michigan Pension Plan is or has been a "multiemployer plan" within the meaning of Section 3(37) of ERISA.

         (c) Except as disclosed in Section 2.14 of the Disclosure Memorandum, all First Michigan Benefit Plans are in compliance with the applicable terms of ERISA, the Internal Revenue Code, including the 1986 amendments thereto, and any other applicable Laws, the breach or violation of which are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on First Michigan.

         (d) Except as disclosed in Section 2.14 of the Disclosure Memorandum, each First Michigan ERISA Plan which is intended to be qualified under Section 401(a) of the Internal Revenue Code has received a favorable determination letter which takes into account the Tax Reform Act of 1986 and subsequent legislation for which a determination letter is available from the Internal Revenue Service, and First Michigan is not aware of any circumstances likely to result in revocation of any such favorable determination letter. To the Knowledge of First Michigan, no First Michigan Company has engaged in a transaction with respect to any First Michigan Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, would subject any First Michigan

Company to a Tax imposed by either Section 4975 of the Internal Revenue Code or
Section 502(i) of ERISA in amounts which are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on First Michigan.

         (e) Except as disclosed in Section 2.14 of the Disclosure Memorandum, no First Michigan Pension Plan has any "unfunded current liability," as that term is defined in Section 302(d)(8)(A) of ERISA, and the fair market value of the assets of any such plan exceeds the plan's "benefit liabilities," as that term is defined in Section 4001(a)(16) of ERISA, when determined under actuarial factors that would apply if the plan terminated in accordance with all applicable legal requirements and assuming the adoption of interest rates and mortality tables described in Section 417(e)(3)(A)(i) and the use of such interest rates published in January 1997, and assuming that all participants take a lump sum distribution of their vested accrued benefits on January 1, 1997.

         (f) Except as disclosed in Section 2.14 of the Disclosure Memorandum, since the date of the most recent actuarial valuation, there has been (i) no material change in the financial position of any First Michigan Pension Plan,
(ii) no change in the actuarial assumptions with respect to any First Michigan Pension Plan, and (iii) no increase in benefits under any First Michigan Pension Plan as a result of plan amendments or changes in applicable Law which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on any First Michigan Company or materially adversely affect the funding status of any such plan.

         (g) Except as disclosed in Section 2.14 of the Disclosure Memorandum, neither any First Michigan Pension Plan nor any "single-employer plan," within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any First Michigan Company, or the single-employer plan of any entity which is considered one employer with First Michigan under Section 4001 of ERISA or
Section 414 of the Internal Revenue Code or Section 302 of ERISA (whether or not waived) (an "ERISA Affiliate") has an "accumulated funding deficiency" within the meaning of Section 412 of the Internal Revenue Code or Section 302 of ERISA. No First Michigan Company has provided, or is required to provide, security to a First Michigan Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

         (h) Except as disclosed in Section 2.14 of the Disclosure Memorandum, within the six-year period preceding the Effective Time, no Liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by any First Michigan Company with respect to any ongoing, frozen, or terminated single-employer plan or the single-employer plan of any ERISA Affiliate, which Liability is reasonably likely to have a Material Adverse Effect on First Michigan. No First Michigan Company has incurred any withdrawal Liability with respect to a multi-employer plan under Subtitle B of Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate), which Liability is reasonably likely to have a Material Adverse Effect on First Michigan. No notice of a "reportable event," within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any First Michigan Pension Plan or by any ERISA Affiliate within the 12-month period ending on the date hereof.

         (i) Except as disclosed in Section 2.14 of the Disclosure Memorandum, no First Michigan Company has any Liability for retiree health and life benefits under any of the First Michigan Benefit Plans and there are no restrictions on the rights of such First Michigan to amend or terminate any such Plan without incurring any Liability thereunder, which Liability is reasonably likely to have a Material Adverse Effect on First Michigan.

         (j) Except as disclosed in Section 2.14 of the Disclosure Memorandum, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by the Merger Documents, will (i) result in any payment (including severance, unemployment compensation, golden parachute, or otherwise) becoming due to any director or any employee of any First Michigan Company from any First Michigan Company under any First Michigan Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any First Michigan Benefit Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefit.

         (k) All liabilities under any First Michigan Benefit Plan, other than benefits accrued pursuant to funded retirement plans subject to the provisions of Section 412 of the Internal Revenue Code or Section 302 of ERISA, have been fully reflected on the audited First Michigan Financial Statements to the extent required by and in accordance with GAAP.

     2.15 MATERIAL CONTRACTS.

         (a) The Disclosure Memorandum contains a complete and correct list of all material Contracts to which any First Michigan Company is a party, by which any First Michigan Company or any of its property is bound, or which has been authorized by any such First Michigan Company, of the following types (collectively, the "First Michigan Contracts"):

                  (i) promissory notes, guaranties, mortgages, security agreements, or other evidences of indebtedness of First Michigan, other than (A) Contracts evidencing deposit liabilities, purchases of federal funds, secured repurchase agreements, Federal Reserve Bank advances, Federal Home Loan Bank advances, trade payables incurred in the ordinary course of business, (B) Contracts relating to borrowings or guarantees made in the ordinary course of business, or (D) Contracts that are terminable without penalty on 60 or fewer days' notice or that involve less than $200,000 in the aggregate;

                  (ii) employment, bonus, compensation, severance, or consulting agreements, other than any such Contracts that are terminable without penalty on 60 or fewer days' notice or that involve less than $200,000 in the aggregate;

                  (iii) any Rights plan of First Michigan, including any stock option plan, stock appreciation rights plan, restricted stock option plan or stock purchase plan;

                  (iv) collective bargaining agreements or other agreement with or to a labor union or guild;

                  (v) any contract, arrangement, commitment or understanding which is a "material contract" as such term is defined in Item 601(b)(10) of the Regulation S-K of the Securities and Exchange Commission; and

                  (vi) any contract, arrangement, commitment, or understanding which would prohibit or materially delay the consummation of the Merger or any of the transactions contemplated by the Merger Documents.

With respect to each First Michigan Contract and except as disclosed in Section
2.15 of the Disclosure Memorandum: (i) the Contract is in full force and effect;
(ii) First Michigan is not in Default thereunder, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on First Michigan; (iii) First Michigan has not repudiated or waived any material provision of any such Contract; and (iv) no other party to any such Contract is, to the knowledge of First Michigan, in Default in any respect, other than Defaults which are not reasonable likely to have, individually or in the aggregate, a Material Adverse Effect on First Michigan, or has repudiated or waived any material provision thereunder.

     2.16 LEGAL PROCEEDINGS. Except as disclosed in Section 2.16 of the Disclosure Memorandum, there is no Litigation instituted or pending or, to the Knowledge of First Michigan, threatened (or unasserted but considered probable of assertion and which, if asserted, would have at least a reasonable probability of an unfavorable outcome) against any First Michigan Company, or against any Asset, interest, or right of any of them, that seeks to enjoin, delay, or prevent the execution, delivery, or performance of the Merger Documents or the completion of the transactions contemplated therein or herein, or that, if a judgment adverse to a First Michigan Company were to be rendered in such Litigation, would have, individually or in the aggregate, a Material Adverse Effect on First Michigan, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against any First Michigan Company that would have, individually, or in the aggregate, a Material Adverse Effect on First Michigan. Section 2.16 of the Disclosure Memorandum contains a copy of each audit letter response received by First Michigan from attorneys for any First Michigan Company in connection with the preparation of the Financial Statements of First Michigan or otherwise since December 31, 1996, relating to any Litigation pending as of the date of this Agreement to which any First Michigan Company is a party and which names any First Michigan Company as a defendant or cross-defendant, and a brief summary report of any such Litigation that is not discussed in such audit letter responses.

     2.17 REPORTS. Since January 1, 1991, or the date of organization if later, each First Michigan Company has timely filed all material reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with any applicable federal or state securities or bank authorities, except failures to file which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on First Michigan. As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all applicable Laws. As of its respective date, each such report and document did not, in all material respects, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

     2.18 STATEMENTS TRUE AND CORRECT. None of the information supplied or to be supplied by any First Michigan Company or any Affiliate thereof for inclusion in the Registration Statement to be filed by Huntington with the SEC will, when the Registration Statement becomes effective, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein not misleading. None of the information supplied or to be supplied by any First Michigan Company or any Affiliate thereof for inclusion in the Proxy Statement to be mailed to First Michigan's shareholders in connection with the First Michigan Shareholders' Meeting or the Proxy Statement to be mailed to Huntington's shareholders in connection with the Huntington Shareholders' Meeting, and any other documents to be filed by a First Michigan or any Affiliate thereof with the SEC or any other Regulatory Authority in connection with the transactions contemplated by the Merger Documents, will, at the respective time such documents are filed, and with respect to the Proxy Statements, when first mailed to the respective shareholders of First Michigan and Huntington, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statements or any amendment thereof or supplement thereto, at the time of the First Michigan or Huntington Shareholders' Meeting, as applicable, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the First Michigan or Huntington Shareholders' Meeting. All documents that any First Michigan Company or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated by the Merger Documents will comply as to form in all material respects with the provisions of applicable Law.

     2.19 TAX, REGULATORY, AND POOLING MATTERS. No First Michigan Company nor, to the Knowledge of First Michigan, any Affiliate thereof, has taken any action or has any Knowledge of any fact or circumstance that is reasonably likely to
(i) prevent the transactions contemplated by the Merger Documents, including the Merger, from qualifying as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, (ii) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 7.1(b) of this Agreement or result in the imposition of a condition or restriction of the type referred to in the last sentence of such Section, or (iii) prevent Huntington from accounting for the Merger as a pooling of interests in accordance with GAAP and applicable SEC regulations.

     2.20 STATE TAKEOVER LAWS. Each First Michigan Company has taken all necessary steps to exempt the transactions contemplated by the Merger Documents from any applicable state takeover Law.

     2.21 CHARTER PROVISIONS. First Michigan has taken all action so that the entering into of the Merger Documents and the consummation of the Merger and the other transactions contemplated by the Merger Documents do not and will not result in the grant of any rights to any Person under the Governing Documents of any First Michigan Company or restrict or impair the ability of Huntington or any of its Subsidiaries to vote, or otherwise to exercise the rights of a shareholder with respect to, shares of First Michigan that may be directly or indirectly acquired or controlled by Huntington or any of its Subsidiaries.

     2.22 COMPLIANCE WITH CERTAIN LAWS. Except as disclosed in Section 2.22 of the Disclosure Memorandum, First Michigan is in compliance with all currently applicable capital requirements and guidelines prescribed by all appropriate federal or state Regulatory Authorities.

     2.23 COMMUNITY REINVESTMENT ACT COMPLIANCE. No First Michigan Company has received any notice of non-compliance with the applicable provisions of the CRA and the regulations promulgated thereunder, and First Michigan has received a CRA rating of satisfactory or better from the FDIC. First Michigan knows of no fact or circumstance or set of facts or circumstances which would cause First Michigan to fail to comply with such provisions or to cause the CRA rating of First Michigan to fall below satisfactory.


                                    ARTICLE 3
                  REPRESENTATIONS AND WARRANTIES OF HUNTINGTON

     Huntington hereby represents and warrants to First Michigan as follows:

     3.1 ORGANIZATION, STANDING, AND POWER. Huntington is duly registered as a bank holding company under the BHC Act. Huntington is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Maryland, and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its material Assets. Huntington is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Huntington.

     3.2 AUTHORITY; NO BREACH BY AGREEMENT.

         (a) Huntington has the corporate power and authority necessary to execute, deliver and perform its obligations under the Merger Documents and to consummate the transactions contemplated thereby. The execution, delivery and performance of the Merger Documents and the consummation of the transactions contemplated herein and therein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Huntington, subject to the approval of this Agreement by a two-thirds majority of the outstanding shares of Huntington Common which is the only shareholder vote required for approval of the Merger Documents and the consummation of the Merger by Huntington. Subject to the requisite shareholder approval, the Merger Documents represent the legal, valid, and binding obligations of Huntington, enforceable against Huntington in accordance with their respective terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

         (b) Neither the execution and delivery of the Merger Documents by Huntington, nor the consummation by Huntington of the transactions contemplated thereby, nor compliance by Huntington with any of the provisions thereof or hereof, will (i) conflict with or result in a breach of any provision of Huntington's Governing Documents, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any Huntington Company under, any Contract or Permit of any Huntington Company, where such Default or Lien, or any failure to obtain such Consent, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Huntington, or, (iii) subject to receipt of the requisite approvals referred to in Section 7.1(a) and (b) of this Agreement, violate any Law or Order applicable to any Huntington Company or any of their respective material Assets.

         (c) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and Securities Laws, and rules of the NASD, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, and other than Consents, filings, or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Huntington, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by Huntington of the Merger and the other transactions contemplated in the Merger Documents.

     3.3 CAPITAL STOCK.

         (a) The authorized capital stock of Huntington consists of (i) 300,000,000 shares of Huntington Common, of which 144,739,081 shares were issued and outstanding as of April 22, 1997, and (ii) 6,617,808 shares of Huntington Preferred Stock, none of which are designated, issued or outstanding. All of the issued and outstanding shares of Huntington Common are, and all of the shares of Huntington Common to be issued in exchange for shares of First Michigan Common upon consummation of the Merger, when issued in accordance with the terms of this Agreement, will be, duly and validly issued and outstanding and fully paid and nonassessable. None of the outstanding shares of Huntington Capital Stock has been, and none of the shares of Huntington Common to be issued in exchange for shares of First Michigan Common upon consummation of the Merger will be, issued in violation of any preemptive rights of the current or past shareholders of Huntington.

         (b) There are no Rights relating to the outstanding shares of Huntington Common other than those provided under the Huntington Rights Agreement and each outstanding share of Huntington Common, including those to be issued to the shareholders of First Michigan in the Merger will have the Rights provided under the Huntington Rights Agreement. The execution and delivery of the Merger Documents does not, and the consummation of the Merger and the other transactions contemplated by the Merger Documents will not, (i) result in the grant of any Rights to any Person under the Huntington Rights Agreement, (ii) result in separation from the shares of Huntington Common of the Rights granted under the Huntington Rights Agreement, (iii) permit any holder of any of the Rights under the Huntington Rights Agreement to exercise any such Rights, or
(iv) give any Person any Right to purchase any securities issued by Huntington (other than to First Michigan's shareholders as contemplated in the Merger Agreement).

         (c) Huntington has taken all corporate action necessary to reserve for issuance a sufficient number of shares of Huntington Common for delivery upon the exercise of the First Michigan Stock Options to be converted in accordance with the terms of the Merger Agreement, and the shares of Huntington Common issuable upon the exercise of the First Michigan Stock Options so converted shall be included under an existing effective registration statement with respect to such shares of Huntington Common.

     3.4 HUNTINGTON SUBSIDIARIES. Huntington or one of its Subsidiaries owns all of the issued and outstanding shares of capital stock of each Huntington Subsidiary. No equity securities of any Huntington Subsidiary are or may become required to be issued by reason of any Rights, and there are no Contracts by which any Huntington Subsidiary is bound to issue additional shares of its capital stock or Rights. There are no Contracts relating to the rights of any Huntington Company to vote or to dispose of any shares of the capital stock of any Huntington Subsidiary. All of the shares of capital stock of each Huntington Subsidiary held by a Huntington Company are fully paid and, except pursuant to 12 U.S.C. Section 55 in the case of national banks and comparable provisions of applicable state Laws, if any, in the case of any state-chartered depository institutions, are owned by a Huntington Company free and clear of any Lien. Each Huntington Subsidiary is a corporation, national bank, state-chartered bank, or other federal or state depository institution and is duly organized, validly existing, and (as to corporations) in good standing under the Laws of the jurisdiction in which it is incorporated or organized, and has the corporate power and authority necessary for it to own, lease, and operate its Assets and to carry on its business as now conducted. Each Huntington Subsidiary is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Huntington. Each of the Huntington Subsidiaries that is a depository institution is an "insured institution," as defined in the Federal Deposit Insurance Act and applicable regulations thereunder, and the deposits in which are insured by the Bank Insurance Fund.

     3.5 FINANCIAL STATEMENTS. Huntington has delivered to First Michigan all Huntington Financial Statements and will deliver to First Michigan copies of all Huntington Financial Statements prepared subsequent to the date hereof. The Huntington Financial Statements (as of the dates thereof and for the periods covered thereby) (i) are in accordance with the books and records of the Huntington Companies, which are or will be, as the case may be, complete and correct and which have been or will have been, as the case may be, maintained in accordance with good business practices, and (ii) present or will present, as the case may be, fairly the consolidated financial position of the Huntington Companies as of the dates indicated and the consolidated results of operations, changes in shareholders' equity, and cash flows of the Huntington Companies for the periods indicated, in accordance with GAAP (subject to exceptions as to consistency specified therein or as may be indicated in the notes thereto or, in the case of interim financial statements, to normal recurring year-end adjustments that are not material in amount or effect).

     3.6 ABSENCE OF UNDISCLOSED LIABILITIES. No Huntington Company has any Liabilities that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Huntington, except Liabilities which are accrued or reserved against in the consolidated balance sheets of Huntington as of December 31, 1996, included in the Huntington Financial Statements delivered prior to the date of this Agreement or reflected in the notes thereto.

     3.7 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed in the Huntington Financial Statements delivered prior to the date of this Agreement, since December 31, 1996, (i) there have been no events, changes or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Huntington, and (ii) Huntington has not taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken or occurring after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants or agreements of Huntington provided in this Agreement.

     3.8 TAX MATTERS.

         (a) All Tax returns required to be filed by or on behalf of any of the Huntington Company have been timely filed or requests for extensions have been timely filed, granted, and have not expired for periods ended on or before December 31, 1996, and on or before the date of the most recent fiscal year end immediately preceding the Effective Time and all returns filed are complete and accurate, except for failures, if any, which, taken together, would not have a Material Adverse Effect on Huntington. All Taxes shown on filed returns have been paid or adequate provision therefor has been made in the Huntington Financial Statements. As of the date of this Agreement, there is no audit examination, deficiency, or refund Litigation with respect to any Taxes that is reasonably likely to result in a determination that would have, individually or in the aggregate, a Material Adverse Effect on Huntington, except as reserved against in the Huntington Financial Statements. All Taxes and other Liabilities due with respect to completed and settled Tax examinations or concluded Tax Litigation have been paid or adequate provision therefor has been made in the Huntington Financial Statements.

         (b) None of the Huntington Companies has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due (excluding such statutes that relate to years currently under examination by the Internal Revenue Service or other applicable taxing authorities) that is currently in effect.

         (c) Adequate provision for any Taxes due or to become due for any of the Huntington Companies for the period or periods through and including the date of the respective Huntington Financial Statements has been made and is reflected on such Huntington Financial Statements.

         (d) Deferred Taxes of the Huntington Companies have been provided for in accordance with GAAP.

         (e) Each of the Huntington Companies is in material compliance with, and its records contain all information and documents (including properly completed IRS Forms W-9) necessary to comply with, all applicable information reporting and Tax withholding requirements under federal, state, and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Internal Revenue Code.

     3.9 ASSETS AND INSURANCE. Except to the extent that an exception to any of the matters described below would not be reasonably likely to have a Material Adverse Effect on Huntington:

         (a) Except as disclosed or reserved against in the Huntington Financial Statements, Huntington has good and marketable title, free and clear of all Liens, to all of its Assets which are material to the operation of its business. All Assets which are material to Huntington's business and that are held under leases or subleases by Huntington, are held under valid Contracts enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought), and each such Contract is in full force and effect.

         (b) To its Knowledge, Huntington currently maintains insurance and blanket bonds (collectively, "Insurance") similar in amounts, scope, and coverage to that customarily maintained by other bank organizations comparable in size and operation to Huntington. Huntington has not received notice from any Insurance carrier that (i) such Insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be substantially increased. All premiums due under the policies of Insurance have been paid.

     3.10 COMPLIANCE WITH LAWS. Each Huntington Company has in effect all Permits necessary for it to own, lease or operate its material Assets and to carry on its business as now conducted, except for those Permits the absence of which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Huntington, and there has occurred no Default under any such Permit, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Huntington. No Huntington Company:

         (a) is in Default under its Governing Documents;

         (b) is in violation of, or in Default under, any Laws, Order or Permits applicable to its business or employees conducting its business, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Huntington;

         (c) has received any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that any Huntington Company is not in compliance with any of the Laws or Orders, including CRA, which such governmental authority or Regulatory Authority enforces, where such noncompliance is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Huntington or which would prevent or delay the consummation of the transactions contemplated under the Merger Documents, (ii) threatening to revoke any Permits, the revocation of which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Huntington, (iii) requiring any Huntington Company to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment or memorandum of understanding, or to adopt any resolution of the Board of Directors of such entity, or similar undertaking, which restricts materially the conduct of its business, or in the payment of dividends, or which are reasonably likely to delay or prevent the consummation of the transactions contemplated herein; or

         (d) directly or indirectly engages in any material activity prohibited to be conducted by such entity, or owns any material Assets prohibited to be held by such entity.

     3.11 EMPLOYEE BENEFIT PLANS.

         (a) Huntington has delivered or made available to First Michigan prior to the execution of this Agreement copies of all Huntington Benefit Plans currently adopted, maintained by, sponsored in whole or in part by, or contributed to by any Huntington Company.

         (b) No Huntington Pension Plan is or has been a "multiemployer plan" within the meaning of Section 3(37) of ERISA.

         (c) All Huntington Benefit Plans are in compliance with the applicable terms of ERISA, the Internal Revenue Code including the 1986 amendments thereto and any other applicable Laws, the breach or violation of which are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Huntington.

         (d) Each Huntington ERISA Plan which is intended to be qualified under
Section 401(a) of the Internal Revenue Code has received a favorable determination letter which takes into account the Tax Reform Act of 1986 and subsequent legislation for which a determination letter is available from the Internal Revenue Service, and Huntington is not aware of any circumstances likely to result in revocation of any such favorable determination letter.

To the Knowledge of Huntington, no Huntington Company has engaged in a transaction with respect to any Huntington Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, would subject any Huntington Company to a Tax imposed by either Section 4975 of the Internal Revenue Code or Section 502(i) of ERISA in amounts which are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Huntington.

         (e) As of the date of the most recent actuarial valuation, no Huntington Pension Plan had any "unfunded current liability," as that term is defined in Section 302(d)(8)(A) of ERISA, and the fair market value of the assets of any such plan exceeds the plan's "benefit liabilities," as that term is defined in Section 4001(a)(16) of ERISA, when determined under actuarial factors that would apply if the plan terminated in accordance with all applicable legal requirements and assuming the adoption of interest rates and mortality tables described in Section 417(e)(3)(A)(i) and the use of such interest rates published in January 1997, and assuming that all participants take a lump sum distribution of their vested accrued benefits on January 1, 1997.

         (f) Since the date of the most recent actuarial valuation, there has been (i) no material change in the financial position of any Huntington Pension Plan, (ii) no change in the actuarial assumptions with respect to any Huntington Pension Plan, and (iii) no increase in benefits under any Huntington Pension Plan as a result of plan amendments or changes in applicable Law which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on any Huntington Company or materially adversely affect the funding status of any such plan.

         (g) All liabilities under any Huntington Benefit Plan, other than benefits accrued pursuant to funded retirement plans subject to the provisions of Section 412 of the Internal Revenue Code or Section 302 of ERISA, have been fully reflected on the audited Huntington Financial Statements to the extent required by and in accordance with GAAP.

     3.12 LEGAL PROCEEDINGS. There is no Litigation instituted or pending or, to the Knowledge of Huntington, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against any Huntington Company, or against any Asset, interest, or right of any of them, that seeks to enjoin, delay or prevent the execution, delivery, or performance of the Merger Documents or the completion of the transactions contemplated therein, or that, if a judgment adverse to a Huntington Company were to be rendered in such Litigation, would have, individually or in the aggregate, a Material Adverse Effect on Huntington, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against any Huntington Company, that would have, individually, or in the aggregate, a Material Adverse Effect on Huntington.

     3.13 REPORTS. Since January 1, 1992, Huntington has filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with (i) the SEC, including, but not limited to, Forms 10-K, Forms 10-Q, Forms 8-K, and proxy statements, (ii) other Regulatory Authorities, and (iii) any applicable state securities or bank authorities (except, in the case of state securities authorities, failures to file which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Huntington). As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all applicable Laws. As of its respective date, each such report and document did not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

     3.14 STATEMENTS TRUE AND CORRECT. None of the information supplied or to be supplied by Huntington or any Affiliate thereof for inclusion in the Registration Statement to be filed by Huntington with the SEC, will, when the Registration Statement becomes effective, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein not misleading. None of the information supplied or to be supplied by Huntington or any Affiliate thereof for inclusion in the Proxy Statement to be mailed to Huntington's shareholders in connection with the Huntington Shareholders' Meeting or the Proxy Statement to be mailed to First Michigan's shareholders in connection with the First Michigan Shareholders' Meeting, and any other documents to be filed by Huntington or any Affiliate thereof with the SEC or any other Regulatory Authority in connection with the transactions contemplated by the Merger Documents, will, at the respective time such documents are filed, and with respect to the Proxy Statements, when first mailed to the respective shareholders of Huntington and First Michigan, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statements or any amendment thereof or supplement thereto, at the time of the Huntington or First Michigan Shareholders' Meeting, as applicable, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Huntington or First Michigan Shareholders' Meeting. All documents that Huntington or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated by the Merger Documents will comply as to form in all material respects with the provisions of applicable Law.

     3.15 TAX, REGULATORY, AND POOLING MATTERS. No Huntington Company or any Affiliate thereof has taken any action or has any Knowledge of any fact or circumstance that is reasonably likely to (i) prevent the transactions contemplated by the Merger Documents, including the Merger, from qualifying as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, or (ii) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 7.1(b) of this Agreement or result in the imposition of a condition or restriction of the type referred to in the last sentence of such Section, or (iii) prevent Huntington from accounting for the Merger as a pooling of interests in accordance with GAAP and applicable SEC regulation.

     3.16 COMMUNITY REINVESTMENT ACT COMPLIANCE. No Huntington Company has received any notice of non-compliance with the applicable provisions of the CRA and the regulations promulgated thereunder, and Huntington has received a CRA rating of satisfactory or better from the FDIC. Huntington knows of no fact or circumstance or set of facts or circumstances which would cause Huntington to fail to comply with such provisions or to cause the CRA rating of Huntington to fall below satisfactory.


                                    ARTICLE 4
                         MUTUAL COVENANTS OF THE PARTIES

     4.1 ADVERSE CHANGES IN CONDITION. Each Party agrees to give written notice promptly to the other Party upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its Subsidiaries which (i) is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on it or (ii) would cause or constitute a material breach of any of its representations, warranties, or covenants contained herein, and to use its reasonable efforts to prevent or promptly to remedy the same.

     4.2 REPORTS. Each Party and its Subsidiaries shall file all reports required to be filed by it with Regulatory Authorities between the date of this Agreement and the Effective Time and shall deliver to the other Party copies of all such reports promptly after the same are filed. If financial statements are contained in any such reports filed with the SEC, such financial statements will fairly present the consolidated financial position of the entity filing such statements as of the dates indicated and the consolidated results of operations, changes in shareholders' equity, and cash flows for the periods then ended in accordance with GAAP (subject in the case of interim financial statements to normal recurring year-end and audit adjustments that are not material). As of their respective dates, such reports filed with the SEC will comply in all material respects with the Securities Laws and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Any financial statements contained in any other reports to another Regulatory Authority shall be prepared in accordance with Laws applicable to such reports.

     4.3 REGISTRATION STATEMENT; PROXY STATEMENTS; SHAREHOLDER APPROVAL. As soon as practicable after execution of this Agreement, Huntington shall file the Registration Statement with the SEC, and shall use its reasonable efforts to cause the Registration Statement to become effective under the 1933 Act and take any action required to be taken under the applicable state Blue Sky or Securities Laws in connection with the issuance of the shares of Huntington Common upon consummation of the Merger. First Michigan shall furnish all information concerning it and the holders of its capital stock as Huntington may reasonably request in connection with such action. First Michigan and Huntington shall each call Shareholders' Meetings, to be held as soon as reasonably practicable after the Registration Statement is declared effective by the SEC, for the purpose of voting upon approval of the Merger Documents, the

Merger, and such other related matters as it deems appropriate. In connection with the Shareholders' Meetings, (i) First Michigan and Huntington shall prepare, as part of the Registration Statement filed with the SEC, Proxy Statements and mail such Proxy Statements to First Michigan shareholders and Huntington shareholders following the review and clearance of such Proxy Statements and related proxy materials by the Regulatory Authorities, (ii) the Parties shall furnish to each other all information concerning them that they may reasonably request in connection with such Proxy Statements, (iii) the respective Boards of Directors of First Michigan and Huntington shall recommend (subject to compliance with their fiduciary duties as advised by counsel) to First Michigan's shareholders and Huntington's shareholders respectively, the approval of the Merger Documents, and (iv) the respective Boards of Directors and officers of First Michigan and Huntington shall (subject to compliance with their fiduciary duties as advised by counsel) use their reasonable efforts to obtain such shareholders' approval.

     4.4 APPLICATIONS. Huntington shall promptly prepare and file, and First Michigan shall cooperate in the preparation and, where appropriate, the filing of, applications with all Regulatory Authorities having jurisdiction over the transactions contemplated by the Merger Documents, seeking the requisite Consents necessary to consummate the transactions contemplated by the Merger Documents.

     4.5 AGREEMENT AS TO EFFORTS TO CONSUMMATE. Subject to the terms and conditions of this Agreement, each Party agrees to use, and to cause its Subsidiaries to use, its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable Laws to consummate and make effective, as soon as practicable after the date of this Agreement, the transactions contemplated by the Merger Documents, including using its reasonable efforts to lift or rescind any Order adversely affecting its ability to consummate such transactions and to cause to be satisfied the conditions referred to in Article 7 of this Agreement; provided, that nothing herein shall preclude either Party from exercising its rights under this Agreement. Each Party shall use, and shall cause each of its Subsidiaries to use, its reasonable efforts to obtain all Consents necessary or desirable for the consummation of the transactions contemplated by the Merger Documents. The Parties shall deliver to each other, copies of all filings, correspondence, and orders to and from all Regulatory Authorities in connection with the transactions contemplated by the Merger Documents.

     4.6 INVESTIGATION AND CONFIDENTIALITY.

         (a) Prior to the Effective Time, each Party shall keep the other Party advised of all material developments relevant to its business and to consummation of the Merger and shall permit the other Party to make or cause to be made such investigation of the business and properties of it and its Subsidiaries and of their respective financial and legal conditions as the other Party reasonably requests, provided that such investigation shall be made after reasonable prior notice and during regular business hours, shall be reasonably related to the transactions contemplated by the Merger Documents, and shall not interfere unnecessarily with normal operations. No investigation by a Party shall affect the representations and warranties of the other Party.

         (b) Each Party shall, and shall cause its advisers and agents to, maintain the confidentiality of all confidential information furnished to it by the other Party concerning its and its Subsidiaries' businesses, operations, and financial positions and shall not use such information for any purpose except in furtherance of the transactions contemplated by the Merger Documents. If this Agreement is terminated prior to the Effective Time, each Party shall promptly return or certify the destruction of all documents and copies thereof, and all work papers containing confidential information received from the other Party.

         (c) Each Party agrees to give the other Party notice as soon as practicable after any determination by it of any fact or occurrence relating to the other Party which it has discovered through the course of its investigation and which represents, or is reasonably likely to represent, either a material breach of any representation, warranty, covenant or agreement of the other Party or which has had or is reasonably likely to have a Material Adverse Effect on the other Party.

         (d) Promptly after the execution of this Agreement, First Michigan will use its best efforts to make available to Huntington complete and correct copies of all deeds and leases in the possession of any First Michigan Company relating to the Real Property.

     4.7 PRESS RELEASES. Prior to the Effective Time, First Michigan and Huntington shall consult with each other as to the form and substance of any press release or other public disclosure materially related to the Merger Documents or any other transaction contemplated thereby; provided, that nothing in this Section 4.7 shall be deemed to prohibit any Party from making any disclosure which its counsel deems necessary or advisable in order to satisfy such Party's disclosure obligations imposed by Law.

     4.8 TAX AND ACCOUNTING TREATMENT. Each of the Parties undertakes and agrees to use its reasonable efforts to cause the Merger, and to take no action which would cause the Merger not, to qualify for treatment as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code for federal income tax purposes and as a "pooling of interests" for accounting treatment.

     4.9 NO RIGHTS TRIGGERED. Each Party shall take all reasonable steps necessary to ensure that entering into the Merger Documents and the consummation of the transactions contemplated thereby do not and will not (i) result in the grant of any Rights to any Person under its respective Governing Documents, (ii) result in the grant of any Rights to any Person under the First Michigan Rights Agreement or the Huntington Rights Agreement, (ii) result in separation from the shares of First Michigan Common of the Rights granted under the First Michigan Rights Agreement or separation from the shares of Huntington Common of the Rights granted under the Huntington Rights Agreement, (iii) permit any holder of any of the Rights under the First Michigan Rights Agreement or the Huntington Rights Agreement to exercise any such Rights, or (iv) give any Person any Right to purchase any securities issued by Huntington, including, without limitation, any Rights as a result of a "Flip-over Transaction or Event" under Section 3.2 of the First Michigan Rights Agreement.


                                    ARTICLE 5
                           COVENANTS OF FIRST MICHIGAN

     5.1 CONDUCT OF THE BUSINESS. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of Huntington shall have been obtained, and except as otherwise expressly contemplated herein, First Michigan shall and shall cause each of its Subsidiaries to (i) operate its business only in the usual, regular, and ordinary course, and (ii) preserve intact its business organization and Assets and maintain its rights and franchises.

     5.2 NEGATIVE COVENANTS OF FIRST MICHIGAN. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, First Michigan covenants and agrees that it will not do or agree or commit to do, or permit any of its Subsidiaries to do or agree or commit to do, any of the following without the prior written consent of the chief executive officer, president, or chief financial officer of Huntington, which consent shall not be unreasonably withheld:

         (a) take any action which to its Knowledge at the time of such action, would (i) materially adversely affect the ability of any Party to consummate the transactions contemplated under the Merger Documents, (ii) materially adversely affect the ability of any Party to obtain any Consents required for the consummation of the transactions contemplated under the Merger Documents without imposition of a condition or restriction of the type referred to in the last sentences of Section 7.1(b) or 7.1(c) of this Agreement, or (iii) materially adversely affect the ability of any Party to perform its covenants and agreements under the Merger Documents.

         (b) amend the Governing Documents of any First Michigan Company;

         (c) engage in any acquisition, or take any other action, that adversely affects the ability of First Michigan to consummate the transactions contemplated by the Merger Documents;

         (d) take any action that is intended to result in or actually results in (i) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, (ii) any of the conditions to the Merger set forth in Article 7 hereof not being satisfied, or (iii) a violation of any provisions of the Merger Documents, except, in every case, as may be required by applicable Law.

         (e) incur any additional debt obligation or other obligation for borrowed money except in the ordinary course of the business of First Michigan and its Subsidiaries consistent with past practices (which shall include creation of deposit liabilities, purchases of federal funds, advances from the Federal Reserve Bank or Federal Home Loan Bank, and entry into repurchase agreements fully secured by U.S. government or agency securities), or impose, or suffer the imposition, on any Asset of First Michigan of any Lien or permit any such Lien to exist (other than in connection with deposits, repurchase agreements, bankers acceptances, "treasury tax and loan" accounts established in the ordinary course of business, the satisfaction of legal requirements in the exercise of trust powers, and Liens in effect as of the date hereof that are disclosed in the Disclosure Memorandum);

         (f) repurchase, redeem, or otherwise acquire or exchange (other than purchases or exchanges in the ordinary course under employee benefit plans), directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of First Michigan, or declare or pay any dividend, in cash or in any other property of any kind, including, but not limited to, shares of the capital stock of any class of any First Michigan Company, or make any other distribution in respect of First Michigan's capital stock, provided that First Michigan may (to the extent legally and contractually permitted to do so), but is not obligated hereunder to do so, declare and pay its regular quarterly cash dividends on the shares of First Michigan Common, in an amount or amounts not in excess of $0.18 per share of First Michigan Common per quarter, with usual and regular record and payment dates in accordance with past practices, as disclosed in the First Michigan Financial Statements or in Section 5.2(f) of the Disclosure Memorandum; provided that Huntington and First Michigan shall coordinate with each other regarding the declaration of any dividends in respect of shares of First Michigan Common and Huntington Common, and the record and payment dates relating thereto, so that the holders of First Michigan Common shall receive at least one dividend, but not more than one dividend, for any calendar quarter with respect to their shares of First Michigan Common or the shares of Huntington Common to be issued in exchange for such shares of First Michigan Common in the Merger.

         (g) except pursuant to the exercise of the First Michigan Stock Options outstanding as of the date hereof, the exercise price of which has been established and provided to Huntington prior to the date hereof, and pursuant to the terms thereof in existence on the date hereof, and except for the First Michigan 1997 Stock Dividend, issue, sell, pledge, encumber, authorize the issuance of, enter into any Contract to issue, sell, pledge, encumber, or authorize the issuance of, or otherwise permit to become outstanding, any additional shares of First Michigan Common or any other capital stock of any First Michigan Company, or any Rights with respect thereto;

         (h) adjust, split, combine, or reclassify any capital stock of any First Michigan Company, or issue or authorize the issuance of any other securities in respect of or in substitution for shares of First Michigan Common, or sell, lease, mortgage or otherwise dispose of any Asset (other than Assets acquired as a result of debts previously contracted) other than in the ordinary course of business for reasonable and adequate consideration;

         (i) except for purchases of U.S. Treasury securities or U.S. Government agency securities, which in either case have maturities of three years or less, purchase any securities or make any material investment, either by purchase of stock of securities, contributions to capital, Asset transfers, or purchase of any Assets, in any Person other than a wholly owned First Michigan Subsidiary, or otherwise acquire direct or indirect control over any Person, other than in connection with (i) foreclosures in the ordinary course of business, (ii) acquisitions of control by a depository institution Subsidiary in its fiduciary capacity, or (iii) the creation of new wholly owned subsidiaries organized to conduct and continue activities otherwise permitted by this Agreement;

         (j) (i) grant any increase in compensation or benefits to the employees or officers of any First Michigan Company, except as made in the ordinary course of business and not inconsistent with past practices or as required by Law; (ii) pay any severance or termination pay or any bonus other than pursuant to written policies or written Contracts in effect on the date of this Agreement, except as disclosed in Section 5.2(j) of the Disclosure Memorandum; (iii) enter into or amend any severance agreements with officers of First Michigan; (iv) grant any increase in fees or other increases in compensation or other benefits to the directors of First Michigan; (v) voluntarily accelerate the vesting of any employee benefits, other than pursuant to written policies or written Contracts in effect on the date of this Agreement; or (vi) grant any stock appreciation rights, cash awards, or any Rights to acquire First Michigan securities under any First Michigan Stock Option Plan;

         (k) enter into or amend any employment Contract between First Michigan and any Person (unless such amendment is required by Law) that First Michigan does not have the unconditional right to terminate without Liability (other than Liability for services already rendered), at any time on or after the Effective Time;

         (l) adopt any new First Michigan Benefit Plan for any First Michigan Company or terminate or withdraw from, or make any material change in or to, any existing First Michigan Benefit Plan other than any such change that is required by Law or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan, or make any distributions from or contribution or payment to such First Michigan Benefit Plans except as required by Law or the terms of such plans and consistent with First Michigan's past practice;

         (m) make any significant change in any Tax or accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in Tax Laws or regulatory accounting requirements or GAAP;

         (n) commence any Litigation other than in the ordinary course of business in accordance with past practice, settle any Litigation involving any Liability of First Michigan for material money damages or restrictions upon the operations of First Michigan;

         (o) except in the ordinary course of business and consistent with past practice, (i) enter into, modify, amend or terminate any material Contract (ii) waive, release, compromise or assign any material rights or claims, or (iii) incur any capital expenditures, obligations or liabilities;

         (p) enter into any agreement or commitment of the character referred to in Section 2.7 hereof; or

         (q) take or permit to be taken any action of a character which is otherwise listed in Section 2.15 hereof.

     5.3 CERTAIN ACTIONS. Except with respect to the Merger Documents and the transactions contemplated thereby, neither First Michigan nor any Affiliate or any Representatives thereof retained by First Michigan shall directly or indirectly solicit, encourage, or, except to the extent necessary to comply with the fiduciary duties of First Michigan's Board of Directors, as advised by counsel, entertain, any proposal to engage in an Acquisition Transaction by any Person. Except to the extent necessary to comply with the fiduciary duties of First Michigan's Board of Directors, as advised by counsel, neither First Michigan nor any Affiliate or Representative thereof shall fail to recommend that First Michigan shareholders vote in favor of the Merger or withdraw such as recommendation previously made, fail to solicit proxies of the shareholders of First Michigan, or fail to hold the First Michigan Shareholders' Meeting, or shall furnish any non-public information that it is not legally obligated to furnish in connection with, negotiate with respect to, or enter into any Contract with respect to, any Acquisition Transaction, but First Michigan may communicate and disclose information about such a proposal to engage in an Acquisition Transaction to its shareholders if and to the extent that it is required to do so in order to comply with its legal obligations as advised by counsel. First Michigan shall promptly notify Huntington orally and in writing in the event that it receives any inquiry or proposal relating to any Acquisition Transaction. First Michigan shall (i) immediately cease and cause to be terminated any existing activities, discussions, or negotiations with any Persons conducted heretofore with respect to any of the foregoing, and (ii) direct and use its reasonable efforts to cause all of its Representatives not to engage in any of the foregoing. Notwithstanding anything contained in the Merger Documents to the contrary, any action taken by First Michigan or its Affiliates or Representatives which is permitted under this Section 5.3 by virtue of such action being necessary to comply with the fiduciary duties of First Michigan's Board of Directors, as advised by counsel, shall not constitute a breach of any of the Merger Documents by First Michigan.

     5.4 AGREEMENTS WITH RESPECT TO AFFILIATES. First Michigan has disclosed in
Section 5.4 of the Disclosure Memorandum all Persons whom it reasonably believes is an "affiliate" of First Michigan for purposes of Rule 145 under the 1933 Act. First Michigan shall use its reasonable efforts to cause each such Person to deliver to Huntington not later than 30 days prior to the Effective Time, a written agreement, in a form reasonably satisfactory to both parties, providing that such Person will not sell, pledge, transfer, or otherwise dispose of the shares of First

Michigan Common held by such Person except as contemplated by such agreement or by the Merger Documents and will not sell, pledge, transfer, or otherwise dispose of the shares of Huntington Common to be received by such Person upon consummation of the Merger except in compliance with applicable provisions of the 1933 Act.

     5.5 CERTAIN POLICIES OF FIRST MICHIGAN. At the request of Huntington, First Michigan shall use its best efforts to modify and change its loan, litigation, and real estate valuation policies and practices (including loan classifications and levels of reserves) prior to the Effective Time so as to be consistent on a mutually satisfactory basis with those of Huntington and GAAP. First Michigan shall not be required to modify or change any such policies or practices, however, until such time as (i) satisfaction of the conditions set forth in Sections 7.1(a), 7.1(b), and 7.1(c) of this Agreement, (ii) First Michigan and Huntington agree that the Effective Time will occur prior to the public disclosure of such modifications or changes in regular periodic earnings releases or periodic reports filed with the Regulatory Authorities, and (iii) Huntington acknowledges in writing that all conditions to its obligation to consummate the Merger (and Huntington's rights to terminate this Agreement) have been waived or satisfied; provided, that in all circumstances First Michigan shall make such modifications and changes not later than immediately prior to the Effective Time. First Michigan's representations, warranties, covenants, and agreements contained in this Agreement shall not be deemed to be untrue or breached in any respect for any purpose as a consequence of any modifications or changes undertaken solely on account of this Section 5.5.

     5.6 AGREEMENTS WITH RESPECT TO FIRST MICHIGAN STOCK OPTION PLANS. First Michigan will take such action necessary to ensure that no options issued under the First Michigan 1997 Director Stock Option Plan will be exercised and, prior to the Effective Time, First Michigan will cancel all stock options previously granted under the First Michigan 1997 Director Stock Option Plan for no consideration to the holders thereof. Additionally, First Michigan shall cause Messrs. David M. Ondersma, Stephen A. Stream, Larry D. Fredricks and Merle J. Prins to not exercise any stock appreciation rights granted to such individuals under any First Michigan Stock Option Plan and will use its reasonable efforts to cause all other holders of stock appreciation rights granted under any First Michigan Stock Option Plan to not exercise such stock appreciation rights. If any such stock appreciation rights are exercised, First Michigan will cause the payment to be made only in shares of First Michigan Common.


                                    ARTICLE 6
                             COVENANTS OF HUNTINGTON

     6.1 NEGATIVE COVENANTS OF HUNTINGTON. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, Huntington covenants and agrees that it will not do or agree or commit to do, or permit any of its Subsidiaries to do or agree or commit to do, any of the following without the prior written consent of the chief executive officer of First Michigan, which consent shall not be unreasonably withheld:

         (a) take any action which to its Knowledge at the time of such action, would (i) materially adversely affect the ability of any Party to consummate the transactions contemplated under the Merger Documents, (ii) materially adversely affect the ability of any Party to obtain any Consents required to consummate the transactions contemplated under the Merger Documents without imposition of a condition or restriction of the type referred to in the last sentences of
Section 7.1(b) or 7.1(c) of this Agreement, or (iii) materially adversely affect the ability of any Party to perform its covenants and agreements under the Merger Documents;

         (b) amend the Governing Documents of Huntington or the Huntington Rights Agreement, in each case, in any manner adverse to the holders of First Michigan Common as compared to rights of holders of Huntington Common generally as of the date of this Agreement;

         (c) engage in any acquisition, or take any other action, that adversely affects the ability of Huntington to consummate the transactions contemplated by the Merger Documents; or

         (d) take any action that is intended or may reasonably be expected to result in (i) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, (ii) any of the conditions to the Merger set forth in
Article 7 hereof not being satisfied, or

(iii) a violation of any provisions of the Merger Documents, except, in every case, as may be required by applicable Law.

     6.2 NASDAQ LISTING. Huntington shall use its reasonable efforts to provide, prior to the Effective Time, for quotation on the Nasdaq National Market the shares of Huntington Common to be issued to the holders of shares of First Michigan Common pursuant to the Merger, and Huntington shall give all notices and make all filings with the NASD, required in connection with the transactions contemplated herein.

     6.3 EMPLOYEE BENEFITS AND CONTRACTS.

         (a) Except as set forth in this Agreement, or in Section 4.2(c) of the Merger Agreement relating to the conversion of First Michigan Stock Options, following the Effective Time, Huntington shall provide to officers and employees of First Michigan who become officers or employees of any Huntington Company after the Effective Time employee benefits under Huntington Benefit Plans, and stock option and other plans involving the potential issuance of Huntington Common Stock, on terms and conditions which when taken as a whole are substantially similar to those currently provided generally by Huntington and its Affiliates to their similarly situated officers and employees. For purposes of participation and vesting under such Huntington Benefit Plans, the service of the employees of the First Michigan Companies prior to the Effective Time shall be treated as service with a Huntington Company participating in such Huntington Benefit Plans. Furthermore, officers and employees of First Michigan Companies (and their spouses and dependents, if applicable) may, upon the cessation of their participation in a First Michigan Benefit Plan, immediately participate in the corresponding Benefit Plan maintained by Huntington without regard to pre-existing conditions or waiting periods. Benefit accruals under any Huntington Pension Plan will not be offset by benefit accruals under any First Michigan Pension Plan; however, in the event the First Michigan Pension Plan merges with the Huntington Pension Plan, and if benefit accruals under the First Michigan Pension Plan cease, the Huntington Pension Plan will provide future benefit accruals under the Huntington Pension Plan that are no less than those benefits that would accrue assuming the Huntington Pension Plan implements a "fresh start formula without wear away" (as described in Treasury Regulation
Section 1.401(a)(4)-13(c)(4)(i)).

         (b) Huntington undertakes and agrees to provide all persons who are employed by First Michigan immediately prior to the Effective Time with severance benefits consistent with Huntington's Transition Pay Plan as in effect as of the Effective Time, which benefits will not be less than those provided under such plan as of the date of this Agreement; provided, however, that (i) Huntington will assume the obligations of First Michigan under certain Continuity Agreements between First Michigan and the persons identified in
Section 6.3(b) of the Disclosure Memorandum, and (ii) for a period of one year following the Effective Date, Huntington agrees to provide those First Michigan employees identified in Section 6.3(b) of the Disclosure Memorandum (other than those persons who are parties to such Continuity Agreements) with severance benefits according to First Michigan's severance benefits as of the date of this Agreement. If any benefits are paid to any former First Michigan employees under such First Michigan severance policies (including, but not limited to, such Continuity Agreements), such benefits shall be in lieu of any and all other benefits that might otherwise be payable under the Huntington Transition Pay Plan.

         (c) Huntington agrees that the First Michigan Bonus Pool shall be allocated among the First Michigan Bonus Plan Participants in accordance with the terms of the First Michigan Bonus Plan as of the Effective Time and Huntington shall pay any and all such allocated bonus payments to the First Michigan Bonus Pool Participants on or before February 28, 1998. All First Michigan Bonus Plan Participants shall be eligible to participate in the Huntington Management Incentive Compensation Plan beginning as of the Effective Date, to the extent that any such employee is eligible under the terms of such Huntington plan.

     6.4 INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         (a) For a period of six years after the Effective Time, to the fullest extent permitted by applicable Law, Huntington shall, and shall cause its Subsidiaries to, indemnify, defend, and hold harmless the present and former directors, officers, employees, and agents of the First Michigan Companies (each, an "Indemnified Party") against all Liabilities arising out of actions or omissions arising out of the Indemnified Party's service or services as directors, officers, employees, or agents of First Michigan or, at First Michigan's request, of another corporation, partnership, joint venture, trust, or other enterprise occurring at or prior to the Effective Time (including the transactions contemplated by the Merger Documents) consistent with First Michigan's Governing Documents and Michigan Law as in effect on the date hereof, whether or not any Huntington Company is insured against such matter, including provisions relating to advances of expenses incurred in the defense of any Litigation, with respect to any Liability, claim, demand, action, or Litigation asserted or made prior to or at any time after the Effective Time. All such rights to indemnification with respect to any such Liability, claim, demand, or action shall continue until the final disposition of such Litigation and/or Liability; provided, however, that nothing contained herein shall increase or lengthen the duration of obligations with respect to such indemnification by the Huntington or any other Huntington Company over that to which First Michigan would have been subject had the Merger not been consummated. All rights to exculpation from liability and limitation of liability provided by Article IX of First Michigan's Articles of Incorporation and the provisions of this Section 6.4 shall survive the Effective Time and the consummation of the Merger. Without limiting the foregoing, in any case in which approval by Huntington is required to effectuate any indemnification, Huntington shall direct, at the election of the Indemnified Party, that the determination of any such approval shall be made by independent counsel mutually agreed upon between Huntington and the Indemnified Party.

         (b) For a period of six years after the Effective Date, Huntington shall use reasonable efforts to procure and maintain that portion of directors' and officers' liability insurance that serves to reimburse the Persons who are serving as officers or directors of First Michigan on the date of this Agreement with respect to claims against such Persons arising from facts or events which occurred prior to the Effective Time, which insurance shall provide at least the same coverage and amounts, and contain terms and conditions no less advantageous, as that coverage currently provided by First Michigan to such Persons; provided, however, that in no event will Huntington be required to expend more than $300,000 to procure or maintain such insurance; provided, further, that if Huntington is unable to procure or maintain the insurance called for in this paragraph (b), Huntington shall use reasonable efforts to obtain as much comparable insurance as is available for $300,000; and provided, further, that such Persons may be required to make application and provide customary representations and warranties to Huntington's insurance carrier for the purpose of obtaining such insurance.

         (c) The provisions of this Section 6.4 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and each Indemnified Party's heirs and representatives.


     6.5 STOCK OPTIONS.

         (a) At the Effective Time, each outstanding First Michigan Stock Option shall be converted into an option to purchase shares of Huntington Common in accordance with the terms of the Merger Agreement.

         (b) As soon as practicable after the Effective Time, Huntington shall deliver to the holders of such converted First Michigan Stock Options appropriate notices setting forth such holders' rights pursuant to the Huntington Stock Option Plan and the agreements evidencing such converted First Michigan Stock Options and the original grants of such First Michigan Stock Options shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 6.5 after giving effect to the Merger and the conversion as set forth in the Merger Agreement).

         (c) Huntington shall use all reasonable efforts to maintain the effectiveness of the registration statement(s) described in Section 3.3(c) for so long as the First Michigan Stock Options to be converted under the terms of the Merger Agreement to options to purchase shares of Huntington Common remain outstanding. With respect to those individuals who subsequent to the Merger will be subject to the reporting requirements under Section 16(a) of the Exchange Act, where applicable, Huntington shall administer the Huntington Stock Option Plan in a manner that complies with Rule 16-3 promulgated under the Exchange Act to the extent the First Michigan Plan complied with such rule prior to the Merger.

                                    ARTICLE 7
                CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

     7.1 CONDITIONS TO OBLIGATIONS OF EACH PARTY. The respective obligations of each Party to perform this Agreement and consummate the Merger and the other transactions contemplated by the Merger Documents are subject to the satisfaction of the following conditions, unless waived by both Parties pursuant to Section 10.6 of this Agreement:

         (a) Shareholder Approval. The shareholders of First Michigan and Huntington shall have approved this Agreement, and the consummation of the transactions contemplated by the Merger Documents, including the Merger, as and to the extent required by Law and by the provisions of any of their respective Governing Documents.

         (b) Regulatory Approvals. All Consents of, filings and registrations with, and notifications to, all Regulatory Authorities required for consummation of the Merger shall have been obtained or made and shall be in full force and effect and all waiting periods required by Law shall have expired. No Consent obtained from any Regulatory Authority which is necessary to consummate the transactions contemplated by the Merger Documents shall be conditioned or restricted in a manner (including requirements relating to the raising of additional capital or the disposition of Assets) which in the reasonable judgment of either Party would so materially adversely impact the economic or business benefits of the transactions contemplated by the Merger Documents so as to render inadvisable the consummation of the Merger.

         (c) Consents and Approvals. Each Party shall have obtained any and all Consents required for consummation of the Merger (other than those referred to in Section 7.1(b) of this Agreement) or for the preventing of any Default under any Contract or Permit of such Party which, if not obtained or made, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on such Party. No Consent so obtained which is necessary to consummate the transactions contemplated by the Merger Documents shall be conditioned or restricted in a manner which in the reasonable judgment of either Party would so materially adversely impact the economic or business benefits of the transactions contemplated by the Merger Documents so as to render inadvisable the consummation of the Merger.

         (d) Legal Proceedings. No court or governmental authority or Regulatory Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) or taken any other action which prohibits, restricts or makes illegal consummation of the transactions contemplated by the Merger Documents.

         (e) Registration Statement. The Registration Statement shall be effective under the 1933 Act, no stop orders suspending the effectiveness of the Registration Statement shall have been issued, no action, suit, proceeding or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing, and all necessary approvals under state securities Laws or the 1933 Act or 1934 Act relating to the issuance or trading of the shares of Huntington Common issuable pursuant to the Merger shall have been received.

         (f) Nasdaq National Market Listing. The shares of Huntington Common issuable pursuant to the Merger shall have been approved for quotation on the Nasdaq National Market.

         (g) Tax Matters. Each Party shall have received a written opinion of counsel from Huntington's Counsel, in form reasonably satisfactory to such Parties (the "Tax Opinion"), to the effect that (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, (ii) the exchange in the Merger of shares of First Michigan Common for shares of Huntington Common will not give rise to gain or loss to the shareholders of First Michigan with respect to such exchange (except to the extent of any cash received), and (iii) neither First Michigan nor Huntington will recognize gain or loss as a consequence of the Merger. In rendering such Tax Opinion, such counsel shall be entitled to rely upon representations of First Michigan's officers, directors, and shareholders holding in excess of five percent (5%) of the outstanding shares of First Michigan Common and representations of officers of Huntington, in each case reasonably satisfactory in form and substance to such counsel.

     7.2 CONDITIONS TO OBLIGATIONS OF HUNTINGTON. The obligations of Huntington to perform this Agreement and consummate the Merger and the other transactions contemplated by the Merger Documents are subject to the satisfaction of the following conditions, unless waived by Huntington pursuant to Section 10.6(a) of this Agreement:

         (a) Representations and Warranties. For purposes of this Section 7.2(a), the accuracy of the representations and warranties of First Michigan set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties of First Michigan set forth in Article 2 of this Agreement shall be true and correct in all material respects.

         (b) Performance of Agreements and Covenants. Each and all of the agreements and covenants of First Michigan to be performed and complied with pursuant to this Agreement and the other agreements contemplated by the Merger Documents prior to the Effective Time shall have been duly performed and complied with in all material respects.

         (c) Certificates. First Michigan shall have delivered to Huntington (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions of its obligations set forth in Section 7.2(a) and 7.2(b) of this Agreement have been satisfied, and (ii) certified copies of resolutions duly adopted by First Michigan's Board of Directors and shareholders evidencing the taking of all corporate action necessary to authorize the execution, delivery, and performance of the Merger Documents and the consummation of the transactions contemplated thereby, all in such reasonable detail as Huntington and its counsel shall request.

         (d) Opinion of Counsel. Huntington shall have received an opinion of Varnum, Riddering, Schmidt & Howlett LLP, counsel to First Michigan, dated as of the Effective Date, in form reasonably satisfactory to Huntington, as to the matters set forth in Exhibit 2.

         (e) Accountant's Letters. Huntington shall have received: (i) from First Michigan's auditors letters dated not more than five days prior to the date of the Huntington Proxy Statement with respect to certain financial information regarding First Michigan, in form and substance reasonably satisfactory to Huntington, which letters shall be based upon customary specified procedures undertaken by such firm in accordance with Statement of Auditing Standard No. 72; and (ii) from Ernst & Young an Opinion Letter to the effect that the Merger will qualify for pooling of interests accounting treatment if consummated in accordance with the Merger Documents.

         (f) Affiliates' Agreements. Huntington shall have received from each Affiliate of First Michigan the affiliate's agreement as and to the extent specified in Section 5.4 of this Agreement.

         (g) Shareholders' Equity. First Michigan's shareholders' equity as of the end of last fiscal quarter preceding the Effective Date shall not be less than 95% of First Michigan's shareholders' equity as of December 31, 1996, excluding for purposes of the calculation of such shareholders' equity, the effects of: (i) any reductions in First Michigan's shareholders' equity resulting from any actions or changes in policies of First Michigan taken at the request of Huntington, including those described in Section 5.5 of this Agreement; and (ii) all costs, fees and charges, including fees and charges of First Michigan's accountants, counsel and investment bankers, whether or not accrued or paid, that are related to the negotiation and consummation of the Merger.

         (h) Warrant. First Michigan shall have executed and delivered to Huntington the Warrant Purchase Agreement and the Warrant.

         (i) Fairness Opinion. Huntington shall have received from Morgan Stanley & Co. Incorporated or such other investment banking firm retained by Huntington, a letter dated not more than five business days prior to the date of the Huntington Proxy Statement, as to the fairness of the Merger to the shareholders of Huntington from a financial point of view.

     7.3 CONDITIONS TO OBLIGATIONS OF FIRST MICHIGAN. The obligations of First Michigan to perform this Agreement and consummate the Merger and the other transactions contemplated by the Merger Documents are subject to the satisfaction of the following conditions, unless waived by First Michigan pursuant to Section 10.6(b) of this Agreement:

         (a) Representations and Warranties. For purposes of this Section 7.3(a), the accuracy of the representations and warranties of Huntington set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties of Huntington set forth in Article 3 of this Agreement shall be true and correct in all material respects.

         (b) Performance of Agreements and Covenants. Each and all of the agreements and covenants of Huntington to be performed and complied with pursuant to this Agreement and the other agreements contemplated by the Merger Documents prior to the Effective Time shall have been duly performed and complied with in all material respects, and the Registration Statement shall have been declared and shall remain effective.

         (c) Certificates. Huntington shall have delivered to First Michigan (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions of its obligations set forth in Section 7.3(a) and 7.3(b) of this Agreement have been satisfied, and (ii) certified copies of resolutions duly adopted by Huntington's Board of Directors and shareholders evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of the Merger Documents and the consummation of the transactions contemplated thereby, all in such reasonable detail as First Michigan and its counsel shall request.

         (d) Opinion of Counsel. First Michigan shall have received an opinion of Porter, Wright, Morris & Arthur, counsel to Huntington, dated as of the Effective Time, in form reasonably acceptable to First Michigan, as to the matters set forth in Exhibit 3.

         (e) Accountant's Letters. First Michigan shall have received from Ernst & Young an Opinion Letter to the effect that the Merger will qualify for pooling of interests accounting treatment if consummated in accordance with the Merger Documents.

         (f) Fairness Opinion. First Michigan shall have received a letter from Merrill, Lynch & Co., dated not more than five business days prior to the date of the First Michigan Proxy Statement, to the effect that, in the opinion of such firm, the Conversion Ratio in connection with the Merger is fair, from a financial point of view, to the shareholders of First Michigan.


                                    ARTICLE 8
                                     CLOSING

     The closing of the Merger and the other transactions contemplated under the Merger Documents shall take place at the offices of Porter, Wright, Morris & Arthur, in Columbus, Ohio, at 10:00 a.m., local time, on the date that is five business days after the last of the conditions specified in Article 7 hereof shall have been satisfied or waived, in accordance with the terms of this Agreement, or at such other place or time as the parties shall hereafter agree in writing. Notwithstanding the foregoing, the Merger will become effective as of the Effective Time.

                                    ARTICLE 9
                                   TERMINATION

     9.1 TERMINATION. Notwithstanding any other provision of this Agreement, and notwithstanding the approval of the Merger Documents by the shareholders of Huntington or First Michigan, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

         (a) By mutual consent of the respective Boards of Directors of Huntington and First Michigan;

         (b) By the Board of Directors of either Party (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event of the inaccuracy of any representation or warranty contained in this Agreement of the other Party which cannot be or has not been cured within 30 days after the giving written notice to such other Party of such inaccuracy and which inaccuracy would provide the terminating Party the ability to refuse to consummate the Merger under the applicable standard set forth in Section 7.2(a) of this Agreement in the case of any termination by Huntington and Section 7.3(a) of this Agreement in the case of any termination by First Michigan;

         (c) By the Board of Directors of either Party (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event of a material breach by the other Party of any covenant or agreement contained in this Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party of such breach;

         (d) By the Board of Directors of either Party (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event
(i) any Consent of any Regulatory Authority required for consummation of the Merger and the other transactions contemplated by the Merger Documents shall have been denied by final nonappealable action of such authority or if any action taken by such authority is not appealed within the time limit for appeal, or (ii) the shareholders of Huntington or First Michigan fail to vote their approval of this Agreement and the transactions contemplated by the Merger Documents as required by the Laws of the States of Maryland and Michigan, respectively, or by their respective Governing Documents, at the Shareholders' Meetings where the transactions were presented to such shareholders for approval and voted upon;

         (e) By the Board of Directors of either Party in the event that the Merger shall not have been consummated by May 31, 1998, if the failure to consummate the transactions contemplated by the Merger Documents on or before such date is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this Section 9.1(e);

         (f) By the Board of Directors of either Party (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event that any of the conditions precedent to the obligations of such Party to consummate the Merger cannot be satisfied or fulfilled by the date specified in
Section 9.1(e) of this Agreement;

         (g) By Huntington, in the event that the Board of Directors of First Michigan fails to recommend to the shareholders of First Michigan that they vote their shares of First Michigan Common in favor of the Merger, or withdraws such recommendation previously made, or fails to solicit proxies of shareholders of First Michigan to approve the Merger, or shall have affirmed, recommended, or authorized entering into any Acquisition Transaction or other transaction involving a merger, share exchange, consolidation, or transfer of substantially all of the Assets of First Michigan;

         (h) By First Michigan, in the event that the Board of Directors of Huntington fails to recommend to the shareholders of Huntington that they vote their shares of Huntington Common in favor of the Merger, or withdraws such recommendation previously made, or fails to solicit proxies of shareholders of Huntington to approve the Merger;

         (i) By First Michigan, if the Board of Directors of First Michigan determines, pursuant to the right provided First Michigan pursuant to Section 4.2(a)(i) of the Merger Agreement, that the Parties are unable to agree upon a renegotiated Conversion Ratio.

     9.2 EFFECT OF TERMINATION. In the event of the termination and abandonment of this Agreement pursuant to Section 9.1 of this Agreement, the Merger Agreement and this Agreement shall become void and have no effect, except that
(i) the provisions of this Section 9.2 and Articles 1 and 10 and Section 4.6(b) of this Agreement shall survive any such termination and abandonment, and (ii) a termination pursuant to Sections 9.1(b), 9.1(c), or 9.1(f) of this Agreement shall not relieve the breaching Party from Liability for an uncured willful breach of a representation, warranty, covenant, or agreement giving rise to such termination. Upon a termination of this Agreement, the Warrant and the Warrant Purchase Agreement shall terminate in accordance with the express provisions of those documents.

     9.3 NON-SURVIVAL OF REPRESENTATIONS AND COVENANTS. The respective representations, warranties, obligations, covenants, and agreements of the Parties shall not survive the Effective Time, except this Section 9.3 and Articles 1 and 10 and Sections 4.6, 4.8, 5.4, 6.3, 6.4, and 6.5 of this Agreement.


                                   ARTICLE 10
                                  MISCELLANEOUS

     10.1 EXPENSES. Except as otherwise provided in Section 10.2, each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel, except that each of the Parties shall bear and pay one-half of the filing fees payable in connection with the Registration Statement and the Proxy Statements and printing costs incurred in connection with the printing of the Registration Statement and the Proxy Statements.

     10.2 TERMINATION FEE.

         (a) If any of the following events (a "Triggering Event") occurs:

                  (i) any material, willful, and intentional breach of the Merger Documents by First Michigan that would permit Huntington to terminate the Merger Documents (A) occurring after the receipt by First Michigan of a proposal to engage in an Acquisition Transaction, (B) occurring after the announcement by any other Person of an intention to engage in an Acquisition Transaction, or (C) in anticipation and for the purpose of engaging in an Acquisition Transaction;

                  (ii) (A) a proposal to engage in an Acquisition Transaction is submitted to and approved by the shareholders of First Michigan at any time prior to May 31, 1999, or (B) a Tender Offer is commenced and the transactions contemplated in the Tender Offer are completed in such a manner that the Person making the Tender Offer acquires beneficial ownership of more than 20 percent of the capital stock or any other class of voting securities of First Michigan, and the Merger is not consummated prior to May 31, 1999;

                  (iii) (A) a proposal to engage in an Acquisition Transaction is received by First Michigan or a Tender Offer is made directly to the shareholders of First Michigan or the intention of making an Acquisition Transaction or Tender Offer is announced at any time prior to the holding of the First Michigan Shareholders' Meeting; (B) the Board of Directors of First Michigan (1) fails to recommend to the shareholders of First Michigan that they vote their shares of First Michigan Common in favor of the approval of the Merger, (2) withdraws such recommendation previously made, (3) fails to solicit proxies of shareholders of First Michigan to approve the Merger, or (4) fails to hold the First Michigan Shareholders' Meeting; and (C) the Merger is not consummated by May 31, 1999;

First Michigan shall pay to Huntington an amount in cash equal to the sum of (i) the direct costs and expenses or portion thereof referred to in Section 10.1, incurred by or on behalf of Huntington in connection with the transactions contemplated by the Merger Documents, but in no event to exceed $1 million in the aggregate, and (ii) $22,000,000; which sum represents additional compensation for Huntington's loss as the result of the transactions contemplated by the Merger Documents not being consummated. The amounts shall be an obligation of First Michigan and shall be paid by First Michigan promptly upon notice to First Michigan by Huntington.

         (b) Notwithstanding the foregoing, no amount will be due Huntington pursuant to Section 10.2(a) in the event of the failure to consummate the Merger solely as a result of any of the following: (i) the failure of the shareholders of Huntington to approve the Merger; (ii) the failure of any Regulatory Authority to provide any required Consent to the Merger, which failure was not the result of the existence of a proposal to engage in an Acquisition Transaction or a breach by First Michigan of any of its obligations under any of the Merger Documents; or (iii) the Merger Documents are terminated pursuant to
Section 9.1, unless the event giving rise to the right to terminate is preceded by a Triggering Event or the receipt by First Michigan of a proposal to engage in an Acquisition Transaction, or the announcement by another Person of a proposal involving an Acquisition Transaction.

         (c) Nothing contained in this Section 10.2 shall constitute or shall be deemed to constitute liquidated damages for the willful breach by a Party of the terms of this Agreement or otherwise limit the rights of the nonbreaching Party.

     10.3 BROKERS AND FINDERS. Except for Merrill, Lynch, & Co., as to First Michigan, and Morgan Stanley & Co. Incorporated, as to Huntington, each of the Parties represents and warrants that neither it nor any of its officers, directors, employees, or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment banker's fees, brokerage fees, commissions, or finders' fees in connection with this Agreement or the transactions contemplated by the Merger Documents. In the event of a claim by any broker or finder based upon his or its representing or being retained by or allegedly representing or being retained by First Michigan or Huntington, each of First Michigan and Huntington, as the case may be, agrees to indemnify and hold the other Party harmless of and from any Liability in respect of any such claim.

     10.4 ENTIRE AGREEMENT. Except as otherwise expressly provided herein, the Merger Documents (including the documents and instruments referred to herein) constitute the entire agreement between the Parties with respect to the transactions contemplated hereunder and supersede all prior arrangements or understandings with respect thereto, written or oral. Nothing in this Agreement thereunder expressed or implied, is intended to confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of the Merger Documents.

     10.5 AMENDMENTS. To the extent permitted by Law, the Merger Documents may be amended by a subsequent writing signed by each of the Parties upon the approval of the Boards of Directors of each of the Parties, whether before or after shareholder approval of the Merger Documents has been obtained; provided, that after any such approval by the holders of shares of First Michigan Common or Huntington Common, there shall be made no amendment that pursuant to Michigan or Maryland Law requires further approval by such shareholders without the further approval of such shareholders.

     10.6 WAIVERS.

         (a) Prior to or at the Effective Time, Huntington, acting through its Board of Directors, chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by First Michigan, to waive or extend the time for the compliance or fulfillment by First Michigan of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Huntington under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of Huntington.

         (b) Prior to or at the Effective Time, First Michigan, acting through its Board of Directors, chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by Huntington, to waive or extend the time for the compliance or fulfillment by Huntington of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of First Michigan under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of First Michigan.

         (c) The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.

     10.7 ASSIGNMENT. Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

     10.8 NOTICES. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, by registered or certified mail, postage pre-paid, or by courier or overnight carrier, to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:

     First Michigan:            First Michigan Bank Corporation
                                One Financial Plaza
                                10717 Adams Street
                                Holland Michigan  49423
                                Attention:    David M. Ondersma, Chairman and Chief Executive Officer
                                Telecopy number:  (616) 355-8608

     Copy to Counsel:           Varnum, Riddering, Schmidt & Howlett, LLP
                                Bridgewater Place
                                P.O. Box 352
                                333 Bridge Street, N.W.
                                Grand Rapids, Michigan 49501-0352 (49504 for deliveries)
                                Attention: Donald L. Johnson, Esq.
                                Telecopy number: (616) 336-7000

     Huntington:                Zuheir Sofia
                                President
                                Huntington Bancshares Incorporated
                                41 South High Street
                                Columbus, Ohio 43287
                                Telecopy number:  (614) 480-5485

     Copy to Counsel:           Ralph K. Frasier, Esq.
                                General Counsel and Secretary
                                Huntington Bancshares Incorporated
                                41 South High Street
                                Columbus, Ohio 43287
                                Telecopy number:  (614) 480-5485

     Copy to Counsel:           Michael T. Radcliffe, Esq.
                                Porter, Wright, Morris & Arthur
                                41 South High Street
                                Columbus, Ohio 43215
                                Telecopy number:  (614) 227-2100

     10.9 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the Laws of the State of Ohio, without regard to any applicable conflicts of Laws, except to the extent that Maryland law governs certain aspects of the Merger as it relates to Huntington or Michigan law governs certain aspects of the Merger as it relates to First Michigan..

     10.10 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

     10.11 CAPTIONS. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

     10.12 INTERPRETATIONS. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any party, whether under any rule of construction or otherwise. No party to this Agreement shall be considered the draftsman. The parties acknowledge and agree that this Agreement has been reviewed, negotiated and accepted by all parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of all parties hereto.

     10.13 ENFORCEMENT OF AGREEMENT. The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

     10.14 SEVERABILITY. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

     10.15 BENEFIT. Nothing in this Agreement, express or implied, is intended to confer upon any Person other than the Parties and their successors in interest any rights or remedies under or by reason of this Agreement.

     IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf and its corporate seal to be hereunto affixed and attested by officers thereunto as of the day and year first above written.


ATTEST:                                FIRST MICHIGAN BANK CORPORATION


/s/ Stephen A. Stream                  By: /s/ David M. Ondersma
-------------------------------            -------------------------------------
Stephen A. Stream, Secretary               David M. Ondersma, Chairman and Chief
                                           Executive Officer


[CORPORATE SEAL]





ATTEST:                                HUNTINGTON BANCSHARES INCORPORATED


/s/ Ralph K. Frasier                   By: /s/ Frank Wobst
-------------------------------            -------------------------------------
Ralph K. Frasier, Secretary                Frank Wobst, Chairman and Chief
                                           Executive Officer


[CORPORATE SEAL]

                                             EXHIBIT 1 TO SUPPLEMENTAL AGREEMENT

                           WARRANT PURCHASE AGREEMENT


         THIS WARRANT PURCHASE AGREEMENT (this "Agreement") is made as of May 5, 1997, between HUNTINGTON BANCSHARES INCORPORATED, a Maryland corporation ("Huntington"), and FIRST MICHIGAN BANK CORPORATION, a Michigan corporation ("First Michigan").


                                    RECITALS:


         A. Concurrently herewith, Huntington and First Michigan have entered into (i) a certain Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), which provides for the merger of First Michigan into Huntington (the "Merger"), and (ii) a certain Supplemental Agreement, dated as of the date hereof, which contains certain additional terms and conditions relating to the Merger (the "Supplemental Agreement"). (The Merger Agreement and the Supplemental Agreement are sometimes hereinafter collectively referred to as the "Merger Documents.") All capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Merger Documents.

         B. As a condition to Huntington's entering into the Merger Agreement and the Supplemental Agreement, and in consideration therefor, First Michigan has agreed to issue to Huntington a warrant or warrants entitling Huntington to purchase up to a total of 5,268,716 shares of First Michigan Common, on the terms and conditions set forth herein.


                                   AGREEMENT:


         NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein, the parties hereto agree as follows:

         SECTION 1. ISSUANCE, DELIVERY, AND EXERCISE OF THE WARRANT. Concurrently with the execution of the Merger Documents and this Agreement, First Michigan shall execute a warrant in favor of Huntington in the form attached as Attachment A hereto (the "Warrant") to purchase up to a total of 5,268,716 shares of First Michigan Common at a purchase price equal to $29.275 per share (the "Exercise Price"), subject to adjustments as provided in the Warrant. (The holder of the Warrant from time to time is hereinafter referred to as the "Holder.") The Warrant shall be exercisable in accordance with the terms and conditions set forth therein.

         SECTION 2. REGISTRATION RIGHTS. If, at any time after the Warrant becomes exercisable in accordance with its terms, First Michigan shall receive a written request therefor from the Holder, First Michigan shall prepare and file a registration statement under the 1933 Act covering such number of shares of First Michigan Common as the Holder shall specify in the request and shall use its best efforts to cause such registration statement to become effective; provided, however, that the Holder shall only have the right to request three such registrations. Without the written consent of the Holder, neither First Michigan nor any other holder of securities of First Michigan may include any other securities in such registration.

         SECTION 3. "PIGGYBACK" RIGHTS. If, at any time after the Warrant becomes exercisable in accordance with its terms, First Michigan shall determine to proceed with the preparation and filing of a registration statement under the 1933 Act in connection with the proposed offer and sale for money of any of its securities (other than in connection with a dividend reinvestment, employee stock purchase, stock option, or similar plan or a registration statement on Form S-4) by it or any of its security holders, First Michigan shall give written notice thereof to the Holder. Upon the written request of the Holder given within ten days after receipt of any such notice from First Michigan, First Michigan shall, except as herein provided, cause all shares of First Michigan Common which the Holder shall request be included in such registration statement to be so included; provided, however, that nothing herein shall prevent First Michigan from abandoning or delaying any registration at any time; and provided, further, that if First Michigan decides not to proceed with a registration after the registration statement has been filed with the SEC and First Michigan's decision not to proceed is primarily based upon the anticipated public offering price of the securities to be sold by First Michigan, First Michigan shall promptly complete the registration for the benefit of the Holder if the Holder agrees to bear all additional and incremental expenses incurred by First Michigan as the result of such registration after First Michigan has decided not to proceed. If any registration pursuant to this Section shall be underwritten in whole or in part, the Holder may require that any shares of First Michigan Common requested for inclusion pursuant to this Section be included in the underwriting on the same terms and conditions as the securities otherwise being sold through the underwriters. In the event that the shares of First Michigan Common requested for inclusion pursuant to this Section would constitute more than 25 percent of the total number of shares to be included in a proposed underwritten public offering, and if in the good faith judgment of the managing underwriter of such public offering the inclusion of all of such shares would interfere with the successful marketing of the shares of being offered by First Michigan, the number of shares otherwise to be included in the underwritten public offering hereunder may be reduced; provided, however, that after any such required reduction, the shares of First Michigan Common to be included in such offering for the account of the Holder shall constitute at least 25 percent of the total number of shares to be included in such offering.

         SECTION 4. OBLIGATIONS OF FIRST MICHIGAN IN CONNECTION WITH A REGISTRATION. If and whenever First Michigan is required by the provisions of Sections 2 or 3 hereof to effect the registration of any shares of First Michigan Common under the 1933 Act, First Michigan shall:

                  (a) prepare and file with the SEC a registration statement with respect to such securities and use its best efforts to cause such registration statement to become and remain effective for such period as may be reasonably necessary to effect the sale of such securities, not to exceed nine months;

                  (b) prepare and file with the SEC such amendments to such registration statement and supplements to the prospectus contained therein as may be necessary to keep such registration statement effective for such period as may be reasonably necessary to effect the sale of such securities, not to exceed nine months;

                  (c) furnish to the Holder and to the underwriters of the securities being registered such reasonable number of copies of the registration statement, amendments thereto, preliminary prospectus, final prospectus, and such other documents as the Holder or such underwriters may reasonably request in order to facilitate the public offering of such securities;

                  (d) use its best efforts to register or qualify the securities covered by such registration statement under such state securities or blue sky laws of such jurisdictions as the Holder or such underwriters may reasonably request; provided that First Michigan shall not be required by virtue hereof to submit to the general jurisdiction of any state;

                  (e) notify the Holder, promptly after First Michigan shall receive notice thereof, of the time when such registration statement or any post-effective amendment thereof has become effective or a supplement to any prospectus forming a part of such registration statement has been filed;

                  (f) notify the Holder promptly of any request by the SEC for the amending or supplementing of such registration statement or prospectus or for additional information;

                  (g) prepare and file with the SEC, promptly upon the request of the Holder, any amendments or supplements to such registration statement or prospectus which, in the opinion of counsel for the Holder (and concurred in by counsel for First Michigan), is required under the 1933 Act or the rules and regulations promulgated thereunder in connection with the distribution of the shares of First Michigan Common by the Holder;

                  (h) prepare and promptly file with the SEC such amendment or supplement to such registration statement or prospectus as may be necessary to correct any statements or omissions if, at the time when a prospectus is required to be delivered under the 1933 Act, any event shall have occurred as the result of which such prospectus as then in effect would include an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading;

                  (i) advise the Holder, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the SEC suspending the effectiveness of such registration statement or the initiation or threatening of any proceeding for that purpose and promptly use its best efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued; and

                  (j) at the request of the Holder, furnish on the date or dates provided for in the underwriting agreement: (i) an opinion or opinions of the counsel representing First Michigan for the purposes of such registration, addressed to the underwriters and to the Holder, covering such matters as such underwriters and the Holder may reasonably request and as are customarily covered by issuer's counsel at that time; and (ii) a letter or letters from the independent certified public accountants of First Michigan, addressed to the underwriters and to the Holder, covering such matters as such underwriters or the Holder may reasonably request, in which letters such accountants shall state (without limiting the generality of the foregoing) that they are independent certified public accountants within the meaning of the 1933 Act and that, in the opinion of such accountants, the financial statements and other financial data of First Michigan included in the registration statement or any amendment or supplement thereto comply in all material respects with the applicable accounting requirements of the 1933 Act.

         SECTION 5. EXPENSES OF REGISTRATION. With respect to a registration requested pursuant to Section 2 hereof and with respect to each inclusion of shares of First Michigan Common in a registration statement pursuant to Section 3 hereof, First Michigan shall bear the following fees, costs, and expenses: all registration, stock exchange listing, and NASD fees, printing expenses, fees and disbursements of counsel and accountants for First Michigan, fees and disbursements of counsel for the underwriter or underwriters of such securities (if First Michigan and/or the Holder are required to bear such fees and disbursements), and all legal fees and disbursements and other expenses of complying with state securities or blue sky laws of any jurisdictions in which the securities to be offered are to be registered or qualified. Fees and disbursements of counsel and accountants for the Holder, underwriting discounts and commissions and transfer taxes relating to the First Michigan Common being sold for the Holder, and any other expenses incurred by the Holder not expressly included above shall be borne by the Holder.

         SECTION 6. INDEMNIFICATION.

                  (a) First Michigan shall indemnify and hold harmless the Holder, any underwriter (as defined in the 1933 Act) for the Holder, and each person, if any, who controls the Holder or such underwriter within the meaning of the 1933 Act, from and against any and all loss, damage, liability, cost, and expense to which the Holder or any such underwriter or controlling person may become subject under the 1933 Act or otherwise, insofar as such losses, damages, liabilities, costs, or expenses are caused by any untrue statement or alleged untrue statement of any material fact contained in any registration statement filed pursuant to Section 4 hereof, any prospectus or preliminary prospectus contained therein, or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they are made, not misleading; provided, however, that First Michigan will not be liable in any such case to the extent that any such loss, damage, liability, cost, or expense arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission so made in conformity with information furnished by the Holder, such underwriter, or such controlling persons in writing specifically for use in the preparation thereof.

                  (b) Promptly after receipt by an indemnified party pursuant to the provisions of paragraph (a) of this Section 6 of notice of the commencement of any action involving the subject matter of the foregoing indemnity provisions, such indemnified party shall, if a claim thereof is to be made against First Michigan pursuant to the provision of such paragraph (a), promptly notify First Michigan of the commencement thereof; but the omission to so notify First Michigan will not relieve it from any liability which it may have to any indemnified party otherwise hereunder. In case such action is brought against any indemnified party and such indemnified party notifies First Michigan of the commencement thereof, First Michigan shall have the right to participate in and, to the extent that it may wish to do so, to assume the defense thereof, with counsel satisfactory to such indemnified party; provided, however, if the defendants in any action include both the indemnified party and First Michigan and there is a conflict of interest which would prevent counsel for First Michigan from also representing the indemnified party, the indemnified party or parties shall have the right to select one separate counsel to participate in the defense of such action on behalf of such indemnified party or parties. After notice from First Michigan to such indemnified party of its election so to assume the defense of any such action, the indemnified party shall have the right to participate in such action and to retain its own counsel, but First Michigan shall not be required to indemnify and hold harmless the indemnified party pursuant to the provisions of such paragraph (a) for any legal fees or other expenses subsequently incurred by such indemnified party in connection with the defense thereof, other than reasonable costs of investigation, unless (i) the indemnified party shall have employed separate counsel in accordance with the provisions of the preceding sentence of this paragraph (b), (ii) First Michigan shall not have employed counsel satisfactory to the indemnified party to represent the indemnified party within a reasonable time after the notice of the commencement of the action, or (iii) First Michigan has authorized the employment of counsel for the indemnified party at the expense of First Michigan.

                  (c) If recovery is not available under the foregoing indemnification provisions, for any reason other than as specified therein, the parties entitled to indemnification by the terms thereof shall be entitled to contribution to liabilities and expenses, except to the extent that contribution is not permitted under Section 11(f) of the 1933 Act. In determining the amount of contribution to which the respective parties are entitled, there shall be considered the parties' relative knowledge and access to information concerning the matter with respect to which the claim was asserted, the opportunity to correct and prevent any statement or omission, and any other equitable considerations appropriate under the circumstances.

         SECTION 7. REPURCHASE RIGHTS.

                  (a) At any time after the Warrant becomes exercisable and prior to the expiration of the Warrant, in accordance with the terms thereof:

                           (i) First Michigan may, and upon the written request
                  of the Holder, First Michigan shall, repurchase the Warrant from the Holder at a price (the "Warrant Repurchase Price") equal to the difference between the "Market/Offer Price" (as defined in paragraph (b) below) and the Exercise Price, multiplied by the number of shares for which the Warrant may then be exercised, in the aggregate, but only if the Market/Offer Price is greater than the Exercise Price; and

                           (ii) First Michigan may, and upon the written request
                  of the owner (the "Owner") of any shares of First Michigan Common purchased pursuant to an exercise of the Warrant ("Warrant Stock"), First Michigan shall, repurchase all of the shares of Warrant Stock held by such Owner at a price (the "Warrant Stock Repurchase Price") equal to the number of shares to be repurchased hereunder multiplied by the greater of the Exercise Price and the Market/Offer Price.

                  (b) For purposes of paragraph (a) of this Section 7, the "Market/Offer Price" shall mean the highest of (i) the price per share at which a tender offer or exchange offer for shares of First Michigan Common has been made, (ii) the price per share of First Michigan Common to be paid by any third party pursuant to an agreement with First Michigan, and (iii) the highest closing price for shares of First Michigan Common within the 4-month period immediately preceding the date the Holder gives notice of the required repurchase of the Warrant or the Owner gives notice of the required repurchase of Warrant Stock, as appropriate. In the event that an exchange offer is made or an agreement is entered into for a merger or consolidation involving consideration other than cash, the value of the securities or other property issuable or deliverable in exchange for First Michigan Common shall be determined by a nationally recognized investment banking firm mutually acceptable to the parties hereto.

                  (c) The Holder and the Owner may exercise their respective rights to require First Michigan to repurchase the Warrant or the Warrant Stock pursuant to this Section 7 by surrendering for such purpose to First Michigan, at its principal office, the Warrant or certificates for shares of Warrant Stock, as the case may be, free and clear of any liens, claims, encumbrances, or rights of third parties of any kind, accompanied by a written notice or notices stating that the Holder or the Owner, as the case may be, requests First Michigan to repurchase such Warrant or Warrant Stock in accordance with the provisions of this Section 7. Subject to the last proviso of paragraph 7(d) below, as promptly as practicable, and in any event within five business days after the surrender of the Warrant or certificates representing shares of Warrant Stock and the receipt of such notice or notices relating thereto, First Michigan shall deliver or cause to be delivered to the Holder or Owner the Warrant Repurchase Price or the Warrant Stock Repurchase Price therefor, as applicable, or the portion thereof which First Michigan is not then prohibited under applicable law and regulation from so delivering.

                  (d) To the extent that First Michigan is prohibited under applicable law or regulation, or as a result of administrative or judicial action, from repurchasing the Warrant and/or the Warrant Stock in full at any time that it may be required to do so hereunder, First Michigan shall immediately so notify the Holder and/or the Owner and thereafter deliver or cause to be delivered, from time to time, to the Holder and/or the Owner, as appropriate, the portion of the Warrant Repurchase Price and the Warrant Stock Repurchase Price, respectively, which it is no longer prohibited from delivering, within five business days after the date on which First Michigan is no longer so prohibited. Upon receipt of such notice from First Michigan and for a period of 15 days thereafter, the Holder and/or Owner may revoke its notice of repurchase of the Warrant and/or Warrant Stock by written notice to First Michigan at its principal office stating that the Holder and/or the Owner elects to revoke its election to exercise its right to require First Michigan to repurchase the Warrant and/or Warrant Stock, whereupon First Michigan will promptly deliver to the Holder and/or Owner the Warrant and/or certificates representing shares of Warrant Stock surrendered to First Michigan for purposes of such repurchase. Whether or not such election is revoked, First Michigan hereby agrees to use its best efforts to obtain all required legal and regulatory approvals necessary to permit First Michigan to repurchase the Warrant and/or the Warrant Stock as promptly as practicable.

         SECTION 8. ASSUMPTION OF OBLIGATIONS UNDER THIS AGREEMENT. First Michigan will not enter into any transaction described in paragraph 5(a) of the Warrant unless the "Acquiring Corporation" (as that term is defined in the Warrant) assumes in writing all the obligations of First Michigan hereunder.

         SECTION 9. REMEDIES. Without limiting the foregoing or any remedies available to the Holder, First Michigan specifically acknowledges that neither Huntington nor any successor holder of the Warrant would have an adequate remedy at law for any breach of this Warrant Purchase Agreement and First Michigan hereby agrees that Huntington and any successor holder of the Warrant shall be entitled to specific performance of the obligations of First Michigan hereunder and injunctive relief against actual or threatened violations of the provisions hereof.

         SECTION 10. TERMINATION. This Agreement will terminate upon a termination of the Warrant in accordance with Section 9 thereof.

         IN WITNESS WHEREOF, the parties hereto have executed this Warrant Purchase Agreement as of the day and year first above written.


                                       HUNTINGTON BANCSHARES INCORPORATED



                                       By: _____________________________________
                                           Frank Wobst, Chairman and Chief
                                           Executive Officer


                                       FIRST MICHIGAN BANK CORPORATION



                                       By: _____________________________________
                                           David M. Ondersma, Chairman and Chief
                                           Executive Officer

                                      ATTACHMENT A TO WARRANT PURCHASE AGREEMENT

THIS WARRANT AND THE COMMON SHARES ISSUABLE UPON THE EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR REGISTERED OR QUALIFIED UNDER ANY STATE SECURITIES LAWS, AND MAY NOT BE SOLD OR OTHERWISE TRANSFERRED WITHOUT BEING SO REGISTERED OR QUALIFIED UNLESS AN EXEMPTION OR EXEMPTIONS FROM SUCH REGISTRATION OR QUALIFICATION REQUIREMENTS ARE AVAILABLE.


                                     WARRANT

                       TO PURCHASE 5,268,716 COMMON SHARES

                                       OF

                         FIRST MICHIGAN BANK CORPORATION


         This is to certify that, for value received, HUNTINGTON BANCSHARES INCORPORATED, a Maryland corporation ("Huntington"), is entitled to purchase from FIRST MICHIGAN BANK CORPORATION, a Michigan corporation ("First Michigan"), at any time on or after the date hereof, an aggregate of up to 5,268,716 common shares, $1.00 par value per share, of First Michigan ("First Michigan Common"), at a price of $29.275 per share (the "Exercise Price"), subject to the terms and conditions of this Warrant and a certain Warrant Purchase Agreement, of even date herewith, between Huntington and First Michigan (the "Warrant Purchase Agreement"). The number of shares of First Michigan Common which may be received upon the exercise of this Warrant and the Exercise Price are subject to adjustment from time to time as hereinafter set forth. The terms and conditions set forth in this Warrant and the Warrant Purchase Agreement shall be binding upon the respective successors and assigns of both of the parties hereto. This Warrant is issued in connection with a certain Agreement and Plan of Merger, dated as of the date hereof, between Huntington and First Michigan (the "Merger Agreement"), which provides for the merger of First Michigan into Huntington (the "Merger"), and a certain Supplemental Agreement between Huntington and First Michigan, which provides certain additional terms and conditions relating to the Merger (the "Supplemental Agreement"). The Merger Agreement and the Supplemental Agreement are sometimes hereinafter collectively referred to as the "Merger Documents." All capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Merger Documents. The term "Holder" shall mean and refer to Huntington or any successor holder of this Warrant.

         SECTION 1. EXERCISE OF THE WARRANT.

                  (a) The Holder will not exercise this Warrant unless it has obtained all required approvals, if any, of appropriate regulatory authorities having jurisdiction, including the Federal Reserve Board, pursuant to all applicable laws and regulations. Further, subject to the terms and conditions set forth in this Warrant and in the Warrant Purchase Agreement and the provisions of applicable law, the Holder will not exercise this Warrant without the written consent of First Michigan except upon the occurrence of any of the following events (a "Triggering Event"):

                     (i) any material, willful, and intentional breach of the Merger Documents by First Michigan that would permit Huntington to terminate the Merger Documents (A) occurring after the receipt by First Michigan of a proposal to engage in an Acquisition Transaction, (B) occurring after the announcement by any other Person of an intention to engage in an Acquisition Transaction, or (C) in anticipation and for the purpose of engaging in an Acquisition Transaction;

                    (ii) (A) a proposal to engage in an Acquisition Transaction is submitted to and approved by the shareholders of First Michigan at any time prior to May 31, 1999, or (B) a Tender Offer is commenced and the transactions contemplated in the Tender Offer are completed in such a manner that the Person making the Tender Offer acquires beneficial ownership of more than 20 percent of the capital stock or any other class of voting securities of First Michigan, and the Merger is not consummated prior to May 31, 1999;

                        (iii) (A) a proposal to engage in an Acquisition
                              Transaction is received by First Michigan or a Tender Offer is made directly to the shareholders of First Michigan or the intention of making an Acquisition Transaction or Tender Offer is announced at any time prior to the holding of the First Michigan Shareholders' Meeting; (B) the Board of Directors of First Michigan (1) fails to recommend to the shareholders of First Michigan that they vote their shares of First Michigan Common in favor of the approval of the Merger, (2) withdraws such recommendation previously made, (3) fails to solicit proxies of shareholders of First Michigan to approve the Merger, or (4) fails to hold the First Michigan Shareholders' Meeting; and
                              (C) the Merger is not consummated by May 31, 1999;

                  (b) Notwithstanding the foregoing, this Warrant shall not be exercisable in the event of the failure to consummate the Merger solely as a result of any of the following: (i) the failure of the shareholders of Huntington to approve the Merger; (ii) the failure of any Regulatory Authority to provide any required Consent to the Merger, which failure was not the result of the existence of the Acquisition Proposal or a breach by First Michigan of any of its obligations under any of the Merger Documents; or (iii) the Merger Documents are terminated pursuant to Section 9.1 of the Supplemental Agreement, unless the event giving rise to the right to terminate is preceded by a Triggering Event or the receipt by First Michigan of an Acquisition Transaction proposal, or the announcement by another Person of a proposal involving an Acquisition Transaction.

                  (c) An "Acquisition Transaction" shall mean a transaction involving (A) the sale or other disposition of more than 20 percent of the shares of the capital stock or any other class of voting securities of First Michigan, including, but not limited to, a Tender Offer, (B) the sale or other disposition of 15 percent or more of the consolidated assets or deposits of First Michigan or of the banks owned by First Michigan, in the aggregate, or (C) a merger or consolidation involving First Michigan other than a transaction pursuant to which First Michigan will be the surviving corporation and the current shareholders of First Michigan will be the owners of a majority of the stock of the surviving corporation following the transaction. As used in this
Section 1, "person" or "group of persons" shall have the meanings assigned to such terms by Section 13(d) of the 1934 Act. For purposes of this Section 1, a Tender Offer which is contingent upon the expiration of the Warrant is deemed to commence when it is announced.

                  (d) This Warrant shall be exercised by presentation and surrender hereof to First Michigan at its principal office accompanied by (i) a written notice of exercise for a specified number of shares of First Michigan Common, (ii) payment to First Michigan, for the account of First Michigan, of the Exercise Price for the number of shares specified in such notice, and (iii) a certificate of the Holder indicating the Triggering Event that has occurred which entitles the Holder to exercise this Warrant. The Exercise Price for the number of shares of First Michigan Common specified in the notice shall be payable in immediately available funds.

                  (e) Upon such presentation and surrender, First Michigan shall issue promptly (and within three business days if requested by the Holder) to the Holder, or any assignee, transferee, or designee permitted by subparagraph
(g) of this Section 1, the shares to which the Holder is entitled hereunder.

                  (f) If this Warrant should be exercised in part only, First Michigan shall, upon surrender of this Warrant for cancellation, execute and deliver a new Warrant evidencing the rights of the Holder thereof to purchase the balance of the shares purchasable hereunder. Upon receipt by First Michigan of this Warrant, in proper form for exercise, the Holder shall be deemed to be the holder of record of the shares of First Michigan Common issuable upon such exercise, notwithstanding that the stock transfer books of First Michigan shall then be closed or that certificates representing such shares of First Michigan Common shall not then be actually delivered to the Holder. First Michigan shall pay all expenses, and any and all federal, state, and local taxes and other charges that may be payable in connection with the preparation, issue, and delivery of stock certificates under this Section 1 in the name of the Holder or of any assignee, transferee, or designee permitted by subparagraph (g) of this
Section 1.

                  (g) This Warrant, once exercisable, or any warrant shares acquired by the Holder by its exercise, may be sold or transferred in whole or in part to any person, subject to the receipt by such person of approvals of appropriate regulatory authorities having jurisdiction, including the Federal Reserve Board, pursuant to all applicable laws and regulations, to the extent required.

         SECTION 2. CERTAIN COVENANTS AND REPRESENTATIONS OF FIRST MICHIGAN.

                  (a) First Michigan shall at all times maintain sufficient authorized but unissued shares of First Michigan Common so that this Warrant may be exercised without additional authorization of the holders of First Michigan Common, after giving effect to all other options, warrants, convertible securities, and other rights to purchase First Michigan Common.

                  (b) First Michigan represents and warrants to the Holder that the shares of First Michigan Common issued upon an exercise of this Warrant will be duly authorized, fully paid, non-assessable, and subject to no preemptive rights.

                  (c) First Michigan agrees (i) that it will not, by charter amendment or through reorganization, consolidation, merger, dissolution or sale of assets, or by any other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants, stipulations, or conditions to be observed or performed hereunder by First Michigan; (ii) promptly to take all action as may from time to time be required, including, without limitation (A) complying with all pre-merger notification, reporting, and waiting period requirements specified in 15 U.S.C. Section 18a and regulations promulgated thereunder, and (B) in the event, under the Bank Holding Company Act of 1956, as amended (the "Bank Holding Company Act"), or the Change in Bank Control Act of 1978, or other statute, the prior approval of the Federal Reserve Board or other regulatory agency (collectively, the "Agencies"), is necessary before the Warrant may be exercised or transferred, cooperate fully with the Holder in preparing such applications and providing such information to the Agencies as the Agencies may require in order to permit the Holder to exercise or transfer this Warrant and First Michigan duly and effectively to issue shares pursuant to the exercise hereof; and (iii) promptly to take all action provided herein to protect the rights of the Holder against dilution.

         SECTION 3. FRACTIONAL SHARES. First Michigan shall not be required to issue fractional shares of First Michigan Common upon an exercise of this Warrant but shall pay for such fraction of a share in cash or by certified or official bank check at the Exercise Price.

         SECTION 4. EXCHANGE OR LOSS OF WARRANT. This Warrant is exchangeable, without expense, at the option of the Holder, upon presentation and surrender hereof at the principal office of First Michigan for other Warrants of different denominations entitling the Holder thereof to purchase in the aggregate the same number of shares of First Michigan Common purchasable hereunder. The term "Warrant" as used herein includes any warrants for which this Warrant may be exchanged. Upon receipt by First Michigan of evidence reasonably satisfactory to it of the loss, theft, destruction, or mutilation of this Warrant, and (in the case of loss, theft, or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Warrant, if mutilated, First Michigan will execute and deliver a new Warrant of like tenor and date. Any such new Warrant executed and delivered shall constitute an additional contractual obligation on the part of First Michigan, whether or not the Warrant so lost, stolen, destroyed, or mutilated shall at any time be enforceable by anyone.

         SECTION 5. CERTAIN TRANSACTIONS.

                  (a) In case First Michigan shall (i) consolidate with or merge into any Person, other than Huntington or one of its Affiliates, and shall not be the continuing or surviving corporation of such consolidation or merger, (ii) permit any Person, other than Huntington or one of its Affiliates, to merge into First Michigan and First Michigan shall be the continuing or surviving corporation, but, in connection with such merger, the then outstanding shares of First Michigan Common shall be changed into or exchanged for stock or other securities of any other Person or cash or any other property, or (iii) sell or otherwise transfer all or substantially all of its assets to any Person, other than Huntington or one of its Affiliates, then, and in any such case, the agreement governing such transaction shall make proper provision so that this Warrant shall, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, a warrant, at the option of the Holder, of either (A) the Acquiring Corporation (as hereinafter defined), (B) any company which controls the Acquiring Corporation, or (C) in the case of a merger described in clause (a)(ii) above, First Michigan, in which case such warrant shall be a newly issued warrant (in any such case, the "Substitute Warrant").

                  (b) For purposes of this Section 5, the following terms have the meanings indicated:

                           (i) "Acquiring Corporation" shall mean (A) the
                  continuing or surviving corporation of a consolidation or merger with First Michigan (if other than First Michigan), (B) the corporation merging into First Michigan in a merger in which First Michigan is the continuing or surviving person and in connection with which the then outstanding shares of First Michigan Common are changed into or exchanged for stock or other securities of any other Person or cash or any other property, or (C) the transferee of all or substantially all of First Michigan's assets;

                           (ii) "Substitute Common" shall mean the common stock
                  issued by the issuer of the Substitute Warrant;

                           (iii) "Assigned Value" shall mean the Market/Offer
                  Price as determined pursuant to paragraph 7(b) of the Warrant Purchase Agreement; provided, however, that in the event of a sale of all or substantially all of First Michigan's assets, the Assigned Value shall be the sum of the price paid in such sale for such assets and the current market value of the remaining assets of First Michigan as determined by a recognized investment banking firm selected by the Holder, divided by the number of shares of First Michigan Common outstanding at the time of such sale;

                           (iv) "Average Price" shall mean the average closing
                  price of a share of Substitute Common for the one year immediately preceding the consolidation, merger, or sale in question, but in no event higher than the closing price of the shares of Substitute Common on the day preceding such consolidation, merger, or sale; provided that if First Michigan is the issuer of the Substitute Warrant, the Average Price shall be computed with respect to a share of the common stock issued by the Person merging into First Michigan or by any company which controls such Person, as the Holder may elect;

                           (v) A "Person" shall mean any individual, firm,
                  corporation or other entity and include as well any syndicate or group deemed to be a "person" by Section 13(d)(3) of the Securities Exchange Act of 1934, as amended; and

                           (vi) "Affiliate" shall have the meaning ascribed to
                  such term in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended.

                  (c) The Substitute Warrant shall have the same terms as this Warrant, provided that, if the terms of the Substitute Warrant cannot, for legal reasons, be the same as this Warrant, such terms shall be as similar as possible and in no event less advantageous to the Holder. The issuer of the Substitute Warrant shall also enter into an agreement with the then Holder of the Substitute Warrant in substantially the same form as the Warrant Purchase Agreement, which shall be applicable to the Substitute Warrant.

                  (d) The Substitute Warrant shall be exercisable for such number of shares of Substitute Common as is equal to the Assigned Value multiplied by the number of shares of First Michigan Common for which this Warrant is then exercisable, divided by the Average Price. The exercise price of the Substitute Warrant per share of Substitute Common shall be equal to the Exercise Price multiplied by a fraction in which the numerator is the number of shares of First Michigan Common for which this Warrant is then exercisable and the denominator is the number of shares of Substitute Common for which the Substitute Warrant is exercisable.

         SECTION 6. RIGHTS OF THE HOLDER; REMEDIES.

                  (a) The Holder shall not, by virtue hereof and prior to the exercise hereof, be entitled to any rights of a holder of First Michigan Common.

                  (b) Without limiting the foregoing or any remedies available to the Holder, First Michigan specifically acknowledges that neither Huntington nor any successor Holder of this Warrant would have an adequate remedy at law for any breach of this Warrant and First Michigan hereby agrees that Huntington and any successor Holder shall be entitled to specific performance of the obligations of First Michigan hereunder and injunctive relief against actual or threatened violations of the provisions hereof.

         SECTION 7. ANTIDILUTION PROVISIONS. The number of shares of First Michigan Common purchasable upon the exercise hereof shall be subject to adjustment from time to time as provided in this Section 7.

                  (a) In the event that First Michigan issues any additional shares of First Michigan Common at any time after the date hereof (including pursuant to stock option plans), the number of shares of First Michigan Common which can be purchased pursuant to this Warrant shall be increased by an amount equal to 19.9 percent of the additional shares so issued.

                  (b) (i) In the event that, after the date hereof, First Michigan pays or makes a dividend or other distribution of any class of capital stock of First Michigan in First Michigan Common (including, but not limited to, the issuance of the First Michigan 1997 Stock Dividend), the number of shares of First Michigan Common purchasable upon exercise hereof shall be increased by multiplying such number of shares by a fraction of which the denominator shall be the number of shares of First Michigan Common outstanding at the close of business on the day immediately preceding the date of such distribution and the numerator shall be the sum of such number of shares and the total number of shares constituting such dividend or other distribution, such increase to become effective immediately after the opening of business on the day following such distribution.

                      (ii) In the event that, after the date hereof, outstanding shares of First Michigan Common are subdivided into a greater number of shares of First Michigan Common, the number of shares of First Michigan Common purchasable upon exercise hereof at the opening of business on the day following the day upon which such subdivision becomes effective shall be proportionately increased, and, conversely, in the event that, after the date hereof, outstanding shares of First Michigan Common are combined into a smaller number of shares of First Michigan Common, the number of shares of First Michigan Common purchasable upon exercise hereof at the opening of business on the day following the day upon which such combination becomes effective shall be proportionately decreased, such increase or decrease, as the case may be, to become effective immediately after the opening of business on the day following the day upon which such subdivision or combination becomes effective.

                      (iii) The reclassification (including any reclassification upon a merger in which First Michigan is the continuing corporation) of First Michigan Common into securities including other than First Michigan Common shall be deemed to involve a subdivision or combination, as the case may be, of the number of shares of First Michigan Common outstanding immediately prior to such reclassification into the number of shares of First Michigan Common outstanding immediately thereafter and the effective date of such reclassification shall be deemed to be the day upon which such subdivision or combination becomes effective, as the case may be, within the meaning of clause (ii) above.

                  (c) Whenever the number of shares of First Michigan Common purchasable upon exercise hereof is adjusted pursuant to paragraph (b) above, the Exercise Price shall be adjusted by multiplying the Exercise Price by a fraction the numerator of which is equal to the number of shares of First Michigan Common purchasable prior to the adjustment and the denominator of which is equal to the number of shares of First Michigan Common purchasable after the adjustment; provided, however, that no such adjustment of the Exercise Price shall be made with respect to the adjustment in the number of shares purchasable upon exercise hereof to be made pursuant to paragraph (b) above upon the issuance of the First Michigan 1997 Stock Dividend.

                  (d) For the purpose of this Section 7, the term "First Michigan Common" shall include any shares of First Michigan of any class or series which has no preference or priority in the payment of dividends or in the distribution of assets upon any voluntary or involuntary liquidation, dissolution, or winding up of First Michigan and which is not subject to redemption by First Michigan.

         SECTION 8. NOTICE.

                  (a) Whenever the number of shares of First Michigan Common for which this Warrant is exercisable is adjusted as provided in Section 7 hereof, First Michigan shall promptly compute such adjustment and mail to the Holder a certificate, signed by a principal financial officer of First Michigan, setting forth the number of shares of First Michigan Common for which this Warrant is exercisable and the adjusted Exercise Price as a result of such adjustment, a brief statement of the facts requiring such adjustment, the computation thereof, and when such adjustment will become effective.

                  (b) Upon the occurrence of a Triggering Event First Michigan shall (i) promptly notify the Holder and/or the "Owner" (as that term is defined in the Warrant Purchase Agreement) of such event, (ii) promptly compute the "Warrant Repurchase Price" and the "Warrant Stock Repurchase Price" (as such terms are defined in the Warrant Purchase Agreement), and (iii) furnish to the Holder and/or the Owner a certificate, signed by the chief financial officer of First Michigan setting forth the Warrant Repurchase Price and/or the Warrant Stock Repurchase Price and the basis and computation thereof.

                  (c) Upon the occurrence of an event which results in this Warrant becoming convertible into, or exchangeable for, the Substitute Warrant, as provided in Section 5 hereof, First Michigan and the Acquiring Corporation shall promptly notify the Holder of such event; and, upon receipt from the Holder of its choice as to the issuer of the Substitute Warrant, the Acquiring Corporation shall promptly compute the number of shares of Substitute Common for which the Substitute Warrant is exercisable and furnish to the Holder a certificate, signed by a principal financial officer of the Acquiring Corporation, setting forth the number of shares of Substitute Common for which the Substitute Warrant is exercisable, the Substitute Warrant exercise price, a computation thereof, and when such adjustment will become effective.

         SECTION 9. TERMINATION. This Warrant and the rights conferred hereby shall terminate upon the earliest of (i) six months after the occurrence of a Triggering Event; (ii) the Effective Date of the Merger, (iii) the date of termination of the Merger Documents unless the event giving rise to the right to terminate is preceded by a Triggering Event or the receipt by First Michigan, or the announcement by another person, of a proposal involving an Acquisition Transaction or Tender Offer; or (iv) May 31, 1999.

         IN WITNESS WHEREOF, the undersigned has executed this Warrant as of this _____ day of May, 1997.

ATTEST:                                FIRST MICHIGAN BANK CORPORATION



By:____________________________        By:_____________________________________
                                          David M. Ondersma, Chairman and
Title:_________________________           Chief Executive Officer

                                             EXHIBIT 2 TO SUPPLEMENTAL AGREEMENT

    MATTERS AS TO WHICH VARNUM, RIDDERING, SCHMIDT & HOWLETT LLP SHALL OPINE


         1. First Michigan is a corporation duly organized, validly existing, and in good standing under the laws of the State of Michigan with full corporate power and authority to carry on the business in which it is engaged as described in the First Michigan Proxy Statement and to own and use its material Assets.

         2. Each of the First Michigan Subsidiaries is duly organized, validly existing, and in good standing under the Laws of the United States or its state of incorporation, with full corporate power and authority to carry on the business in which it is engaged as described in the First Michigan Proxy Statement and to own and use its material Assets.

         3. The execution and delivery of the Merger Documents and compliance with their respective terms by First Michigan do not and will not violate or contravene any provision of the Articles of Incorporation or Bylaws of First Michigan nor, to our knowledge but without any independent investigation, any Law, Order, Permit or Contract to which First Michigan is a party or by which First Michigan or any of its material Assets is bound.

         4. The Merger Documents have been duly and validly executed and delivered by First Michigan and assuming valid authorization, execution and delivery by Huntington, constitute the valid and binding agreements of First Michigan enforceable in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, or similar laws affecting creditors' rights generally, provided, however, that we express no opinion as to the availability of the equitable remedy of specific performance.

         5. First Michigan has the corporate power and authority to own its properties and assets and to carry on its business within the State of Michigan. To our Knowledge, First Michigan is not required to be qualified to do business in any jurisdiction other than Michigan.

         6. All corporate actions required to be taken by the directors and shareholders of First Michigan to authorize the Merger Documents and the transactions contemplated thereby have been taken.

         7. All eligible accounts of deposit in all First Michigan Subsidiaries that are depository institutions are insured by the Federal Deposit Insurance Corporation to the fullest extent permitted by Law.

         8. The Merger shall be exempted from the requirements of Section 780 of Chapter 7A of the Michigan Business Corporation Act, as amended.

         9. The execution and delivery of the Merger Documents does not, and the consummation of the Merger and the other transactions contemplated by the Merger Documents will not (i) result in the grant of any Rights to any Person under the First Michigan Rights Agreement, (ii) result in separation from the shares of First Michigan Common of the Rights granted under the First Michigan Rights Agreement, (iii) permit any holder of any of the Rights under the First Michigan Rights Agreement to exercise any such Rights, or (iv) give any Person any Right to purchase any securities issued by Huntington, including, without limitation, any Rights as a result of a "Flip-over Transaction or Event" under Section 3.2 of the First Michigan Rights Agreement. First Michigan and FMB-First Michigan Bank and FMB-Trust, as Rights Agents, have properly authorized and executed a certain Amendment to Shareholder Protection Rights Agreement, dated May 5, 1997, a copy of which has been furnished to Huntington.

                                             EXHIBIT 3 TO SUPPLEMENTAL AGREEMENT

         MATTERS AS TO WHICH PORTER, WRIGHT, MORRIS & ARTHUR SHALL OPINE


         1. Huntington is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland with full corporate power and authority to carry on the business in which it is engaged as described in the Huntington Proxy Statement and to own and use its material Assets.

         2. The execution and delivery of the Merger Documents and compliance with their respective terms by Huntington do not and will not violate or contravene any provision of the Articles of Incorporation or Bylaws of Huntington or, to our knowledge but without any independent investigation, any Law, Order, or Permit to which Huntington is a party or by which Huntington is bound.

         3. The Merger Documents have been duly and validly executed and delivered by Huntington and, assuming valid authorization, execution and delivery by First Michigan, constitute the valid and binding agreements of Huntington enforceable in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, or similar laws affecting creditors' rights generally, provided, however, that we express no opinion as to the availability of the equitable remedy of specific performance.

         4. The shares of Huntington Common to be issued to the shareholders of First Michigan as contemplated by the Merger Documents have been registered under the Securities Act of 1933, as amended, and when properly issued and delivered following consummation of the Merger will be duly authorized, validly issued, fully paid and non-assessable under the Maryland Business Corporation Act.

                                                                       EXHIBIT C

MORGAN STANLEY


                                                      MORGAN STANLEY & CO.
                                                      INCORPORATED
                                                      1585 BROADWAY
                                                      NEW YORK, NEW YORK
                                                      (212) 761-4000



                                ___________, 1997

Board of Directors
Huntington Bancshares Incorporated
Huntington Center
Columbus,  OH   43287


Members of the Board:

We understand that Huntington Bancshares Incorporated ("Huntington"), and First Michigan Bank Corporation ("First Michigan") have entered into an Agreement and Plan of Merger, dated as of May 5, 1997 (the "Merger Agreement"), which provides, among other things, for the merger of First Michigan into Huntington (the "Merger"). Pursuant to the Merger, each issued and outstanding share of common stock, par value $1.00 per share, of First Michigan (the "First Michigan Common Stock"), other than shares held in treasury or held by Huntington or any wholly owned subsidiary of Huntington or First Michigan, will be converted into the right to receive 1.05 shares (the "Exchange Ratio") of common stock, no par value per share, of Huntington (the "Huntington Common Stock"). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

You have asked for our opinion as to whether the Exchange Ratio pursuant to the Merger Agreement is fair from a financial point of view to Huntington.

For purposes of the opinion set forth herein, we have:

         (i) reviewed certain publicly available financial statements and other information of First Michigan and Huntington, respectively;

         (ii) reviewed certain internal financial statements and other financial and operating data concerning First Michigan and Huntington prepared by the managements of First Michigan and Huntington, respectively;

         (iii) analyzed certain financial projections of First Michigan and Huntington prepared by the managements of First Michigan and Huntington, respectively;

                                                       MORGAN STANLEY



         (iv) discussed the past and current operations and financial condition and the prospects of First Michigan and Huntington with senior executives of First Michigan and Huntington, respectively;

         (v) analyzed the pro forma impact of the Merger on Huntington's earnings per share, consolidated capitalization and financial ratios;

         (vi) reviewed the reported prices and trading activity for the First Michigan Common Stock and the Huntington Common Stock;

         (vii) compared the financial performance of First Michigan and Huntington and the prices and trading activity of the First Michigan Common Stock and the Huntington Common Stock with that of certain other comparable publicly-traded companies and their securities;

         (viii) discussed the results of regulatory examinations of First Michigan with the senior management of First Michigan;

         (ix) discussed the strategic objectives of the Merger and the plan for the combined company with senior executives of First Michigan and Huntington;

         (x) reviewed and discussed with senior managements of First Michigan and Huntington certain estimates of the cost savings and revenue enhancements projected by Huntington for the combined company and compared such amounts to those estimated in certain precedent transactions;

         (xi) reviewed the financial terms, to the extent publicly available, of certain comparable precedent transactions;

         (xii)    reviewed the Merger Agreement and certain related documents;
                  and

         (xiii)   considered such other factors as we have deemed appropriate.


We have assumed and relied upon without independent verification the accuracy and completeness of the information reviewed by us for the purposes of this opinion. With respect to the financial projections, including the estimates of cost savings and revenue enhancements expected to result from the Merger, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of First Michigan and Huntington. We have not made any independent valuation or appraisal of the assets or liabilities of First Michigan and Huntington, nor have we been furnished with any such appraisals and we have not made any independent examination of the loan loss reserves or examined any individual loan credit files of First Michigan or Huntington. In addition, we have assumed the

                                                       MORGAN STANLEY


Merger will be consummated in accordance with the terms set forth in the Merger Agreement. Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

We have been engaged to provide this opinion to the Board of Directors of Huntington in connection with this transaction and will receive a fee for our services. In the past, Morgan Stanley & Co. Incorporated and its affiliates have provided financial advisory and financing services for Huntington and have received fees for the rendering of these services.

It is understood that this letter is for the information of the Board of Directors of Huntington and may not be used for any other purpose without our prior written consent, except that this opinion may be included in its entirety in any filing with the Securities and Exchange Commission in connection with the Merger. In addition, we express no opinion or recommendation as to how the holders of Huntington Common Stock should vote at the shareholders' meeting held in connection with the Merger.

Based on the foregoing, we are of the opinion on the date hereof that the Exchange Ratio pursuant to the Merger Agreement is fair from a financial point of view to Huntington.

                                       Very truly yours,

                                       MORGAN STANLEY & CO. INCORPORATED


                                       By:_____________________________________
                                          Kirk R. Wilson
                                          Managing Director

                                                                       EXHIBIT D


                              ______________, 1997


Board of Directors
First Michigan Bank Corporation
One Financial Plaza
10717 Adams Street
Holland, Michigan  49323


Members of the Board:

         We understand that Huntington Bancshares Incorporated ("Huntington") and First Michigan Bank Corporation ("First Michigan") have entered into an Agreement and Plan of Merger and a Supplemental Agreement (together, the "Agreement"), each dated May 5, 1997, pursuant to which First Michigan will be merged with and into Huntington in a transaction (the "Merger") in which each outstanding share of First Michigan's common stock, $1 par value (the "First Michigan Shares"), will be converted into the right to receive 1.05 shares (the "Conversion Ratio") of the common stock, no par value, of Huntington (the "Huntington Shares"), all as set forth more fully in the Agreement. In connection with the Merger, the parties have also entered into the Warrant Purchase Agreement, dated May 5, 1997 (the "Warrant Agreement"), pursuant to which First Michigan has granted to Huntington a warrant to acquire, under certain circumstances, 19.9% of the outstanding First Michigan Shares, as set forth more fully in the Warrant Agreement.

         You have asked us whether, in our opinion, the proposed Conversion Ratio in the Merger is fair to the shareholders of First Michigan from a financial point of view.

         In arriving at the opinion set forth below, we have, among other things:

         (1) Reviewed First Michigan's Annual Reports on Form 10-K and related audited financial information for the three fiscal years ended December 31, 1996, and First Michigan's Quarterly Report on Form 10-Q and related unaudited financial information for the quarterly period ended March 31, 1997;

         (2) Reviewed Huntington's Annual Reports on Form 10-K and related audited financial information for the three fiscal years ended December 31, 1996, and Huntington's Quarterly Report on Form 10-Q and related unaudited financial information for the quarterly period ended March 31, 1997;

         (3) Reviewed certain financial information, including financial forecasts, relating to the respective business, earnings, assets, liabilities and prospects of First Michigan and Huntington furnished to us by senior management of First Michigan and Huntington as well as projected cost savings and related expenses expected to result from the Merger (the "Expected Savings") furnished to us by senior management of Huntington;

         (4) Conducted discussions with members of senior management of First Michigan and Huntington concerning respective financial condition, businesses, earnings, assets, liabilities, operations, regulatory condition, financial forecasts, contingencies and prospects, of First Michigan and Huntington and their respective view as to the future financial performance of First Michigan, Huntington and the combined entity, as the case may be, following the Merger;

         (5) Reviewed the historical market prices and trading activity for the First Michigan Shares and the Huntington Shares and compared them with that of certain publicly traded companies which we deemed to be relevant;

         (6) Compared the respective results of operations of First Michigan and Huntington with those of certain publicly traded companies which we deemed to be relevant;

         (7) Compared the proposed financial terms of the Merger contemplated by the Agreement with the financial terms of certain other mergers and acquisitions which we deemed to be relevant;

         (8) Reviewed the amount and timing of the Expected Savings for First Michigan and Huntington following the Merger as prepared, and discussed with us, by the senior management of Huntington;

         (9) Considered, based upon information provided by Huntington's senior management, the pro forma impact of the transaction on the earnings and book value per share, consolidated capitalization and certain balance sheet and profitability ratios of Huntington;

         (10)     Reviewed the Agreement and the Warrant Agreement; and

         (11) Reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as we deemed appropriate.

         In preparing our opinion, with your consent we have assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to us by First Michigan and Huntington, including that contemplated in the numbered items above, and we have not assumed responsibility for independently verifying such information or undertaken an independent evaluation or appraisal of the assets or liabilities, contingent or otherwise, of First Michigan or Huntington or any of their subsidiaries, nor have we been furnished any such evaluation or appraisal. We are not experts in the evaluation of allowances for loan losses and, with your consent, we have not made an independent evaluation of the adequacy of the allowance for loan losses of First Michigan or Huntington, nor have we reviewed any individual credit files relating to Huntington or First Michigan and, with your consent, we have assumed that the aggregate allowance for loan losses for both Huntington and First Michigan is adequate to cover such losses and will be adequate on a pro forma basis for the combined entity. In addition, we have not conducted any physical inspection of the properties or facilities of First Michigan or Huntington. With your consent, we have also assumed and relied upon the senior management of First Michigan and Huntington as to the reasonableness and achievability of the financial forecasts (and the assumptions and bases therefor) provided to, and discussed with, us. In that regard, we have assumed and relied with your consent that such forecasts, including without limitation, financial forecasts, evaluations of contingencies, Expected Savings and operating synergies resulting from the Merger, future economic conditions and results of operations reflect the best currently available estimates, allocations and judgments of the senior management of First Michigan and Huntington as to the future financial performance of First Michigan, Huntington or the combined entity, as the case may be. Our opinion is predicated on te Merger receiving the tax and accounting treatment contemplated in the Agreement. Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

         Our opinion has been rendered without regard to the necessity for, or level of, any restrictions, obligations, undertakings or divestitures which may be imposed or required in the course of obtaining regulatory approval for the Merger.

         We have been retained by the Board of Directors of First Michigan as an independent contractor to act as financial advisor to First Michigan with respect to the Merger and will receive a fee for our services. In addition, First Michigan has agreed to indemnify us for certain liabilities arising out of our engagement. We have in the past two years provided financial advisory, investment banking and other services to First Michigan and Huntington and received customary fees for the rendering of such services. In addition, in the ordinary course of our securities business, we may actively trade debt and/or equity securities of First Michigan and Huntington and their respective affiliates for our own account and the accounts of our customers, and we therefore may from time to time hold a long or short position in such securities.

         Our opinion is directed to the Board of Directors of First Michigan and does not constitute a recommendation to any shareholder of First Michigan as to how such shareholder should vote at any shareholder meeting of First Michigan held in connection with the Merger. This opinion is directed only to the proposed Conversion Ratio.

         On the basis of, and subject to, the foregoing, we are of the opinion that the proposed Conversion Ratio in the Merger is fair to the shareholders of First Michigan from a financial point of view.

                                       Very truly yours,

                                       MERRILL LYNCH, PIERCE, FENNER & SMITH
                                                   INCORPORATED

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.      INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The Registrant's Articles of Incorporation, as amended, provide that it shall indemnify its directors to the full extent of the general laws of the State of Maryland now or hereafter in force, including the advance of expenses to directors subject to procedures provided by such laws; its officers to the same extent it shall indemnify its directors; and its officers who are not directors to such further extent as shall be authorized by the Board of Directors and be consistent with law.

         Section 2-418 of the Maryland general corporation law provides, in substance, that a corporation may indemnify any director made a party to any proceeding by reason of service in that capacity against judgments, penalties, fines, settlements, and reasonable expenses actually incurred by the director in connection with the proceeding, unless it is proved that the act or omission of the director was material to the cause of action adjudicated in the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty; or the director actually received an improper personal benefit in money, property, or services; or, in the case of any criminal proceeding, the director had reasonable cause to believe that the act or omission was unlawful. Notwithstanding the above, a director may not be indemnified in respect of any proceeding, by or in the right of the corporation, in which such director shall have been adjudged liable to the corporation or in respect of any proceeding charging improper receipt of a personal benefit.

         Termination of any proceeding by judgment, order, or settlement does not create a presumption that the director did not meet the requisite standard of conduct. Termination of any proceeding by conviction, plea of nolo contendere or its equivalent, or entry of an order of probation prior to judgment, creates a rebuttable presumption that the director did not meet the requisite standard of conduct. Indemnification is not permitted unless authorized for a specific proceeding, after a determination that indemnification is permissible because the requisite standard of conduct has been met (1) by a majority of a quorum of directors not at the time parties to the proceeding (or a majority of a committee of two or more such directors designated by the full board); (2) by special legal counsel selected by the board of directors; or (3) by the stockholders.

         The reasonable expenses incurred by a director who is a party to a proceeding may be paid or reimbursed by the corporation in advance of the final disposition of the proceeding upon receipt by the corporation of both a written affirmation by the director of his good faith belief that the standard of conduct necessary for indemnification by the corporation has been met, and a written undertaking by or on behalf of the director to repay the amount if it shall be ultimately determined that the standard of conduct has not been met.

         The indemnification and advancement of expenses provided or authorized by Section 2-418 are not exclusive of any other rights to which a director may be entitled both as to action in his official capacity and as to action in another capacity while holding such office.

         Pursuant to Section 2-418, a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the corporation, or who, while serving in such capacity, is or was at the request of the corporation serving as a director, officer, partner, trustee, employee, or agent of another corporation or legal entity or of an employee benefit plan, against liability asserted against and incurred by such person in any such capacity or arising out of such person's position, whether or not the corporation would have the power to indemnify against liability under
Section 2-418. A corporation may provide similar protection, including a trust fund, letter of credit, or surety bond, which is not inconsistent with Section 2-418. A subsidiary or an affiliate of the corporation may provide the insurance or similar protection.

         Subject to certain exceptions, the directors and officers of the Registrant and its affiliates are insured to the extent of 100% of loss up to a maximum of $35,000,000 (subject to certain deductibles) in each policy year because of any claim or claims made against them by reason of their wrongful acts while acting in their capacities as such directors or officers and up to a maximum of $10,000,000 (subject to certain deductibles) in each policy year because of any claim or claims made against them by reason of their wrongful acts while acting in their capacities as fiduciaries in the administration of certain of the Registrant's employee benefit programs. The Registrant is insured, subject to certain retentions and exceptions, to the extent it shall have indemnified the directors and officers for such loss.

ITEM 21.          EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

        (A)   EXHIBITS.

    EXHIBIT
      NO.                                  DESCRIPTION


       2(a)      Agreement and Plan of Merger, dated May 5, 1997, between
                 Huntington Bancshares Incorporated and First Michigan Bank
                 Corporation (Attached as Exhibit A to the Prospectus filed herewith).

       2(b)      Supplemental Agreement, dated May 5, 1997, between Huntington
                 Bancshares Incorporated and First Michigan Bank Corporation
                 (Attached as Exhibit B to the Prospectus filed herewith).

       2(c)      Warrant Purchase Agreement, dated May 5, 1997, between
                 Huntington Bancshares Incorporated and First Michigan Bank
                 Corporation -- previously filed as Exhibit 2(c) to Current
                 Report on Form 8-K, filed with the Securities and Exchange
                 Commission on May 7, 1997.

       2(d)      Warrant to Purchase 5,268,716 shares of First Michigan Bank
                 Corporation common stock, dated May 5, 1997 -- previously filed as Exhibit 2(d) to Current Report on Form 8-K, filed with the Securities and Exchange Commission on May 7, 1997.

       2(e)  *   Agreement Not to Exercise Share Appreciation Rights, dated May
                 5, 1997, executed by certain executives of First Michigan Bank
                 Corporation.

       2(f)  *   Form of Surrender and Cancellation of Nonemployee Director
                 Stock Options, dated May 5, 1997, executed by nonemployee
                 directors of First Michigan Bank Corporation.

       2(g)  *   Schedule identifying material details of Form of Surrender and
                 Cancellation of Nonemployee Director Stock Options,
                 substantially similar to Exhibit 2(f).

       3(i)      Articles of Restatement of Charter, Articles of Amendment to
                 Articles of Restatement of Charter, and Articles Supplementary
                 -- previously filed as Exhibit 3(i) to Annual Report on Form
                 10-K for the year ended December 31, 1993, and incorporated herein by reference.

       3(ii)     Bylaws -- previously filed as Exhibit 3(b) to Annual Report on
                 Form 10-K for the year ended December 31, 1987, and incorporated herein by reference.

       4(a) Instruments defining the Rights of Security Holders -- reference is made to Articles V, VIII, and X of Articles of Restatement of Charter, as amended and supplemented.
                 Instruments defining the rights of holders of long-term debt will be furnished to the Securities and Exchange Commission upon request.

       4(b)      Rights Plan, dated February 22, 1990, between Huntington
                 Bancshares Incorporated and The Huntington Trust Company,
                 National Association, -- previously filed as Exhibit 1 to
                 Registration Statement on Form 8-A, filed with the Securities and Exchange Commission on February 22, 1990, and incorporated herein by reference.



        4(c)     Amendment No. 1 To Rights Plan, dated August 16, 1995, between
                 Huntington Bancshares Incorporated and The Huntington Trust
                 Company, National Association-- previously filed as Exhibit
                 4(b) to Current Report on Form 8-K, filed with the Securities and Exchange Commission on August 28, 1995, and incorporated herein by reference.

        5    *   Opinion of Porter, Wright, Morris & Arthur regarding legality.

        8    *   Opinion of Porter, Wright, Morris & Arthur regarding tax
                 matters.

       10(a) * Memorandum of Understanding concerning certain executives of First Michigan Bank Corporation, dated May 4, 1997, between
                 Huntington Bancshares Incorporated and First Michigan Bank
                 Corporation.

       10(b)     Employment Agreement, dated September 16, 1991, between
                 Huntington Bancshares Incorporated and Frank Wobst -- previously filed as Exhibit 10(a) to Annual Report on Form 10-K for the year ended December 31, 1991, and incorporated herein by reference.

       10(c)     Employment Agreement, dated September 16, 1991, between
                 Huntington Bancshares Incorporated and Zuheir Sofia -- previously filed as Exhibit 10(b) to Annual Report on Form 10-K for the year ended December 31, 1991, and incorporated herein by reference.

       10(d)     Employment Agreement, dated September 16, 1991, between
                 Huntington Bancshares Incorporated and W. Lee Hoskins -- previously filed as Exhibit 10(c) to Annual Report on Form 10-K for the year ended December 31, 1991, and incorporated herein by reference.

       10(e)     Executive Agreement, dated September 16, 1991, between
                 Huntington Bancshares Incorporated and Frank Wobst -- previously filed as Exhibit 10(f) to Annual Report on Form 10-K for the year ended December 31, 1991, and incorporated herein by reference.

       10(f)     Executive Agreement, dated September 16, 1991, between
                 Huntington Bancshares Incorporated and Zuheir Sofia -- previously filed as Exhibit 10(g) to Annual Report on Form 10-K for the year ended December 31, 1991, and incorporated herein by reference.

       10(g)     Executive Agreement, dated September 16, 1991, between
                 Huntington Bancshares Incorporated and W. Lee Hoskins -- previously filed as Exhibit 10(h) to Annual Report on Form 10-K for the year ended December 31, 1991, and incorporated herein by reference.

       10(h) Form of Executive Agreement for certain executive officers -- previously filed as Exhibit 10(g) to Annual Report on Form 10-K for the year ended December 31, 1991, and incorporated herein by reference.

       10(i) Schedule identifying material details of Executive Agreements, substantially similar to Exhibit 10(h) -- previously filed as
                 Exhibit 10(h) to Annual Report on Form 10-K for the year ended
                 December 31, 1994, and incorporated herein by reference.

       10(j)     Incentive Compensation Plan -- previously filed as Exhibit
                 10(i) to Annual Report on Form 10-K for the year ended
                 December 31, 1993, and incorporated herein by reference.

       10(k)     Incentive Compensation Plan Amendment-- previously filed as
                 Exhibit 10(i) to Quarterly Report on Form 10-Q for the Quarter ended March 31, 1995, and incorporated herein by reference.


       10(l) Long-Term Incentive Compensation Plan, as amended and effective for performance cycles beginning on or after January 1, 1992 -- previously filed as Exhibit 10(j) to Annual Report on Form 10-K for the year ended December 31, 1993, and incorporated herein by reference.

       10(m)     Supplemental Executive Retirement Plan -- previously filed as
                 Exhibit 10(g) to Annual Report on Form 10-K for the year ended
                 December 31, 1987, and incorporated herein by reference.

       10(n) Deferred Compensation Plan and Trust for Directors -- reference is made to Exhibit 4(a) of Post-Effective Amendment No. 2 to
                 Registration Statement on Form S-8, Registration No. 33-10546, filed with the Securities and Exchange Commission on January
                 28, 1991, and incorporated herein by reference.

     10(o)(1)    1983 Stock Option Plan -- reference is made to Exhibit 4A of
                 Registration Statement on Form S-8, Registration No. 2-89672, filed with the Securities and Exchange Commission on February
                 27, 1984, and incorporated herein by reference.

     10(o)(2) 1983 Stock Option Plan -- Second Amendment -- previously filed as Exhibit 10(j)(2) to Annual Report on Form 10-K for the year ended December 31, 1987, and incorporated herein by reference.

     10(o)(3) 1983 Stock Option Plan -- Third Amendment -- previously filed as Exhibit 10(j)(3) to Annual Report on Form 10-K for the year ended December 31, 1987, and incorporated herein by reference.

     10(o)(4) 1983 Stock Option Plan -- Fourth Amendment -- previously filed as Exhibit 10(m)(4) to Annual Report on Form 10-K for the year ended December 31, 1993, and incorporated herein by reference.

     10(p)(1)    1990 Stock Option Plan -- reference is made to Exhibit 4(a) of
                 Registration Statement on Form S-8, Registration No. 33-37373, filed with the Securities and Exchange Commission on October
                 18, 1990, and incorporated herein by reference.

     10(p)(2)    First Amendment to the Huntington Bancshares Incorporated 1990
                 Stock Option Plan -- previously filed as Exhibit 10(q)(2) to
                 Annual Report on Form 10-K for the year ended December 31,
                 1991, and incorporated herein by reference.

       10(q) The Huntington Supplemental Stock Purchase and Tax Savings Plan and Trust (as amended and restated as of February 9, 1990) -- previously filed as Exhibit 4(a) to Registration Statement on Form S-8, Registration No. 33-44208, filed with the Securities and Exchange Commission on November 26, 1991, and incorporated herein by reference.

       10(r)     Deferred Compensation Plan and Trust for Huntington Bancshares
                 Incorporated Directors -- reference is made to Exhibit 4(a) of Registration Statement on Form S-8, Registration No. 33-41774, filed with the Securities and Exchange Commission on July 19, 1991, and incorporated herein by reference.

       10(s)     Huntington Bancshares Incorporated Retirement Plan For Outside
                 Directors -- previously filed as Exhibit 10(t) to Annual Report on Form 10-K for the year ended December 31, 1992, and incorporated herein by reference.

       10(t)     1994 Stock Option Plan -- reference is made to Exhibit 4(a) of
                 Registration Statement on Form S-8, Registration No. 33-52553, filed with the Securities and Exchange Commission on March 8, 1994, and incorporated herein by reference.


        21       Subsidiaries of the Registrant -- previously filed as Exhibit
                 21 to Annual Report on Form 10-K for the year ended December
                 31, 1996, and incorporated herein by reference.

       23(a)     Consent of Porter, Wright, Morris & Arthur (included in
                 Exhibits 5 and 8 filed herewith).

       23(b) * Consent of Ernst & Young LLP re: report on financial statements of Huntington Bancshares Incorporated.

       23(c) * Consent of BDO Seidman, LLP re: report on financial statements of First Michigan Bank Corporation

       23(d) *   Consent of Morgan Stanley.

       23(e) *   Consent of Merrill Lynch.

        24   *   Powers of Attorney.

       99(a) *   Form of Proxy for Special Meeting of Shareholders of First
                 Michigan Bank Corporation

       99(b) *   Form of Proxy for Special Meeting of Shareholders of
                 Huntington Bancshares Incorporated

---------------------
* Filed herewith

              (b)     FINANCIAL STATEMENT SCHEDULES

                      None.


ITEM 22.      UNDERTAKINGS.

         The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of the Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

         The Registrant undertakes that every prospectus (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

         The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Registration Statement, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

         The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Columbus, State of Ohio, on June 27, 1997.

                                         HUNTINGTON BANCSHARES INCORPORATED


                                       By: /s/ Ralph K. Frasier
                                           ------------------------------------
                                           Ralph  K. Frasier
                                           Secretary and General Counsel


         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


       SIGNATURE                                        TITLE                                            DATE


*Frank Wobst                          Chairman, Chief Executive Officer,                )
--------------------------------      and Director (principal executive                 )
 Frank Wobst                          officer)

                                                                                        )
                                                                                        )
                                      President, Chief Operating Officer                )             June 27, 1997
--------------------------------      Treasurer, and Director                           )
  Zuheir Sofia
                                                                                        )
                                                                                        )
*Gerald R. Williams                   Executive Vice President and                      )
--------------------------------      Chief Financial Officer                           )
  Gerald R. Williams                  (principal financial officer and                  )
                                       accounting officer)                              )




*Don M. Casto, III                    Director                                          )
-------------------------------
  Don M. Casto, III                                                                     )
                                                                                        )
                                                                                        )
*Don Conrad                           Director                                          )
-------------------------------
  Don Conrad                                                                            )
                                                                                        )
                                                                                        )
*Patricia T. Hayot                    Director                                          )
-------------------------------
  Patricia T. Hayot                                                                     )
                                                                                        )
                                                                                        )
                                      Director                                          )
-------------------------------
  Wm. J. Lhota                                                                          )
                                                                                        )
                                                                                        )
*Robert H. Schottenstein              Director                                          )             June 27, 1997
-------------------------------
  Robert H. Schottenstein                                                               )
                                                                                        )
                                                                                        )
                                      Director                                          )
-------------------------------
  George A. Skestos                                                                     )
                                                                                        )
                                                                                        )
*Lewis R. Smoot, Sr.                  Director                                          )
-------------------------------
  Lewis R. Smoot, Sr.                                                                   )
                                                                                        )
                                                                                        )
*Timothy P. Smucker                   Director                                          )
-------------------------------
  Timothy P. Smucker                                                                    )
                                                                                        )
                                                                                        )
*William J. Williams                  Director                                          )
-------------------------------
  William J. Williams                                                                   )


*By:  /s/ Ralph K. Frasier
      ------------------------------------
      Ralph K. Frasier, attorney-in-fact
      for each of the persons indicated

                                  EXHIBIT INDEX


      EXHIBIT
        NO.                                       DESCRIPTION

       2(a)      Agreement and Plan of Merger, dated May 5, 1997, between
                 Huntington Bancshares Incorporated and First Michigan Bank
                 Corporation (Attached as Exhibit A to the Prospectus filed herewith).

       2(b)      Supplemental Agreement, dated May 5, 1997, between Huntington
                 Bancshares Incorporated and First Michigan Bank Corporation
                 (Attached as Exhibit B to the Prospectus filed herewith).

       2(c)      Warrant Purchase Agreement, dated May 5, 1997, between
                 Huntington Bancshares Incorporated and First Michigan Bank
                 Corporation -- previously filed as Exhibit 2(c) to Current
                 Report on Form 8-K, filed with the Securities and Exchange
                 Commission on May 7, 1997.

       2(d)      Warrant to Purchase 5,268,716 shares of First Michigan Bank
                 Corporation common stock, dated May 5, 1997 -- previously filed as Exhibit 2(d) to Current Report on Form 8-K, filed with the Securities and Exchange Commission on May 7, 1997.

       2(e)  *   Agreement Not to Exercise Share Appreciation Rights, dated
                 May 5, 1997, executed by certain executives of First Michigan
                 Bank Corporation.

       2(f)  *   Form of Surrender and Cancellation of Nonemployee Director
                 Stock Options, dated May 5, 1997, executed by nonemployee
                 directors of First Michigan Bank Corporation.

       2(g)  *   Schedule identifying material details of Form of Surrender and Cancellation of Nonemployee Director Stock Options,
                 substantially similar to Exhibit 2(f).

       3(i)      Articles of Restatement of Charter, Articles of Amendment to
                 Articles of Restatement of Charter, and Articles Supplementary
                 -- previously filed as Exhibit 3(i) to Annual Report on Form
                 10-K for the year ended December 31, 1993, and incorporated herein by reference.

       3(ii)     Bylaws -- previously filed as Exhibit 3(b) to Annual Report on
                 Form 10-K for the year ended December 31, 1987, and incorporated herein by reference.

       4(a) Instruments defining the Rights of Security Holders -- reference is made to Articles V, VIII, and X of Articles of Restatement of Charter, as amended and supplemented.
                 Instruments defining the rights of holders of long-term debt will be furnished to the Securities and Exchange Commission upon request.

       4(b)      Rights Plan, dated February 22, 1990, between Huntington
                 Bancshares Incorporated and The Huntington Trust Company,
                 National Association, -- previously filed as Exhibit 1 to
                 Registration Statement on Form 8-A, filed with the Securities and Exchange Commission on February 22, 1990, and incorporated herein by reference.

       4(c)      Amendment No. 1 To Rights Plan, dated August 16, 1995, between
                 Huntington Bancshares Incorporated and The Huntington Trust
                 Company, National Association-- previously filed as Exhibit
                 4(b) to Current Report on Form 8-K, filed with the Securities and Exchange Commission on August 28, 1995, and incorporated herein by reference.


        5   *    Opinion of Porter, Wright, Morris & Arthur regarding legality.

        8   *    Opinion of Porter, Wright, Morris & Arthur regarding tax
                 matters.

      10(a) * Memorandum of Understanding concerning certain executives of First Michigan Bank Corporation, dated May 4, 1997, between
                 Huntington Bancshares Incorporated and First Michigan Bank
                 Corporation.

      10(b)      Employment Agreement, dated September 16, 1991, between
                 Huntington Bancshares Incorporated and Frank Wobst -- previously filed as Exhibit 10(a) to Annual Report on Form 10-K for the year ended December 31, 1991, and incorporated herein by reference.

      10(c)      Employment Agreement, dated September 16, 1991, between
                 Huntington Bancshares Incorporated and Zuheir Sofia -- previously filed as Exhibit 10(b) to Annual Report on Form 10-K for the year ended December 31, 1991, and incorporated herein by reference.

      10(d)      Employment Agreement, dated September 16, 1991, between
                 Huntington Bancshares Incorporated and W. Lee Hoskins -- previously filed as Exhibit 10(c) to Annual Report on Form 10-K for the year ended December 31, 1991, and incorporated herein by reference.

      10(e)      Executive Agreement, dated September 16, 1991, between
                 Huntington Bancshares Incorporated and Frank Wobst -- previously filed as Exhibit 10(f) to Annual Report on Form 10-K for the year ended December 31, 1991, and incorporated herein by reference.

      10(f)      Executive Agreement, dated September 16, 1991, between
                 Huntington Bancshares Incorporated and Zuheir Sofia -- previously filed as Exhibit 10(g) to Annual Report on Form 10-K for the year ended December 31, 1991, and incorporated herein by reference.

      10(g)      Executive Agreement, dated September 16, 1991, between
                 Huntington Bancshares Incorporated and W. Lee Hoskins -- previously filed as Exhibit 10(h) to Annual Report on Form 10-K for the year ended December 31, 1991, and incorporated herein by reference.

      10(h) Form of Executive Agreement for certain executive officers -- previously filed as Exhibit 10(g) to Annual Report on Form 10-K for the year ended December 31, 1991, and incorporated herein by reference.

      10(i) Schedule identifying material details of Executive Agreements, substantially similar to Exhibit 10(h) -- previously filed as
                 Exhibit 10(h) to Annual Report on Form 10-K for the year ended
                 December 31, 1994, and incorporated herein by reference.

      10(j)      Incentive Compensation Plan -- previously filed as Exhibit
                 10(i) to Annual Report on Form 10-K for the year ended December
                 31, 1993, and incorporated herein by reference.

      10(k)      Incentive Compensation Plan Amendment-- previously filed as
                 Exhibit 10(i) to Quarterly Report on Form 10-Q for the Quarter ended March 31, 1995, and incorporated herein by reference.

      10(l) Long-Term Incentive Compensation Plan, as amended and effective for performance cycles beginning on or after January 1, 1992 -- previously filed as Exhibit 10(j) to Annual Report on Form 10-K for the year ended December 31, 1993, and incorporated herein by reference.

      10(m)      Supplemental Executive Retirement Plan -- previously filed as
                 Exhibit 10(g) to Annual Report on Form 10-K for the year ended
                 December 31, 1987, and incorporated herein by reference.
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


       10(n) Deferred Compensation Plan and Trust for Directors -- reference is made to Exhibit 4(a) of Post-Effective Amendment
                  No. 2 to Registration Statement on Form S-8, Registration No.
                  33-10546, filed with the Securities and Exchange Commission on January 28, 1991, and incorporated herein by reference.

     10(o)(1)     1983 Stock Option Plan -- reference is made to Exhibit 4A of
                  Registration Statement on Form S-8, Registration No. 2-89672, filed with the Securities and Exchange Commission on February
                  27, 1984, and incorporated herein by reference.

     10(o)(2) 1983 Stock Option Plan -- Second Amendment -- previously filed as Exhibit 10(j)(2) to Annual Report on Form 10-K for the year ended December 31, 1987, and incorporated herein by reference.

     10(o)(3) 1983 Stock Option Plan -- Third Amendment -- previously filed as Exhibit 10(j)(3) to Annual Report on Form 10-K for the year ended December 31, 1987, and incorporated herein by reference.

     10(o)(4) 1983 Stock Option Plan -- Fourth Amendment -- previously filed as Exhibit 10(m)(4) to Annual Report on Form 10-K for the year ended December 31, 1993, and incorporated herein by reference.

     10(p)(1)     1990 Stock Option Plan -- reference is made to Exhibit 4(a) of
                  Registration Statement on Form S-8, Registration No. 33-37373, filed with the Securities and Exchange Commission on October
                  18, 1990, and incorporated herein by reference.

     10(p)(2)     First Amendment to the Huntington Bancshares Incorporated 1990
                  Stock Option Plan -- previously filed as Exhibit 10(q)(2) to
                  Annual Report on Form 10-K for the year ended December 31,
                  1991, and incorporated herein by reference.

       10(q)      The Huntington Supplemental Stock Purchase and Tax Savings
                  Plan and Trust (as amended and restated as of February 9, 1990) -- previously filed as Exhibit 4(a) to Registration
                  Statement on Form S-8, Registration No. 33-44208, filed with the Securities and Exchange Commission on November 26, 1991, and incorporated herein by reference.

       10(r)      Deferred Compensation Plan and Trust for Huntington Bancshares
                  Incorporated Directors -- reference is made to Exhibit 4(a) of Registration Statement on Form S-8, Registration No. 33-41774, filed with the Securities and Exchange Commission on July 19, 1991, and incorporated herein by reference.

       10(s)      Huntington Bancshares Incorporated Retirement Plan For Outside
                  Directors -- previously filed as Exhibit 10(t) to Annual
                  Report on Form 10-K for the year ended December 31, 1992, and incorporated herein by reference.

       10(t)      1994 Stock Option Plan -- reference is made to Exhibit 4(a) of
                  Registration Statement on Form S-8, Registration No. 33-52553, filed with the Securities and Exchange Commission on March 8, 1994, and incorporated herein by reference.

       21         Subsidiaries of the Registrant -- previously filed as Exhibit
                  21 to Annual Report on Form 10-K for the year ended December
                  31, 1996, and incorporated herein by reference.

       23(a)      Consent of Porter, Wright, Morris & Arthur (included in
                  Exhibits 5 and 8 filed herewith).

       23(b) * Consent of Ernst & Young LLP re: report on financial statements of Huntington Bancshares Incorporated.

       23(c) *    Consent of BDO Seidman, LLP re: report on financial statements of First Michigan Bank
                  Corporation

       23(d) *    Consent of Morgan Stanley.

       23(e) *    Consent of Merrill Lynch.

        24   *    Powers of Attorney.

       99(a) *    Form of Proxy for Special Meeting of Shareholders of First Michigan Bank Corporation

       99(b) *    Form of Proxy for Special Meeting of Shareholders of Huntington Bancshares Incorporated

----------------
* Filed herewith